    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 24, 1997

                                                       REGISTRATION NO. 333-1926
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 7

                                       TO
                        FORM S-1 REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          DOCTORS HEALTH SYSTEM, INC.
             (Exact name of Registrant as specified in its Charter)

             MARYLAND                             8099                     52-1907421
   (State or other jurisdiction       (Primary Standard Industrial      (I.R.S. Employer
of incorporation or organization)     Classification Code Number)     Identification No.)

                             10451 MILL RUN CIRCLE
                          OWINGS MILLS, MARYLAND 21117
                                 (410) 654-5800
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              PAUL A. SERINI, ESQ.
                            EXECUTIVE VICE PRESIDENT
                         AND DIRECTOR OF LEGAL AFFAIRS
                             10451 MILL RUN CIRCLE
                          OWINGS MILLS, MARYLAND 21117
                                 (410) 654-5800
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                    COPY TO:
                           ELIZABETH R. HUGHES, ESQ.
                        VENABLE, BAETJER AND HOWARD, LLP
                     1800 MERCANTILE BANK & TRUST BUILDING
                               TWO HOPKINS PLAZA
                           BALTIMORE, MARYLAND 21201
                                 (410) 244-7608
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         THE FOLLOWING PROXY MATERIALS
                           ARE TO BE DELIVERED TO THE
                    MEMBERS OF MEDTRUST MEDICAL GROUP, INC.

                          MEDTRUST MEDICAL GROUP, INC.
                        3251 Old Lee Highway, Suite 510
                          Fairfax, Virginia 22030-1509

                                January 30, 1997

Dear Fellow Members and Directors:

    You are cordially invited to attend the Special Meeting of the Members of Medtrust Medical Group, Inc. ("Medtrust"), to be held at the Holiday Inn, located at 1960 Chain Bridge Road, McLean, Virginia 22102, on February 27, 1997 at 7:00 p.m.

    At this important meeting, you will be asked to consider and vote on the Plan and Agreement of Merger, dated as of November 15, 1996 (the "Merger Agreement") between Medtrust, Doctors Health System, Inc., a Maryland corporation ("Doctors Health") and Doctors Health of Virginia, Inc., a newly formed Virginia stock corporation and a wholly owned subsidiary of Doctors Health ("Doctors Health Virginia"). Doctors Health is a managed care and medical management company which develops and consolidates individual and groups of internists, pediatricians and family practitioners, specialist physicians, hospitals and other health care providers into primary care-driven, comprehensive managed care health delivery networks. Doctors Health has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement which has been declared effective by the Commission in anticipation of selling its shares in connection with its ongoing strategy of acquiring physician practices and similar affiliations.

    Under the terms of the Merger Agreement and subject to its specific conditions and provisions, Medtrust shall be merged with and into Doctors Health Virginia and that Doctors Health Virginia will be the surviving corporation. In connection with such merger, the members and directors of Medtrust shall receive in the aggregate 30,000 shares (of which 24,000 shares are referred to herein as the "Share Consideration") of the Class B common stock, $.01 par value per share of Doctors Health (the "Class B Common Stock"), plus an aggregate amount of cash equal to $120,000 plus the amount of cash or cash equivalents held by Medtrust as of November 15, 1996 which was $47,477.56 less any applicable transaction expenses of Medtrust not reimbursed by Doctors Health in an amount not to exceed $25,000 (the "Cash Consideration").


    Each of the outstanding membership interests of Medtrust will be converted into and represent the right to receive that number of shares of Class B Common Stock and that amount of cash determined by multiplying each of the Share Consideration and the Cash Consideration by a fraction, the numerator of which is the aggregate Initial Membership Fee paid by the respective Member for its Approved Physicians (as defined in the Bylaws of Medtrust) and the denominator of which is the aggregate Initial Membership Fees paid by all Members holding membership interests in Medtrust (immediately prior to the Effective Date of the Merger) on behalf of their Approved Physicians. Any resulting fractional shares will be rounded to the next highest whole share. No cash will be paid in lieu of fractional shares. The Initial Membership Fee shall include only the initial membership fees paid by a Member and shall expressly exclude any ongoing dues or assessments paid by a Member in support of the operational expenses of Medtrust.

    The Class B Common Stock received by the Members of Medtrust will be subject to an Amended and Restated Stockholders Agreement dated September 4, 1996 which will restrict all transfers of the Class B Common Stock other than a distribution of such shares to shareholders or partners of the Member. The restrictions on transfer are more fully described in the Prospectus Supplement and the Prospectus.
    As a condition to Medtrust's obligations under the Merger Agreement, the Registration Statement of Doctors Health on Form S-1, under the Securities Act with respect to the Class B Common Stock (the "Registration Statement") must have been declared effective by the Securities and Exchange Commission such that the shares received by the members of Medtrust in connection with the Merger Agreement shall be registered shares. There is presently no public market for the Class B Common Stock and the shares of Class B Common Stock will be subject to certain contractual restrictions on resale or transfer.
    As a condition to the proposed Merger, Norman A. Marcus, M.D. and A. Roger Wiederhorn, M.D. will enter into employment agreements with Doctors Health (the "Employment Agreements"), and between the execution of the Merger Agreement and the Effective Date of the Merger, Norman A. Marcus, M.D. and A. Roger Wiederhorn, M.D. shall be paid compensation by Medtrust at the same rate proposed in the Employment Agreements which shall be reimbursed to Medtrust by Doctors Health within five (5) days of payment of such compensation by Medtrust. In addition, certain members of the Board of Directors of Medtrust will receive compensation upon the consummation of the Merger Agreement in consideration of the extensive time which they have committed to the Merger negotiations, a description of which is set forth in the Merger Agreement. Your vote to approve the Merger will also serve to ratify and approve these aspects of the transaction in accordance with Section 13.1-871 of the Code of Virginia, 1950, as amended.
    The exchange of Medtrust membership interests for Class B Common Stock pursuant to the Merger Agreement is intended to be a tax-free reorganization for federal income tax purposes. The Cash Consideration received by Members will, however, be treated as taxable income. The parties have received a tax opinion concerning this transaction, the principal provisions of which are described in the Proxy Statement/Prospectus Supplement. Nevertheless, each Member is advised to consult his or her own tax adviser. Details of the proposed transaction with Doctors Health and Doctors Health Virginia as well as the registration of Class B Common Stock are set forth in the accompanying Proxy Statement/Prospectus Supplement and the Prospectus, which you are urged to read carefully in its entirety. Approval of consummation of the Merger Agreement among Medtrust, Doctors Health and Doctors Health Virginia requires the affirmative vote of more than two-thirds of the outstanding membership interests of Medtrust.
    Your Board of Directors has unanimously approved the Merger Agreement, the Employment Agreements and related reimbursement of salaries by Doctors Health, and the distribution of compensation to certain members of the Board for their negotiation efforts and believes that they are in the best interests of Medtrust and our members. Accordingly, the Board unanimously recommends that you vote TO APPROVE the Merger Agreement and the related transactions.
    WE HOPE YOU CAN ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT.
    We look forward to seeing you at the Special Meeting.
                                         Sincerely yours,

                                         /s/ Norman A. Marcus
                                         NORMAN A. MARCUS, M.D.
                                         CHAIRMAN OF THE BOARD & CEO

                          MEDTRUST MEDICAL GROUP, INC.
                        3521 Old Lee Highway, Suite 510
                          Fairfax, Virginia 22030-1509
                          NOTICE OF SPECIAL MEETING OF
                                 THE MEMBERS OF
                          MEDTRUST MEDICAL GROUP, INC.
TO THE MEMBERS OF
MEDTRUST MEDICAL GROUP, INC.

    NOTICE IS HEREBY GIVEN that, a Special Meeting of the Members ("Special Meeting") of Medtrust Medical Group, Inc., a Virginia nonstock corporation ("Medtrust"), has been called by Norman A. Marcus, M.D., the Chairman of the Board and CEO of Medtrust, and will be held at the Holiday Inn, 1960 Chain Bridge Road, McLean, Virginia 22102 on February 27, 1997, at 7:00 p.m., for the following purposes:


    1. To approve a Plan and Agreement of Merger (the "Merger Agreement"), adopted by the boards of directors of each of the constituent corporations, to merge Medtrust with and into Doctors Health of Virginia, Inc. ("Doctors Health Virginia"), a Virginia stock corporation (the "Merger") pursuant to which, subject to the specific conditions and provisions contained in the Merger Agreement, a copy of which is attached hereto as ANNEX A and hereby incorporated by reference, the Members and directors of Medtrust shall receive in the aggregate 30,000 shares of Class B Common Stock, par value .01 per share (the "Class B Common Stock") of Doctors Health System, Inc. ("Doctors Health"), a Maryland corporation and the parent corporation and sole shareholder of Doctors Health Virginia, plus an aggregate amount of cash equal to $120,000 plus the amount of cash or cash equivalents held by Medtrust as of November 15, 1996 which was $47,477.56, but less any applicable transaction expenses of Medtrust not reimbursed by Doctors Health in an amount not to exceed $25,000; and

    2. To transact such other business as may lawfully come before said meeting.

    Members of record at the close of business on January 29, 1997 are entitled to notice of the Special Meeting. Members of record at the close of business on February 27, 1997 will be entitled to vote on all matters submitted at the Special Meeting or any adjournment or postponement thereof. Approval of the Merger will require the affirmative vote of more than two-thirds of the votes entitled to be cast by the holders of membership interests in Medtrust. THE BOARD OF MEDTRUST UNANIMOUSLY RECOMMENDS THAT THE MEMBERS VOTE FOR APPROVAL OF THE MERGER AND THE RELATED TRANSACTIONS.


Dated January 30, 1997


                                         /s/ Robert Pinnar
                                         Robert Pinnar, Secretary

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR MEMBERSHIP INTEREST WILL BE REPRESENTED AT THE SPECIAL MEETING.

PROXY STATEMENT/PROSPECTUS SUPPLEMENT
(TO THE PROSPECTUS DATED JANUARY 24, 1997)

                                 30,000 SHARES

                              CLASS B COMMON STOCK

     This Proxy Statement/Prospectus Supplement relates to the proposed merger (the "Merger") of Medtrust Medical Group, Inc. ("Medtrust") into Doctors Health of Virginia, Inc. ("Doctors Health Virginia"), a wholly-owned subsidiary of Doctors Health System, Inc., a Maryland corporation ("Doctors Health" or the "Company"). On the effective date of the Merger, 24,000 shares ("Share Consideration") of the Class B Common Stock of Doctors Health, par value $.01 per share (the "Class B Common Stock") will be issued and $167,477.56 less any applicable transaction expenses of Medtrust not reimbursed by Doctors Health ("Cash Consideration") will be paid to the Members of Medtrust in accordance with the Conversion Ratio described in this Proxy Statement/Prospectus. The maximum amount of such transaction expenses of Medtrust not reimbursed by Doctors Health is $25,000. Doctors Health has agreed to pay $35,000 of transaction expenses applicable to the Merger and the costs of mailing the Proxy Statement/Prospectus Supplement. In addition, 6,000 shares of the Class B Common Stock and $30,000 will be issued to certain members of the Medtrust Board of Directors in consideration of certain services rendered as described in this Proxy Statement/Prospectus Supplement. This Proxy Statement/Prospectus Supplement is being provided to the Members of Medtrust (the "Members") in connection with a Special Meeting at which they will vote on a proposal to approve the Merger.

     Doctors Health's principal executive office is located at 10451 Mill Run Circle, Tenth Floor, Owings Mills, Maryland 21117, telephone number (410) 654-5800. Medtrust's principal executive office is located at 3251 Old Lee Highway, Suite 510, Fairfax, Virginia 22030-1509, telephone number (703) 359-0414. The information presented in this Proxy Statement/Prospectus Supplement concerning Doctors Health has been provided by Doctors Health, and the information concerning Medtrust has been provided by Medtrust.
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO ANY PERSON TO EXCHANGE OR SELL, OR A SOLICITATION FROM ANY PERSON OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS SUPPLEMENT, OR THE SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS SUPPLEMENT NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS SUPPLEMENT RELATES SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED THEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
      STATEMENT/PROSPECTUS. ANY             REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
     See "Risk Factors" on page S-4 for certain information that should be considered by the Members.

     The date of this Proxy Statement/Prospectus Supplement is January 24, 1997 and the approximate date on which it is being furnished to the Members is January 30, 1997.

                               TABLE OF CONTENTS
                     PROXY STATEMENT/PROSPECTUS SUPPLEMENT

                                                                                                                           PAGE
SUMMARY OF THE TRANSACTION............................................................................................      S-1
  Parties to the Merger...............................................................................................      S-1
  The Merger; Effective Date..........................................................................................      S-1
  The Conversion Ratio................................................................................................      S-1
  Meeting of Members..................................................................................................      S-1
  Record Date, Votes Required.........................................................................................      S-2
  Reasons for the Merger..............................................................................................      S-2
  Recommendations of Medtrust Board and Approval by the Doctors Health Board..........................................      S-2
  Dissenters' Rights..................................................................................................      S-2
  Conditions to Consummation..........................................................................................      S-2
  Business of Medtrust and Doctors Health Pending the Merger..........................................................      S-2
  Termination.........................................................................................................      S-3
  Interests of Certain Persons in the Merger..........................................................................      S-3
  Resale of Class B Common Stock......................................................................................      S-3
  Certain Federal Income Tax Consequences of the Merger...............................................................      S-3
  Certain Comparative Rights of Members of Medtrust and Holders of Class B Common Stock...............................      S-3
RISK FACTORS..........................................................................................................      S-4
  Financial Performance of Doctors Health and Medtrust; No Assurance of Profitability.................................      S-4
  Managed Care Contracting............................................................................................      S-4
  Risk Factors Set Forth in the Prospectus Dated January 24, 1997.....................................................      S-4
PROPOSED MERGER OF MEDTRUST AND DOCTORS HEALTH VIRGINIA...............................................................      S-4
  General.............................................................................................................      S-4
  Background of the Merger............................................................................................      S-4
  Reasons for the Merger..............................................................................................      S-5
  Approval by the Doctors Health Board and Recommendation of the Medtrust Board.......................................      S-6
  Determination of Conversion Ratio...................................................................................      S-8
  Effective Date of the Merger........................................................................................      S-8
  Exchange Procedure..................................................................................................      S-8
  Business of Doctors Health and Medtrust Pending the Merger..........................................................      S-8
  Conditions to Consummation of the Merger............................................................................      S-9
  Amendment and Termination of the Merger Agreement...................................................................      S-9
  Accounting Treatment................................................................................................      S-9
  Interests of Certain Persons in the Merger..........................................................................      S-9
  Certain Federal Income Tax Consequences.............................................................................     S-10
  Operations of Doctors Health Virginia after the Effective Date......................................................     S-11
THE MERGER AGREEMENT..................................................................................................     S-11
  Conditions to the Merger............................................................................................     S-11
  Representations and Warranties......................................................................................     S-12
  Conduct of Business Pending the Merger..............................................................................     S-12
  Additional Agreements...............................................................................................     S-13
  Termination, Amendment and Waiver...................................................................................     S-14
VOTING INFORMATION....................................................................................................     S-14
  Proxy Solicitation..................................................................................................     S-14
  Votes Required......................................................................................................     S-15
  Dissenters' Rights..................................................................................................     S-16
BUSINESS OF DOCTORS HEALTH............................................................................................     S-15
BUSINESS OF MEDTRUST..................................................................................................     S-15
MEDTRUST SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS..............................................................     S-17
MANAGEMENT OF MEDTRUST................................................................................................     S-17
COMPARATIVE RIGHTS OF MEMBERS OF MEDTRUST AND THE HOLDERS OF CLASS B
  COMMON STOCK........................................................................................................     S-17
RESALE OF CLASS B COMMON STOCK........................................................................................     S-21
LEGAL MATTERS.........................................................................................................     S-22
ANNEX A -- Plan and Agreement of Merger (excluding Exhibits and Schedules)
ANNEX B -- Form of Stockholders Agreement

                               TABLE OF CONTENTS
                                   PROSPECTUS

                                                                                                                          PAGE
Available Information..................................................................................................      2
Forward-Looking Statements.............................................................................................      2
Prospectus Summary.....................................................................................................      3
Glossary...............................................................................................................      5
Risk Factors...........................................................................................................      8
Use of Proceeds........................................................................................................     16
Selected Consolidated Financial Data...................................................................................     17
Management's Discussion and Analysis of Financial Condition and Results of Operations..................................     18
Business...............................................................................................................     26
Management.............................................................................................................     50
Certain Transactions...................................................................................................     57
Principal Stockholders.................................................................................................     59
Description of Capital Stock...........................................................................................     61
Plan of Distribution...................................................................................................     67
Shares Eligible for Resale.............................................................................................     69
Legal Matters..........................................................................................................     70
Experts................................................................................................................     70
Financial Statements...................................................................................................    F-1

                           SUMMARY OF THE TRANSACTION

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SUBJECT TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DATED JANUARY 24, 1997. UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS. SEE THE DEFINITIONS SET FORTH IN THE GLOSSARY TO THE "PROSPECTUS."

PARTIES TO THE MERGER
     DOCTORS HEALTH. Doctors Health is a Maryland corporation organized in 1994 to develop and consolidate individual and groups of internists, pediatricians and family practitioners, specialist physicians, hospitals and other health care providers into primary care-driven, comprehensive managed care health care delivery networks. As of January 10, 1997, the Company had approximately 1,150 Network Physicians in six regional networks throughout the state of Maryland and one regional network in Northern Virginia, including approximately 310 PCPs, 84 obstetrician/gynecologists, and 756 specialist physicians.
     MEDTRUST. Medtrust is a Virginia non-stock membership corporation organized in 1994 for the purpose of providing its member physician groups (the "Members") with an appropriate vehicle for the joint marketing of medical services, the achievement of cost savings through group purchasing and the development of a quality marketing identity to attract managed care contracts for the benefit of its Members. There are 213 group practices and proprietorships consisting of nearly 450 physician providers in Northern Virginia, which are Members of Medtrust.
     DOCTORS HEALTH VIRGINIA. Doctors Health Virginia is a Virginia corporation incorporated in 1996 for the purpose of consummating the Merger. Doctors Health Virginia is a wholly-owned subsidiary of Doctors Health, and no other person or entity owns capital stock of Doctors Health Virginia.
THE MERGER; EFFECTIVE DATE
     Pursuant to the Plan and Agreement of Merger dated November 15, 1996 by and among Medtrust, Doctors Health and Doctors Health Virginia, as amended (the "Merger Agreement"), on the Effective Date, Medtrust will merge with and into Doctors Health Virginia (the "Merger") at which time the separate corporate existence of Medtrust will cease. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus Supplement as Annex A and is incorporated herein by reference.
     The Merger is to become effective as soon as practicable after all approvals and events required for the Merger (including the approval of the Members) have occurred and all conditions precedent to the Merger have been fulfilled or waived or on such other date on which Medtrust and Doctors Health may agree (the "Effective Date"). It is expected that the Effective Date will occur in the first calendar quarter of 1997.
THE CONVERSION RATIO

     On the Effective Date of the Merger, each of the outstanding membership interests of Medtrust will be converted into and represent the right to receive the number of shares of Class B Common Stock and that amount of cash determined by multiplying each of the Share Consideration and Cash Consideration by a fraction, the numerator of which is the aggregate Initial Membership Fee paid by the respective Member for such Member's Approved Physicians (as defined in the Bylaws of Medtrust) and the denominator of which is the aggregate Initial Membership Fees paid by all Members holding membership interests in Medtrust (immediately prior to the Effective Date of the Merger) on behalf of their Approved Physicians (the "Conversion Ratio").


     By way of example, if the initial assessments paid by a Member professional corporation on behalf of its three approved physicians totalled $6,000 and the aggregate of the initial assessments paid by all Members was $460,650, such Member would receive Class B Common Stock in an amount equal to the product of
(i) 24,000 (representing the shares available pursuant to the Merger) multiplied by (ii) the fraction the numerator of which is 6,000 and the denominator of which is 460,650. Pursuant to the terms of the Merger Agreement, fractional shares are to be rounded to the next highest whole share. In addition, such Member would receive cash in an amount equal to the product of (i) 167,477.56 (less any reduction for transaction expenses) multiplied by (ii) the fraction the numerator of which is 6,000 and the denominator of which is 460,650. As a result, the Member in this example would receive 313 shares of Class B Common Stock, plus $2,181.41 in cash before any reduction for transaction expenses.

MEETING OF MEMBERS

     This Proxy Statement/Prospectus Supplement is being provided to the Members of Medtrust in connection with a Special Meeting of Members of Medtrust (the "Special Meeting"), which is to be held at the Holiday Inn, located at 1960 Chain

Bridge Road, McLean, Virginia 22102. Notice of the Special Meeting is being delivered together with this Proxy Statement/Prospectus Supplement. The purpose of the Special Meeting will be to consider and vote on a proposal to approve, ratify and confirm the Merger Agreement, the Merger and related transactions.

RECORD DATE; VOTES REQUIRED

     Only Members of record at the close of business on January 29, 1997, will be entitled to notice of the Special Meeting. Only Members of record at the close of business on February 27, 1997 will be entitled to vote at the Special Meeting or any adjournments or postponements thereof. Each Member is entitled to that number of votes equal to the number of approved physicians credentialled by Medtrust and employed by such Member.


     The presence in person or by properly executed proxy, of the Members holding a majority of the votes entitled to be cast is necessary to constitute a quorum at the Special Meeting. The directors of Medtrust have passed a resolution declaring the Merger advisable and unanimously recommending that the Members vote to approve, ratify and confirm the Merger Agreement and the Merger. As of the date of the notice, the directors and executive officers of Medtrust are affiliated with Members which hold an aggregate of 39 votes, or 8.7% of the votes entitled to be cast at the Special Meeting. The executive officers and directors of Medtrust do not directly own any membership interests.

     An affirmative vote of more than two-thirds of the issued and outstanding votes entitled to be cast is required to approve, ratify and confirm the Merger Agreement and the Merger.
REASONS FOR THE MERGER; RECOMMENDATIONS OF THE MEDTRUST BOARD AND APPROVAL BY
THE DOCTORS HEALTH BOARD
     The Medtrust Board of Directors believes that the Merger Agreement and the Merger are advisable, fair to, and in the best interests of Medtrust and the Members. In considering the terms and conditions of the Merger, the Medtrust Board considered its financial terms, in particular that the Conversion Ratio provides the Members with an opportunity to receive partial reimbursement for their initial membership investment and to have an opportunity for capital appreciation and liquidity through an investment in Class B Common Stock. Among other things, the Medtrust Board also considered the benefits of introducing its members to a larger corporation in a broader geographic area; the increased access to capital to fund risk-based contracts and to enable its Members to have access to necessary information systems and the history and business strategy of Doctors Health. See "Proposed Merger of Doctors Health and
Medtrust -- Background of the Merger," " -- Reasons for the Merger";
" -- Recommendations of the Medtrust Board and Approval by the Doctors Health Board". THE MEDTRUST BOARD UNANIMOUSLY RECOMMENDS THAT THE MEMBERS VOTE TO APPROVE, RATIFY AND CONFIRM THE MERGER AGREEMENT AND THE MERGER PROVIDED FOR THEREIN.
DISSENTERS' RIGHTS
     The holders of membership interests of Medtrust who vote against the Merger will not receive appraisal rights or be entitled to payment of cash (other than the Cash Consideration) for the fair value of their membership interests under the Virginia Nonstock Corporation Act.
CONDITIONS TO CONSUMMATION
     Consummation of the Merger is subject to certain conditions, including but not limited to (i) the execution by at least 30 primary care physicians who are affiliated with Members of Medtrust of exclusive Independent Physician Association agreements with Doctors Health; (ii) the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus Supplement is a part; and (iii) Members holding more than twenty percent of the membership interests of Medtrust shall not have voted against the consummation of the
Merger at the Special Meeting. See "Proposed Merger of Medtrust and Doctors Health Virginia -- Conditions to Consummation of the Merger" and "The Merger Agreement -- Conditions to the Merger."
BUSINESS OF MEDTRUST AND DOCTORS HEALTH PENDING THE MERGER
     Medtrust has agreed to conduct its business prior to the Effective Date only in the ordinary course of business. Medtrust and Doctors Health have each agreed to give the other party and its representatives reasonable access throughout the period prior to the Effective Date to their respective books and records. Effective on November 1, 1996, Medtrust and Doctors Health entered into a Network Contracting and Management Services Agreement (the "Management Agreement") pursuant to which Medtrust appointed Doctors Health as Medtrust's exclusive and preferred provider of managed care contracting services including the right to negotiate managed care contracts on behalf of Medtrust with any Payor. In addition, Doctors Health has agreed to pay substantially all of the operating expenses of Medtrust from November 1, 1996 to the Effective Date
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and certain executive salaries from November 15, 1996 to the Effective Date. See
"Proposed Merger of Medtrust and Doctors Health Virginia -- Business of Doctors Health and Medtrust Pending the Merger."
TERMINATION
     The Merger Agreement may be terminated by either Medtrust or Doctors Health if the Merger is not consummated by March 31, 1997 through no fault of the party seeking to terminate. Medtrust or Doctors Health may terminate the Merger Agreement prior to March 31, 1997 if any other party commits a material misrepresentation, materially breaches a covenant or warranty, or materially fails to perform its obligations under the Merger Agreement.
INTERESTS OF CERTAIN PERSONS IN THE MERGER
     Two officers and directors of Medtrust, Norman Marcus, M.D. and Roger Wiederhorn, M.D., will enter into employment agreements with Doctors Health upon the consummation of the Merger. These employment agreements provide for employment for a term of three years. In addition, at closing these two officers and directors of Medtrust, together with Donald Colvin, M.D., Beal Lowen, M.D., Samuel Shor, M.D., and Ronald Bortnick, M.D., will be entitled to a pro rata portion of 6,000 shares of Class B Common Stock and $30,000 in cash to be divided among them in consideration of the extensive time which they have committed to the Merger negotiations, which compensation the Medtrust Board of Directors has determined to be fair and reasonable. See "Proposed Merger of Doctors Health and Medtrust -- Interests of Certain Persons in the Merger." RESALE OF CLASS B COMMON STOCK
     The shares of Class B Common Stock offered to the Members by this Proxy Statement/Prospectus Supplement have been registered under the Securities Act. The shares will be subject to the Stockholders Agreement attached hereto as
Annex B and, therefore, will not be freely transferable. In addition, under the Securities Act certain additional restrictions on transfer apply to resale of shares of the Class B Common Stock received by "affiliates" of Medtrust or Doctors Health. There is no public market for the Class B Common Stock. See "Resale of Class B Common Stock."
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
     It is intended that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Accordingly, (except for cash and shares of Class B Common Stock received for services rendered by certain Medtrust Board Members) (i) Members will not recognize taxable income or loss upon the receipt of shares of Class B Common Stock in exchange for their Medtrust Member's Interest by reason of the Merger, and (ii) Medtrust will not recognize taxable income or loss by reason of the Merger. Although not a condition to the consummation of the Merger, counsel to Medtrust has provided an opinion as to
(i) and (ii) above.Members are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger. See "Proposed Merger of
Medtrust and Doctors Health -- Certain Federal Income Tax Consequences." COMPARATIVE RIGHTS OF MEMBERS OF MEDTRUST AND HOLDERS OF CLASS B COMMON STOCK
     The rights of Members under the Medtrust Articles of Incorporation, and Bylaws and under the Virginia Nonstock Corporation Act differ considerably from the rights of holders of Class B Common Stock under the Doctors Health Articles of Incorporation and Bylaws and under the Maryland General Corporation Law. See "Comparative Rights of Members of Medtrust and the Holders of Class B Common Stock."
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                                  RISK FACTORS
FINANCIAL PERFORMANCE OF MEDTRUST AND DOCTORS HEALTH
     Doctors Health negotiated the Share Consideration and Cash Consideration on the basis of the presence of Medtrust's Members in a desirable geographic market into which Doctors Health intends to expand. After the Effective Date, Doctors Health will recruit primary care physicians to join an IPA and a Core Medical Group in Northern Virginia. There can be no assurance that after the Effective Date of the Merger, such recruitment will be successful, that Medtrust's Pre-Merger relationships with its members will be beneficial to Doctors Health and Doctors Health Virginia, that Doctors Health will be able to successfully develop an integrated health care delivery network in Northern Virginia, or that Doctors Health can successfully integrate Medtrust physicians into Global Capitated Contracts. See the sections in the Prospectus "Risk Factors -- Uncertainty of Strategy; Acquisition Risks," " -- Integration of Operations," and " -- Dependence of the Company on Core Medical Groups and IPAs."
     Doctors Health has a limited operating history and for the fiscal year ended June 30, 1996 and the three months ended September 30, 1996, recorded a net loss of approximately $6.6 million and $2.8 million, respectively. Doctors Health is likely to record a net loss for the fiscal year ending June 30, 1997. There can be no assurance that after the Effective Date Doctors Health will earn operating profits.
MANAGED CARE CONTRACTING
     Doctors Health does not currently have any Global Capitated Contracts with HMOs covering patients in the state of Virginia. Doctors Health expects to implement a Global Capitated Contract with an affiliate of Blue Cross-Blue
Shield by June 1997, pursuant to which the Company's PCPs will provide medical services to Medicare patients in Virginia on a global capitated basis, and to enter into a Global Capitated Contract with United Healthcare Health Plan for commercially insured enrollees by March 1997. However, there can be no assurance that Doctors Health will successfully implement the foregoing arrangements. See "Risk Factors -- Dependence on Managed Care Contracts" and " -- Enrollment in Medicare Managed Care Plans."

RISK FACTORS SET FORTH IN THE PROSPECTUS DATED JANUARY 24, 1997

     The Risk Factors set forth in the Prospectus are incorporated herein by reference and should be read carefully by the Members.
            PROPOSED MERGER OF MEDTRUST AND DOCTORS HEALTH VIRGINIA
     The following description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus Supplement as Annex A and is incorporated herein. Medtrust Members are urged to read the Merger Agreement in its entirety.
GENERAL
     On the Effective Date of the Merger, Medtrust will merge with and into Doctors Health Virginia, and Doctors Health Virginia will conduct its business pursuant to the Doctors Health Virginia Articles of Incorporation and Bylaws as in effect immediately before the Effective Date. The separate existence of Medtrust shall cease, and Doctors Health of Virginia shall conduct business as a wholly-owned subsidiary of Doctors Health. Each membership interest of Medtrust outstanding immediately prior to the Effective Date will, without any action of the holder thereof, be canceled and converted into the number of shares of Class B Common Stock which results after multiplication of the Conversion Ratio. No cash will be paid in lieu of fractional shares, but all fractional shares will be rounded up to the next highest whole share.
BACKGROUND OF THE MERGER
     The health care industry is undergoing rapid evolution, including the consolidation of individual medical practices into larger medical groups and independent practice associations as well as radical changes in the way physicians are compensated for the delivery of medical services.
     In Baltimore, Maryland, Washington, D.C., Northern Virginia and surrounding regions, physicians have increasingly become affiliated with managed care and medical management companies such as Doctors Health which provide physicians with certain administrative, billing, bookkeeping and budgeting services. Companies such as Doctors Health also provide the
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
physician with access to Managed Care contracts and necessary tools to perform such contracts, including state of the art disease management protocols, care management, referral management and utilization review services. In this environment, Doctors Health has been entering into contractual and equity ownership relationships with primary care physicians, specialists and other health care providers in order to develop an Integrated Health Care Delivery System that focuses on managed care. At the same time, Medtrust has been seeking to develop managed care contracts that provide its member primary care physicians and specialists with access to Managed Care contracts with HMOs and other Payors which pay its Members on a capitated or other risk basis.
     Against this backdrop, Doctors Health and the Board of Medtrust independently reached the conclusion that developing alliances with additional provider groups and companies focusing on the efficient delivery of health care would enhance their abilities to respond to changing conditions in the health care industry.
     In February of 1996, Dr. Norman Marcus, the President and Chairman of the Board of Medtrust, Stewart B. Gold, President of Doctors Health and Dr. Scott Rifkin, Chairman of the Board of Doctors Health, met to discuss various strategic options, including mergers, acquisitions, strategic business combinations and management arrangements. The parties continued discussion of possible options and in February, Medtrust retained a law firm, Kaufman &
Canoles to provide legal advice concerning permissible transactions. Members of Doctors Health's management conducted initial evaluations of the feasibility of developing a relationship with Medtrust for the purpose of negotiating IPA or Core Medical group transactions with the members and discussed potential arrangements with the Board of Directors of Doctors Health, beginning in March, 1996.
     In March 1996, Dr. Rifkin and Mr. Gold met with Dr. Marcus to enable Dr. Marcus to explain the discussions to the Medtrust Executive Committee. During a subsequent meeting of the Executive Committee, the Executive Committee authorized its representatives to continue negotiations with Doctors Health.
     During April 1996, Dr. Marcus and representatives of Doctors Health developed a draft term sheet and presented such draft term sheet to the Medtrust Board in April 1996. In May the Medtrust Board approved the execution and delivery of a letter of intent. The Doctors Health Board of Directors approved the letter of intent on May 24, 1996.
     During the summer of 1996, negotiations regarding the form of the transaction continued at a slow pace pending the efforts of Doctors Health to register shares of its Class B Common Stock for issuance to the Medtrust Members among others. In July and August representatives of Doctors Health and Medtrust met to discuss the legal structure of the transaction and decided that Doctors Health would enter into a network contracting and service agreement to allow Doctors Health to become the exclusive managed care contracting representative for Medtrust pending consummation of the Merger. During the summer, due diligence activities continued including meetings to evaluate the feasibility of developing a Core Medical Group in northern Virginia and an Exclusive IPA.
     In October and November representatives of Doctors Health and Medtrust drafted the Merger Agreement, the Management Agreement, and employment agreements for Dr. Marcus and Dr. Wiederhorn. On November 19, 1996, the Medtrust Board approved the merger and authorized Dr. Marcus to enter into the Merger Agreement and related documents. On November 19, 1996, representatives of
Doctors Health and Medtrust executed the Merger Agreement to be effective as of November 15, 1996, and the Management Agreement. Representatives of Doctors Health and Medtrust then jointly developed a press release.
REASONS FOR THE MERGER
     As part of its business strategy, Doctors Health seeks to negotiate Global Capitated Contracts by, among other things, providing Payors with established health care delivery networks capable of providing for the delivery of medical care to Enrollees of the HMO or other Payor. In order to accomplish this strategy, Doctors Health seeks to establish networks throughout the Baltimore and Washington metropolitan area, Northern Virginia and surrounding regions. Medtrust created a non-stock membership organization of approximately 123 PCPs and 313 specialist physicians and obtained fee-for-service medical insurance contracts with payors, workers compensation and other vendor contracts on behalf of the Members. Doctors Health would like to recruit substantial numbers of the Medtrust PCPs to exclusive IPA arrangements, or membership in a Core Medical Group. In addition, Doctors Health desires to develop and maintain non-exclusive managed care contracting relationships with the other Medtrust physicians.
     For Doctors Health, Medtrust represents an opportunity to implement its business plan in a market where it does not currently operate, and to earn revenues through inclusion of Medtrust physicians in Doctors Health's Managed Care contracts.
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     For Medtrust, the Merger represents the opportunity to give its members the opportunity to develop long-term contractual relationships with a larger entity with more substantial financial resources than those of Medtrust. In addition, Medtrust believes Doctors Health has established attractive practice management services for physicians in addition to providing access to more lucrative, Managed Care contracts. Such practice management and managed care services include billing, bookkeeping, administrative and related services as well as care management, utilization review and referral management services necessary to manage the medical care of the Enrollees of the HMOs and other Payors who contract with Doctors Health. Although Medtrust could continue to exist as an independent IPA, it would need to conduct a substantial reorganization and attract considerable equity or debt financing to build an infrastructure capable of providing the services performed by Doctors Health. The Merger represents a more immediate means to enable the Members to compete in the rapidly changing health care industry.
APPROVAL BY THE DOCTORS HEALTH BOARD AND RECOMMENDATION OF THE MEDTRUST BOARD DOCTORS HEALTH
     For the reasons described below, the Doctors Health Board has unanimously approved the Merger.
     Doctors Health continuously analyzes potential acquisition candidates in Maryland, the District of Columbia and Virginia. The Doctors Health Board of Directors believes that the Merger is fair to and in the best interests of Doctors Health for the reasons described below. Accordingly, the Doctors Health Board of Directors has approved the Merger Agreement and the Merger.
     The Doctors Health Board of Directors consulted with Doctors Health management and legal counsel. It considered the following factors to be material to and in support of its final determination:
          (i) The Merger is expected to enable Doctors Health to take advantage of Medtrust's existing goodwill, infrastructure and leadership in the Northern Virginia market in order to establish an Integrated Health Care Delivery System in Northern Virginia. Such expansion of Doctors Health's existing network is expected to enhance Doctors Health's ability to win new Payor contracts and to attract additional Enrollees.
          (ii) The Merger and the efforts of Doctors Health to establish a Northern Virginia Integrated Health Care Delivery System are expected to substantially increase Doctors Health's size in terms of revenues, profits, physicians and locations which is expected to enhance Doctors Health's reputation in the Mid-Atlantic region, making it easier to attract and retain new physicians and win new Payor contracts.
          (iii) The Merger is expected to create in Doctors Health Virginia a company with a number of anticipated strengths, including the opportunity to develop new patient care programs in markets not currently served by Doctors Health and to develop additional strategies to promote higher quality health care.
          (iv) The Merger is expected to be treated as a tax-free
     reorganization.
     In addition to the foregoing, the Doctors Health Board of Directors generally considered those matters discussed under "RISK FACTORS," which included risks associated with expansion into Northern Virginia in the absence of Global Capitated Contracts with HMOs covering patients in Northern Virginia. The Board also considered the difficulty of establishing a network in a region outside of its initial markets in Baltimore City, Baltimore County and surrounding areas. The Board of Doctors Health concluded that the risks did not outweigh the advantages of the Merger and that the Merger was in the best interests of Doctors Health and its stockholders.
MEDTRUST
     THE BOARD OF DIRECTORS OF MEDTRUST HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND RECOMMENDS A VOTE FOR THE MERGER. MEDTRUST'S BOARD OF DIRECTORS BELIEVES THE MERGER IS FAIR AND IN THE BEST INTERESTS OF THE MEDTRUST MEMBERS.
     The material factors considered by the Medtrust Board of Directors in reaching its conclusion to approve and recommend the Merger Agreement are as follows:
          (i) The Medtrust Board of Directors observed the rapid changes in the health care industry including the continued consolidation, increasing competition and expansion of the prepaid segment of the health care industry. The Board recognized that medical practices affiliated with entities similar in size and resources to Medtrust were unable to achieve Global Capitated Contracts from HMOs and other payors. Based upon this review, the Medtrust Board determined that
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     the Merger with Doctors Health Virginia would better position the Members of Medtrust because of Doctors Health's size, geographic scope and expertise to more effectively participate in managed care programs and to more profitably operate in the rapidly changing health care industry. Further, Doctors Health's access to capital would enable Medtrust Members to provide medical care under Global Capitated Contracts.
          (ii) The Medtrust Board's review of information concerning Doctors Health's business, prospects, historical financial performance and financial condition. Based on these factors, Medtrust's Board determined that the consideration to be received by the Members of Medtrust in the Merger reflected an appropriate percentage ownership of Class B Common
     Stock immediately following consummation of the Merger and that the Merger presented an attractive growth opportunity for the Members of Medtrust that could not be achieved as quickly, if at all, if the Members were to rely on any services that could be provided by Medtrust.
          (iii) The Medtrust Board of Directors' review of the terms of the Merger, including the agreement of Doctors Health to give specialist and primary care Members of Medtrust the opportunity to participate in any Integrated Health Care Delivery System established in Northern Virginia.
          (iv) The expectation that exchange of the Member Interests for the Class B Common Stock would be treated as a tax-free reorganization under the Internal Revenue Code.
     In addition to the factors described under "RISK FACTORS," the potentially negative factors the Medtrust Board of Directors considered in connection with its deliberation regarding the Merger were as follows:
          (i) The fact that there is no current market for the Class B Common Stock and there can be no assurance that Doctors Health's Common Stock will be listed on an exchange or other public market or that a trading market will develop for the Common Stock.
          (ii) Doctors Health does not have any Global Capitated Contracts covering medical care in Northern Virginia.
          (iii) The risk that despite the efforts of both Doctors Health and Medtrust, key Members may not participate in Doctors Health's Core Medical Groups or IPAs subsequent to the Merger. The Medtrust Board of Directors believed this risk was mitigated by the expertise of Doctors Health management and by the condition to closing that certain Directors of Medtrust would serve as Directors of Doctors Health Virginia.
     The Medtrust Board of Directors developed the Conversion Ratio and determined that the Share Consideration, Cash Consideration and Conversion Ratio were fair and in the best interests of the Members. The Medtrust Board determined that the most appropriate method of allocating the Share
Consideration and Cash Consideration was to distribute such consideration on a pro rata basis taking into account the Members' initial membership fees even though the Members had been promised and expected no return of their initiation fees and annual dues upon joining Medtrust. Thus, the Board determined that the Conversion Ratio should consist of a fraction the numerator of which is the Members' initial membership fee and the denominator of which is the total initial membership fees paid by all Members and concluded that this formula was fair to the Members.
     In considering whether the Merger was in the best interests of the Medtrust Members, the Medtrust Board concluded that any compensation to be paid to certain directors and officers of Medtrust was fair and reasonable in light of the time and resources committed by these individuals in analyzing and negotiating the transactions and that such compensation would not materially decrease the Merger consideration paid to the Members. In addition, the Medtrust Members believed that the Merger would have no material adverse effects on any Medtrust Members. For a discussion of the Medtrust Board of Directors' analysis of the interests of certain persons in the Merger, including its chairman, Dr. Norman Marcus, see "Proposed Merger of Medtrust and Doctors Health
Virginia -- Interests of Certain Persons in the Merger."
     The foregoing discussion of the information and factors considered is not intended to be exhaustive, but it does include all material factors considered by the Medtrust Board of Directors. In view of the wide variety of information and factors, both positive and negative, considered by the Medtrust Board, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered and individual Directors may have given differing weights to different factors.
     The Medtrust Board of Directors did not seek or obtain a fairness opinion from an independent party and determined that such assistance was not necessary in its evaluation of the Merger. After taking into consideration all of the factors set forth above including (i) Doctors Health's financial condition and prospects, (ii) the rapid changes in the health care industry, and (iii) the amount of the Merger consideration and additional business transactions that may be entered into between
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Doctors Health and individual Members after consummation of the Merger, the
Board of Directors of Medtrust determined that the Merger was fair to and in the best interests of the Members. Moreover, the Medtrust Board determined that Medtrust should proceed with the Merger at this time.
     THE MEDTRUST BOARD BELIEVES THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE, ARE FAIR TO, AND IN THE BEST INTERESTS OF MEDTRUST AND THE MEMBERS. THE MEDTRUST BOARD UNAINMOUSLY RECOMMENDS THAT THE MEMBERS VOTE TO APPROVE, RATIFY AND CONFIRM THE MERGER AGREEMENT AND THE MERGER PROVIDED FOR THEREIN. DETERMINATION OF THE CONVERSION RATIO
     Each Member's interest shall be converted into a percentage of the Share Consideration and Cash Consideration to be issued in the Merger equal to a fraction, the numerator of which is the aggregate initial membership fee paid by the Member for its approved physicians credentialled by Medtrust and the denominator of which is the aggregate initial membership fees paid by all Members then holding Membership interests on behalf of their approved physicians credentialled by Medtrust. Dues and assessments paid in support of ongoing operations of Medtrust are excluded from the determination of the Conversion Ratio. All fractional shares produced using this conversion factor are to be rounded to the next highest whole share and no fractional shares are to be issued.
EFFECTIVE DATE OF THE MERGER
     The Effective Date of the Merger Agreement and the Merger shall be as soon as practicable following the satisfaction or waiver of all of the conditions to closing. Medtrust and Doctors Health may agree that the Effective Date will occur on another date. On the Effective Date, Doctors Health and Medtrust will prepare and execute appropriate Articles of Merger, and will file them with the Virginia Corporation Commission.
EXCHANGE PROCEDURE
     Membership interests will be automatically cancelled upon consummation of the Merger without further act or submission or documentation by the Members. As soon as practicable following the Effective Date, Doctors Health will deliver a form of Letter of Transmittal to each Member. Each Member shall be required to sign and return the Letter of Transmittal to Kaufman & Canoles. Certificates for the Share Consideration and checks for the Cash Consideration shall be delivered at the Closing to Kaufman & Canoles, as counsel for Medtrust. Kaufman & Canoles shall deliver the respective certificates together with checks for the Cash Consideration promptly to the address of record of each Medtrust Member upon receipt of the Letter of Transmittal.
BUSINESS OF DOCTORS HEALTH AND MEDTRUST PENDING THE MERGER
     Pursuant to the Merger Agreement, each of Medtrust and Doctors Health has made certain covenants relating to the conduct of business pending consummation of the Merger. Among other things, Medtrust has agreed (except as otherwise contemplated by the Merger Agreement or with the written consent of Doctors Health) not to: (i) conduct its business other than in the ordinary and unsual course; (ii) pay dividends; or (iii) increase any salaries or employee benefits, except for certain increases in the ordinary course of business and certain changes required by law or to satisfy pre-existing contractual obligations.
     On November 15, 1996, Medtrust and Doctors Health entered into the Management Agreement pursuant to which Doctors Health provides certain management, administrative and support services to Medtrust and Medtrust has designated Doctors Health as its exclusive and preferred provider of Managed
Care contracts. In particular, Doctors Health has agreed to administer
Medtrust's quality assurance; and utilization management programs, provide third party administration, collection and coordination of benefit services. The Management Agreement also provides that Doctors Health will reimburse Medtrust for its operating expenses commencing on November 1, 1996 and will reimburse Medtrust for the base salaries and corporate payroll taxes of Drs. Marcus and Wiederhorn at the rate of $100,000 and $36,650 per year, respectively, commencing November 15, 1996.
     The Management Agreement provides that Medtrust must implement procedures to comply with regulatory requirements to recruit PCPs to enter into Exclusive Participation Agreements or become employees of Core Medical Groups affiliated with Doctors Health, and to assist Doctors Health in the development of a Medtrust network of participating physicians and other health care providers.
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CONDITIONS TO CONSUMMATION OF THE MERGER
     Consummation of the Merger is conditioned upon the following: (a) the approval of the Members of Medtrust holding more than two-thirds of the issued and outstanding membership interests of Medtrust, (b) no proceedings shall be pending before any court or governmental authority which seeks to challenge or prevent the Merger, and (c) all consents from third parties necessary to consummate the Merger shall have been obtained.
     The obligations of Doctors Health and Doctors Health of Virginia to consummate the Merger are further conditioned upon the following conditions: (a) the representations and warranties of Medtrust shall be true in all material respects as of the Closing Date and Medtrust shall, in all material respects, have performed and complied with all agreements and conditions required by the Merger Agreement to be performed or complied with by Medtrust; (b) there shall not have been any materially adverse change in the business or financial condition of Medtrust not disclosed in the Financial Statements of Medtrust; (c) counsel to Medtrust shall have delivered to Doctors Health and Doctors Health of Virginia an opinion in a form reasonably acceptable to Doctors Health and Doctors Health of Virginia; (d) all legal matters and the form and substance of all documents to be delivered by Medtrust to Doctors Health shall have been approved by and shall be satisfactory to counsel to Doctors Health; (e) at least 30 primary care physicians affiliated with Medtrust shall have executed and delivered Exclusive Participation Agreements, provided that each such primary care physician is capable of being credentialed and included in Doctors Health's managed care payor contracts; (f) Members holding no more than twenty percent of the Membership interests of Medtrust shall have objected to the consummation of the Merger at the Special Meeting; and (g) the issuance of Doctors Health Common Stock to Medtrust Members shall have been approved by the Virginia State Corporation Commission.
     The obligations of Medtrust to consummate the Merger are further conditioned upon the following conditions: (a) the representations and warranties of Doctors Health shall be true in all material respects as of the Closing Date, and Doctors Health shall, in all material respects, have performed and complied with all agreements and conditions required by the Merger Agreement to be performed or complied with by them; (b) there shall not have been any materially adverse change in the business or financial condition of Doctors Health from that disclosed on the Doctors Health's Balance Sheet for the period from the date of the Doctors Health Balance Sheet to the Closing Date; (c) counsel for Doctors Health shall have delivered to Medtrust an opinion in a form reasonably acceptable to Doctors Health and Medtrust; (d) all legal matters, and the form and substance of all documents to be delivered by Doctors Health to Medtrust shall have been approved by and shall be reasonably satisfactory to counsel to Medtrust; (e) at or before the Effective Time the Registration Statement shall have been declared effective by the Commission and be effective on the Closing Date, and all applicable approvals of governmental or regulatory authorities required to consummate the Merger shall have been obtained; and (f) the issue price of Class B Common Stock from the date of the Merger Agreement to the Effective Date issued in physician acquisition transactions shall have been based upon a price of not less than fifteen dollars ($15.00) per share.
AMENDMENT AND TERMINATION OF THE MERGER AGREEMENT
     The Merger Agreement may be amended by mutual agreement of the parties.
     The Merger Agreement may be terminated and abandoned by mutual consent of Doctors Health and Medtrust, or by Doctors Health and Medtrust if the other party commits an uncured material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement.
     Furthermore, the Merger Agreement may be terminated by Doctors Health or Medtrust if the Merger is not consummated by March 31, 1997 through no fault of the party seeking to terminate the Merger Agreement.
     In the event of the termination of the Merger Agreement by either Doctors Health or Medtrust, the Merger Agreement shall thereafter become void and there shall be no liability on the part of Doctors Health or Medtrust, their respective officers or directors, except that any such termination shall be without prejudice to the rights of Doctors Health or Medtrust arising out of the willful breach of the other party of any covenant or any misrepresentation contained in the Merger Agreement.
ACCOUNTING TREATMENT
     The Merger will be accounted for as a purchase transaction for financial reporting purposes under APB 16.
INTERESTS OF CERTAIN PERSONS IN THE MERGER
     In connection with the Merger Agreement, Doctors Health has entered into employment agreements with each of Norman Marcus and Roger Wiederhorn (the "Employment Agreement"). Under these Employment Agreements, Dr. Marcus will
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serve as Vice President of Network Development of Doctors Health for an annual compensation of $100,000 and Dr. Wiederhorn is to serve as Regional Vice President for an annual compensation of $36,650. The effectiveness of each Employment Agreement is conditioned upon completion of the Merger. The term of each Employment Agreement is three years, commencing on the Effective Date of the Merger.
     Pursuant to these employment agreements, each of the executives has agreed to maintain the confidentiality of certain information pertaining to the businesses of Doctors Health. The employment agreements contain certain non-competition provisions in the event the executive's employment is terminated during its term by Doctors Health or the executive without cause. For one year after such termination, each executive has agreed not to accept employment from an integrated health care delivery system in Northern Virginia which engages in the business conducted by Doctors Health. In connection with their employment, the executives shall be entitled to bonuses and other benefits provided to similarly situated employees of Doctors Health.
     Pursuant to the Management Agreement between Doctors Health and Medtrust, Doctors Health has agreed to reimburse Medtrust for the base salary and corporate payroll taxes incurred by Medtrust with respect to Norman A. Marcus, at a rate of $100,000 per year, and A. Roger Wiedenhorn at a rate of $36,650 per year.
     Pursuant to the Merger Agreement, Doctors Health has agreed to provide director and officer insurance to cover persons who will be directors and officers of Doctors Health Virginia after the Effective Date. Such insurance shall apply only to the acts of such directors and officers on behalf of Doctors Health Virginia after the Effective Date.
     Pursuant to the Merger Agreement, Doctors Health has agreed to deliver to six directors of Medtrust (the "Negotiating Team") an aggregate consideration of 6,000 shares of DHS Class B Common Stock and $30,000 in cash to be distributed ratably to the Negotiating Team members in consideration of their services in conducting the negotiations which led to execution of the Merger Agreement and consummation of the Merger. The members of the Negotiating Team are Norman A. Marcus, A. Roger Wiederhorn, Donald Colvin, Beal Lower, Samuel Shor and Ronald Bortnick.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of the material federal income tax consequences of the Merger and the exchange by the Medtrust Members of their interest in Medtrust for shares of Class B Common Stock has been prepared in accordance with applicable disclosure regulations. Each Member's individual circumstances may affect the tax consequences of the Merger to such Member. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. This discussion assumes the Medtrust Members hold their Members' Interests as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). ACCORDINGLY, EACH MEDTRUST MEMBER IS ADVISED TO CONSULT SUCH MEMBER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH MEMBER.

     In the opinion of Kaufman & Canoles, counsel to Medtrust, the Merger will constitute a tax-free reorganization under Section 368(a) of the Code, and Doctors Health, Doctors Health Virginia and Medtrust will each be a party to the reorganization within the meaning of Section 368(b) of the Code.
     In rendering such opinion, counsel has relied upon the facts that are described herein, upon certain customary representations made by the management of Medtrust and by the management of Doctors Health and upon certain assumptions. Such opinion is also based upon the Code, regulations currently in effect thereunder, current administrative rulings and practice by the Service, and judicial authority, all of which are subject to change. Any such change could affect the continuing validity of such opinion and this discussion. No ruling has been sought from the Internal Revenue Service as to the federal income tax consequences of the Merger, and the opinion of counsel is not binding on the Internal Revenue Service or any court.
     As a tax-free reorganization, the Merger will have the following federal tax consequences for the Members and Medtrust (except for cash and shares of Class B Common Stock received for services rendered by certain Medtrust Board Members):
     (i) No gain or loss will be recognized by Medtrust as a result of the Merger;
     (ii) No gain or loss will be recognized by a Medtrust Member with respect to shares of Class B Common Stock received from Doctors Health in exchange for Medtrust Member Interests;
     (iii) The tax basis of the shares of Class B Common Stock received by a Medtrust Member will be equal to the aggregate tax basis of the Medtrust Interests exchanged therefor; and
                                      S-10

     (iv) The holding period of the shares of Class B Common Stock received by a Medtrust Member will include the holding period or periods of the Medtrust Member Interest exchanged therefor.
     The foregoing discussion is intended only as a summary of the material federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to vote in favor of approval and adoption of the Merger Agreement. The discussion does not address the tax consequences arising under the laws of any state, locality or foreign jurisdiction. Holders of Medtrust Member Interests are urged to consult their own tax advisors concerning the federal, state, local and foreign tax consequences of the Merger to them.
OPERATIONS OF DOCTORS HEALTH VIRGINIA AFTER THE EFFECTIVE DATE
     After the Effective Date, Doctors Health Virginia will (i) seek to preserve and enhance the relationships with primary care physicians and specialists developed by Medtrust and (ii) develop an Integrated Health Care Delivery System in Northern Virginia. Development of the health care system will include recruiting PCPs, specialists and other health care providers to transfer certain assets of medical practices to Doctors Health, enter into exclusive managed care contracting arrangements or enter into other contractual arrangements for the delivery of medical services under Doctors Health's Global Capitated Contracts.
     Pursuant to the Merger Agreement, Doctors Health has agreed to assist Doctors Health Virginia in the development of a business plan for Northern Virginia and agreed to use Doctors Health Virginia as its exclusive IPA in Northern Virginia for at least five years after the Effective Date. In addition, Doctors Health will create a Northern Virginia network of OB/GYN's who will become affiliated with Doctors Health's Woman Care IPA of OB/GYN physicians, and give Medtrust specialists a right of first refusal for four years after the Effective Date to participate in Doctors Health's Managed Care contracts.
                              THE MERGER AGREEMENT
     Set forth below is a summary of the material terms of the Merger Agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement/Prospectus Supplement and is incorporated by reference herein.
CONDITIONS TO THE MERGER
     The respective obligations of each party to effect the Merger are subject to the fulfillment at or prior to the Effective Date of the following conditions:
     MEMBER APPROVAL. The Merger Agreement and the transactions contemplated therein shall have been approved and adopted by at least two-thirds of the Members.
     NO LITIGATION. No legal, administrative, arbitral, investigatory or other proceeding shall be pending or threatened that seeks to prevent the consummation of the Merger or the transactions contemplated thereby or seeks a remedy at law in connection therewith.
     Unless waived by Medtrust, the obligations of Medtrust to effect the Merger are subject to fulfillment at or prior to the Effective Date of the following additional conditions:
     OTHER CONSENTS. All third party consents required for the consummation of the Merger and the transactions contemplated thereby shall have been obtained and be in effect on the Effective Date.
     PERFORMANCE OF OBLIGATIONS AND REPRESENTATIONS AND WARRANTIES OF DOCTORS HEALTH. Doctors Health shall have performed in all material respects their agreements contained in the Merger Agreement required to be performed on or prior to the Effective Date and the representations and warranties of Doctors Health contained in the Merger Agreement shall be true and correct in all respects on and as of the date made and on and as of the Effective Date as if made at and as of such date, and Medtrust shall have received a certificate of the appropriate officers of Doctors Health.
     LEGAL OPINION. Medtrust shall have received an opinion from Corporate counsel to Doctors Health and Doctors Health Virginia, dated the Effective Date, reasonably satisfactory to Medtrust's counsel and covering the due incorporation of Doctors Health and Doctors Health Virginia, the binding nature of the Merger Agreement, the effectiveness of the Merger, the validity of the Doctors Health Common Stock to be issued in connection with the Merger and such other matters as may be reasonably requested by Medtrust.
     LEGAL MATTERS. All legal matters and documents delivered by Doctors Health shall be satisfactory to counsel to Medtrust.
                                      S-11

     NO MATERIAL ADVERSE CHANGES. After September 30, 1996, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a material adverse change in the business, operations, properties, assets, condition (financial or other) or results of operations of Doctors Health and its subsidiaries except as disclosed on the Doctors Health Balance Sheet dated September 30, 1996.
     THE REGISTRATION STATEMENT. The Registration Statement on Form S-1 shall have become effective in accordance with the provisions of the Securities Act and state blue sky laws, if applicable, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the Commission or any state regulatory authorities.
     Unless waived by Doctors Health and Doctors Health Virginia, the obligations of Doctors Health and Doctors Health Virginia to effect the Merger are subject to the fulfillment at or prior to the Effective Date of the following additional conditions:
     PERFORMANCE OF OBLIGATIONS AND REPRESENTATIONS AND WARRANTIES OF MEDTRUST. Medtrust shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Date and the representations and warranties of Medtrust contained in the Merger Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Effective Date as if made at and as of such date and Doctors Health shall have received a Certificate of the appropriate officer of Medtrust to that effect.
     LEGAL OPINION. Doctors Health shall have received an opinion from Kaufman & Canoles, counsel to Medtrust, dated the Effective Date, reasonably satisfactory to Doctors Health, and covering the due incorporation of Medtrust, the binding nature of the Merger Agreement, the effectiveness of the Merger and such other matters as may be reasonably requested by Doctors Health.
     LEGAL MATTERS. All legal matters and documents delivered by Medtrust to Doctors Health shall be satisfactory to counsel to Doctors Health.
     NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business or financial condition of Medtrust from that disclosed in the Doctors Health financial statements for the fiscal years ended June 30, 1995 and June 30, 1996.
     ALLIANCE WITH PRIMARY CARE PHYSICIANS. At least thirty (30) primary care physicians affiliated with Medtrust shall have executed and delivered Exclusive Participation Agreements with Doctors Health, which shall become effective upon consummation of the Merger.
     DISSENTERS TO MERGER. Members holding no more than twenty percent of the Membership interests of Medtrust shall have dissented to the consummation of the Merger at the Special Meeting.
     VIRGINIA BLUE SKY LAWS. The issuance of the Class B Common Stock to the Members shall have been approved by the Virginia Stock Corporation Commission. REPRESENTATIONS AND WARRANTIES
     The Merger Agreement contains various representations and warranties by each of Doctors Health, Doctors Health Virginia and Medtrust relating to, among other things (i) organization and qualification to do business, (ii) capitalization, (iii) subsidiaries, (iv) authority to enter into the Merger, non-contravention of laws or governing documents and regulatory approvals, (v) reports and financial statements, (vi) absence of undisclosed liabilities, (vii) absence of certain changes or events, (viii) litigation, (ix) the Registration Statement, (x) violations of law, (xi) compliance with agreements, (xii) taxes,
(xiii) employee benefit plans and ERISA matters, (xiv) title to assets, (xv) insurance and (xvi) finders or brokers.
CONDUCT OF BUSINESS PENDING THE MERGER
     During the period from the date of the Merger Agreement and prior to the Effective Date or earlier termination of the Merger Agreement, unless Doctors Health shall otherwise agree in writing but subject to the Management Agreement under which Doctors Health shall manage the affairs of Medtrust, Medtrust shall:
     ORDINARY COURSE. Conduct its business in the ordinary and usual course of business and consistent with past practice.
     CHANGES IN CHARTER. Not (i) amend or propose to amend their respective charter or by-laws, (ii) declare, set aside or pay any dividend or distribution payable in cash, property or otherwise.
                                      S-12

     OTHER CONDUCT. Not (i) incur any indebtedness other than borrowings in the ordinary course of business, or (ii) make any new commitments for capital expenditures exceeding Five Thousand Dollars per item or Ten Thousand Dollars in the aggregate.
     NO CHANGES IN COMPENSATION ARRANGEMENTS. Except in ordinary course of business grant any increase in the compensation payable to any Medtrust employees.
ADDITIONAL AGREEMENTS
     Pursuant to the Merger Agreement, Medtrust, Doctors Health and Doctors Health Virginia have made the following additional agreements:
     ACCESS TO INFORMATION. Medtrust shall afford to Doctors Health and Doctors Health Virginia and their respective accountants, counsel, financial advisors and other representatives and Doctors Health shall afford to Medtrust and its accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the earlier of the termination of the Merger Agreement or the Effective Date to all of their respective properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall furnish promptly to one another (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the Commission in connection with the transactions contemplated by the Merger Agreement or which may have a material effect on their respective businesses, properties or personnel and (ii) such other information concerning their respective businesses, properties and personnel as they shall reasonably request. The parties shall hold and shall use their reasonable best efforts to hold in strict confidence all confidential information obtained in the course of their respective investigations.
     In the event that the Merger Agreement is terminated in accordance with its terms, each party shall promptly return to the other all non-public written material provided pursuant to this section and shall not retain any copies, extracts or other reproductions in whole or in part of such written material.
     PERIODIC INFORMATION. Medtrust shall promptly advise Doctors Health and Doctors Health shall promptly advise Medtrust in writing of any additional financial or operating data after the date of the Merger Agreement.
     REGISTRATION STATEMENT AND PROXY STATEMENT. Doctors Health and Medtrust shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable. Doctors Health shall also take any action required to be taken under applicable state blue sky, securities laws or rules or regulations of any national securities exchange or Nasdaq in connection with the issuance of Class B Common Stock pursuant to the Merger Agreement. Doctors Health and Medtrust shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentence.
     MEMBER APPROVALS. Medtrust shall, as promptly as practicable after the effectiveness of the Registration Statement, submit the Merger Agreement and the transactions contemplated thereby for the approval of its Members at a meeting of Members and, subject to the fiduciary duties of the Board of Directors of Medtrust under applicable law, shall use its reasonable best efforts to obtain approval and adoption of the Merger Agreement and the transactions contemplated thereby. Such meeting of Members shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to the fiduciary duties of the Board of Directors of Medtrust under applicable law, Medtrust shall, through its Board of Directors, recommend to its Members approval of the transactions contemplated by the Merger Agreement.
     DIRECTOR AND OFFICER INSURANCE. Doctors Health and Doctors Health Virginia shall use its reasonable efforts to provide each individual who serves as a director or officer of Doctors Health Virginia following the Effective Date with liability insurance for a period of three years after the Effective Date; provided that such insurance shall not apply to the acts of such directors and officers prior to the Effective Date. In addition, Doctors Health and Doctors Health Virginia shall not impair any exculpatory or indemnification provisions set forth in the charter or bylaws of Doctors Health Virginia for the benefit of the directors or officers of Doctors Health Virginia.
     BUSINESS PLAN OF DOCTORS HEALTH VIRGINIA. After the Effective Date, Doctors Health and Doctors Health Virginia shall develop a business plan for the development of a physician network in Northern Virginia and shall determine the amount of capital Doctors Health shall invest in Doctors Health Virginia to implement such business plan.
     EXCLUSIVE IPA. For at least five years after the Effective Date, Doctors Health shall use Doctors Health Virginia as its exclusive IPA in the Northern Virginia marketplace.
                                      S-13

     SPECIALISTS. For a period of four years following the Effective Date, each specialist who is a Member shall have the right to participate in third party payor contracts established by Doctors Health within a reasonable geographic area of such specialist's office; subject to Doctors Health's credentialling, utilization, quality assurance and performance guidelines.
     PRIMARY CARE AFFILIATION AGREEMENTS. Prior to the Effective Date, primary care physicians shall have the opportunity to execute Exclusive Participation Agreements pursuant to which primary care physicians will be paid Ten Thousand Dollars ($10,000) in cash upon completion of credentialling. Following the Effective Date each primary care physician shall have the right to extend such Exclusive Participation Agreements for an additional term of two (2) years for an additional Five Thousand Dollars ($5,000) and options to purchase 1,000 shares of Class B Common Stock.
     EMPLOYMENT OF DRS. WIEDERHORN AND MARCUS. At the Effective Date, Doctors Health shall employ Dr. Norman Marcus, the Chairman and a director of Medtrust, as Executive Vice President of Strategic Planning of Doctors Health; and Dr. Roger Wiederhorn, a director of Medtrust, as Regional Vice President of Strategic Planning.

     EXPENSES AND FEES. All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that Doctors Health will pay up to $30,000 of the fees and expenses of Kaufman & Canoles, expenses incurred in connection with printing the Proxy Statement/Prospectus Supplement, and the cost of an opinion of tax counsel.

     PRESS RELEASES. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to the Merger Agreement or the transactions contemplated thereby.
     BOARD OF DIRECTORS. On the Effective Date, the Board of Directors of Doctors Health Virginia shall be Stewart B. Gold, Mark Eig, John Dwyer, Paul Serini, Scott Rifkin, Alan Kimmel, Norman Marcus, Roger Wiederhorn, Donald Colvin, Samuel Shor, Beal Lowen, and Robert Enelow.
TERMINATION, AMENDMENT AND WAIVER
     TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Date (i) by written consent of Medtrust and Doctors Health; (ii) by either party if there has been a material misrepresentation in the Merger Agreement or a material breach of the representations, warranties and covenants set forth in the Merger Agreement; or (iii) by either party if the Effective Date has not occurred before February 28, 1997 for any reason other than the failure of a party to perform its obligations under the Merger Agreement or a misrepresentation or breach of warranty.
     EFFECT OF TERMINATION. In the event of termination of the Merger Agreement by either Doctors Health or Medtrust, as provided above, the Merger Agreement shall forthwith become void and there shall be no further obligation on the part of Doctors Health, Doctors Health Virginia, Medtrust or their respective officers or directors (except as set forth in parts of the Merger Agreement with respect to confidential information and enforcement costs) and with respect to obligations existing thereunder prior to the termination.
     AMENDMENT. The Merger Agreement may only be amended by an instrument in writing signed on behalf of each of the parties hereto.
                               VOTING INFORMATION
PROXY SOLICITATION
     This Proxy Statement/Prospectus Supplement and the accompanying proxy material are furnished in connection with the solicitation of proxies by the Board of Directors of Medtrust for the Special Meeting.

     The Special Meeting will be held at the Holiday Inn, 1960 Chain Bridge Road, McLean, Virginia 22102 on February 27, 1997 at 7:00 p.m. local time. Only Members of record at the close of business on January 29, 1997 will be entitled to notice of the Special Meeting. Only Members of record at the close of business on February 27, 1997 will be entitled to vote at the Special Meeting. As of the date of the notice of the Special Meeting, the Medtrust Members are entitled to 448 votes. Each Member is entitled to such number of votes equal to the number of Approved Physicians employed by such Member. Any proxy given may be revoked by a Member at any time prior to its exercise. Such right of revocation is not limited or subject to compliance with any formal procedure.

     Doctors Health will pay the costs of printing and mailing this Proxy Statement/Prospectus Supplement. Doctors Health will pay all other expenses which it may incur in the solicitation of proxies. Doctors Health will pay the filing fees in respect
                                      S-14
of regulatory approvals required in order to consummate the Merger, including the registration fee of the Commission, the filing fees in respect of state "blue sky" laws. The parties do not expect to pay compensation for the solicitation of proxies (but reserve the right to do so if necessary to obtain the votes necessary). In addition to solicitation of proxies by mail, proxies may be solicited personally or by telephone or telegram by directors, officers, and employees of Medtrust without additional compensation to them.
VOTES REQUIRED
     The affirmative vote of more than two-thirds of the outstanding member interests of Medtrust will be required to approve, ratify and confirm the Merger Agreement and the Merger provided for therein. Because the required vote of Members on the Merger Agreement and the Merger is based upon the total number of eligible votes of Members, the failure to submit a proxy card (or the failure to vote in person at the Special Meeting), and the abstention from voting will have the same effect as a vote against the Merger Agreement and the Merger. As of December 17, 1996 the directors and executive officers of Medtrust and certain related persons as a group owned beneficially through their respective professional corporations 39 votes out of 448 votes, representing 8.7% of the votes entitled to be cast on the Record Date.
     All member interests of Medtrust represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such member interests of Medtrust represented by such proxies will be voted to approve, ratify and confirm the Merger Agreement and the Merger provided for therein.
DISSENTERS' RIGHTS
     Holders of member interests in Medtrust who dissent and vote against the Merger Agreement and the Merger will not receive appraisal rights or be entitled to the payment in cash of the fair value of their member interests under the VNCA. See "Comparative Rights of Members of Medtrust and the Holders of Class B Common Stock -- Dissenters' Rights."
                           BUSINESS OF DOCTORS HEALTH
     The business of Doctors Health is described in the Prospectus.
                              BUSINESS OF MEDTRUST
     Medtrust was incorporated on May 3, 1994 as a non-stock membership corporation under the laws of the Commonwealth of Virginia for the purpose of providing its Members with an appropriate vehicle for the joint marketing of medical services, the achievement of cost savings through group purchasing and the development of a quality marketing identity to attract managed care contracts for the benefit of its Members in the Northern Virginia marketplace. The initial Members of Medtrust consisted largely of specialty medical practice groups located within Fairfax County, Virginia and certain adjacent Northern Virginia communities and was quickly expanded to recruit to its membership primary care physician groups and hospital based providers to permit Medtrust to market a full range of medical services to local employers and third party payors. Medtrust leadership engaged in active recruiting of Members and succeeded in recruiting over 200 physician group practices and proprietorships consisting of a total of more than 400 physician providers in the Northern Virginia marketplace.
     Medtrust is governed by a Board of Directors consisting of eleven individual physicians elected by a plurality vote of the Members. Each Member is entitled to that number of votes equal to the number of approved physicians employed by the group. The approved physicians constitute individuals who have been credentialed by Medtrust for the provision of professional services to the beneficiaries of health benefit plans which choose to contract with Medtrust. In addition to the Board of Directors of eleven physicians, a Board of Governors appointed by the Board of Directors advises the Board and makes policy recommendations on credentialling, quality assurance and contracting issues. The Board of Governors consists of at least one representative from each subspecialty practice area.
     Medtrust was funded by the initial capital contributions of each of the Members which contributions ranged from a high of $2,500 per approved physician for specialty physician groups to a low of $300 per approved physician for primary care physician groups. In addition, the Board of Directors assessed dues as necessary to fund the ongoing operations of Medtrust.
     The formation of Medtrust was in response to industry trends which included, among other factors, increased penetration of managed care, demand by third party payors for effective quality assurance and utilization review protocols within participating physician practices, the need to reduce costs and consolidate services in order to maintain profit margins, and
                                      S-15
increased selectivity by third party payors in the selection of their provider panels. In response to these industry trends, physicians in a number of communities throughout the country have joined together to form marketing entities which require less integration and expense of organization than the traditional merger of independent practices. These loosely structured physician organizations, sometimes known as "networks" or "messenger models" within industry parlance, have been useful for their member providers by offering to these providers a vehicle by which discounts can be negotiated on the purchase of supplies and medical malpractice insurance can be purchased at reduced group rates and by permitting the retention of marketing personnel for the purpose of seeking contracting opportunities that would expand the patient populations of the constituent groups and improve their payor mix to include higher paying commercial customers. The effectiveness of the network model has been somewhat limited by legal constraints which prohibit joint decision making and collective price negotiation on fee for service contracts. Medtrust has been successful in achieving purchasing discounts on medical malpractice insurance and other vendor contracts for its Members. As of December 1996, Medtrust had successfully procured on behalf of its Members fee-for-service, provider contracts covering, on a non-exclusive basis, an aggregate of approximately 77,000 covered lives with Dimensions Health Network, Inc., John Hancock Mutual Life Insurance Company, Med Eval, Inc., Qual Choice of Virginia, NYLCARE Passport PPO, and Preferred Health Network. During fiscal year 1996, Medtrust received no compensation for negotiating such contracts.
     Since the operations of Medtrust have been funded by Member contributions and the assessment of dues and Medtrust has no other significant source of revenue, Medtrust has actively sought strategic partners to provide the capital necessary to expand its marketing activities and to accept risk under capitated contracts. The merger of Medtrust with Doctors Health is expected to provide the Medtrust members with this strategic relationship. Medtrust management believes that because physicians are positioned to control treatment protocols and the efficient utilization of the health care dollar, physician-driven capitation models are uniquely positioned to compete in the marketplace if adequate capital is available to purchase the requisite information systems and to provide the reserves for operations necessary to undertake risk contracts. Although other physician networks may exist within the Northern Virginia marketplace, Medtrust's management believes that the prominence of its Members and the quality of Medtrust's marketing efforts, have allowed Medtrust a pre-eminent position in the marketplace. Nonetheless, Medtrust's ability to obtain new contracts is somewhat limited by the inability to coordinate delivery of hospital services and ancillary services with the professional component and the lack of experience of third party payors negotiating with and integrating provider networks.
     Medtrust's principal assets include office equipment and fee-for-service contracts with third party Payors as described herein. Medtrust has two principal employees responsible for office administration and membership recruitment.
     Medtrust's general business purpose is to provide its Members increased contracting efficiency through group contracting with HMOs or other Payors and by obtaining certain economies of scale with respect to marketing and purchasing. Medtrust's revenues consist almost exclusively of dues and initial assessments paid by its Members and its expenses consist primarily of employee compensation, marketing and consulting fees and office rental costs. Annual dues and assessments generally match annual expenses. Therefore, Medtrust does not attempt to operate at a profit or to create equity value for its Members. Moreover, the Medtrust Members had no expectation of receiving any capital appreciation on their initial assessment. For this reason, management of Medtrust does not believe that a presentation of historical financial statements for Medtrust and an analysis of historical financial information of Medtrust would be meaningful.
     There are four classes of voting members with membership in any class to be determined by the credentialling committee of Medtrust in accordance with the applicant's primary area of specialty or location of practice. The Board of Directors may determine from time to time an initial membership fee and set such other fees, dues and assessments for membership as the Board of Directors determines appropriate in its sole discretion. Class A consists of 94 surgical specialist members with 166 approved physicians whose initial membership fee ranged from $1,000 to $2,500. Class B consists of 53 medical specialist members with 121 approved physicians whose initial membership fee ranged from $300 to $1,500. Class C consists of 60 primary care members with 122 approved physicians whose initial membership fee ranged from $250 to $300. Class D consists of 6 hospital based members with 39 approved physicians whose initial membership fee was $500. See "Comparative Rights of Members of Medtrust and the Holders of Class B Common Stock" for a summary description of the voting rights and other rights of Medtrust Members.
                                      S-16

            MEDTRUST SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table sets forth certain information regarding the beneficial ownership of Medtrust member interests as of December 17, 1996 by each of Medtrust's directors and by all directors and executive officers of Medtrust as a group.

                            BOARD OF DIRECTORS                                             MEMBER INTEREST
Norman A. Marcus, M.D., Chairman & CEO.....................................                           1
A. Roger Wiederhorn, M.D., President.......................................                           1
Donald Colvin, M.D., Vice President........................................                           1
Samuel Shor, M.D., Vice President, Primary Care............................                           1
Robert Pinnar, M.D., Secretary.............................................                           1
Ronald Bortnick, M.D., Treasurer...........................................                           1
Robert Enelow, M.D.........................................................                           1
Grace Keenan, M.D..........................................................                           1
Beal Lowen, M.D............................................................                           1
Barry Rothman, M.D.........................................................                           1
George Semchyshyn, M.D.....................................................                           1
All Directors and Executive Officers as a Group (11 Persons)...............                          11
                                                                             PERCENT OF
                                                                             ALL MEMBER
                            BOARD OF DIRECTORS                               INTERESTS
Norman A. Marcus, M.D., Chairman & CEO.....................................       .5%
A. Roger Wiederhorn, M.D., President.......................................       .5
Donald Colvin, M.D., Vice President........................................       .5
Samuel Shor, M.D., Vice President, Primary Care............................       .5
Robert Pinnar, M.D., Secretary.............................................       .5
Ronald Bortnick, M.D., Treasurer...........................................       .5
Robert Enelow, M.D.........................................................       .5
Grace Keenan, M.D..........................................................       .5
Beal Lowen, M.D............................................................       .5
Barry Rothman, M.D.........................................................       .5
George Semchyshyn, M.D.....................................................       .5
All Directors and Executive Officers as a Group (11 Persons)...............      5.5%

     The executive officers and directors of Medtrust do not individually own any membership interests, although each such individual is employed by a medical practice which owns one membership interest. Each Member is afforded that number of votes equal to the approved credentialled physicians employed by such Member. The Members with which the officers and directors are affiliated have an aggregate of 39 votes out of a total of 448 votes, representing 8.7% of the votes entitled to be cast on the Record Date.
                             MANAGEMENT OF MEDTRUST
DIRECTORS AND EXECUTIVE OFFICERS
     The directors and executive officers of Medtrust are as follows:

                         NAME                                           POSITION WITH MEDTRUST                       TERM
Norman A. Marcus, M.D.................................  Chairman & CEO and Director                                 5yrs.
A. Roger Wiederhorn, M.D..............................  President and Director                                      5yrs.
Donald Colvin, M.D....................................  Vice President and Director                                 4yrs.
Samuel Shor, M.D......................................  Vice President, Primary Care and Director                   3yrs.
Robert Pinnar, M.D....................................  Secretary and Director                                      4yrs.
Ronald Bortnick, M.D..................................  Treasurer and Director                                      3yrs.
Robert Enelow, M.D....................................  Director                                                    3yrs.
Grace Keenan, M.D.....................................  Director                                                    3yrs.
Beal Lowen, M.D.......................................  Director                                                    3yrs.
Barry Rothman, M.D....................................  Director                                                    3yrs.
George Semchyshyn, M.D................................  Director                                                    3yrs.

     The officers are chosen annually by the Board of Directors and hold their respective offices until they resign or are removed or are otherwise disqualified or their successor is elected and qualified.
           COMPARATIVE RIGHTS OF MEMBERS OF MEDTRUST AND THE HOLDERS
                            OF CLASS B COMMON STOCK
     The rights of members of Medtrust currently are governed by the Virginia Nonstock Corporations Act ("VNCA"), Medtrust's Articles of Incorporation, and the Medtrust Bylaws. Upon consummation of the Merger, Medtrust Members will become stockholders of Doctors Health, which is a Maryland corporation. Their rights as stockholders of Doctors Health will be governed by the Maryland General Corporation Law ("MGCL"), Doctors Health's Articles of Incorporation, and Doctors Health's Bylaws. The following is a summary comparison of the material differences in the rights of Members of Medtrust
                                      S-17
and of holders of Doctors Health Class B Common Stock under governing provisions of their constituent documents and the VNCA and the MGCL. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the VNCA, the MGCL, and the constituent documents of Medtrust and Doctors Health.
CAPITAL AND CORPORATE STRUCTURE
     MEDTRUST. Medtrust is a nonstock corporation and as such has no authorized capital stock. Its Bylaws provide for the following four classes of voting members: (1) Class A, Surgical Specialists; (2) Class B, Medical Specialists;
(3) Class C, Primary Care Physicians; and (4) Class D, Hospital Based Physicians. Eligibility for membership in any class is determined by the Credentialling Committee (a committee of the Board) in accordance with the applicant's primary area of specialty or location of practice. Election of members of a particular class is made from time to time by the Board upon recommendation of the Credentialling Committee. Members of each class are entitled to such rights to use the facilities and property of Medtrust and such other rights as shall be established from time to time by resolution of the Board.
     Medtrust Members do not have many of the rights commonly associated with security ownership. For example, Members have no rights to receive dividends or liquidation distributions. Membership interests are non-transferable and cease to exist upon the death or liquidation of the member. The Medtrust Bylaws and the VNCA expressly state that Members have no property interests in their membership or in any of their rights of membership.
     DOCTORS HEALTH. Doctors Health's authorized capital stock and the relative rights of the various classes of stock are set forth under "Description of Capital Stock" in the Prospectus.
VOTING RIGHTS
     MEDTRUST. Pursuant to Medtrust's Bylaws, Members may vote on matters presented to the membership by casting that number of votes equal to the number of Approved Physicians who are employed by the Member. An "Approved Physician" is a physician who has been authorized by the Credentialling Committee to perform services under the Member's provider contract with Medtrust. Unless otherwise provided by resolution of the Board of Directors, Medtrust Members do not vote separately by class. Fifty percent (50%) of the voting power of the corporation is required to be represented at a membership meeting either in person or by proxy in order to constitute a quorum. The Medtrust Bylaws provide that no cumulative voting is permitted with respect to the election of directors and the articles of incorporation do not provide for cumulative voting. The VNCA states that there is no cumulative voting for the election of directors unless the articles of incorporation so provide.
     In general, Members may vote in person or by proxy. However, the Bylaws provide that, unless the proxy refers to the general nature of the matter upon which the vote will be cast, votes may not be made by proxy with respect to the following issues: (i) the removal of a director or directors without cause; (ii) filling of vacancies on the Board of Directors not otherwise filled by the Board, (iii) approval of transactions involving a director having a material financial interest; (iv) amendment of the Articles of Incorporation or Bylaws repealing, restricting, creating or expanding proxy rights; (v) amendment of the Articles of Incorporation; (vi) sale, lease, conveyance, exchange, transfer or other disposal of all or substantially all of the corporation's assets when such transaction is not in the usual and regular course of business, (vii) approval of merger terms; (viii) amendment of agreement of merger; and (ix) election to dissolve the corporation.
     Pursuant to the VNCA, Medtrust members must approve a plan of merger after recommendation of approval by the Board of Directors. A plan of merger must be approved by each voting group entitled to vote on the plan by more than two-thirds of all the votes cast on the plan by that voting group at a meeting at which a quorum of the voting group exists. A sale of all or substantially all of the corporation's assets other than in the regular course of business also must be approved by more than two-thirds of all the votes cast on the transaction at a meeting at which a quorum exists. The VNCA provides that members must approve amendments to the company's articles of incorporation by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes cast on the amendment by that voting group at a meeting at which a quorum of the voting group exists. The VNCA does not require the members of a surviving corporation to vote on a merger if (i) the merger agreement does not amend the existing articles of incorporation such that the amendment would otherwise require shareholder approval; and (ii) each member of the surviving corporation will retain the identical designation, preferences, limitations, and relative rights, immediately after the effective date of the merger as held before.
     DOCTORS HEALTH. In general, under the Doctors Health Articles of Incorporation, each holder of Class B Common Stock is entitled to cast, in person or by proxy, one vote for each share of Class B Common Stock held of record by such holder on all matters to be voted on by stockholders. The holders of Class B Common Stock generally vote together with holders of all
                                      S-18
other classes and series of stock of Doctors Health and not as a separate class or series, except where specifically provided. The Doctors Health Bylaws provide that a quorum at a stockholders' meeting consisting of the presence in person or by proxy of stockholders entitled to cast two thirds of the votes thereat. Two-thirds of the votes cast at a meeting of stockholders, duly called and at which a quorum is present, shall be sufficient to take or authorize action upon any matter, other than the election of directors, which may properly come before the meeting, including the approval of a plan of merger or the sale of all or substantially all of the assets of the corporation.
     With respect to the election of directors, the holders of Class B Common Stock, voting as a single class, are entitled to elect eight directors to the Board ("Class B Common Director") The affirmative vote of a majority of the shares of Class B Common Stock represented in person or by proxy at a meeting at which a quorum of Class B Common Stock is present shall be sufficient to approve any matter with respect to which said holders are entitled to vote; provided, however, that the affirmative vote of a plurality of all votes cast shall be sufficient to elect a Class B Common Director. Each share of Class B Common Stock may be voted for as many individuals as there are Class B Common Directors to be elected. The holders of Class B Common Stock, at any annual meeting or upon a call of a special meeting of holders of Class B Common Stock by holders of not less than 25% of the shares of Class B Common Stock then outstanding, may remove any Class B Common Director at any time and from time to time with or without cause, voting as a single class, by the affirmative vote of a majority of all of the votes entitled to be cast for the election of a Class B Common Director, and may elect a successor to fill any resulting vacancies for the remainder of the term of such director. If any Class B Common Director shall cease to be a director for any reason (including death, resignation, removal or any other cause), the vacancy shall be filled by a vote of the remaining Class B Common Directors (unless, with respect to removal, the holders of Class B Common Stock have elected a successor Class B Common Director pursuant to the removal process provisions). If there are no such remaining directors, then upon a call of a special meeting of holders of Class B Common Stock, by any such holder, the vacancy shall be filled by the vote of the holders of Class B Common Stock, voting as a single class.
     The MGCL does not require a stockholder vote of the surviving corporation in a merger if the merger does not amend the surviving corporation's Articles of Incorporation or change its outstanding stock and the number of shares to be issued by the surviving corporation in the merger does not exceed 15% of the shares outstanding immediately before the merger becomes effective.
     The Articles of Incorporation of Doctors Health provide that, subject to certain rights of preferred stockholders, the corporation reserves the right to make, from time to time, any amendments to the Articles of Incorporation, including any amendments which alter the contract rights of any holder of a class of outstanding stock as expressly set forth in the charter.
DISSENTER'S RIGHTS
     MEDTRUST. Under the VNCA, a Member who dissents from the corporation taking certain actions such as a merger or a consolidation which are subsequently approved and consummated does not have any rights to receive consideration other than what such Member would receive pursuant to the transaction.
     DOCTORS HEALTH. Pursuant to the MGCL, a stockholder who dissents from certain reorganizational transactions may, under varying circumstances, receive cash in the amount of the fair value of his or her shares (as may be ultimately determined by a court) in lieu of the consideration he or she would otherwise receive in any such transaction. However, the MGCL also provides that a stockholder does not have appraisal rights in a merger or consolidation if such stockholder's stock is listed on a national exchange or is designated as a security listed on the The Nasdaq National Market or if such stockholder's stock is that of the surviving corporation in the merger and the merger does not alter or change such stock.
DIRECTORS
     MEDTRUST. Medtrust's Bylaws presently provide that the Board of Directors shall consist of that number of directors fixed by resolution of the Board between five and 22 in number. The initial directors presently serving have terms scheduled to end in 1997, 1998 and 1999. Upon the expiration of these initial terms, the directors elected to fill the vacancies would all have three year terms resulting in staggered terms. The Board of Directors of Medtrust generally has all of the corporate power of the corporation and has the authority to control all of its business and affairs, including the right to levy dues and assessments and appoint officers and agents. By resolution, the Board may delegate power and responsibility to committees, officers and agents. To qualify to serve as a director of Medtrust an individual must be an Approved Physician and must be employed by a Member of Medtrust. No physician who is employed by a Class D member is eligible to serve as a director unless he or she has been previously authorized by resolution of the Board of Directors. So long as there are at least 100 physicians who are
                                      S-19
employed by Class C members, no more than 50% of the directors on the board may be physicians employed by Class A or B members.
     DOCTORS HEALTH. The Articles of Incorporation of Doctors Health provide that, until the 1998 annual stockholders meeting, there shall be 18 directors of which five directors shall be directors elected by Class A stockholders, eight shall be elected by Class B stockholders, two shall be elected by Series A Preferred Stockholders, two shall be elected by Series B Preferred Stockholders and one shall be elected by Series C Preferred stockholders. The number of directors will increase to 19 after the 1998 annual Stockholders meeting at which time the Series C Preferred Stockholder shall have the right to elect two directors. The number of directors comprising the Board of Directors and the number of directors to be elected by each class of stock may not be changed except by an amendment to the Articles of Incorporation approved by the vote of stockholders entitled to vote at least two-thirds of the shares of each class of the capital stock that is to be affected by the amendment.
STOCKHOLDER POWER TO CALL A SPECIAL MEETING
     MEDTRUST. Pursuant to the Medtrust Bylaws, special meetings of the membership may be called by the Chairman of the Board, the President, the Board of Directors, or by one or more members constituting five percent (5%) or more of the voting power of the corporation.
     DOCTORS HEALTH. Under the MGCL and the Doctors Health Bylaws, the Board of Directors, the Chairman of the Board, the president or the holders entitled to cast at least two-thirds of all of the votes entitled to be cast at the meeting may call a special meeting of the stockholders.
NOTICE OF MEETINGS
     MEDTRUST. Under the VNCA and the Medtrust Bylaws, members are to be given written notice of the date, time and place of each annual and special members meeting. Such notice shall be given no less than 10 nor more than 60 days before the date of the meeting. In the case of a special meeting called for the purpose of acting on an amendment to the Articles of Incorporation, a plan of merger, or a proposed sale of all or substantially all of the assets of the corporation, the VNCA requires that notice be given not less than 25 nor more than 60 days before the date of the meeting.
     DOCTORS HEALTH. Pursuant to the Bylaws of Doctors Health, notice of the time, date and place of each annual or special meeting shall be given at least 10 but not more than 90 days prior to the date of the meeting.
INSPECTION OF STOCKHOLDER OR MEMBER LISTS
     MEDTRUST. Under the VNCA, Medtrust members may inspect a list of Medtrust members during the ten days prior to a membership meeting during regular business hours. Such list shall also be produced and kept open at the time and place of the meeting.
     DOCTORS HEALTH. Under the MGCL, holders of common stock only may inspect stockholder lists if such stockholder has been a stockholder of record for at least six months and owns 5% of the outstanding stock of the corporation, provided that the appropriate request is made.
INDEMNIFICATION
     MEDTRUST. Under the VNCA, a corporation may indemnify a director against liability if the director (1) conducted himself in good faith, (2) believed that his official conduct was in the best interests of the corporation and all other non-official conduct was not opposed to the corporation's best interests, and
(3) in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding in which the director is adjudged liable on the basis that he received an improper personal benefit. A director also cannot be indemnified in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation. However, in such a proceeding the liability of the director is limited to reasonable expenses incurred in connection with the proceeding. To the fullest extent permitted by the VNCA, the Medtrust Articles of Incorporation provide that the corporation shall indemnify all directors and officers of Medtrust.
     DOCTORS HEALTH. Under the MGCL, a corporation may indemnify any director, officer, or agent made a party to any proceeding by reason of service in that capacity unless: (i) the act or omission of the director, officer or agent was material to the matter giving rise to the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director, officer, or agent actually received an improper personal benefit; and (iii) in a criminal proceeding, the
                                      S-20
director, officer, or agent had reasonable cause to believe that the act or omission was unlawful. However, in a proceeding by or in the right of the corporation, indemnification may not be made in respect of a proceeding in which the director, officer, employee or agent shall have been adjudged to be liable to the corporation. Doctors Health's Articles of Incorporation indemnify former and current directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted under the MGCL. The Articles of Incorporation further provide that the Board of Directors may approve indemnification by the corporation for officers, employees, agents and persons who serve and have served, at the request of Doctors Health, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise as may be determined by the Board.
BUSINESS COMBINATION AND AFFILIATION STATUTES
     MEDTRUST. The VNCA has no provisions relating to "affiliated transactions." DOCTORS HEALTH. The MGCL imposes conditions and restrictions on certain
"business combinations" (including among other various transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer of issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation's stock (an "Interested Stockholder"). Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. After such five-year period, a business combination with an Interested Stockholder must be: (a) recommended by the corporation's board of directors; and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and
(ii) two-thirds of the outstanding shares entitled to vote which are not held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's common stockholders receive a "fair price" (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for his shares. Under its Articles of Incorporation and in accordance with the MGCL, Doctors Health elected not to be governed by the MGCL's limitations and restrictions on "business combinations."
CONTROL SHARE ACQUISITION STATUTES
     MEDTRUST. There are no provisions under the VNCA governing control share acquisitions.
     DOCTORS HEALTH. Under the MGCL's control share acquisition law, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 20%, 33-1/3% and 50% of the outstanding shares are denied unless conferred by a special stockholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's Articles of Incorporation or by-laws permit the acquisition of such shares prior to the acquiring person's acquisition thereof. Unless a corporation's charter or Bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at "fair value" if the voting rights are not approved or if the acquiring person does not deliver a "control share acquisition statement" to the corporation on or before the tenth day after the control share acquisition. The acquiring person may demand a stockholder's meeting to consider authorizing voting rights for control shares subject to certain disclosure obligations and payment of certain costs. If voting rights are approved for more than fifty percent of the outstanding stock, objecting stockholders may have their shares appraised and repurchased by the corporation for cash. Under its Articles of Incorporation and in accordance with the MGCL, Doctors Health elected not to be governed by the control share acquisition statute.
                         RESALE OF CLASS B COMMON STOCK
     The shares of Class B Common Stock of Doctors Health offered by this Proxy Statement/Prospectus Supplement have been registered under the Securities Act, allowing Members of Medtrust who are not "affiliates" of Doctors Health or Medtrust (as defined under the Securities Act, but generally including directors, certain executive officers, and 10% or more stockholders of Doctors Health or Medtrust) to trade them freely and without restriction under the Securities Act except as limited by certain contractual restrictions set forth in the Stockholders Agreement or otherwise. Each Member of Medtrust who may be deemed an "affiliate" of Doctors Health will be subject to certain limitations imposed by the Securities Act, and the rules, regulations and releases promulgated thereunder, with respect to the sale or other disposition of the shares of Class B Common Stock to be received by the "affiliate" pursuant to the Merger. This Proxy Statement/Prospectus does not cover any resales of Class B Common Stock received by affiliates of Medtrust.
                                      S-21

     In addition to restrictions on resale that may be imposed on "affiliates" under the Securities Act, the shares of Class B Common Stock of Doctors Health received by the Members of Medtrust (whether or not they are deemed to be "affiliates") pursuant to the Merger are and will be subject to the terms of Doctors Health's Stockholders Agreement (a copy of which is attached hereto as Annex B) which provides significant contractual restrictions on the resale of such Common Stock until an initial public offering for cash of the Common Stock of Doctors Health or other event constituting a "change in control" of Doctors Health. The Stockholders Agreement provides that the signatories may sell and transfer the stock of the Company held by them only pursuant to such agreement. The Stockholders Agreement contemplates that Doctors Health may redeem shares of the Class B Common Stock upon an "Involuntary Transfer" resulting generally from the insolvency of a stockholder or upon divorce of an individual stockholder. "Voluntary Transfers" are permitted only after a stockholder offers its stock, upon the same terms and conditions contained in the offer it wishes to accept, to all other stockholders on the terms set forth in the Stockholders Agreement. Individual stockholders may in certain circumstances make estate planning transfers for the benefit of themselves or family members on certain conditions.
     Under the Stockholders Agreement, in the event of an "Involuntary Transfer" or the death or disability of a Management Stockholder, the purchaser of the stock and the transferring stockholder may agree on the purchase price of the stock to be sold in such event. If the parties cannot agree on a price, the price shall be the fair market value of the stock, as determined by a jointly selected appraiser, as of the last day of the calendar month immediately preceding the event giving rise to the purchase of the stock, in accordance with the procedures set forth in the Stockholders Agreement. In the event of a "Voluntary Transfer", the purchase price to be paid by the other stockholders or Doctors Health, if they exercise their options to purchase the stock, will be the price at which the stockholder proposes to transfer his stock to the proposed third party transferee.
                                 LEGAL MATTERS
     The validity of the Securities offered hereby have been passed upon for the Company by Venable, Baetjer and Howard, LLP, Baltimore, Maryland.
                                      S-22

                                                                         ANNEX A
                          PLAN AND AGREEMENT OF MERGER
                                     among
                         MEDTRUST MEDICAL GROUP, INC.,
                        a Virginia nonstock corporation,
                          DOCTORS HEALTH SYSTEM, INC.,
                            a Maryland corporation,
                                      and
                        DOCTORS HEALTH OF VIRGINIA, INC.
                             a Virginia corporation
                         Dated as of November 15, 1996

                               TABLE OF CONTENTS
     (This Table of Contents is for convenience of reference only and is not intended to define, limit or describe the scope or intent of any provision of this Agreement.)
                                                                            Page

                                                          ARTICLE 1
                                                       THE TRANSACTION
Section 1.1.     Merger................................................................................................      1
Section 1.2.     The Closing...........................................................................................      2
Section 1.3.     Employment of Drs. Wiederhorn and Marcus..............................................................      2
Section 1.4.     Compensation to Negotiating Team......................................................................      2
                                                          ARTICLE 2
                                             ARTICLES OF INCORPORATION, BY-LAWS,
                                                    SHAREHOLDER AGREEMENTS
Section 2.1.     Articles of Incorporation.............................................................................      2
Section 2.2.     By-Laws...............................................................................................      2
Section 2.3.     Directors and Officers................................................................................      2
                                                          ARTICLE 3
                                              CONVERSION OF MEMBERSHIP INTERESTS
Section 3.1.     Conversion of Membership Interests....................................................................      3
                                                          ARTICLE 4
                                          REPRESENTATIONS AND WARRANTIES OF MEDTRUST
Section 4.1.     Organization; Authority...............................................................................      4
Section 4.2.     Membership of Medtrust................................................................................      4
Section 4.3.     Charter Documents.....................................................................................      4
Section 4.4.     Binding Obligation; Consents; Litigation..............................................................      4
Section 4.5.     Financial Statements..................................................................................      5
Section 4.6.     Material Contracts and Agreements.....................................................................      5
Section 4.7.     Tax Matters...........................................................................................      5
Section 4.8.     Absence of Undisclosed Liabilities....................................................................      6
Section 4.9.     Insurance.............................................................................................      6
Section 4.10.    Finders or Brokers....................................................................................      6
Section 4.11.    Employee Benefits.....................................................................................      6
Section 4.12.    Employment Matters....................................................................................      7
Section 4.13.    Compliance With Laws..................................................................................      7
Section 4.14.    Litigation............................................................................................      7
                                                          ARTICLE 5
                                        REPRESENTATIONS AND WARRANTIES OF DHS AND SUB
Section 5.1.     Organization; Authority...............................................................................      8
Section 5.2.     Capitalization of DHS and Sub.........................................................................      8
Section 5.3.     Charter Documents.....................................................................................      9
Section 5.4.     Binding Obligation; Consents; Litigation..............................................................      9
Section 5.5.     Financial Statements..................................................................................      9
Section 5.6.     Compliance With Law; Permits..........................................................................     10
Section 5.7.     Litigation............................................................................................     10
Section 5.8.     Material Contracts and Agreement......................................................................     10
Section 5.9.     Tax Matters...........................................................................................     10
Section 5.10.    Absence of Undisclosed Liabilities....................................................................     11
Section 5.11.    Insurance.............................................................................................     11
Section 5.12.    No Material Adverse Change............................................................................     11

                                       ii

                               TABLE OF CONTENTS
                                                                            PAGE

Section 5.13.    Required Consents.....................................................................................     12
Section 5.14.    Disclosure Registration Statement.....................................................................     12
Section 5.15.    Disclosure; Representations and Warranties............................................................     12
Section 5.16.    Finders or Brokers....................................................................................     12
                                                          ARTICLE 6
                                    TRANSACTIONS PRIOR TO THE EFFECTIVE TIME OF THE MERGER
Section 6.1.     Special Meeting.......................................................................................     13
Section 6.2.     Effectiveness of Securities Act Registration Statement................................................     13
Section 6.3.     Management of Medtrust................................................................................     13
                                                          ARTICLE 7
                                               CERTAIN COVENANTS AND AGREEMENTS
Section 7.1.     Approvals; Consents...................................................................................     14
Section 7.2.     Conduct of Business Prior To Effective Time...........................................................     14
Section 7.3.     Access to Information and Documents...................................................................     15
Section 7.4.     Periodic Information..................................................................................     15
Section 7.5.     Representations.......................................................................................     15
Section 7.6.     Information...........................................................................................     16
Section 7.7.     Notice of Breach......................................................................................     16
Section 7.8.     Director and Officer Insurance........................................................................     16
Section 7.9.     Business Plan and Capitalization of Sub...............................................................     16
Section 7.10.    Exclusivity...........................................................................................     16
Section 7.11.    Establishment of Woman Care, IPA, LLC.................................................................     17
Section 7.12.    Right of First Refusal to Specialists.................................................................     17
Section 7.13.    Primary Care Affiliation Agreements...................................................................     17
Section 7.14.    Registration of DHS Common Stock......................................................................     17
                                                          ARTICLE 8
                                           CONDITIONS TO OBLIGATIONS OF THE PARTIES
Section 8.1.     Member Approvals......................................................................................     17
Section 8.2.     Pending Litigation....................................................................................     18
Section 8.3.     Third Party Consents..................................................................................     18
                                                          ARTICLE 9
                                                CONDITIONS TO DHS' OBLIGATIONS
Section 9.1.     Representations and Warranties........................................................................     18
Section 9.2.     Opinion of Medtrust's Counsel.........................................................................     18
Section 9.3.     Legal Matters Satisfactory............................................................................     18
Section 9.4.     No Material Adverse Change............................................................................     18
Section 9.5.     Alliance with Primary Care Physicians.................................................................     18
Section 9.6      Dissenters To Merger..................................................................................     19
Section 9.7      Virginia Blue Sky Laws................................................................................     19
                                                          ARTICLE 10
                                             CONDITIONS TO MEDTRUST'S OBLIGATIONS
Section 10.1.    Representations and Warranties........................................................................     19
Section 10.2.    Opinion of Counsel for DHS and Sub....................................................................     19
Section 10.3.    Legal Matters Satisfactory............................................................................     19
Section 10.4.    No Material Adverse Change............................................................................     19
Section 10.5.    Registration Statement................................................................................     19
Section 10.6.    Issue Price of DHS Common Stock.......................................................................     20

                                      iii

                               TABLE OF CONTENTS
                                                                            PAGE

                                                          ARTICLE 11
                                                         TERMINATION
Section 11.1.    Termination...........................................................................................     20
Section 11.2.    Effect of Termination.................................................................................     20
                                                          ARTICLE 12
                                                        MISCELLANEOUS
Section 12.1.    Expenses..............................................................................................     20
Section 12.2.    Survival of Representations, Warranties and Covenants.................................................     21
Section 12.3.    Governing Law; Jurisdiction and Venue.................................................................     21
Section 12.4.    Notices...............................................................................................     21
Section 12.5.    Press Releases........................................................................................     23
Section 12.6.    Assignment; Amendments, Waivers.......................................................................     23
Section 12.7.    Entire Agreement......................................................................................     23
Section 12.8.    Severability..........................................................................................     23
Section 12.9.    Headings..............................................................................................     23
Section 12.10.   Counterparts..........................................................................................     23
Section 12.11.   Third Party Beneficiaries.............................................................................     23
Section 12.12.   Enforcement Costs.....................................................................................     24

                          PLAN AND AGREEMENT OF MERGER
     This PLAN AND AGREEMENT OF MERGER (this "Agreement") is made as of November 15, 1996 by and among MEDTRUST MEDICAL GROUP, INC., a Virginia nonstock corporation ("Medtrust"), DOCTORS HEALTH SYSTEM, INC., a Maryland corporation ("DHS"), and DOCTORS HEALTH OF VIRGINIA, INC., a Virginia corporation wholly-owned by DHS ("Sub").
                                    RECITALS
     A. Sub is a corporation duly organized and existing under the laws of the Commonwealth of Virginia, having been incorporated on November 15, 1996 for the purpose of effecting this transaction and having engaged in no other business prior to the date hereof.
     B. Medtrust is a nonstock corporation duly organized and existing under the laws of the Commonwealth of Virginia, having been incorporated on May 3, 1994.
     C. DHS is a corporation duly organized and existing under the laws of the State of Maryland, having been incorporated on June 10, 1994.
     D. The respective Boards of Directors of DHS, Sub and Medtrust have approved the business combination of Sub and Medtrust.
     E. The respective Boards of Directors of DHS, Sub, and Medtrust, have approved this Agreement and deem it advisable and in the best interests of their respective corporations, and shareholders and Members (as hereinafter defined) that Medtrust merge with and into Sub (the "Merger"), subject to the approval and adoption of this Agreement by the Members of Medtrust, pursuant to the terms and subject to the conditions of this Agreement.
     NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:
II.                               THE TRANSACTION
     A. MERGER. Upon the approval and adoption of this Agreement by the Members of Medtrust (the "Members") in accordance with the laws of the Commonwealth of Virginia, and the satisfaction or waiver of the conditions set forth herein to the obligations of the parties hereto, articles of merger substantially in the forms of Exhibit A hereto, shall be filed with the State Corporation Commission of the Commonwealth of Virginia in accordance with the laws of the Commonwealth of Virginia. Effective on the date and at the time on which a certificate of merger containing the provisions required by, and executed in accordance with,
Article 12 of the Virginia Stock Corporation Act and Article 11 of the Virginia Nonstock Corporation Act (the "Certificate of Merger") shall have been issued by the Virginia State Corporation Commission (or such later date and time as may be specified in such Certificate of Merger) (the "Effective Time"), Medtrust shall merge with and into Sub which, as the surviving corporation, shall continue its corporate existence under the laws of the Commonwealth of Virginia under the name of Doctors Health of Virginia, Inc.
     B. THE CLOSING. The Merger and the other transactions contemplated by this Agreement shall be effected at a closing (the "Closing") at the offices of Kaufman & Canoles, One Commercial Place, Norfolk, Virginia 23514, or such other place as the parties shall mutually agree, at 11:00 a.m. local time on a mutually agreeable date (the "Closing Date") which is no later than five (5)
days following the satisfaction of the conditions set forth in Articles 8, 9 and 10 hereof. The Effective Time shall occur on the Closing Date. In no event shall the Closing Date occur later than January 31, 1997 (the "Termination Date") without the mutual consent of the parties.
     C. EMPLOYMENT OF DRS. WIEDERHORN AND MARCUS. At Closing, DHS shall execute and deliver those certain employment agreements attached hereto as Exhibits B and C, respectively, under which DHS will employ Dr. Norman Marcus and Dr. Roger Wiederhorn on a part-time basis to assist DHS with further network development.
     D. COMPENSATION TO NEGOTIATING TEAM. At Closing, DHS shall pay and/or deliver to the individuals listed on Exhibit D (the "Negotiating Team") an aggregate consideration of 6,000 shares of DHS Common Stock and $30,000 in cash to be distributed ratably to the Negotiating Team Members in consideration of their service in conducting the extended negotiations leading to the consummation and implementation of this Agreement.
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III.                     ARTICLES OF INCORPORATION, BY-LAWS,
                             SHAREHOLDER AGREEMENTS
     A. ARTICLES OF INCORPORATION. The articles of incorporation of Sub in effect at the Effective Time shall be as set forth on Exhibit E attached hereto.
     B. BY-LAWS. The by-laws of Sub in effect at the Effective Time shall be as set forth on Exhibit F which by-laws shall constitute a shareholder agreement pursuant to Section 13.1-671.1 of the Code of Virginia (1950, as amended).
     C. DIRECTORS AND OFFICERS. At and with effect from the Effective Time, the directors of the Surviving Corporation shall be as set forth on Schedule 2.3 hereto who shall hold office until their successors are elected and qualify. At and with effect from the Effective Time, the officers of the Surviving Corporation shall be as set forth on Schedule 2.3 hereto who shall hold office until their successors are elected and qualify.
IV.                      CONVERSION OF MEMBERSHIP INTERESTS
     A. CONVERSION OF MEMBERSHIP INTERESTS. The manner and basis of converting the membership interests of Medtrust shall be as follows:
          1. Subject to the provisions of paragraphs (c) and (d) below, the Members of Medtrust shall receive in the aggregate 24,000 shares (the
     "Share Consideration") of DHS Class B common stock, no par value per share (the "DHS Common Stock") plus an aggregate amount of cash equal to $120,000 plus the amount of cash or cash equivalents held by Medtrust as of the date hereof (the "Cash Consideration").
          2. Subject to the provisions of paragraphs (c) and (d) below, each membership interest of the Members of Medtrust outstanding immediately prior to the Effective Time will be converted into and represent the right to receive the number of shares of DHS Common Stock and that amount of cash determined by multiplying each of the Share Consideration and the Cash Consideration by a fraction, the numerator of which is the aggregate
     Initial Membership Fee paid by the respective Member for its Approved Physicians (as defined in the Bylaws of Medtrust) and the denominator of which is the aggregate Initial Membership Fees paid by all Members then holding membership interests in Medtrust on behalf of their Approved Physicians (the "Merger Consideration"). For purposes hereof, Initial Membership Fee shall include only the initial membership fees paid by a Member and shall expressly exclude any ongoing dues or assessments paid by a Member in support of the operational expenses of Medtrust.
          3. In the event that DHS changes the number of shares of DHS Common Stock issued and outstanding after the date hereof and prior to the Effective Time as a result of a stock split, stock dividend, recapitalization or other similar transaction, the Share Consideration shall be proportionately adjusted.
          4. No certificates for fractions of shares of DHS Common Stock and no scrip or other certificates evidencing fractional interests in such shares shall be issuable and any such fractional share which would otherwise be issued shall be rounded to the next highest whole share.
          5. At the Closing, DHS shall deliver to counsel for Medtrust the original of all certificates of DHS Common Stock to be issued as part of the Share Consideration together with the Cash Consideration in immediately available funds. Such certificates shall then be forwarded by regular mail with appropriate checks for the Cash Consideration to the address of record of each Member.
          6. At any time prior to the mailing of the notice of the Special Meeting, the Board of Directors may revise the method of allocation of the Share Consideration and Cash Consideration among the Members, make appropriate revisions to the Plan of Merger and submit such revised plan to the Members for their approval. The provisions of Section 3.1(b) regarding allocation shall be amended to incorporate such revised allocations.
V.                  REPRESENTATIONS AND WARRANTIES OF MEDTRUST
     Medtrust hereby represents and warrants to DHS and Sub that as of the date of this Agreement:
     A. ORGANIZATION; AUTHORITY. Medtrust is a nonstock corporation duly organized and existing in good standing under the laws of the Commonwealth of Virginia. Medtrust has all necessary corporate power and authority to own or to lease, and to operate, its properties and assets and to carry on its business as it is now being conducted.
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     B. MEMBERSHIP OF MEDTRUST. Medtrust has four classes of Members as provided in the articles of incorporation. A true and complete copy of the Membership roster as of the date hereof is attached hereto as Schedule 4.2. In accordance with Section 13.1-837 of the Virginia Code, membership interests are non-transferable.
     C. CHARTER DOCUMENTS. A true and complete copy of the articles of incorporation and by-laws of Medtrust are attached hereto as Exhibit G.
     D. BINDING OBLIGATION; CONSENTS; LITIGATION. The execution and delivery of this Agreement by Medtrust does not, and the consummation of the transactions contemplated hereby will not, violate (i) any provision of the articles of incorporation or by-laws of Medtrust or (ii) any provision of, or result in a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Medtrust is a party, or to which Medtrust is, or the assets, properties or business of Medtrust are, subject, which would have a material adverse effect on Medtrust or any of its assets except as set forth on Schedule 4.4. The Board of Directors of Medtrust has approved this Agreement, has authorized the execution and delivery hereof and has directed that this Agreement be submitted to the Members of Medtrust for adoption at a special meeting of such Members following the satisfaction of the condition described in Section 10.5 hereof (the "Special Meeting"). Medtrust has full power, authority and legal right to enter into this Agreement and, upon appropriate vote of its Members in accordance with law, to consummate the transactions contemplated hereby. Except for the approval of its Members, Medtrust has taken all action required by law, its articles of incorporation, its by-laws or otherwise to authorize and to approve the execution and delivery of this Agreement and the documents, agreements and certificates executed and delivered by Medtrust in connection herewith and the consummation by Medtrust of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Medtrust and constitutes a valid and legally binding obligation of Medtrust, enforceable against Medtrust in accordance with its terms. No consent, action, approval or authorization of, or registration, declaration or filing with, any governmental authority is required to be obtained by Medtrust in order to authorize the execution and delivery by Medtrust of this Agreement or the consummation by Medtrust of the Merger other than the filings with the State Corporation Commission contemplated by this Agreement.
     E. FINANCIAL STATEMENTS. Medtrust has furnished to DHS copies of the financial statements compiled by its accountant for 1994 and 1995 (the "Medtrust Financial Statements"). The Medtrust Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, reflect and provide adequate reserves in respect of all known liabilities of Medtrust in accordance with GAAP, including all known contingent liabilities required to be included therein, and present fairly the financial condition of Medtrust as of the indicated dates and the results of operations of Medtrust for the indicated periods.
     F. MATERIAL CONTRACTS AND AGREEMENTS. All material contracts of Medtrust now in effect to which Medtrust is a party or by which it or its properties or assets may be bound or affected are listed on Schedule 4.6. A true and complete copy of each such material contract has been heretofore delivered to DHS (the "Material Contracts"). No default, alleged default or anticipatory breach exists on the part of Medtrust or, to the best knowledge of Medtrust, on the part of any other party, under any Material Contract, and there are no material agreements of the parties relating to any Material Contract that have not been disclosed to DHS. Subject to receipt of the consents set forth on Schedule 4.6, the consummation of the Merger will not give rise to a default under any such Material Contract.
     G. TAX MATTERS.
          1. Medtrust has filed all tax returns required to be filed by it under the laws of the United States of America, the jurisdiction of its incorporation, and each state or other jurisdiction in which it conducts business activities and is required to file. Medtrust has paid or set up an adequate reserve in respect of all taxes for the periods covered by such returns. Medtrust does not have any tax liability for which no tax reserve has been made in respect of any jurisdiction in which Medtrust has business activities and is required to file.
          2. There are no tax liens, whether imposed by any federal, state or local taxing authority, outstanding against any of the assets, properties or business of Medtrust.
          3. All taxes and assessments that Medtrust is required to withhold or to collect have been duly withheld or collected and all withholdings and collections have either been duly and timely paid over to the appropriate governmental authority or are, together with the payments due or to become due in connection therewith, duly reflected on the Medtrust Financial Statements in accordance with GAAP.
                                      A-3

          4. Except as set forth in Schedule 4.7, no Medtrust tax returns for tax years that are open under any applicable statute of limitations have been examined by the Internal Revenue Service or other tax authorities, and no deficiencies (including any penalties or interest) have been asserted or assessments made as a result of examinations. There are no waivers, agreements or other arrangements providing for extension of time with respect to the assessment or collection of any unpaid tax, interest, or penalties relating to Medtrust. No issues have been raised by (or are currently pending before) the Internal Revenue Service or any other taxing authority in connection with any of Medtrust's tax returns which could reasonably be expected to have a material adverse effect on the financial condition of Medtrust if decided adversely to Medtrust, nor are there any such issues which have not been so raised but if so raised by the Internal Revenue Service or any other taxing authority in connection with any of the Medtrust tax returns could, in the aggregate, reasonably be expected to have such material adverse effect.
     H. ABSENCE OF UNDISCLOSED LIABILITIES. Medtrust does not have any material indebtedness, liability or obligation of any character whatsoever, whether or not accrued and whether or not fixed or contingent, other than (i) liabilities reflected in the Medtrust Financial Statements, (ii) liabilities incurred in the ordinary course of business (or pursuant to the liquidation) of Medtrust since the date of the Medtrust Financial Statements, (iii) indebtedness, liabilities and obligations listed on Schedule 4.8 hereto, and (iv) liabilities incurred in connection with the performance of this Agreement.
     I. INSURANCE. All significant policies of insurance, together with the premiums currently paid thereon, providing for business interruption, personal, employee, product or public liability coverage with respect to the business of Medtrust are described on Schedule 4.9. The copies of such policies which have previously been delivered to DHS are complete and correct. All such policies will be outstanding and in full force and effect on the Closing Date and thereafter in accordance with their terms. There are no claims, actions, suits or proceedings arising out of or based upon any of such policies of insurance, and, so far as is known to Medtrust or any of its officers, no basis for any such claim, action, suit or proceeding exists. There are no notices of any pending or threatened terminations with respect to any of such policies and Medtrust is in compliance with all conditions contained therein.
     J. FINDERS OR BROKERS. Medtrust has not utilized the services of any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission in connection with this Agreement or upon consummation of the transactions contemplated hereby.
     K. EMPLOYEE BENEFITS. Except for those plans set forth in Schedule 4.11, Medtrust currently does not have, or has never had, an employee benefit plan, including, without limitation, any plan, agreement or arrangement relating to deferred compensation, pension, profit sharing, retirement income or other benefits, stock purchase, stock ownership and stock option plan, stock appreciation rights, bonus, severance arrangement, health and welfare benefits, insurance benefits or any other employee benefits or fringe benefit plan. Medtrust does not participate in, or contribute to, nor has Medtrust ever participated in or contributed to, any multi-employer plan within the meaning of ERISA Section 4001(a)(3), nor does or will Medtrust have, now or in the future, any multi-employer plan withdrawal liability under Subtitle E of Part IV of ERISA.
     L. EMPLOYMENT MATTERS. Except as set out in Schedule 4.12, there are no oral or written employment contracts or pension, bonus, profit sharing, stock option, life, health, retirement, welfare, or other agreements or arrangements providing for employee remuneration or benefits to which Medtrust is a party or by which it is bound. To the knowledge of Medtrust, no person (including, but not limited to, governmental agencies of any kind) has any claim, or basis for any action or proceeding, against Medtrust arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including, but without limiting the foregoing, The Fair Labor Standards Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. 1981 or the Age Discrimination in Employment Act of 1967, as amended), which, if upheld, would have an adverse effect on Medtrust or its condition, financial or otherwise. To the knowledge of Medtrust, there is no pending or threatened federal or state equal employment opportunity enforcement action or labor dispute, strike or work stoppage affecting Medtrust. Medtrust does not have any collective bargaining or similar agreements, nor does it have any obligation to bargain with any labor organization as the representative of Medtrust's employees, and there is neither pending, nor to Medtrust's knowledge threatened, any labor dispute, strike or work stoppage with affects or which may affect Medtrust or which may interfere with the continued operation of Medtrust. No present or former employee of Medtrust has any claim against Medtrust for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages, salary or other compensation or benefits for any period other than the current payroll period,
(iii) except as set forth in Medtrust's Financial Statements, vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.
                                      A-4

     M. COMPLIANCE WITH LAWS. Medtrust is not in violation of any order, writ, decree or judgment of any court, arbitrator, or governmental or regulatory body which violation would (i) affect the legality, validity or enforceability of this Agreement or the transactions contemplated hereby, (ii) have a material adverse effect on Medtrust's assets, or (iii) impair Medtrust's obligations to perform fully on a timely basis any material obligations of Medtrust under this Agreement.
     N. LITIGATION.
          1. Except as set forth on Schedule 4.14, there is no (i) action, suit, claim, proceeding or investigation pending or, to the knowledge of Medtrust or any officer of Medtrust, threatened against or affecting Medtrust or its assets, employees or properties, at law or in equity, or before or by any court or governmental authority, (ii) arbitration proceeding relating to Medtrust or its assets, employees or properties or (iii) governmental inquiry pending or, to the knowledge of Medtrust or any officer of Medtrust, threatened relating to or involving Medtrust, its assets or properties or the business of Medtrust or the transactions contemplated by this Agreement (including inquiries as to the qualification of Medtrust to hold or receive any permit) and Medtrust does not know of any basis for any of the foregoing. There are no pending actions, suits, claims or proceedings brought by Medtrust against others.
          2. Medtrust has not received any written opinion, memorandum, legal advice or notice from legal counsel to the effect that they are exposed, from a legal standpoint, to any liability or disadvantage which may be material to their respective businesses and which would continue past the Effective Time. Medtrust is not in default with respect to any order, writ, injunction or decree known to or served upon Medtrust of any court or of any governmental authority.
          3. Medtrust knows of no pending or threatened action, suit, proceeding, investigation, order or injunction before or by any court or governmental body that seeks to restrain or to prevent the consummation of the Merger or the other transactions contemplated by this Agreement.
VI.                REPRESENTATIONS AND WARRANTIES OF DHS AND SUB
     DHS and Sub jointly and severally represent and warrant to Medtrust that as of the date of this Agreement:
     A. ORGANIZATION; AUTHORITY; SUB STATUS. Each of DHS and Sub is a corporation duly organized and existing in good standing under the laws of Maryland and Virginia, respectively, and DHS is duly authorized to conduct business and is in good standing under the laws of the Commonwealth of Virginia. Each of DHS and Sub has all necessary power and authority to own or to lease, and to operate, its properties and assets and to carry on its business as it is now being conducted. Sub is recently incorporated for the purpose of effecting this transaction and has not engaged in any business other than the transactions contemplated by this Agreement.
     B. CAPITALIZATION OF DHS AND SUB. The authorized capital stock of DHS and Sub is as set forth on Schedule 5.2 hereto which also sets forth the number of shares of each class of capital stock to be outstanding at the Effective Time. At the Effective Time, all such outstanding shares of capital stock of DHS and Sub will have been duly authorized and validly issued and will be fully paid and nonassessable. No shares of the capital stock of DHS and Sub are held in treasury. Except as set forth on Schedule 5.2, at the Effective Time, there will be no options, warrants, rights, calls, commitments or agreements of any character obligating DHS or Sub to issue any shares of capital stock or any security representing the right to purchase or otherwise receive any such shares. Except for restrictions on transfer arising under applicable federal and state securities laws, there are no existing restrictions imposed by DHS or Sub or by their respective affiliates on the transfer of any outstanding shares of capital stock of DHS and Sub and there are no registration covenants with respect thereto. At the Effective Time, none of the outstanding shares of DHS or Sub will have been issued in violation of the preemptive rights of any present or former Member. The DHS Common Stock to be issued in connection with the Merger Consideration and under Section 1.4 will not be subject to any restrictions on transfer other than those arising under applicable federal and state securities laws and the restrictions on transfer set forth in the Amended and Restated Stockholders Agreement dated September 4, 1996. Notwithstanding the foregoing, each of the Members shall be permitted to transfer their DHS Common Stock to their respective shareholders and partners without restriction but subject to the Stockholders Agreement with respect to any subsequent transfer.
     C. CHARTER DOCUMENTS. A true and complete copy of the articles and certificates of incorporation, as the case may be, and by-laws of DHS and Sub are attached hereto as Exhibit H.
     D. BINDING OBLIGATION; CONSENTS; LITIGATION. The execution and delivery of this Agreement by DHS and Sub do not, and the consummation of the transactions contemplated hereby will not, violate (i) any provision of the articles or certificate of incorporation, as the case may be, or by-laws of DHS or Sub or
(ii) any provision of, or result in a breach of any of the
                                      A-5
terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which DHS or Sub is a party, or to which DHS or Sub is, or the assets, properties or business of DHS or Sub are, subject, which would have a material adverse effect on DHS or any of their assets. The respective Boards of Directors of DHS and Sub have approved this Agreement and authorized the execution and delivery hereof. Each of DHS and Sub has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. Each of DHS and Sub has taken all action required by law, its articles of incorporation or certificate of incorporation, as the case may be, its by-laws or otherwise to authorize and to approve the execution and delivery of this Agreement and the documents, agreements and certificates executed and delivered by it in connection herewith and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of DHS and Sub and constitutes a valid and legally binding obligation of each of them, enforceable against each of them in accordance with its terms. Except as set forth in
Section 10.5, no consent, action, approval or authorization of, or registration, declaration or filing with, any governmental authority is required to be obtained by DHS in order to authorize the execution and delivery by DHS of this Agreement or the consummation of the Merger.
     E. FINANCIAL STATEMENTS. DHS has furnished to Medtrust complete copies of the audited financial statements of DHS for the period ended June 30, 1995 and the year ended June 30, 1996 (the "DHS Financial Statements"), including in each case, a balance sheet, the related statements of income and of changes in financial position for the periods then ended, the accompanying notes, and the unaudited financial statements of DHS for the period ended September 30, 1996, including a balance sheet and the related statements of income and of changes in financial position for the period then ended (the balance sheet therein and the notes thereto as at September 30, 1996 being called the "DHS Balance Sheet"). All such financial statements (i) have been prepared in conformity with GAAP,
(ii) reflect and provide adequate reserves in respect of all known liabilities of DHS in accordance with GAAP, including all known contingent liabilities as of their respective dates, and (iii) present fairly the financial condition of DHS at such dates.
     F. COMPLIANCE WITH LAW; PERMITS. Except in all cases for non-compliance which would not have a material adverse effect, each of DHS and Sub has complied with all laws relating to its securities, property, employees or business, including, without limitation, and all applicable statutes, regulations, orders and restrictions relating to environmental standards or controls.
     G. LITIGATION.
          1. Except as set forth on Schedule 5.7, there is no (i) action, suit, claim, proceeding or investigation pending or, to the knowledge of DHS or any officer of DHS, threatened against or affecting DHS or its assets, employees or properties, at law or in equity, or before or by any court or governmental authority, (ii) arbitration proceeding relating to DHS or its assets, employees or properties or (iii) governmental inquiry pending or, to the knowledge of DHS or any officer of DHS, threatened relating to or involving DHS, its assets or properties or the business of DHS or the transactions contemplated by this Agreement (including inquiries as to the qualification of DHS to hold or receive any permit) and DHS does not know of any basis for any of the foregoing. There are no pending actions, suits, claims or proceedings brought by DHS against others.
          2. DHS has not received any written opinion, memorandum, legal advice or notice from legal counsel to the effect that they are exposed, from a legal standpoint, to any liability or disadvantage which may be material to their respective businesses and which would continue past the Effective Time. DHS is not in default with respect to any order, writ, injunction or decree known to or served upon DHS of any court or of any governmental authority.
          3. DHS knows of no pending or threatened action, suit, proceeding, investigation, order or injunction before or by any court or governmental body that seeks to restrain or to prevent the consummation of the Merger or the other transactions contemplated by this Agreement.
     H. MATERIAL CONTRACTS AND AGREEMENT. No default, alleged default or anticipatory breach exists on the part of DHS or, to the best knowledge of DHS or any of its officers, on the part of any other party, under any material agreement, written or oral, relating to the business of DHS.
     I. TAX MATTERS.
          1. DHS has filed all tax returns required to be filed by it under the laws of the United States of America, the jurisdiction of its incorporation, and each state or other jurisdiction in which it conducts business activities and is required to file. DHS has paid or set up an adequate reserve in respect of all taxes for the periods covered by such returns. DHS does not have any tax liability for which no tax reserve has been made in respect of any jurisdiction in
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
     which DHS has business activities and is required to file. DHS has set up as provisions for taxes on the DHS Balance Sheet amounts sufficient for all accrued and unpaid federal, state, county and local taxes of DHS, whether or not disputed, including any interest and penalties in connection therewith, for all fiscal periods ending on or before the date of the DHS Balance Sheet.
          2. No examinations of DHS' federal income tax returns are in progress. The results of any settlements and any necessary adjustments in state income tax resulting therefrom are properly reflected in DHS' financial statements referred to in Section 5.5. DHS is not aware of any fact which would constitute grounds for any further tax liability with respect to the years which have not been examined. No agreements or waivers have been made by or on behalf of DHS for the extension of time for the assessment of any tax or for any applicable statute of limitations.
          3. Except for taxes for the payment of which an adequate reserve has been established on the DHS Balance Sheet, there are no tax liens, whether imposed by any federal, state or local taxing authority, outstanding against any of the assets, properties or business of DHS.
          4. All taxes and assessments that DHS is required to withhold or to collect have been duly withheld or collected and all withholdings and collections have either been duly and timely paid over to the appropriate governmental authority or are, together with the payments due or to become due in connection therewith, duly reflected on the DHS Balance Sheet in accordance with GAAP.
     J. ABSENCE OF UNDISCLOSED LIABILITIES. DHS does not have any material indebtedness, liability or obligation of any character whatsoever, whether or not accrued and whether or not fixed or contingent, other than (i) liabilities reflected in the DHS Balance Sheet, (ii) liabilities incurred in the ordinary course of business of DHS since the date of the DHS Balance Sheet, (iii) indebtedness, liabilities and obligations listed on Schedule 5.10 hereto, and
(iv) liabilities incurred in connection with the performance of this Agreement.
     K. INSURANCE. All significant policies of insurance, together with the premiums currently paid thereon, providing for personal, employee, product or public liability coverage with respect to the business of DHS are and will be in full force and effect at the Closing Date and thereafter in accordance with their terms. There are no claims, actions, suits or proceedings arising out of or based upon any of such policies of insurance, and, so far as is known to DHS or any of its officers, no basis for any such claim, action, suit or proceeding exists. There are no notices of any pending or threatened terminations with respect to any of such policies and DHS is in compliance with all conditions contained therein.
     L. NO MATERIAL ADVERSE CHANGE. Since the date of the DHS Balance Sheet, DHS has not experienced any material damage, destruction or loss (whether or not covered by insurance) to its assets or material adverse change in the business, financial condition, operations, or results of operations of DHS.
     M. REQUIRED CONSENTS. There have been or will be timely filed, given, obtained or taken all applications, notices, consents, approvals, orders, registrations, qualifications, waivers or other actions of any kind required by virtue of the execution and delivery of this Agreement by DHS or Sub or the consummation by DHS or Sub of any of the transactions contemplated hereby.
     N. DISCLOSURE REGISTRATION STATEMENT. The Securities Act Registration Statement, the Prospectus (as defined in Section 6.1(b) of the Agreement), and any post-effective amendment thereto, on the date on which the Securities Act Registration Statement (or the post-effective amendment thereto) shall become effective, on the date on which the Proxy Statement is mailed to the Members of Medtrust in connection with the Special Meeting and at all times subsequent to such effectiveness and mailing, up to and including the date of the Special Meeting with respect to all information set forth therein furnished by DHS and relating to DHS (i) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations of the SEC thereunder, as applicable, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they will be made, not misleading. DHS will advise Medtrust promptly after it receives notice thereof, of the times when the Securities Act Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the shares of DHS Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Securities Act Registration Statement or for additional information. DHS has made all filings with the SEC that it has been required to make under the Exchange Act (collectively the "Public Reports"). Each of the Public Reports has complied with the Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under
                                      A-7
which they were made, not misleading. DHS has delivered to Medtrust a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date).
     O. DISCLOSURE; REPRESENTATIONS AND WARRANTIES. DHS has made true and complete responses to all Medtrust's requests for information, documents, contracts, agreements and records of DHS relating to the business of DHS. Neither this Agreement nor any statement, certificate, writing or document furnished to Medtrust by DHS in connection with this Agreement contains, as of the dates of such documents, any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.
     P. FINDERS OR BROKERS. DHS has not utilized the services of any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission in connection with this Agreement or upon consummation of the transactions contemplated hereby.
VII.           TRANSACTIONS PRIOR TO THE EFFECTIVE TIME OF THE MERGER
     A. SPECIAL MEETING.
          1. The Board of Directors of Medtrust has approved the execution and delivery of this Agreement and the consummation of the Merger under the terms set forth herein. If the Securities Act Registration Statement shall become effective, DHS shall promptly notify Medtrust and furnish to Medtrust at least one copy of its final Prospectus (as hereinafter defined) for each Member. Thereafter, the Board of Directors of Medtrust shall submit this Agreement to its Members for their adoption and will solicit proxies in favor of and recommend to its Members such adoption at a meeting thereof to be duly called and held upon the giving of the requisite notices.
          2. The parties hereto shall cooperate with each other in every way in carrying out the transactions contemplated herein, including, but not limited to, (i) in obtaining all required approvals and authorizations,
     (ii) in furnishing information required for use in a proxy statement (the "Proxy Statement") for use in connection with the Special Meeting to be held for the purpose of considering the transactions contemplated by this Agreement, (iii) in preparing and filing with the SEC a Registration Statement on Form S-1 under the Securities Act (or such other Form as may be appropriate) covering the offer and sale of the shares of DHS Common Stock to be issued in connection with the Merger (the "Securities Act Registration Statement"), the prospectus and any prospectus supplement which shall constitute a part thereof (the "Prospectus"), (iv) in preparing and filing such reports and applications with state regulatory authorities in connection with the Merger, including the issuance of the DHS Common Stock as may be required and (v) in executing and delivering all documents, instruments or copies thereof deemed necessary or useful by either party. Should the appearance of any of the officers, directors, employees or counsel of any of the parties hereto be requested by any of the parties or by any governmental agency at any hearing in connection with any such application or in connection with any such agency's review of the transactions contemplated hereby, the Securities Act Registration Statement, or the Prospectus such party promptly shall use its best efforts to arrange for such appearance. Medtrust and DHS, each promptly shall provide the other with copies of all such applications and all amendments and supplements thereto filed or made in connection with the transactions contemplated hereby and promptly shall advise the other of the substance of all oral or written comments received thereon from applicable regulatory authorities.
     B. EFFECTIVENESS OF SECURITIES ACT REGISTRATION STATEMENT. DHS shall use its best efforts to cause the Securities Act Registration Statement to become effective as soon as practicable following the date hereof.
     C. MANAGEMENT OF MEDTRUST. Contemporaneously herewith, DHS and Medtrust have executed and delivered a Network Contracting and Management Services Agreement in the form of Exhibit I (the "Management Services Agreement") pursuant to which DHS will manage Medtrust until the earlier to occur of Closing or termination of this Agreement.
VIII.                      CERTAIN COVENANTS AND AGREEMENTS
     A. APPROVALS; CONSENTS. Medtrust will obtain or cause to be obtained all consents, approvals and authorizations required by any applicable requirement of law or by any contract or agreement to be obtained by Medtrust in connection with the consummation of the Merger. DHS and Sub will obtain or cause to be obtained all consents, approvals and authorizations required by any applicable requirement of law or by any contract or agreement to be obtained by DHS and Sub in connection with the consummation of the Merger.
                                      A-8

     B. CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME. Except as otherwise provided in this Agreement, the Management Services Agreement and the Exclusive Participation Agreements, Medtrust shall: (i) conduct its business only in the ordinary course and consistent with past practices; (ii) keep in full force and effect its corporate existence; (iii) comply with the Material Contracts and other agreements by which it is bound; (iv) use reasonable efforts to retain its employees and maintain its business relationships with customers and suppliers;
(v) use, operate and maintain in all material respects its properties, as presently used, operated and maintained, except for ordinary wear and tear; and
(vi) except for increases in the ordinary course of business and consistent with past practices, not grant any increase in the compensation or rate of compensation payable or to become payable to any of its employees. Except as otherwise provided in this Agreement, DHS and Sub shall conduct its business in the ordinary course and consistent with past practice. Without the prior written consent of the other parties neither Medtrust on the one hand, nor Sub on the other hand, will: (i) amend its charter or by-laws, (ii) except as expressly permitted by this Agreement, declare, set aside or pay any dividend or distribution with respect to its capital stock, or repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares of its capital stock or any securities convertible into any shares of its capital stock, (iii) except as expressly permitted by this Agreement, issue, sell or otherwise permit to become outstanding any additional shares of its capital stock, or any option, warrant, conversion, or other right to acquire any such stock or any security convertible into any such stock, or enter into an agreement or commitment with respect to the foregoing, (iv) enter into any other agreement or commitment not in the ordinary course of business, including without limitation an agreement or commitment to acquire direct or indirect control over any third party or to sell or otherwise dispose of any substantial part of its assets or any asset other than in the ordinary course of business for reasonable and adequate consideration; (v) incur any indebtedness, other than indebtedness incurred in the ordinary course of business; or (vi) make any new commitments for capital expenditures exceeding Five Thousand Dollars ($5,000) per item or Ten Thousand Dollars ($10,000) in the aggregate.
     C. ACCESS TO INFORMATION AND DOCUMENTS.
          1. From the date hereof to the Closing Date, Medtrust shall give to, or cause to be made available for, DHS and Sub shall give to, or cause to be made available for, Medtrust and their respective counsels, accountants and other representatives full access during normal business hours to all properties, documents, contracts, employees and records of Medtrust or DHS and Sub and furnish the other party with copies of such documents and with such information as such party from time to time reasonably may request. Each party will make available to the other for examination correct and complete copies of all Federal, state, local and foreign tax returns filed together with all available revenue agents' reports, all other reports, notices and correspondence concerning tax audits or examinations and analyses of all provisions for reserves or accruals of taxes, including deferred taxes.
          2. Until the Closing Date (and, if this Merger Agreement is terminated prior to the Closing Date, at all times after such termination), the parties will not disclose or use any confidential information obtained in the course of their respective investigations, except to the extent that any such confidential information subsequently becomes public knowledge.
          3. If the Merger is not consummated and this Agreement is terminated, then DHS and Sub promptly shall return all documents, contracts, records or properties of Medtrust furnished by Medtrust to DHS and Sub and all copies thereof, and Medtrust promptly shall return all documents, contracts, records or properties of DHS and Sub furnished by DHS and Sub to Medtrust, and all copies thereof.
     D. PERIODIC INFORMATION.
          1. From the date hereof to the Closing Date, Medtrust shall furnish DHS withsuch additional financial and operating data and other information regarding its business, reasonably available to Medtrust, as DHS shall from time to time reasonably request.
          2. From the date hereof to the Closing Date, DHS and Sub shall furnish Medtrust with such additional financial and operating data and other information regarding its business, reasonably available to DHS and Sub as Medtrust shall from time to time reasonably request.
     E. REPRESENTATIONS. Each of the parties to this Agreement (a) will take all action necessary to render accurate as of the Closing Date their respective representations and warranties contained herein, (b) will refrain from taking any action which would render any such representation or warranty inaccurate in any material respect as of such time, and (c) will perform or cause to be satisfied each covenant or condition to be performed or satisfied by them under this Agreement.
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
     F. INFORMATION.
          1. Medtrust will furnish DHS with all information concerning Medtrust reasonably required for inclusion in the Securities Act Registration Statement, the Prospectus, and any other registration statement, application or filing made by DHS to the SEC or any other governmental or regulatory body in connection with the transactions contemplated by this Agreement.
          2. DHS will furnish Medtrust with all information concerning DHS and Sub reasonably required for inclusion in the Proxy Statement or any other governmental or regulatory body in connection with the transactions contemplated by this Agreement.
     G. NOTICE OF BREACH.
          1. DHS will immediately give notice to Medtrust of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by DHS or Sub or a failure by DHS or Sub to comply with any covenant, condition or agreement contained herein.
          2. Medtrust will immediately give notice to DHS of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by Medtrust or a failure by Medtrust to comply with any covenant, condition or agreement contained herein.
     H. DIRECTOR AND OFFICER INSURANCE.
          (a) DHS and Sub will use its commercially reasonable efforts to provide each individual who serves as a director or officer of Sub following the Effective Time with liability insurance for a period of 3 years after the Effective Time on such specific terms and conditions as are customary and mutually agreed upon by the parties; provided, however, that such insurance shall apply to acts of such directors and officers after the Effective Time.
          (b) DHS and Sub will not take any action to alter or impair any exculpatory or indemnification provisions now existing in the articles of incorporation or by-laws of Sub for the benefit of any individual who serves as a director or officer of Sub.
     I. BUSINESS PLAN AND CAPITALIZATION OF SUB. As soon as practicable after the Effective Time, DHS and the Board of Directors of Sub shall develop a Business Plan for the development of a physician network in the Northern Virginia area and shall determine the amount of capital DHS should invest in the Sub for the purpose of funding its operations and providing adequate reserves for the implementation of its Business Plan.
     J. EXCLUSIVITY. For a period of at least five years following Closing, DHS shall utilize Sub as its exclusive independent practice association in the Northern Virginia marketplace defined as the geographic area set forth on Exhibit J.
     K. ESTABLISHMENT OF WOMAN CARE, IPA, LLC. DHS shall use commercially reasonable efforts to organize, at its expense, a network of Medtrust's ob/gyn physicians which shall include as its members qualified ob/gyn physician who are presently affiliated with Medtrust. Such network shall be granted a right of first refusal with respect to ob/gyn services for all third-party payor contracts executed by Sub during the five-year period following Closing.
     L. RIGHT OF FIRST REFUSAL TO SPECIALISTS. For a period of four years following the Effective Time, each specialist who is a member of Medtrust shall have the right to participate, at his option, in all third-party payor contracts available within a reasonable geographic area of such specialist's office and executed by DHS, Medtrust, or its assigns, unless excluded by the third party payor. Each such specialist will be required to be approved pursuant to DHS normal credentialling process and will be required to meet the utilization, quality assurance and performance guidelines established from time to time by the plans. The fee arrangements under any such provider agreements will be subject to modification from time to time by DHS.
     M. PRIMARY CARE AFFILIATION AGREEMENTS. Prior to Closing, DHS and/or Sub shall solicit Medtrust primary care physicians to sign Exclusive Participation Agreements pursuant to which such primary care physicians will be paid Ten Thousand Dollars ($10,000) in cash upon the completion of their credentialling. Credentialling shall be completed within ninety (90) days after execution of the Exclusive Participation Agreement. Following Closing, each primary care physician shall have the right to extend his agreement by an additional term of two (2) years in which event he shall receive an additional Five Thousand Dollars ($5,000) in cash and options to acquire 1,000 shares of DHS Common Stock at an exercise price of Twenty Dollars ($20) per share. For a period of at least two (2) years following Closing, any primary care physician employed by a Medtrust Member shall be permitted to elect to sign Exclusive Participation Agreements with DHS and/or Sub on the same terms and conditions as described above, subject only to completion of DHS normal credentialling process.
                                      A-10

     N. REGISTRATION OF DHS COMMON STOCK. The DHS Common Stock shall be included as registered shares under the .ecurities Act Registration Statement.
IX.                   CONDITIONS TO OBLIGATIONS OF THE PARTIES
     The obligations of the parties under this Agreement are subject to the fulfillment and satisfaction of each of the following conditions:
     A. MEMBER APPROVALS. At or before the Effective Time, the Members of Medtrust holding more than two-thirds of the Membership interests shall have approved the Merger and the terms of this Agreement ("Requisite Member Approval").
     B. PENDING LITIGATION. No legal, administrative, arbitrational, investigatory or other proceeding shall be pending before any court, tribunal or governmental authority at the Closing Date which seeks to challenge or prevent the Merger or any transaction contemplated by this Agreement or which seeks to obtain a remedy at law in connection therewith.
     C. THIRD PARTY CONSENTS. At or before the Effective Time, all consents from third parties necessary to consummate the transactions contemplated by this Agreement shall have been obtained.
X.                        CONDITIONS TO DHS' OBLIGATIONS
     The obligations of DHS and Sub hereunder are subject to the satisfaction, at or before the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by DHS):
     A. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Medtrust contained in this Agreement (including the Schedules and Exhibits hereto), or in any certificate or document delivered to DHS in connection herewith, shall be true in all material respects on the Closing Date as if made again on and as of the Closing Date. Medtrust shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Medtrust at or before the Closing Date. DHS shall have been furnished with certificates of appropriate officers of Medtrust, dated the Closing Date, certifying in such detail as Medtrust may reasonably request to the fulfillment of the foregoing conditions.
     B. OPINION OF MEDTRUST'S COUNSEL. Kaufman & Canoles, counsel to Medtrust, shall have delivered to DHS and Sub an opinion, dated the Closing Date and addressed to DHS and Sub in a form reasonably acceptable to DHS and Medtrust.
     C. LEGAL MATTERS SATISFACTORY. All legal matters, and the form and substance of all documents to be delivered by Medtrust to DHS at the Closing, shall have been approved by, and shall be satisfactory to, counsel to DHS.
     D. NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the business or financial condition of Medtrust from that disclosed in the Financial Statements.
     E. ALLIANCE WITH PRIMARY CARE PHYSICIANS. At least thirty (30) primary care physicians affiliated with Medtrust shall have executed and delivered Exclusive Participation Agreements in the form of Exhibit K; provided that each such primary care physician is capable of being credentialled and included in DHS's managed care payor contracts. The Exclusive Participation Agreements shall only become effective upon consummation of the Closing.
     F. DISSENTERS TO MERGER. Members holding no more than twenty percent (20%) of the membership interests of Medtrust shall have dissented to the consummation of the Merger at the Special Meeting.
     G. VIRGINIA BLUE SKY LAWS. The issuance of DHS Common Stock to Medtrust Members shall have been approved by the Virginia Stock Corporation Commission.
XI.                     CONDITIONS TO MEDTRUST'S OBLIGATIONS
     The obligations of Medtrust hereunder are subject to the satisfaction, at or before the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by Medtrust):
     A. REPRESENTATIONS AND WARRANTIES. The representations and warranties of DHS contained in this Agreement, or in any certificate or document delivered to Medtrust in connection herewith, shall be true in all material respects at the Closing Date as if made again on and as of the Closing Date. DHS shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by DHS at or before the
                                      A-11

Closing Date. Medtrust shall have been furnished with certificates of appropriate officers of DHS, dated the Closing Date, certifying in such detail as Medtrust may reasonably request to the fulfillment of the foregoing conditions.
     B. OPINION OF COUNSEL FOR DHS AND SUB. Corporate counsel for DHS and Sub, shall have delivered to Medtrust an opinion, dated the Closing Date and addressed to Medtrust in a form reasonably acceptable to DHS and Medtrust.
     C. LEGAL MATTERS SATISFACTORY. All legal matter, and the form and substance of all documents to be delivered by DHS to Medtrust at the Closing, shall have been approved by, and shall be reasonably satisfactory to, counsel to Medtrust.
     D. NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the business or financial condition of DHS from that disclosed in the DHS Balance Sheet for the period from the date of the DHS Balance Sheet to the Closing Date.
     E. REGISTRATION STATEMENT. At or before the Effective Time, the Securities Act Registration Statement shall have been declared effective by the SEC and be effective on the Closing Date, and all applicable approvals of governmental regulatory authorities of the United States of America or of any state or political subdivision thereof required to consummate the Merger shall have been obtained.
     F. ISSUE PRICE OF DHS COMMON STOCK. Between the date hereof and the Effective Time, the consideration for the issuance of DHS Common Stock to physicians in physician acquisition transactions shall be based upon a price of not less than $15 per share.
XII.                                 TERMINATION
     A. TERMINATION. This Agreement may be terminated and the Merger abandoned at any time before the Closing Date:
          1. by the written consent of Medtrust and DHS;
          2. by DHS, in writing, if there has been a material misrepresentation in this Agreement by Medtrust, or a material breach by Medtrust of any of its warranties or covenants set forth herein, or a failure of any condition to which the obligations of DHS hereunder are subject;
          3. by Medtrust, in writing, if there has been a material misrepresentation in this Agreement by DHS, or a material breach by DHS or Sub of any of the warranties or covenants of DHS or Sub set forth herein, or a failure of any condition to which the obligations of Medtrust hereunder are subject;
          4. by either Medtrust or DHS, in writing, if the Effective Time shall not have occurred before January 31, 1997, for any reason other than the failure of the party seeking to terminate this Agreement to perform its obligations hereunder or a misrepresentation or breach of warranty by such party herein;
     B. EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 11.1, the provisions of Section 7.3 and 12.12 shall survive any such termination and no such termination will relieve any party from any liability for any breach of this Agreement or any misrepresentation giving rise to such termination.
XIII.                               MISCELLANEOUS
     A. EXPENSES. Each party hereto shall pay its own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein to be performed or complied with by it, except that DHS will pay up to $30,000 of the fees and expenses of Kaufman & Canoles as counsel to Medtrust with respect to periods after August 14, 1996, irrespective of whether this transaction shall be consummated.
     B. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
          1. The representations, warranties and covenants of each party hereto shall terminate upon (i) the Closing, or (ii) upon the date of termination of this Agreement and abandonment of the Merger pursuant to the provisions of Section 11.1 and the parties hereto shall have no continuing obligations or liabilities with respect thereto except as may be provided in Section 12.2(b) below and except for the covenants set forth in Sections 7.3, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 7.14 and 12.12 which shall survive the
     Closing.
          2. If either DHS or Medtrust shall have the right to terminate this Agreement and abandon the Merger pursuant to the provisions of Section 11.1(b) or Section 11.1(c), then the party which does not have the right so to terminate this
                                      A-12

     Agreement will use its reasonable efforts to cure the condition giving rise to such right. If such party is unable to cure the condition giving rise to such right, the other may exercise its right under Section 11.1(b) or
     Section 11.1(c) to terminate this Agreement and abandon the Merger, or may waive such right and proceed to consummate the Merger. In any such event, the representations, warranties, covenants and agreements of the parties shall terminate, and the parties hereto shall have no continuing obligations or liabilities with respect thereto, except that no termination shall relieve any party from liability for a breach of any representation, warranty or covenant giving rise to such termination and except that the provisions of Sections 7.3, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 7.14 and
     12.12 shall survive the Closing or termination of this Agreement.
     C. GOVERNING LAW; JURISDICTION AND VENUE. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SUCH STATE. EACH PARTY AGREES THAT THE FEDERAL COURTS OF THE UNITED STATES OR STATE COURTS OF VIRGINIA SHALL HAVE THE EXCLUSIVE JURISDICTION FOR ANY DISPUTE UNDER THIS AGREEMENT. MEDTRUST, DHS AND SUB HEREBY CONSENT TO PERSONAL JURISDICTION IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT SITTING IN ALEXANDRIA, VIRGINIA OR ANY STATE COURT LOCATED WITHIN THE EASTERN DISTRICT WITH RESPECT TO CLAIMS ARISING UNDER THIS AGREEMENT.
     D. NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be deemed validly given, made or served if in writing and delivered personally (as of such delivery) or sent by certified mail (as of two days after deposit in a United States post office), or sent by overnight courier service (as of two days after delivery to an internationally recognized courier service), or by facsimile (upon receipt), in any case, postage and charges prepaid,
     1. if to DHS or Sub, addressed to:
        10451 Mill Run Circle
       Tenth Floor
       Owings Mills, MD 21117
       Attention: Paul Serini
       Telephone: (410) 654-3421
       Facsimile: (410) 654-5806
     with copies to:
        Gardner, Carton & Douglas
       1301 K Street, N.W.
       Suite 900, East Tower
       Washington, DC 20005
       Telephone: (202) 408-7100
       Facsimile: (202) 289-1504
       Attention: E. Michael Flanagan, Esq.
     Thomas F. Mapp, Esq.
       Corporate Counsel
       10451 Mill Run Circle
       Tenth Floor
       Owings Mills, MD 21117
     2. if to Medtrust, addressed to:
        Medtrust Medical Group, Inc.
       3251 Old Lee Highway, Suite 510
       Fairfax, VA 22030-1504
       Telephone: (703) 359-0414
       Facsimile: (703) 359-0416
     with a copy to:
        Kaufman & Canoles
       One Commercial Place
                                      A-13

     P.O. Box 3037
     Norfolk, VA 23514
       Telephone: (757) 624-3000
       Facsimile: (757) 624-3169
       Attention: William R. Van Buren, III, Esq.
or such other address as shall be furnished in writing by either party to the other.
     E. PRESS RELEASES. Medtrust and DHS will consult and cooperate in the issuance, form, content and timing of any press releases issued in connection with the transactions contemplated by this Agreement.
     F. ASSIGNMENT; AMENDMENTS, WAIVERS
          1. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the others.
          2. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.
          3. No provision of this Agreement may be amended, modified or waived except by written agreement duly executed by each of the parties. No waiver by either party of any breach of any provision hereof shall be deemed to be a continuing waiver thereof in the future or a waiver of any other provision hereof; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.
     G. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties and supersedes and cancels any prior oral or written agreement, letter of intent or understanding related to the subject matter hereof.
     H. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.
     I. HEADINGS. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.
     J. COUNTERPARTS. This Agreement may be executed in one or more counterparts which, taken together, shall constitute one and the same instrument, and this Agreement shall become effective when one or more counterparts have been signed by each of the parties.
     K. THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties to this Agreement and their respective successors and permitted assigns. Notwithstanding the foregoing, from and after Closing, any Member of Medtrust as of Closing shall be entitled to enforce the provisions of Sections 7.8, 7.9, 7.10, 7.11, 7.12, 7.13 and 7.14 hereof as if such Member were an original party hereto to the extent that the provisions of any such section are intended for the benefit of such Member.
     L. ENFORCEMENT COSTS. The prevailing party shall be entitled to recover its costs of enforcement, including, without limitation, reasonable attorneys' fees, in any action brought to enforce its rights hereunder or to seek redress for a breach of any of the representations, warranties or covenants set forth herein.
                                      A-14

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.

MEDTRUST MEDICAL GROUP, INC.                                 DOCTORS HEALTH SYSTEM, INC.
By:/s/ Norman A. Marcus                                      By:/s/ Stewart B. Gold
                                                                Stewart B. Gold, President
Name:Norman A. Marcus
Title:Chairman and Chief Executive Officer
DOCTORS HEALTH OF VIRGINIA, INC.
By:/s/ Stewart B. Gold
   Stewart B. Gold, President

                                                                         ANNEX B
                  AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
                                       OF
                          DOCTORS HEALTH SYSTEMS, INC.
                         dated as of September 4, 1996

                               TABLE OF CONTENTS
                                                                            Page
1. Recitals; Definitions                     ................................  1
   (a) Recitals            ................................................... 2
   (b) Certain Definitions                       ............................. 2
   (c) Other Defined Terms                         ........................... 3
2. Stock, Warrants and Options Covered; Additional Parties.................... 3
3. Purchase and Sale                     ..................................... 3
4. Death, Disability and Termination of Employment of a Management Stockholder;
   Involuntary Transfers...................................................... 4
   (a) General           ..................................................... 4
   (b) Further Assurances                       .............................. 5
   (c) Disability              ............................................... 5
   (d) Involuntary Transfers; Payment                                    ..... 5
 (e) Payment Upon Termination of Employment of Management Stockholder Other than
     Rifkin or Kimmel......................................................... 6
 (f) Termination of Employment, Death, Disability of Rifkin and Kimmel........ 7
     (i) Termination of Employment Without Good Cause......................... 7
     (ii) Death; Disability                     .............................. 7
     (iii) Termination of Employment Under Other Circumstances................ 8
 (g) Price Adjustments Following A Change in Control of DHS................... 8
5. Voluntary Transfers of Stock                             .................. 9
   (a) Stock Restricted                    ................................... 9
   (b) Delegation Rights                      ................................ 9
 (c) Voluntary Transfers by Management Stockholders........................... 9
     (i) Option of Other Management Stockholders.............................. 9
     (ii) Option of the Holders of Class B Common Stock.......................10
     (iii) Option of the Holders of Convertible Preferred Stock...............11
     (iv) Option of DHS                    ...................................11
     (v) Transfers to Third Parties                              .............12
 (d) Voluntary Transfers by the Holders of Class B Common Stock...............12
     (i) Option of Other Stockholders                                  .......12
     (ii) Option of DHS                   ....................................13
     (iii) Transfers to Third Parties                              ...........14
 (e) Voluntary Transfers by the Holders of Convertible Preferred Stock........14
     (i) Option of DHS                   .....................................14
     (ii) Option of the Holders of Convertible Preferred Stock................15
     (iii) Transfers to Third Parties                               ..........15
                                       ii

                               TABLE OF CONTENTS
                                                                            PAGE
6. Purchase Price of Stock for Purposes of Involuntary Transfers and Sections
   4(e)(ii) and 4(f)(ii)......................................................16
   (a) Agreement of the Parties                             ..................16
   (b) Appraisal              ................................................17
7. Payment of Purchase Price                           .......................17
   (a) Cash Portion                 ..........................................18
   (b) Promissory Note                     ...................................18
   (c) Debt Due From Stockholder                                ..............18
   (d) Involuntary Transfers                          ........................19
   (e) Closing           .....................................................19
8. Life Insurance               ..............................................19
   (a) Purchase and Ownership of Policies.....................................19
9. Voting by Stockholders                        .............................20
   (a) Sale of Stockholder's Stock                                ............20
   (b) Class A Directors                      ................................21
   (c) Issuance of Additional Shares of Stock.................................21
10. Specific Performance                          ............................22
11. Guarantee of Certain Management Stockholders..............................22
12. Severability                ..............................................23
13. Endorsement of Certificate                               .................23
14. Term         .............................................................23
15. Notices           ........................................................24
16. Amendment                .................................................24
17. Miscellaneous                  ...........................................24
18. Interpretation                  ..........................................24
19. Wills         ............................................................25
20. Cancellation of Prior Agreement                                     ......25
                                      iii

                  AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
     THIS RESTATED STOCKHOLDERS AGREEMENT is executed as of this 4th day of September 1996, by and among DOCTORS HEALTH SYSTEM, INC., a Maryland corporation ("DHS"), STEWART GOLD ("GOLD"), SCOTT RIFKIN ("RIFKIN"), ALAN KIMMEL ("KIMMEL") (Gold, Rifkin and Kimmel being collectively, the "MANAGEMENT STOCKHOLDERS" or individually, a "MANAGEMENT STOCKHOLDER"), MEDICAL HOLDINGS LIMITED PARTNERSHIP, a Maryland limited partnership (the "LP"), ST. JOSEPH MEDICAL CENTER, INC., a Maryland non-profit, non-stock corporation (the "SERIES A INVESTOR"), MED-LANTIC MANAGEMENT SERVICES, INC., a Maryland corporation (the "SERIES B INVESTOR"), and GENESIS HEALTH VENTURES, INC., a Pennsylvania corporation (the "SERIES C INVESTOR") (the Management Stockholders, the LP, the Series A Investor, the Series B Investor and the Series C Investor each being a "STOCKHOLDER" and collectively being the "STOCKHOLDERS"). As used in this Agreement, the terms "Stockholder" and "Stockholders" shall include any successors, assigns, transferees (whether by sale, gift, or other disposition), heirs, and personal representatives of a Stockholder, whether permitted by the terms hereof or otherwise.
     WHEREAS, DHS has authorized capital stock consisting of Twenty Million, Seven Hundred Thousand (20,700,000) shares of Class A Common Stock, with a par value of one cent ($0.01) per share, of which Eight Hundred Thousand (800,000) shares are issued and owned by the Management Stockholders in the proportions set forth on Exhibit 1 attached hereto and made a part hereof (the "CLASS A COMMON STOCK"); Ten Million (10,000,000) shares of Class B Common Stock, with a par value of one cent ($0.01) per share, of which Two Million Two Hundred Thousand (2,200,000) shares are issued and owned by the LP (the "CLASS B COMMON STOCK"); Twenty-Nine Million, Fifty Thousand (29,050,000) shares of Class C Common Stock, with a par value of one cent ($0.01) per share, of which no shares are issued or outstanding (the "CLASS C COMMON STOCK"); One Million (1,000,000) shares of Series A Convertible Preferred Stock with a par value of Five Dollars ($5.00) per share, One Million (1,000,000) of which are owned by the Series A Investor (the "SERIES A PREFERRED STOCK"); Three Hundred Fifty-Five Thousand Five Hundred Fifty-Six (355,556) shares of Series B Convertible Preferred Stock with a par value of Eleven Dollars and Twenty-Five Cents ($11.25) per share, Three Hundred Fifty-Five Thousand Five Hundred Fifty-Six (355,556) of which are owned by the Series B Investor (the "SERIES B PREFERRED STOCK"), One Million Seventy-One Thousand Four Hundred Twenty-Eight (1,071,428) shares of Series C Convertible Preferred Stock with a par value of Seventeen Dollars and Fifty Cents ($17.50) per share, One Million Seventy-One Thousand Four Hundred Twenty-Eight (1,071,428) of which will be owned by the Series C Investor (the "SERIES C PREFERRED STOCK") (the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are hereinafter collectively referred to as the "CONVERTIBLE PREFERRED STOCK"); and One Million (1,000,000) shares of preferred stock, with a par value of One Cent ($0.01) per share, of which no shares are issued and outstanding (the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the preferred stock each being a "CLASS" and collectively being the "STOCK"); and
     WHEREAS, the Stockholders own all of the issued and outstanding shares of DHS and, with DHS, desire to assure continuity and to perpetuate harmony in DHS's management, policies and operations; and
     WHEREAS, each Stockholder desires to facilitate the prompt liquidation of the Management Stockholders' Stock in the event of the death of a Management Stockholder, or, if necessary, during such Management Stockholder's lifetime; and
     WHEREAS, the Stockholders desire to maintain ownership and control of DHS among themselves for the purposes of insuring continuity of management among themselves; and
     WHEREAS, the Stockholders and DHS deem it in their best interests to impose certain restrictions and obligations on themselves in order to effectuate the foregoing purposes; and
     WHEREAS, certain of the Stockholders and DHS entered into a Stockholders Agreement dated December 1, 1995, and in connection with the issuance to the Series C Investor of the Series C Preferred Stock, the Stockholders and DHS wish to enter into this Restated Stockholders Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, covenant and agree as follows:
     1. RECITALS; DEFINITIONS.
     (A) RECITALS. The foregoing recitals are made a part of this Agreement.
     (B) CERTAIN DEFINITIONS.
                                      B-1

     "CHANGE IN CONTROL" shall mean the earlier to occur of the following: (i) a liquidating distribution to DHS' stockholders (or similar event); (ii) a contribution, consolidation or merger where DHS is not the survivor; (iii) any sale, exchange or other disposition of all, or substantially all, of DHS' assets; or (iv) any public offering of DHS' securities at a company value of at least $25,000,000 with proceeds to DHS of at least $15,000,000.
     "DHS AMENDED AND RESTATED ARTICLES" shall mean the Articles of Amendment and Restatement of DHS filed with the Maryland State Department of Assessments and Taxation and effective on September 4, 1996
     (C) OTHER DEFINED TERMS. When used in this Agreement with its initial letter capitalized, a word that is not defined in this Section 1 shall have the meaning set forth elsewhere in this Agreement. When a word used in this Agreement with its initial letter capitalized is not defined in this Agreement, such word shall have the meaning set forth in the Definition Appendix attached to this Agreement as Appendix A.
     2. STOCK, WARRANTS AND OPTIONS COVERED; ADDITIONAL PARTIES. Except as otherwise provided herein, all of the provisions of this Agreement shall apply to, and the term "Stock" shall include, the Stock and all other shares of capital stock and rights, including warrants and options, to acquire shares of capital stock and all other equity securities now owned or which may be issued hereafter to the Stockholders in consequence of any additional issuance, purchase, exchange or reclassification of shares, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split, share dividend, or which are acquired by Stockholders in any other manner. For purposes of this Agreement, the term "Stock" shall include (i) beneficial interests held by any beneficiary in any trust permitted to be a transferee hereunder, (ii) that certain Stock Warrant No. 1 executed and delivered on November 28, 1995 by DHS to the Series B Investor granting to the Series B Investor the right to acquire Eighty Eight Thousand Eight Hundred Eighty Nine (88,889) shares of the Class A Common Stock of the Company (the "WARRANT"), and
(iii) the option of the Series C Investor to purchase Five Hundred Thousand (500,000) shares of Series C Preferred Stock from DHS pursuant to the Option Agreement dated as of September 4, 1996 between DHS and the Series C Investor (the "OPTION"). The parties hereto acknowledge and agree that upon conversion of shares of Convertible Preferred Stock into shares of Class C Common Stock all references to "Stock" and all references to "Convertible Preferred Stock" herein shall include all such shares of Class C Common Stock, and all references to "holders of Convertible Preferred Stock" shall include "holders of Class C Common Stock." DHS acknowledges and agrees that it will not issue any additional shares of its capital stock (or options) to any person or entity which is not a party to this Agreement without requiring, as a condition precedent to such issuance, that such person or entity execute a counterpart to this Agreement (provided that non-executive employees of DHS to whom shares of capital stock are issued pursuant to any employment agreement or any stock option, stock purchase or similar plan of DHS shall not be required to execute this Agreement so long as DHS, as a condition of such issuance, retains rights to repurchase such shares of capital stock under substantive terms and conditions consistent with those granted to DHS herein), and any member of DHS' executive management team who is granted shares (or options) shall be deemed a "Management Stockholder" for purposes hereof.
     3. PURCHASE AND SALE. DHS agrees to purchase and redeem, and each Stockholder agrees to sell and transfer, the Stock in the manner and upon the terms provided in this Agreement. No purchase, sale, gift, endorsement, assignment, transfer, pledge, encumbrance or other disposition, whether voluntary, involuntary or by operation of law, including, without limitation, any transfer pursuant to a divorce decree, of any shares of Stock of any Stockholder shall be valid and binding except as provided in, and in accordance with, the terms and conditions of this Agreement. Any purported transfer by any Stockholder of the Stock or issuance of capital stock by the Company other than in accordance with this Agreement shall be null and void, and DHS shall refuse to recognize any such transfer and shall not reflect on its records any change in record ownership of the Stock pursuant to any such transfer. Any transferee of the Stock becoming the owner of the Stock in compliance with this Agreement shall thereafter be deemed a Stockholder. The personal representative of a deceased Stockholder shall automatically be subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, the holders of Convertible Preferred Stock are entitled, pursuant to the terms of the DHS Amended and Restated Articles, to exercise rights to convert shares of Convertible Preferred Stock into shares of Class C Common Stock, and to require DHS to purchase shares of Convertible Preferred Stock under certain circumstances, and no such conversion or redemption shall give any person any rights under this Agreement.
     4. DEATH, DISABILITY AND TERMINATION OF EMPLOYMENT OF A MANAGEMENT STOCKHOLDER; INVOLUNTARY TRANSFERS.
     (A) GENERAL.
          (i) Upon the occurrence of the termination of employment of any Management Stockholder (except with respect to each of Rifkin and Kimmel, the termination of whose employment is governed by Section 4(f) hereof) with DHS for any reason, other than an "Involuntary Transfer" (as defined below) including, but not limited to, death or "disability" (as
                                      B-2
     defined in Section 4(c) below), such Management Stockholder or other Stockholder, as the case may be, shall sell, and DHS shall purchase, all of the Stock then registered in such Stockholder's name at the price provided in Section 4(e) or Section 6 hereof, as the case may be, and upon the terms provided in Section 7 hereof.
          (ii) Upon the occurrence of an "Involuntary Transfer" (as defined in Section 4(d) below) of the Stock of any Stockholder (the "INVOLUNTARY TRANSFER STOCKHOLDER"), DHS shall have the right, for a period of thirty
     (30) days from the date of such occurrence, to purchase such Stock by providing written notice to such effect to such Involuntary Transfer Stockholder and to any court which has then exercised jurisdiction over such Involuntary Transfer Stockholder with respect to its Stock, or to any assignee, trustee in bankruptcy or successor in interest, as the case may be, and such Involuntary Transfer Stockholder shall be obligated if DHS elects to exercise its right to purchase such Stock to sell all but not less than all of the Stock then registered in such Involuntary Transfer Stockholder's name at the price provided in Section 6 hereof and upon the terms provided in Section 7 hereof. If DHS elects not to exercise its purchase pursuant to this Section 4(a) (ii) within such thirty (30) day period, it shall immediately provide written notice to that effect to all of the other stockholders (the "NON-INVOLUNTARY TRANSFER STOCKHOLDERS"), who shall have the option to purchase, and such Involuntary Transfer Stockholder shall be obligated to sell to the extent such option is exercised, all of the shares of such Stock at the price provided in Section 6 hereof and upon the terms provided in Section 7 hereof. If more than one Non-Involuntary Transfer Stockholder desires to so purchase, then they shall purchase in such proportions as they may agree. In the absence of agreement, each of the Non-Involuntary Transfer Stockholders desiring to purchase such stock shall be entitled to purchase up to that number of shares of such Stock which is equal to the product of his percentage interest of all of the shares of DHS Capital Stock then held by such Non-Involuntary Transfer Stockholders multiplied by the number of shares of stock available for purchase hereunder. The Non-Involuntary Transfer Stockholders shall have the right to exercise their respective options for a period of thirty (30) days following their receipt of DHS' notice that it has elected not to purchase such Stock by providing notice in the manner required of DHS as otherwise set forth in this Section 4(a)(ii).
     (B) FURTHER ASSURANCES. Each Management Stockholder hereby agrees that he and/or his personal representative, and each trustee of any permitted trust hereunder, shall be bound to take any and all action necessary to enable DHS to purchase his Stock pursuant to the provisions of this Section 4.
     (C) DISABILITY. For purposes of this Section 4, "DISABILITY" with respect to a Management Stockholder shall have the meaning set forth in said Management Stockholder's DHS Employment Agreement or other employment agreement with DHS, and if no such agreement exists, as determined by DHS' Board of Directors in the exercise of its reasonable discretion.
     (D) INVOLUNTARY TRANSFERS; PAYMENT. For purposes of this Section 4, the occurrence of any of the following events shall constitute an "INVOLUNTARY TRANSFER": (i) if any portion of a Stockholder's Stock is attached or taken in execution, or (ii) if a Stockholder applies for the benefit of, or files a case under, any provision of the federal bankruptcy law or any other law relating to insolvency or relief of debtors, or (iii) if a case or proceeding is brought against a Stockholder under any provision of the federal bankruptcy law or any other law relating to insolvency or relief of debtors which is not dismissed within sixty (60) days after the commencement thereof, or (iv) if a Stockholder makes an assignment for the benefit of creditors, or (v) if any portion of a Stockholder's Stock is made subject to a charging order, or (vi) if any portion of a Management Stockholder's Stock or other Stock held by a natural person is transferred pursuant to a divorce decree. For purposes of this Section 4(d), the occurrence of any of the foregoing events described in Sections 4(d) (i) through
(v) above, (A) with respect to the General Partner of the LP, shall constitute an Involuntary Transfer with respect to the LP of the Class B Common Stock, (B) with respect to the Series A Investor, shall constitute an Involuntary Transfer of the Series A Preferred Stock or the Class C Common Stock, as the case may be,
(C) with respect to the Series B Investor, shall constitute an Involuntary Transfer of the Series B Preferred Stock, the Warrant or the Class C Common Stock, as the case may be, and (D) with respect to the Series C Investor, shall constitute an Involuntary Transfer of the Series C Preferred Stock, the Option or the Class C Common Stock, as the case may be. If any Stockholder has actual knowledge of an Involuntary Transfer by a Stockholder of his or its Stock, such Stockholder shall give written notice to such effect to DHS, and the giving of such written notice shall constitute the occurrence of such event for purpose of the time period set forth in this Section 4(d).
     (E) PAYMENT UPON TERMINATION OF EMPLOYMENT OF MANAGEMENT STOCKHOLDER OTHER THAN RIFKIN OR KIMMEL. If the employment of a Management Stockholder other than Rifkin or Kimmel with DHS is terminated, then the Management Stockholders whose employment with DHS has not been terminated shall have the option, for a period of sixty (60) days from the date of such termination, to purchase (in such proportions as they shall agree upon or, if they cannot agree, in proportion to their ownership of DHS Class A Common Stock other than the stock of the terminated Management Stockholder) and, if such option is accepted, such terminated Management Stockholder shall sell all of the shares of Stock held by
                                      B-3
such terminated Management Stockholder (the "TERMINATED MANAGER'S STOCK") on terms substantially identical to those set forth in Section 7 hereof (other than subsections (c) and (d) thereof) and for a price determined in accordance with Subsections (i) and (ii) of this Section 4(e). If all of the Terminated Manager's Stock is not purchased by the other Management Stockholders, DHS shall purchase, within ninety (90) days after the date of said termination, and such terminated Management Stockholder shall sell, all of the Terminated Manager's Stock upon the following terms and at the following prices:
          (i) if such Management Stockholder's employment is terminated (A) by DHS for any of the specific reasons enumerated in Section 4.3(a) of such Management Stockholder's DHS Employment Agreement, or, if no such agreement is then in effect, for "good cause" under applicable law, or (B) by the Management Stockholder for any reason not constituting "constructive termination" as defined in Section 4.4(b) of such Management Stockholder's DHS Employment Agreement, then at a price equal to the lower of such Management Stockholder's acquisition cost for his Stock or One Dollar ($1.00) per share, and upon the terms set forth in Section 7 hereof; or
          (ii) if such Management Stockholder's employment is terminated (A) by death, or by "disability" (as defined herein), or (B) by expiration of the term of such DHS Employment Agreement, or (C) by DHS without good cause as contemplated by Section 4.3(b) of such Employment Agreement, or (D) by the Management Stockholder for reasons constituting "constructive termination" under such Agreement, then at the price set forth in Section 6 hereof, and upon the terms set forth in Section 7 hereof.
If DHS is required, pursuant to the provisions of this Section 4(e), to purchase the Terminated Manager's Stock at a price determined pursuant to Subsection (ii) hereof, DHS shall, as a condition precedent to the closing of such purchase, on or before the Closing Date for its acquisition of the Terminated Manager's Stock, pay to (A) the Series A Investor all of the dividends then accrued but unpaid on the Series A Preferred Stock plus all accrued and unpaid interest thereon (whether by payment of cash or set off of any accrued but unpaid interest under the Promissory Note issued by the Series A Investor to DHS), or otherwise make provision for the payment of such dividends that is acceptable to the Series A Investor, in its reasonable discretion, (B) the Series B Investor all of the dividends then accrued but unpaid on the Series B Preferred Stock plus all accrued and unpaid interest thereon or otherwise make provision for the payment of such dividends that is acceptable to the Series B Investor, in its reasonable discretion, and (C) the Series C Investor all of the dividends then accrued but unpaid on the Series C Preferred Stock plus all accrued and unpaid interest thereon or otherwise make provision for the payment of such dividends that is acceptable to the Series C Investor, in its reasonable discretion. Notwithstanding the foregoing, in the event DHS has paid the Series C Investor as set forth in this paragraph prior to the consummation of a Qualified Public Offering on or before August 30, 1998 as defined in the Articles of Amendment and Restatement dated September 4, 1996, then on or before the consummation of a Qualified Public Offering on or before August 30, 1998 (at a price per share not less than the weighted average price paid or to be paid by the Series C Investor for all shares of Series C Preferred Stock then oustanding) the Series C Investor shall pay DHS an amount equal to the amount of dividends and interest paid to the Series C Investor pursuant to this Section.
     (F) TERMINATION OF EMPLOYMENT, DEATH, DISABILITY OF RIFKIN AND KIMMEL.
          (i) TERMINATION OF EMPLOYMENT WITHOUT GOOD CAUSE. Except as set forth in the proviso to this sentence, if the employment of Rifkin or Kimmel, as the case may be, with DHS is terminated (A) by DHS for any of the specific reasons enumerated in Section 4.3(a) of his respective DHS Employment Agreement (or, if no such agreement is then in effect, for "good cause" under applicable law), or (B) by Rifkin or Kimmel, as the case may be, for any reason not constituting "constructive termination" as defined in
     Section 4.4(b) of such DHS Employment Agreement, then Rifkin or Kimmel, as the case may be, shall sell, and DHS shall purchase, all of the stock then registered in Rifkin's or Kimmel's name, as the case may be, at a price equal to the lower of Rifkin's or Kimmel's, as the case may be, acquisition cost for his Stock or One Dollar ($1.00) per share, and upon the terms provided in Section 7 hereof; provided, however, that the provisions of this paragraph 4(f) (i) shall not apply to any shares of capital stock of DHS held by Rifkin or Kimmel on the date hereof (or received as a distribution on or in respect of such shares after the date hereof as the result of any recapitalization, stock split or similar event).
          (ii) DEATH; DISABILITY. Upon each of (A) the death of Rifkin or Kimmel, as the case may be, and the appointment and qualification of such deceased stockholder's personal representative, and (B) the "Disability" of Rifkin or Kimmel (as such term is defined in each such shareholder's current employment agreement with DHS or, if there is none, as reasonably determined by the Board of Directors of DHS), as the case may be, such personal representative, Rifkin or Kimmel, as the case may be, may, for a period of sixty (60) days from the date of such appointment and qualification or disability, as the case may be, offer to the other Management Stockholders the option to purchase (in such proportions as they shall agree upon or, if they cannot agree, in proportion to their ownership of the DHS Class A Common Stock), all
                                      B-4
     of the shares of Stock held by such personal representative, Rifkin or Kimmel, as the case may be, on terms substantially identical to those set forth in Section 7 hereof (other than Subsections (c) and (d) thereof) and at a price determined in accordance with the terms of Section 6 hereof. If the option to purchase all of the shares of Stock so offered is not exercised or accepted within such sixty (60) day period, then such personal representative, Rifkin or Kimmel, as the case may be, shall be entitled to sell, by providing written notice to DHS, and DHS shall be required to purchase upon receipt of such notice, all or any portion of such shares of Stock held by Rifkin or Kimmel, as the case may be, as such number of shares is set forth in such written notice, at the price and upon the terms provided in Sections 6 and 7 hereof.
          (iii) TERMINATION OF EMPLOYMENT UNDER OTHER CIRCUMSTANCES. If Rifkin's or Kimmel's employment is terminated (A) by expiration of the term of his respective DHS Employment Agreement, or (B) by DHS without good cause as contemplated by Section 4.3(b) of such Employment Agreements, or (C) by Rifkin or Kimmel, as the case may be, for reasons constituting "constructive termination" under such Agreements, then DHS shall purchase, within ninety (90) days after the date of such termination, and Rifkin and Kimmel shall sell, as the case may be, those shares (and only those shares) of capital stock of DHS acquired by Rifkin or Kimmel, as the case may be, after the date hereof (other than as a distribution on or in respect of shares held on the date hereof through a recapitalization, stock split, or similar event) at the price set forth in Section 6 hereof, and upon the terms set forth in Section 7 hereof.
If DHS is required, pursuant to the provisions of this Section 4(f), to purchase the Terminated Manager's Stock at a price determined pursuant to Subsection (ii) hereof, DHS shall, as a condition precedent to the closing of such purchase, on or before the Closing Date for its acquisition of the Terminated Manager's Stock, pay to (A) the Series A Investor all of the dividends then accrued but unpaid on the Series A Preferred Stock plus all accrued and unpaid interest thereon (whether by payment of cash or set off of any accrued but unpaid interest under the Promissory Note issued by the Series A Investor to DHS), or otherwise make provision for the payment of such dividends that is acceptable to the Series A Investor, in its reasonable discretion, (B) the Series B Investor all of the dividends then accrued but unpaid on the Series B Preferred Stock plus all accrued and unpaid interest thereon or otherwise make provision for the payment of such dividends that is acceptable to the Series B Investor, in its reasonable discretion, and (C) the Series C Investor all of the dividends then accrued but unpaid on the Series C Preferred Stock plus all accrued and unpaid interest thereon or otherwise make provision for the payment of such dividends that is acceptable to the Series C Investor, in its reasonable discretion. Notwithstanding the foregoing, in the event DHS has paid the Series C Investor as set forth in this paragraph prior to the consummation of a Qualified Public Offering on or before August 30, 1998 as defined in the Articles of Amendment and Restatement dated September 4, 1996, then on or before the consummation of a Qualified Public Offering on or before August 30, 1998 (at a price per share not less than the weighted average price paid or to be paid by the Series C Investor for all shares of Series C Preferred Stock then oustanding) the Series C Investor shall pay DHS an amount equal to the amount of dividends and interest paid to the Series C Investor pursuant to this Section.
     (G) PRICE ADJUSTMENTS FOLLOWING A CHANGE IN CONTROL OF DHS. If the employment of a Management Stockholder other than Rifkin or Kimmel with DHS is terminated pursuant to the provisions in Section 4(e)(ii)(C) or (D) above, and there occurs a Change in Control of DHS within the first twenty-four months following the date of such termination, DHS agrees to pay or cause to be paid to such terminated Management Stockholder (or to his heirs, legatees and/or guardians), in addition to the purchase price for such terminated Management Stockholder's Stock as determined pursuant to Section 7 hereof, the value of such terminated Management Stockholder's fair, allocative, share of any consideration that would have been payable to such terminated Management Stockholder (less any such consideration actually received by such Management Stockholder as a result of a sale of his Stock, whether to another Management Stockholder, DHS or another person) or to DHS upon, and as a result of, such a Change in Control of DHS within such twenty-four month period. Such payment shall be made by DHS when and as DHS or the other DHS Stockholders receive consideration as a result of such a Change in Control, and shall be paid by DHS based upon such terminated Management Stockholder's pro-rata equity interest in DHS at the time of termination. Any payment by DHS pursuant to this Section 4(f) may, at DHS' option, be made by delivery of (i) cash, (ii) a promissory note with a term of not more than ten years and interest at a rate calculated pursuant to Section 1274(d) of the Internal Revenue Code of 1986, or (iii) an appropriate in-kind distribution of any consideration received as a result of such Change in Control. The parties hereto acknowledge and agree that each Partner of the LP who has entered into a Professional Service Employment Agreement with the LLC shall be entitled to receive, and pursuant to Section
7.3.3 (i) of the Limited Partnership Agreement has received, the benefit of the substantive provisions set forth in this Section 4(g), upon the sale of his Limited Partner Interest in the LP due to the termination of his employment with BMG resulting from a termination by the LLC without good cause or a "constructive termination," as defined therein.
     5. VOLUNTARY TRANSFERS OF STOCK.
                                      B-5

     (A) STOCK RESTRICTED. Subject to the rights of the holders of Convertible Preferred Stock set forth in the DHS Amended and Restated Articles, each Stockholder agrees that, during his lifetime or its corporate existence or otherwise, he or it will not sell, transfer, exchange, assign or otherwise dispose of (by sale, gift, or otherwise), or mortgage, hypothecate, lien, pledge, encumber or otherwise cause a security interest to be created in any of his or its Stock, except upon satisfaction of the conditions set forth in this
Section 5 and Section 4 above. Notwithstanding the foregoing, (i) each Management Stockholder shall be entitled to transfer all or any portion of his shares of Stock to a trust solely for the benefit of himself, his spouse and/or his lineal descendants provided that, as a condition of said transfer, (A) the agreement governing said trust requires transfers of any beneficial interests therein (other than among such permitted persons) to be treated as transfers of Stock hereunder and subject to the terms hereof, and (B) all trustees of said trust execute and deliver to the parties hereto a counterpart of this Agreement and otherwise agree to be bound by all of the terms and provisions hereof with respect to the Stock, and (ii) each holder of Convertible Preferred Stock and of Class B Common Stock may transfer its Convertible Preferred Stock or Class B Common Stock, as the case may be, to any entity all of the ownership interests in which are owned by such holder, provided that such transferee executes and delivers to the parties hereto a counterpart of this Agreement and otherwise agrees to be bound by all of the terms and provisions hereof.
     (B) DELEGATION RIGHTS. If DHS is unable to exercise any of its purchase rights hereunder, it shall be entitled to delegate such rights to such of the Stockholders who desire to purchase stock upon the occurrence of the events set forth in Sections 4(a)(i) or (ii) hereof, provided such stockholders, as a condition of such obligation, shall be entitled to purchase such stock pro rata as consolidated pursuant to Section 4(a)(ii) hereof.
     (C) VOLUNTARY TRANSFERS BY MANAGEMENT STOCKHOLDERS.
          (i) OPTION OF OTHER MANAGEMENT STOCKHOLDERS. A Management Stockholder shall have the right to receive a bona fide offer to purchase (which he is willing to accept) (a "MANAGEMENT OFFER") from any independent third person capable of consummating such a sale of all, but not less than all, of his Stock (the "Management Offered Stock"). Before accepting a Management Offer, such Management Stockholder shall first offer in writing (the "MANAGEMENT STOCKHOLDER'S OFFER") to sell the Management Offered Stock to the other Management Stockholders (the "OTHER MANAGEMENT STOCKHOLDERS") at the price and on the terms on which such selling Management Stockholder proposes to transfer the Management Offered Stock to the proposed third party transferee. The Management Stockholder's Offer shall set forth (A) the number of shares of the Management Offered Stock, (B) the name and address of the proposed transferee, (C) the amount of consideration to be received by the selling Stockholder, and (D) the method of proposed payment. A copy of the Management Stockholder's Offer shall simultaneously also be sent to all of the other Stockholders and to DHS.
          The Other Management Stockholders shall have the option to acquire all or any of the shares of Management Offered Stock at the price and upon the terms provided in the Management Stockholder's Offer. If more than one Other Management Stockholder desires to purchase the Management Offered Stock, such Management Offered Stock shall be purchased by them in such proportions as they may agree. In the absence of agreement, each of the Other Management Stockholders desiring to purchase the Management Offered Stock shall be entitled to purchase up to that number of shares of Management Offered Stock which is equal to the product of such number of shares of Management Offered Stock divided by the number of other Management Stockholders desiring to purchase such shares of Stock. The Other Management Stockholders shall have the right to exercise their respective options to purchase the Management Offered Stock, for a period of thirty (30) days following their receipt of the Management Stockholder's Offer, by notifying the selling Management Stockholder in writing of their respective intentions to purchase at Closing (as defined in Section 7(e) hereof) all or any shares of the Management Offered Stock.
          (ii) OPTION OF THE HOLDERS OF CLASS B COMMON STOCK. If the Other Management Stockholders do not accept the Management Stockholder's Offer to purchase all of the shares of Management Offered Stock within the period of thirty (30) days provided in Section 5(c)(i), then the selling Management Stockholder, immediately thereafter, shall be deemed to have made an offer (the "MANAGEMENT STOCKHOLDER'S SECOND OFFER") to sell all of the remaining shares of the Management Offered Stock (the "REMAINING MANAGEMENT OFFERED STOCK") to the holders of Class B Common Stock at the price and upon the terms provided in the Management Stockholder's Offer. The holders of the Class B Common Stock shall have the option, for a period of fifteen (15) days after the earlier to occur of (A) expiration of the thirty (30) day period provided in Section 5(c)(i), or (B) notification by all of the Other Management Stockholders to the holders of Class B Common Stock to the effect that the Other Management Stockholders, in the aggregate, have elected to purchase less than all of the shares of Management Offered Stock as provided in Section 5(c)(i), to purchase all of the Remaining Management Offered Stock, upon written notification to the selling Management Stockholder, at the price
                                      B-6
     and upon the terms provided in this Section 5(c). If more than one holder of Class B Common Stock desires to purchase the Remaining Management Offered Stock, such Remaining Management Offered Stock shall be purchased by them in such proportions as they may agree. In the absence of agreement, each of the holders of Class B Common Stock desiring to purchase the Remaining Management Offered Stock shall be entitled to purchase up to that number of shares of Remaining Management Offered Stock which is equal to the product of his percentage interest of all of the shares of Class B Common Stock held by all such holders of Class B Common Stock times the number of shares of Remaining Management Offered Stock available for purchase hereunder. The holders of Class B Common Stock shall have the right to exercise their respective options to purchase the Remaining Management Offered Stock by notifying the selling Management Stockholder in writing of their respective intentions to purchase at Closing (as defined in Section 7(e) hereof) all or any shares of the Remaining Management Offered Stock.
          (iii) OPTION OF THE HOLDERS OF CONVERTIBLE PREFERRED STOCK. If the holders of Class B Common Stock do not accept the Management Stockholder's Second Offer to purchase all of the shares of Remaining Management Offered Stock within the period of fifteen (15) days provided in Section 5(c)(ii), then the selling Management Stockholder, immediately thereafter, shall be deemed to have made an offer (the "MANAGEMENT STOCKHOLDER'S THIRD OFFER") to sell all of the remaining shares of the Remaining Management Offered Stock (the "AVAILABLE MANAGEMENT OFFERED STOCK") to the holders of Convertible Preferred Stock at the price and upon the terms provided in the Management Stockholder's Offer. The holders of Convertible Preferred Stock shall have the option, for a period of fifteen (15) days after the earlier to occur of (A) expiration of the fifteen (15) day period provided in
     Section 5(c)(ii), or (B) notification by all of the holders of Class B Common Stock to the holders of Convertible Preferred Stock to the effect that the holders of Class B Common Stock have elected to purchase less than all of the shares of Remaining Management Offered Stock as provided in
     Section 5(c)(ii), to purchase all of the Available Management Offered Stock, upon written notification to the selling Management Stockholder, at the price and upon the terms provided in this Section 5(c). If more than one holder of Convertible Preferred Stock desires to purchase the Available Management Offered Stock, such Available Management Offered Stock shall be purchased by them in such proportions as they may agree. In the absence of agreement, each of the holders of Convertible Preferred Stock desiring to purchase the Available Management Offered Stock shall be entitled to purchase up to that number of shares of Available Management Offered Stock which is equal to the product of his percentage interest of all of the shares of Convertible Preferred Stock held by all such holders of Convertible Preferred Stock times the number of shares of Available Management Offered Stock available for purchase hereunder. The holders of Convertible Preferred Stock shall have the right to exercise their respective options to purchase the Available Management Offered Stock by notifying the selling Management Stockholder in writing of their respective intentions to purchase at Closing (as defined in Section 7(e) hereof) all or any shares of the Available Management Offered Stock.
          (iv) OPTION OF DHS. If the holders of Convertible Preferred Stock do not accept the Management Stockholder's Third Offer to purchase all of the shares of Available Management Offered Stock within the period of fifteen
     (15) days provided above in Section 5(c)(iii), then the selling Management Stockholder, immediately thereafter, shall be deemed to have made an offer (the "FINAL MANAGEMENT STOCKHOLDER'S OFFER") to sell all of the remaining shares of the Available Management Offered Stock (the "FINAL MANAGEMENT OFFERED STOCK") to DHS at the price and upon the terms provided in the Management Stockholder's Offer. DHS shall have the option, for a period of fifteen (15) days after the earlier to occur of (i) expiration of the fifteen (15) day period provided in Section 5(c)(iii), or (ii) notification by all of the holders of Convertible Preferred Stock to DHS to the effect that the holders of Convertible Preferred Stock have elected to purchase less than all of the shares of Available Management Offered Stock as provided in Section 5(c)(iii), to purchase all or some of the Final Management Offered Stock, upon written notification to the selling Management Stockholder, at the price and upon the terms provided in the Management Stockholder's Offer.
          (v) TRANSFERS TO THIRD PARTIES. If (A) a Management Stockholder elects to transfer all of his shares of Management Stock; (B) said Management Stockholder strictly complies with the provisions of Sections 5(c) (i) through 5(c) (iv) above; (C) the Remaining Management Stockholders, the holders of Class B Common Stock, the holders of Convertible Preferred Stock and DHS elect to purchase, in the aggregate, less than all of the shares of Management Offered Stock; and (D) the Management Stockholder who desires to transfer the Management Offered Stock complies with the terms of this
     Section 5(c)(v), then all of the Management Offered Stock remaining unsold pursuant to the rights of refusal contained in this Section 5(c) may be sold by the selling Management Stockholder to the third party named in the Management Stockholder's Offer within a period of thirty (30) days after the expiration of the fifteen (15) day period provided in Section 5(c)(iv). Such remaining Management Offered Stock may be transferred to the third party named in the Management Stockholder's Offer; provided that (X) such shares are sold at the price and on the terms set forth in the
                                      B-7

     Management Stockholder's Offer; (Y) the shares so transferred shall remain subject to all of the provisions of this Agreement; and (Z) the third party transferee shall execute an instrument acceptable to counsel for DHS, pursuant to which such third party becomes a party to this Agreement and agrees to be bound by all of the provisions and terms or conditions hereof.
     (D) VOLUNTARY TRANSFERS BY THE HOLDERS OF CLASS B COMMON STOCK.
          (i) OPTION OF OTHER STOCKHOLDERS. Each holder of Class B Common Stock shall have the right to receive a bona fide offer to purchase (which it is willing to accept) (a "CLASS B COMMON OFFER") from any independent third person capable of consummating such a sale of all, but not less than all, of its Class B Common Stock (the "CLASS B COMMON OFFERED STOCK"). Before accepting a Class B Common Offer, the holder of Class B Common Stock shall first offer in writing (the "CLASS B COMMON STOCKHOLDER'S OFFER") to sell the Class B Common Offered Stock to the other Stockholders (the "OTHER STOCKHOLDERS") at the price and on the terms on which such selling Class B Common Stockholder proposes to transfer the Class B Common Offered Stock to the proposed third party transferee. The Class B Common Stockholder's Offer shall set forth (A) the number of shares of the Class B Common Offered Stock, (B) the name and address of the proposed transferee, (C) the amount of consideration to be received by the holder of Class B Common Stock, and
     (D) the method of proposed payment. A copy of the Class B Common Stockholder's Offer shall simultaneously also be sent to DHS.
          The Other Stockholders shall have the option to acquire all or any of the shares of Class B Common Offered Stock at the price and upon the terms provided in the Class B Common Stockholder's Offer. If more than one Other Stockholder desires to purchase the Class B Common Offered Stock, such Class B Common Offered Stock shall be purchased by them in such proportions as they may agree. In the absence of agreement, each of the Other Stockholders desiring to purchase the Class B Common Offered Stock shall be entitled to purchase up to that number of shares of Class B Common Offered Stock which is equal to the product of his percentage interest of all of the shares of DHS Capital Stock then held by all such Other Stockholders times the number of shares of Class B Common Offered Stock available for purchase hereunder. The Other Stockholders shall have the right to exercise their respective options to purchase the Class B Common Offered Stock, for a period of thirty (30) days following their receipt of the Class B Common Stockholder's Offer, by notifying such holder of Class B Common Stock in writing of their respective intentions to purchase at Closing (as defined in Section 7(e) hereof) all or any shares of the Class B Common Offered Stock.
          (ii) OPTION OF DHS. If the Other Stockholders do not accept the Class B Common Stockholder's Offer to purchase all of the shares of Class B Common Offered Stock within the period of thirty (30) days provided above in Section 5(d)(i), then the holders of Class B Common Stock, immediately thereafter, shall be deemed to have made an offer (the "FINAL CLASS B COMMON STOCK OFFER") to sell all of the remaining shares of the Class B Common Offered Stock (the "REMAINING CLASS B COMMON OFFERED STOCK") to DHS at the price and upon the terms provided in the Class B Common Stockholder's Offer. DHS shall have the option, for a period of fifteen
     (15) days after the earlier to occur of (i) expiration of the thirty (30) day period provided in Section 5(d)(i), or (ii) notification by all of the Other Stockholders to DHS to the effect that the Other Stockholders have elected to purchase less than all of the shares of Class B Common Offered Stock as provided in Section 5(d)(i), to purchase all of the Remaining Class B Common Offered Stock, upon written notification to such holder of Class B Common Stock, at the price and upon the terms provided in the Class B Common Stockholder's Offer.
          (iii) TRANSFERS TO THIRD PARTIES. If (A) the holder of Class B Common Stock elects to transfer all of its shares of Class B Common Stock; (B) the holder of Class B Common Stock strictly complies with the provisions of Sections 5(d) (ii) and (iii); (C) the Other Stockholders and DHS elect to purchase, in the aggregate, less than all of the shares of Class B Common Offered Stock; and (D) the holder of Class B Common Stock complies with the terms of this Section 5(c)(iii), then all of the Class B Common Offered Stock may be sold by the holder of Class B Common Stock to the third party named in the Class B Common Stockholder's Offer within a period of fifteen
     (15) days after the expiration of the fifteen (15) day period provided in
     Section 5(d)(ii). Such Class B Common Offered Stock may be transferred to the third party named in the Class B Common Stockholder's Offer; provided that (X) such shares are sold at the price and on the terms set forth in the Class B Common Stockholder's Offer; (Y) the shares so transferred shall remain subject to all of the provisions of this Agreement; and (Z) the third party transferee shall execute an instrument acceptable to counsel for DHS, pursuant to which such third party becomes a party to this Agreement and agrees to be bound by all of the provisions and terms or conditions hereof.
     (E) VOLUNTARY TRANSFERS BY THE HOLDERS OF CONVERTIBLE PREFERRED STOCK. Notwithstanding any other provision of this Agreement or any other agreement to which DHS and either of the Series A Investor, the Series B Investor or the Series C
                                      B-8

Investor are parties, no shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, may be voluntarily transferred pursuant to this Section 5(e) or otherwise if, at the time of such attempt to transfer, (1) the Series A Investor, the Series B Investor or the Series C Investor, respectively, has not made full payment to DHS in cash for all shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, held by the Series A Investor, the Series B Investor or the Series C Investor, respectively, including all amounts of principal and interest under any note given in partial consideration for such shares, or (2) any holder of Convertible Preferred Stock proposing to sell such stock pursuant to this Section 5(e) holds, at the time of such attempt at transfer, rights to purchase additional shares of Convertible Preferred Stock.
          (i) OPTION OF DHS. Except as otherwise herein provided, each holder of Convertible Preferred Stock shall have the right to receive a bona fide offer to purchase (which it is willing to accept) (a "CONVERTIBLE PREFERRED STOCK OFFER"), from any independent third person capable of consummating such a sale, any or all of its shares of Convertible Preferred Stock (the "PREFERRED OFFERED STOCK"). Before accepting a Convertible Preferred Stock Offer, the holder of Convertible Preferred Stock shall first offer in writing (the "CONVERTIBLE PREFERRED STOCKHOLDER'S OFFER") to sell the Preferred Offered Stock to DHS at the price and on the terms on which the holder of Convertible Preferred Stock proposes to transfer the Preferred Offered Stock to the proposed third party transferee. The Convertible Preferred Stockholder's Offer shall set forth (A) the number of shares of the Preferred Offered Stock, (B) the name and address of the proposed transferee, (C) the amount of consideration to be received by the holder of Convertible Preferred Stock, and (D) the method of proposed payment.
          DHS shall have the option to acquire all, but not less than all, of the shares of Preferred Offered Stock at the price and upon the terms provided in the Convertible Preferred Stockholder's Offer. DHS shall have the right to exercise its option to purchase the Preferred Offered Stock, for a period of thirty (30) days following its receipt of the Convertible Preferred Stockholder's Offer, by notifying all of the holders of Convertible Preferred Stock in writing of its intention to purchase at Closing (as defined in Section 7(e) hereof) all or any shares of the Preferred Offered Stock.
          (ii) OPTION OF THE HOLDERS OF CONVERTIBLE PREFERRED STOCK. If DHS does not accept the Convertible Preferred Stockholder's Offer to purchase all of the Shares of Preferred Offered Stock within the period of thirty (30) days provided in Section 5(e)(i), then the selling holder of Convertible Preferred Stock, immediately thereafter, shall be deemed to have made an offer (the "SECOND CONVERTIBLE PREFERRED STOCKHOLDER'S OFFER") to sell all of the remaining shares of the Preferred Offered Stock (the "REMAINING PREFERRED OFFERED STOCK") to the other holders of Convertible Preferred Stock at the price and upon the terms provided in the Convertible Preferred Stockholder's Offer. The other holders of Convertible Preferred Stock shall have the option, for a period of fifteen (15) days after the earlier to occur of (A) expiration of the thirty (30) day period provided in Section 5(e)(ii), or (B) notification by DHS to the holders of Convertible Preferred Stock to the effect that DHS has elected to purchase less than all of the shares of Remaining Preferred Offered Stock as provided in
     Section 5(e)(ii), to purchase all of the Remaining Preferred Offered Stock upon written notification to the selling holder of Remaining Preferred Offered Stock, at the price and upon the terms provided in the Convertible Preferred Stockholder's Offer. If more than one holder of Convertible Preferred Stock desires to purchase the Remaining Preferred Offered Stock, such Remaining Preferred Offered Stock shall be purchased by them in such proportions as they may agree. In the absence of agreement, each of the holders of Convertible Preferred Stock desiring to purchase the Remaining Preferred Offered Stock shall be entitled to purchase up to that number of shares of Remaining Preferred Offered Stock which is equal to the product of his percentage interest of all of the shares of Convertible Preferred Stock held by all such holders of Convertible Preferred Stock times the number of shares of Remaining Preferred Offered Stock available for purchase hereunder. The holders of Convertible Preferred Stock shall have the right to exercise their respective options to purchase the Remaining Preferred Offered Stock by notifying the selling holder of Convertible Preferred Stock in writing of their respective intentions to purchase at Closing (as defined in Section 7(e) hereof) all or any shares of the Remaining Preferred Offered Stock.
          (iii) TRANSFERS TO THIRD PARTIES. If (A) the holder of Convertible Preferred Stock elects to transfer all of its shares of Convertible Preferred Stock; (B) the holder of Convertible Preferred Stock strictly complies with the provisions of Sections 5(e) (i) and (ii); (C) DHS does not exercise its right to purchase all, but not less than all, of the shares of Preferred Offered Stock and the holders of Convertible Preferred Stock elect to purchase, in the aggregate, less than all of the shares of the Remaining Preferred Offered Stock; and (D) the holder of Convertible Preferred Stock complies with the terms of this Section 5(e)(iii), then all, but not less than all, of the shares of the Remaining Preferred Offered Stock may be sold by the holder of Convertible Preferred Stock to the third party named in the Convertible Preferred Stockholder's Offer within a period of thirty (30) days after the expiration of the fifteen
     (15) day period provided in Section 5(e)(ii). Such Remaining Preferred Offered Stock may be transferred to the third party named in the Convertible
                                      B-9

     Preferred Stockholder's Offer; provided that (X) such shares are sold at the price and on the terms set forth in the Convertible Preferred Stockholder's Offer; (Y) the shares so transferred shall remain subject to all of the provisions of this Agreement; and (Z) the third party transferee shall execute an instrument reasonably acceptable to counsel for DHS, pursuant to which such third party becomes a party to this Agreement and agrees to be bound by all of the provisions and terms or conditions hereof.
     (f) The closing for any purchase by a Stockholder or DHS of shares proposed to be voluntarily transferred by a Stockholder pursuant to a bona fide third party offer under this Section 5 shall be held at 10:00 a.m. at the principal offices of DHS in Owings Mills, Maryland, on the date set forth for the closing in the bona fide offer. In the event that no such date is set forth in the bona fide offer, the closing shall be held at the principal offices of DHS in Owings Mills, Maryland, at 10:00 a.m., not later than the 30th day after the last to expire of the time periods for giving of notice provided for under this Section 5 and applicable to such proposed voluntary transfer.
     6. PURCHASE PRICE OF STOCK FOR PURPOSES OF INVOLUNTARY TRANSFERS AND SECTIONS 4(E)(II) AND 4(F)(II).
     (A) AGREEMENT OF THE PARTIES. With respect to purchases governed by the provisions of Section 4(d), Section 4(e) (ii) and Section 4(f) (ii) hereof, if the purchaser of Stock hereunder, on the one hand, and the transferring Stockholder, on the other hand, agree in writing as to the purchase price for the Stock to be sold pursuant to Section 4(d), 4(e) (ii) or Section 4(f) (ii) hereof, as the case may be, such agreed price shall be the purchase price for such Stock. If no agreement on the purchase price of such Stock can be reached within thirty (30) days from the date of the occurrence of the applicable event under the provisions of Section 4(d), or 4(e) (ii) or, with respect to the occurrence of an event governed by Section 4(f)(ii), within thirty (30) days after the receipt of the notice required to be determined thereunder, as the case may be (provided that, with respect to the death of a Management Stockholder other than Rifkin or Kimmel, such thirty (30) day period shall commence upon the appointment and qualification of such deceased Management Stockholder's personal representative), then the purchase price of said Stock shall be determined pursuant to Section 6(b) hereof.
     (B) APPRAISAL.
          (i) If the purchase price of Stock to be sold pursuant to Section 4(d), 4(e) (ii) or 4(f) (ii) is not agreed upon as provided in Section 6(a) within the time period stated therein, then within fourteen (14) days thereafter an appraiser or appraisers shall be jointly selected by the transferring Stockholder, on the one hand, and DHS on the other hand, and such jointly selected appraiser or appraisers shall determine the "fair market value of the Stock," which determination shall be binding and conclusive upon all parties. For purposes of this Section 6(b), the "FAIR MARKET VALUE OF THE STOCK" shall be an amount equal to the "Fair Market Value Per Share" of the Class being sold and purchased hereunder, multiplied by the number of shares of Stock of said Class of the transferring Stockholder which are being sold and purchased hereunder. "FAIR MARKET VALUE PER SHARE" shall be an amount as of the Disposition Date as determined by appraisal using such methods as the appraisers appointed hereunder determine, in the exercise of their sole discretion, is appropriate pursuant to this Section 6(b), taking into account any liquidation preferences or other rights attendant to such class, any minority stockholder discount, majority stockholder premium or marketability or other discount or premium, as the case may be. "DISPOSITION DATE" shall be the last day of the calendar month immediately preceding the event giving rise to the purchase of the Stock under Section 4 hereof.
          (ii) If the transferring Stockholder, on the one hand, and DHS on the other hand, do not agree upon the selection of an appraiser or appraisers, as provided in Section 6(b)(i), within the period therein stated, then, within seven (7) days after the expiration of the fourteen (14) day period provided for in Section 6(b) (i) hereof, the transferring Stockholder shall appoint an appraiser, and DHS shall appoint a second appraiser. The two (2) appraisers so appointed shall appoint a third appraiser within seven (7) days after both shall have been appointed. If either the transferring Stockholder or DHS shall fail to so appoint an appraiser, the appraiser duly appointed by the other shall serve as the sole appraiser and such appraiser shall determine the fair market value of the Stock and such determination shall be binding, final and conclusive on all parties. The said appraisers so appointed (or the sole appraiser if any party fails to select an appraiser as provided above), shall, within thirty (30) days after the last appointment thereof determine the fair market value of the Stock and the determination of such appraiser shall be determinative of the fair market value of the Stock for the purposes of this Agreement and shall be binding, final and conclusive on all parties. If the appraisers cannot agree on the fair market value of the Stock, within the time allotted, then such fair market value shall be the median of the two appraisals closest in value to each other.
          (iii) All expenses incurred in the appraisal process shall be borne and paid equally by the transferring Stockholder, and DHS.
                                      B-10

     7. PAYMENT OF PURCHASE PRICE. The payment of any purchase price for Stock transferred pursuant to Section 4 hereof may be made on such terms as are agreed upon by the parties but, absent such agreement shall be made as follows:
     (A) CASH PORTION. Subject to the terms of Section 7(d) hereof and, with respect to any Involuntary Transfer, subject to such other terms and conditions as may be required by any court which has then exercised jurisdiction over any Involuntary Transfer Stockholder with respect to its Stock, or to any assignee, trustee in bankruptcy or successor in interest, as the case may be, (i) in the event of any transfer pursuant to Section 4 (other than as a result of the death of a Management Stockholder), (A) where DHS is the purchaser, ten percent (10%) of the total purchase price of the Stock shall be paid in cash by DHS on the Closing Date, as defined in Section 7(e) hereof, and (B) where any party other than DHS is the purchaser, the entire amount of the purchase price of the Stock shall be paid by check by such purchaser(s) on the Closing Date, and (ii) in the event of any transfer as a result of the death of a Management Stockholder, DHS shall pay by check on the Closing Date the greater of (A) the proceeds of any life insurance policy or policies (but not in excess of the purchase price to be paid by DHS hereunder) owned by DHS on which the deceased Management Stockholder is the named insured and DHS is the applicant, owner and beneficiary, and which policy or policies were purchased for the purpose of using the proceeds thereof to purchase the shares of Stock of the deceased Management Stockholder upon his death (rather than to reimburse DHS for the loss of the services to be provided to DHS by the deceased Management Stockholder), or (B) ten percent (10%) of the total purchase price of the Stock held by such deceased Management Stockholder. Notwithstanding the foregoing, if DHS is a purchaser hereunder but is unable, under applicable law, to make all or any portion of any payment otherwise due hereunder on the Closing Date, DHS shall pay such portion, if any, as applicable law permits, and the balance of such payment shall be payable pursuant to the provisions of Section 7(b) hereof.
     (B) PROMISSORY NOTE. The balance of the purchase price shall be represented by a promissory note of DHS, payable in seven (7) equal annual installments of principal and interest, the first of which shall be due and payable on the first anniversary of delivery of such note. The note shall be substantially in the form of the promissory note attached hereto and made a part hereof as EXHIBIT A, and contain terms and conditions substantially similar to the terms and conditions contained therein. Interest shall accrue on, and be payable with, the unpaid balance of said note from the Closing Date at a rate equal to the applicable federal rate for long-term debt instruments then existing on the date of issuance under Code Section 1274(d)(1). As security for payment of the amounts due under such promissory note, DHS shall pledge to the selling Stockholder such shares of Stock being acquired until such time as all payments due thereunder have been paid in full, provided that such selling Stockholder shall not be entitled to exercise any voting or other rights with respect to such shares of Stock so long as DHS is not in default of any payment due under such note.
     (C) DEBT DUE FROM STOCKHOLDER. Any debt due by the transferring Stockholder to DHS shall be payable according to its terms, as shall any debt due by DHS to the transferring Stockholder; except, however, that, regardless of the terms of any such debt due by the Stockholder to DHS, any cash payment due under Section 7(a) hereof, as well as any insurance proceeds payable under Section 8 hereof, with respect to the purchase of the transferring Stockholder's Stock shall, instead of being paid to the transferring Stockholder, be first applied to the discharge of any such indebtedness, until all such indebtedness is fully discharged. The provisions of this Section 7(c) shall also apply to any purchases of Stock by DHS pursuant to Section 5 hereof.
     (D) INVOLUNTARY TRANSFERS. DHS shall settle with an assignee, trustee in bankruptcy, attaching court or officer or successor in interest holding Stock received in an Involuntary Transfer by taking any or all such Stock in execution and paying to them the purchase price for each share of such Stock calculated pursuant to Section 6, but not exceeding the Stockholder's indebtedness and proper items of expense. The balance of the value of such Stock, if any, shall be distributable to the Stockholder with such payments to be applied in the order due in accordance with Section 7.
     (E) CLOSING. Closing on the sale of any shares of Stock sold pursuant to
Section 4 of this Agreement shall, unless otherwise agreed to in writing by the purchaser(s) and the transferring Stockholder, or otherwise provided in this Agreement, be held at the principal place of business of DHS (i) thirty (30) days from (A) the date that the last applicable period for exercising an unexercised option to purchase has lapsed, (B) the date an option to purchase is accepted or exercised, or (C) with respect to a sale as the result of the disability of Rifkin or Kimmel pursuant to Section 4(f)(ii), the date of delivery of the notice required thereunder, or (C) the occurrence of any event set forth in Section 4(a) (other than death of a Management Stockholder), or
(ii) with respect to the death of a Management Stockholder, ninety (90) days after the appointment and qualification of a deceased Management Stockholder's personal representative (collectively, the "CLOSING DATE"); provided that, if an appraiser or appraisers are appointed to determine the purchase price pursuant to Section 6, then the Closing shall take place on a date no later than thirty
(30) days from the receipt by the selling Stockholder and the purchaser of the determination of the fair market value of the Stock if such Closing Date would occur later than the Closing Date otherwise
                                      B-11
determined pursuant to this Section 7(e). At the Closing, upon payment of the purchase price (including delivery of the notes), the certificates representing the Stock to be purchased and sold hereunder shall be delivered by the selling Stockholder (or his personal or legal representatives, as the case may be) to the purchaser(s), appropriately endorsed in blank for transfer. If the certificates representing any shares of Stock to be so transferred have not been surrendered by the selling Stockholder, all rights of the holder thereof with respect to said Stock (including voting rights) nonetheless shall cease and terminate.
     8. LIFE INSURANCE.
     (A) PURCHASE AND OWNERSHIP OF POLICIES. As soon as practicable following the execution of this Agreement, DHS shall use its commercially reasonable best efforts to purchase a life insurance policy on the life of each Management Stockholder in such amounts, if any, as DHS' Board of Directors deems reasonable and appropriate. DHS shall be the owner and beneficiary of each such policy, and any proceeds received thereunder shall be held by DHS in trust for the purposes of satisfying DHS' purchase obligations hereunder. Each Management Stockholder agrees to cooperate with DHS in obtaining, and in keeping in full force and effect, all such policies. Once a policy has been purchased, DHS shall maintain all such insurance policies in full force and effect and shall not, without the prior written consent of the respective Management Stockholder, cancel any such policy or take or omit to take any action which might give rise to the termination or cancellation thereof. DHS shall pay premiums on all insurance policies as they become due. DHS may, when it deems appropriate, apply any dividends declared and paid on such policies to the payment of premiums. No party hereto shall have any obligations hereunder to the extent a Management Stockholder is either uninsurable or may not be insured as herein contemplated at upon commercially reasonable terms. Notwithstanding the foregoing, DHS may, in lieu of or in addition to policies of insurance acquired, owned and administered as set forth above, in the discretion of its Board of Directors, provide as benefits to its employees, including Management Stockholders, such other and additional policies of insurance or other insurance benefit plans on such other or additional terms and conditions, including ownership of policies of insurance in whole or in part by employees, including Management Stockholders, as it deems reasonable and appropriate.
     (B) OPTION TO PURCHASE POLICIES. If a Management Stockholder transfers all of his Stock during his lifetime pursuant to Sections 4 or 5, or if this Agreement is terminated without being superseded by a similar agreement prior to such Management Stockholder's death, such Management Stockholder, or any designee of such Management Stockholder, shall have the right, during the sixty
(60) day period beginning with the date of transfer or termination of this Agreement, to purchase any life insurance policy insuring his life owned by DHS by paying DHS an amount equal to the cash surrender value of such policy (determined after payment of all policy loans incurred to pay premiums due thereunder and interest thereon) as of the date of purchase, plus the unearned portion of any premiums which shall have been paid thereon.
     9. VOTING BY STOCKHOLDERS.
     (A) SALE OF STOCKHOLDER'S STOCK. If any vote, consent, determination or other action is required or permitted to be made by the Stockholders and/or by DHS pursuant to the terms of this Agreement in order to authorize and permit DHS to exercise any of its rights hereunder, any Stockholder who would, upon exercise of said rights by DHS, thereby become obligated to sell his Stock, shall cast his vote and otherwise act, (i) as a Stockholder, by voting his stock in the same manner as do the holders of a majority of shares of Stock other than his own, and, (ii) as a director, by voting in the same manner as do a majority of the directors other than himself. A Stockholder who becomes obligated to sell his shares of Stock hereunder shall execute such instruments as may be necessary or appropriate to effect any action required or permitted to be taken by the Stockholders and the directors of DHS pursuant to the terms of this Agreement.
     (B) CLASS A DIRECTORS. Each of the present and future holders of Class A Common Stock hereby agrees (i) to vote his shares of Stock to elect Stewart Gold, Alan Kimmel, and Scott Rifkin, as three of DHS' Class A Common Stock Directors for as long as their respective Employment Agreements with DHS are in full force and effect, and (ii) if then serving as a Class A Common Stock Director, to offer to resign as a director immediately upon termination of his employment with DHS.
     (C) ISSUANCE OF ADDITIONAL SHARES OF STOCK. Subject to such rights of the Series A Preferred Stock Directors pursuant to Article IV, Section B.1(c) of the DHS Amended and Restated Articles, to such rights of the Series B Preferred Stock Directors pursuant to Article IV, Section C.1(c) of the DHS Amended and Restated Articles, to such rights of the Series C Preferred Stock Directors pursuant to Article IV, Section D.1(c) of the DHS Amended and Restated Articles, to such rights of the holders of Series A Preferred Stock pursuant to Article IV, Section B.1(e) of the DHS Amended and Restated Articles, to such rights of the holders of Series B Preferred Stock pursuant to Article IV, Section C.1(e) of the DHS Amended and Restated Articles, and to such rights of the holders of Series C Preferred Stock pursuant to Article IV, Section D.1(e) DHS
                                      B-12

Amended and Restated Articles, to exercise their respective rights with respect to the matters set forth therein, each Stockholder agrees (i) to vote his or its shares of Stock, (ii) to use commercially reasonable best efforts to cause his or its Affiliates to vote their shares of Stock, and (iii) if serving as a Director of DHS, to vote as a Director, to cause DHS to issue additional shares of stock to the Persons and in the amounts as are necessary:
          (1) to comply with the provisions of a public offering of DHS Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission;
          (2) to fund or comply with the provisions of a stock option plan, restricted option plan, employee stock purchase plan, stock bonus plan or other employee stock plan or benefit approved and implemented by the Board for the benefit of officers, directors or employees of DHS, provided that the aggregate numbers of shares issued in respect of all such plans shall not exceed ten percent (10%) of the fully diluted capital stock of DHS calculated as of the time of the issuance and after giving effect thereto;
          (3) upon conversion of any shares of Convertible Preferred Stock;
          (4) for the acquisition of another corporation by DHS by merger, purchase of substantially all of the assets of such corporation or other reorganization resulting in the ownership by DHS of not less than fifty percent (50%) of the voting power of such corporation;
          (5) as a result of a stock split, stock dividend or reclassification of shares of Common Stock distributable on a pro rata basis to all holders of Common Stock, with respect to any shares of Stock which have been repurchased by DHS and are being resold; and/or
          (6) to permit BMGGP, Inc., as General Partner of the LP, to issue Additional Limited Partner Interests upon acquisition of additional Medical Practices from and after the time that there are sixty-six (66) physicians who hold Limited Partner Interests in the LP (including options to purchase Limited Partner Interests) directly or indirectly through their professional corporations.
     10. SPECIFIC PERFORMANCE. Because the shares of Stock cannot be readily purchased or sold in the open market, irreparable damage would result in the event this Agreement is not specifically enforced. Therefore, the rights to, or obligations of, any party shall be enforceable in a court by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies, and all other remedies provided for in this Agreement, shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. Notwithstanding any other provision of this Agreement, including, without limitation, the provisions of this Section 9, holders of Convertible Preferred Stock shall have no obligation to vote for any matter which requires the consent of such Stockholders or of the directors of DHS elected by them under the Amended and Restated Articles of Incorporation of DHS.
     11. GUARANTEE OF CERTAIN MANAGEMENT STOCKHOLDERS.
     (a) Pursuant to the terms and conditions of Gold, Rifkin and Kimmel's respective DHS Employment Agreements, such Management Stockholders are each required to secure, or to assist the other officers and employees of DHS in securing, financing for DHS to satisfy DHS' capital requirements as set forth in its financial projections. The parties hereto have entered into the transactions contemplated by the Practice Participation Agreement on the assumption that DHS would receive cash as a result of equity financing in an amount of not less than $5 million on or before February 28, 1998 (the "FINAL MATURITY DATE").
     (b) If DHS does not receive at least $5 million of cash as a result of equity financing proceeds by the Final Maturity Date, the amount of equity financing proceeds actually received by DHS on or before such date shall be subtracted from $5 million (such positive difference being the "remainder"), and each of Gold, Rifkin and Kimmel shall present to DHS for cancellation, and DHS shall immediately cancel that number of shares of Class A Common Stock held by each such Management Stockholder equal to the product of the number of fully diluted shares of Class A Common Stock held by such Management Stockholder on the Closing Date, times a fraction, (i) the numerator of which shall be such remainder, and (ii) the denominator of which shall be 5 million.
     (c) Each of the parties hereto acknowledges and agrees that any transfer of shares of Class A Common Stock pursuant to the provisions of this Section 11 shall not be subject to the limitations and restrictions on transfer, and the rights granted to the other Stockholders and DHS with respect to transfers, as otherwise provided in Section 5 hereof.
                                      B-13

     (d) Each of the Management Stockholders and DHS hereby agree that the provisions of this Section 11 shall be deemed to be amendments to each Management Stockholder's respective DHS Employment Agreement, and hereby becomes a part thereof.
     (e) For purposes of this Section 11, an equity financing shall include any transaction in which Capital Stock of DHS is issued in return for cash.
     12. SEVERABILITY. It is the express intention of the parties that the agreements contained herein shall have the widest application possible. If any agreement contained herein is found by a court having jurisdiction to be unreasonable in scope or character, the agreement shall not be rendered unenforceable thereby, but the parties shall in good faith negotiate a modification to the agreement that preserves the essence of the agreement of the parties contained herein with retroactive effect to render such agreement reasonable and such agreement shall be enforced as thus modified. If the court having jurisdiction will not review the agreement, then the parties shall mutually agree to a revision having an effect as close as permitted by law to the provision declared unenforceable. The parties further agree that in the event a court having jurisdiction determines, despite the express intent of the parties, that any portion of any covenant or agreement contained herein is not enforceable, the remaining provisions of this Agreement shall nonetheless remain valid and unenforceable.
     13. ENDORSEMENT OF CERTIFICATE. Upon the execution of this Agreement, each certificate of Stock of DHS now registered in the name of a Stockholder and subject hereto shall be endorsed by the Secretary of Company as follows:
          "This certificate is transferable only upon compliance with the provisions of a restrictive agreement dated September 4, 1996, by and among Doctors Health System, Inc. and certain of its stockholders, a copy of which is on file in the office of the Secretary of DHS and is available upon request of any stockholder without charge."
All certificates for any shares of Stock hereinafter issued to Stockholders shall bear the same endorsement, and this Agreement shall cover all such stock.
     14. TERM. Anything contained herein to the contrary notwithstanding, this Agreement shall terminate, and all rights and obligations shall cease, except for rights and obligations under any then extant promissory note pursuant to
Section 7 hereof, upon the occurrence of any of the following events:
          (i) The written agreement of each of the then parties hereto; or
          (ii) The cessation of DHS' business; or
          (iii) The bankruptcy, liquidation, receivership, or dissolution of, or assignment for the benefit of creditors by, DHS;
          (iv) Any Change in Control of DHS; or
          (v) The consummation of any public offering of DHS Capital Stock.
     15. NOTICES. All notices, offers, acceptances, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by certified or registered mail to a Stockholder, as may be required, at their addresses on DHS records, and to DHS at DHS's principal place of business. Any party hereto may change his or its address for notice by giving notice thereof in the manner hereinabove provided.
     16. AMENDMENT. Any term or condition set forth in this Agreement may be amended, modified or altered, and additional terms and conditions may be incorporated into this Agreement only with the express written consent of all of DHS and the Stockholders. All of such amendments, modifications, alterations or additions shall be effective as of the date of such unanimous consent, shall be in writing, and shall be provided to each of the parties hereto.
     17. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof. This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors, assigns, and personal representatives of the parties hereto. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without regard to principles of conflicts of law. In case any term of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such term nor the validity of the remaining terms of this Agreement shall in any way be affected thereby. Each of the parties agrees that he will consent to and approve any amendments of the DHS Amended and Restated Articles or by-laws of DHS which may be necessary or advisable in order to conform any of the provisions of this Agreement or any amendments hereto to the applicable laws of the State of Maryland as now or hereafter enacted. Each Stockholder agrees to vote his shares of Stock in DHS and to execute and deliver such documents as may be necessary in order to implement the provisions of the preceding sentence. Nothing set forth or referred to herein expressed or implied is intended or shall be
                                      B-14
construed to convey upon or give to any person other than the parties and their successors or permitted assigns, any rights or remedies under or by reasons of this Agreement. Each of the Stockholders agrees that, if DHS is able to enter into any arrangement with a Management Stockholder or another Stockholder, regarding the repurchase of such Management Stockholder's or other Stockholder's capital stock that is manifestly more favorable to DHS than the arrangements set forth herein, to execute and deliver to an amendment to this Stockholders Agreement reflecting such arrangement.
     18. INTERPRETATION. The parties and their respective legal counsel and accountants actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereof, no provision in this Agreement shall be construed unfavorable against any of the parties on the ground that it or its counsel was the drafter thereof.
     19. WILLS. Each Management Stockholder shall promptly execute a will or codicil to his will authorizing and directing his personal representatives to perform all of his obligations under this Agreement, but the failure to execute such a will shall not affect the rights of the remaining Stockholders or the obligations of their personal representatives, heirs, descendants, or estates, as provided in this Agreement.
     20. CANCELLATION OF PRIOR AGREEMENT. This Agreement supersedes and replaces that certain Stockholders Agreement by and among DHS, the Management Stockholders, the LP, the Series A Investor and the Series B Investor, dated December 1, 1995 (the "OLD STOCKHOLDERS AGREEMENT") in its entirety. The Old Stockholders Agreement is hereby cancelled, rescinded and abrogated.
                                      B-15

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as an instrument under seal as of the date first above written.

WITNESS/ATTEST:                                            DOCTORS HEALTH SYSTEM, INC.
                                                           By:
                                                           Stewart Gold, President
                                                           MANAGEMENT STOCKHOLDERS:
                                                           Stewart Gold, individually
                                                           Scott M. Rifkin, individually
                                                           Alan Kimmel, individually
                                                           MEDICAL HOLDINGS LIMITED PARTNERSHIP
                                                           By: BMGP, Inc., its General Partner
                                                           By:
                                                           Scott M. Rifkin, President
                                                           ST. JOSEPH MEDICAL CENTER, INC.
                                                           By:
                                                           Name:
                                                           Title:
                                                           MED-LANTIC MANAGEMENT SERVICES, INC.
                                                           By:
                                                           Name:
                                                           Title:
                                                           GENESIS HEALTH VENTURES, INC.
                                                           By:
                                                           Name:
                                                           Title:

                    4,100,000 SHARES OF CLASS B COMMON STOCK
               1,000,000 OPTIONS TO PURCHASE CLASS B COMMON STOCK
                            ------------------------
     Doctors Health System, Inc., a Maryland corporation (the "Company"), may offer and issue from time to time in connection with the affiliation of medical practices with the Company one or more of the following types of its securities:
(i) shares of its Class B common stock, par value $0.01 per share ("Class B Common Stock"); or (ii) Options to purchase Class B Common Stock ("Options," and collectively with the Class B Common Stock, the "Securities"). Securities may be issued by the Company as consideration in one or a combination of the following types of transactions: (i) as consideration for acquisitions of certain assets of medical practices; or (ii) as consideration pursuant to independent practice association ("IPA") agreements; or (iii) as issuances of Securities pursuant to employment arrangements between the physician and a Core Medical Group or between the Company and certain employees. See "Plan of Distribution--Acquisition of Certain Assets of Medical Practices," "--Contractual Arrangements--IPA Arrangements" and "--Contractual Arrangements--Employment Arrangements." Except in connection with the exercise of the Options, the Company will not receive cash proceeds in connection with the issuance of the Securities.
     The Securities offered pursuant to this Prospectus may be issued in amounts and at prices to be determined at the time of the offering of such Securities.
     It is anticipated that the affiliations of the medical practices will involve (a) in the case of the acquisition of medical practices, the receipt by the Company of substantially all of certain assets of such medical practices (primarily enumerated tangible assets of such practices and related contractual rights), and (b) in the case of contractual arrangements such as the IPA arrangements or employment arrangements, the receipt of the contractual consideration specified in the relevant contract. The consideration for acquisitions and contractual rights will consist of shares of Class B Common Stock, cash, Options, assumption of liabilities or a combination of some or all of them, as determined from time to time by negotiations between the Company and the physicians or physician groups operating such practices. In addition, such physicians may enter into employment agreements and IPA participation agreements, pursuant to which the Company may also issue Securities.
     The terms of an affiliation are determined by negotiations between the Company's representatives and physicians. Factors taken into account in such transactions include the established size, quality and reputation of the practice and with respect to the amount of Securities to be issued the Company's estimate of the value of the Class B Common Stock. It is anticipated that shares of Class B Common Stock issued in any such acquisitions will, in most cases, be valued at a price reasonably related to the current value of the Class B Common Stock, either at the time the terms of a transaction are tentatively agreed upon, or at or about the time of closing, or during the period or periods prior to delivery of the Securities. The value of the Class B Common Stock and the exercise price of the Options will be determined by the Company's management and Board of Directors based upon the Company's results of operations and current financial condition, recent sales of the Company's securities and arms' length negotiations with potential purchasers, estimates of the business potential and prospects of the Company, the economics of the health care industry in general, the general condition of the equity securities markets in general and other relevant factors. It is not expected that underwriting discounts or commissions will be paid by the Company (See "Plan of Distribution").
     Certain details as to each offering of Securities in respect of which this Prospectus is being delivered are set forth in an accompanying Prospectus Supplement (each, a "Prospectus Supplement") relating to such offering of Securities. Such specific details will comprise to the extent applicable (1) in the case of the Options, the number of Options being offered, and the exercise price of each such Option; and (2) in the case of any offering of Securities, the offering price, and, to the extent applicable, certain Federal income tax consequences. With respect to offerings of Securities in connection with the acquisition of certain assets of medical practices, a Prospectus Supplement will be provided which will contain information about the specific transaction and the particular medical practice involved in the transaction. The resale or transfer of the Securities will be subject to certain restrictions. See "Description of Capital Stock."
     In the event that, with respect to acquisition transactions, a physician exercises reacquisition rights granted by the Company with respect to such Physician's transfer of medical practice assets, the physician will be required to transfer the Securities issued pursuant to this Prospectus to the Company. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Development of Integrated Health Care Delivery System--Reacquisition Rights.")
     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement. The delivery in any jurisdiction of this Prospectus together with a Prospectus Supplement relating to specific Securities shall not constitute an offer in such jurisdiction of any other Securities covered by this Prospectus but not described in such Prospectus Supplement.
     The Securities offered pursuant to this Prospectus will be subject to significant contractual restrictions or transfer. Further, it is not currently anticipated that any of the Securities will be listed on an exchange or other public market. Accordingly, resales of the Securities may be subject to various regulatory structures which could severely limit the liquidity of the Securities. There can be no assurance as to the price at which purchasers may be able to resell the Securities, and such price may be below the value of the Securities as offered and sold by the Company hereby.
     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO                       THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                  --------------------------------------------

                THE DATE OF THIS PROSPECTUS IS JANUARY 24, 1997

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), in Washington, D.C., a Registration Statement on Form S-1 (herein, together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Securities offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     To the extent applicable, the Company will comply with the informational requirements of the Securities Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, will file reports, proxy and information statements, and other information with the Commission. Such reports, proxy and information statements, and other information and the Registration Statement and the exhibits and schedules thereto filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such information with the Commission may also be obtained from the web site maintained by the Commission. The Commission's web site address is http://www.sec.gov.

     "Doctors Health System--It's the Sure Sign of Caring" is a service mark of Doctors Health System, Inc. This Prospectus also includes other service marks of Doctors Health System, Inc.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. The words "estimate", "project", "intend", "expect" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward looking-statements. For a discussion of certain of such risks and uncertainties, see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SUBJECT TO, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) CONTAINED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS USED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THEM ELSEWHERE IN THIS PROSPECTUS. POTENTIAL INVESTORS SHOULD READ THIS PROSPECTUS CAREFULLY IN ITS ENTIRETY.

THE COMPANY

     Doctors Health System, Inc., a Maryland corporation ("DHS" or the "Company") was incorporated in June of 1994 and commenced operations in February of 1995. The Company's executive offices are located at 10451 Mill Run Circle, Owings Mills, Maryland 21117, telephone (410) 654-5800.

     The Company is a managed care and medical management company which develops and consolidates individual and groups of internists, pediatricians and family practitioners ("primary care physicians" or "PCPs"), specialist physicians, hospitals and other health care providers into primary care-driven, comprehensive managed care health delivery networks. Through contracts with PCPs, specialists, hospitals and other health care providers, the Company designs its networks: (i) to manage the provision of quality medical services to patients; (ii) to furnish Network Physicians with access to managed care contracts and related services while giving them the opportunity to associate with clinically independent, autonomous medical groups; (iii) to establish a single source of access for health maintenance organizations ("HMOs") and other Payors to a comprehensive range of health care providers; and (iv) to offer patients a comprehensive range of health care services.

     As a managed care company, the Company's primary source of future earnings is expected to be revenues from Global Capitated Contracts. Under such arrangements, the Company receives a fixed fee from an HMO or other Payor in exchange for undertaking the obligation to provide or arrange for the provision of substantially all of the health care services required by the Enrollees. These services include not only services provided by the Company's Network Physicians but also hospitalization, specialty care and ancillary services which are subcontracted by the Company. The Company's ability to generate earnings is significantly predicated upon its ability to provide the health care services for which it contracts at a cost which is less than the fixed fees it receives under its Global Capitated Contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--Source of Revenue and Earnings." The Company's activities as a managed care company do not subject the Company to regulation as an HMO because the Company's Global Capitated Contracts qualify as administrative provider agreements under Maryland law. The Company is also not subject to regulation as an HMO under Virginia law. See "Risk Factors--Regulation--Insurance" and "Business--Regulation--Insurance."

     As a medical management company, the Company provides to Network Physicians that join Core Medical Groups certain patient care management, managed care contracting, and administrative and financial services, including information systems and billing services, and provides facilities, non-physician staff personnel, equipment and other goods. See "Business--Managed Care Contracting,--Practice Management Services,--Control of Patient Data and Information Systems, and--Care Management." The Core Medical Groups, which contract with the Company for the provision of these services, engage exclusively in the practice of medicine through their employed physicians and maintain autonomy and independence over clinical matters.

     Currently, the Company is focusing on the development of its networks in the Baltimore and Washington metropolitan area and surrounding regions. As of January 10, 1997, the Company had approximately 1,150 Network Physicians in six regional networks throughout the state of Maryland and one regional network in Northern Virginia, including approximately 310 PCPs, 84 obstetrician/gynecologists, and 756 specialist physicians. Of the 1,150 Network Physicians, 89 were Equity Physicians, of which 69 had transferred certain of their practice assets to the Company or one of its subsidiaries, 4 had entered into binding agreements to complete such transactions, and 16 were subject to a letter of intent. While primary care-based, the Company encourages its Core Medical Groups to develop into multi-specialty group practices and provides or arranges financing and other resources to enable such Core Medical Groups to develop into diversified multi-specialty practices. See "Business--Development of Integrated Health Care Delivery System."

     The Company offers medical groups and independent physicians a variety of methods of participating in the Company's Integrated Health Care Delivery System. The Company may acquire certain medical practice assets or certain contracting rights, either for cash or for Securities, or by execution of a variety of Independent Physician Association ("IPA") participation agreements. The Company typically enters into Physician Services Organization Agreements ("PSO Agreements") with the Core Medical Groups, pursuant to which the Company provides care management, managed care contracting and related business management services while the Core Medical Groups retain their clinical autonomy.

     The Company's strategy is to capitalize upon changes in the health care industry by: (i) establishing networks of primary care physicians and specialist physicians to integrate a full spectrum of health care providers into one or more high quality, cost-effective health care delivery networks; (ii) transitioning the patients of Network Physicians to the Company's Global Capitated Contracts; (iii) providing HMOs and other Payors with a single source of access to geographically proximate networks of physicians and other providers; (iv) focusing on obtaining Global Capitated Contracts and operating profitably under a capitated reimbursement system; (v) allowing physicians greater access to managed care, while relieving physicians of some of the administrative responsibilities and economic risks of providing managed care services; (vi) effectively managing the cost and quality of providing care through the use of sophisticated information systems and a broad range of practice management and administrative services; and (vii) expanding aggressively by recruiting additional physicians to networks that have already been established and by establishing additional networks. See "Business--Strategy".

                                    GLOSSARY

Capitated Contract Carve-Outs--Medical services that are not included in a capitated arrangement. Examples of typical carve-outs from global capitated contracts include pharmacy, dental care, eye care, organ transplants, home health, mental health, infusion care, durable medical equipment, marketing and administration.

Capitated Gatekeeper--A PCP who is compensated pursuant to a Gatekeeper
  Capitated Contract.

Capitated Gatekeeper Income--Income received by PCPs pursuant to a Gatekeeper
  Capitated Contract.

Capitated Life--An Enrollee who is a member in a Managed Care Plan that pays a fixed amount to a provider pursuant to a capitation arrangement.

Capitation--A method of paying health care providers in which a fixed amount is paid per Enrollee to cover a defined set of services over a specified period, regardless of the cost of the actual services provided.

Core Medical Group--An entity formed by Equity PCPs to conduct a medical group practice that enters into a PSO Agreement or similar long-term management agreement with the Company. The Core Medical Groups are clinically autonomous entities whose equity interests are owned by physicians.

Enrollee--A patient who is covered for health benefits under an HMO contract or other insurance.

Equity PCP--A Network PCP who transfers substantially all of his medical practice assets to the Company and who receives an equity interest in the Company.

Equity Physician--A Network Physician, including an Equity PCP, who transfers substantially all of his medical practice assets to the Company and who receives an equity interest in the Company.

Exclusive IPA--An IPA that enters into an exclusive contractual arrangement, pursuant to which the IPA and each of its participating physicians agrees to conduct all managed care contracting activity exclusively through the Company and to take as patients any capitated patients referred by the Company to the Company pursuant to the Company's Global Capitated Contracts.

Fee-for-service--A method of reimbursing health care providers in which payment is made for each unit of service rendered.

Full Risk Contract--A contract, usually a Global Capitated Contract, pursuant to which a health care provider and/or management company (such as the Company) assumes all financial risks for medical services related to patient care (with or without Capitated Contract Carve-Outs).

Gatekeeper Capitated Contract--A contract pursuant to which a Primary Care
  Physician receives a fixed, prepaid monthly fee for each Enrollee in exchange for providing primary care medical services, regardless of the costs of the actual services provided.

Global Capitated Contract--A contract pursuant to which a health care provider and/or a management company (such as the Company) is paid a fixed amount per Enrollee to cover medical services and assume all or part of the financial risk associated with such services with or without Capitated Contract Carve-Outs over a specified period, regardless of the cost of the services provided.

HCFA--The U.S. Health Care Financing Administration which administers the
  Medicare program.

Health Maintenance Organization (HMO)--A managed care plan that integrates financing and delivery of a comprehensive set of health care services to an enrolled population.

Independent Physician Association (IPA)--An organization of independently practicing physicians which contracts with the Company, managed care plans or others for the provision of professional medical services to Enrollees of the Managed Care Plan.

Integrated Health Care Delivery System--An organization in which physicians, hospitals and other providers combine their efforts to deliver comprehensive health care services to the community. The single entity (or group of entities) manages and coordinates the system, including Payor contracting for the providers, and allocation of compensation and capital among the various interests. The system generally includes a single legal entity or related entities, unified governance and management mechanisms, use of consolidated management and information systems, and use of consolidated budgets for the entire system.

IPA--Independent Physician Association.

IPA Participant Physicians--Primary Care Physicians who enter into Exclusive or
  Non-Exclusive IPA agreements with the Company.

Managed Care--A payment or delivery arrangement used by a Payor to control or coordinate use of health services with the goal of providing quality care at a lower cost, including Capitation arrangements.

Managed Care Plan--A health plan that uses managed care arrangements and has a defined system of selected providers that contract with the plan. Under Managed Care Plans, Enrollees have a financial incentive to use participating providers that agree to furnish a broad range of services, and providers may be paid on a prenegotiated fee-for-service, capitated, per diem or salaried basis.

Medicaid--A program of Federal matching grants to the states to provide health insurance for categories of the poor and medically indigent. States determine eligibility, payments and benefits consistent with Federal standards.

Medicare--A federal act (Health Insurance for the Aged Act) to provide hospital and medical insurance for persons eligible for social security or railroad retirement benefits under the Social Security Act and who are over the age of 65 or disabled or other eligible individuals over the age of 65.

Network PCP or Network Physician--A PCP or other physician, including an Equity
  Physician, who participates in the Company's Integrated Health Care Delivery System through employment in a Core Medical Group, through an Exclusive or Non-Exclusive IPA or through a joint contracting venture, or other arrangement.

Non-Exclusive IPA--An IPA that has a non-exclusive contractual arrangement with the Company, pursuant to which the IPA and some or all of its participant physicians may contract with or through other IPAs and entities but agree to take all managed care patients referred by the Company.

Operating Agreement--An agreement providing for the operation of a Core Medical
  Group.

Payor--An organization, such as an insurance company, employer, HMO, or HCFA, that pays or reimburses a health care provider or other entity for health care services to be provided to a patient or health plan.

PCP--A Primary Care Physician.

Physician Hospital Organization (PHO)--Generally, an organization jointly owned and governed by hospitals and physicians formed and controlled for the purpose of procuring and administering Payor contracts.

Physician Services Organization Agreement (PSO Agreement)--An agreement entered into between the Company and each Core Medical Group, pursuant to which the Core Medical Group appoints the Company to act as its exclusive agent to provide all assets, facilities and non-medical services necessary for the Core Medical Group's medical practice and to obtain Managed Care contracts with Payors on behalf of the Network Physicians who are members of the Core Medical Group.

Practice Participation Agreement--An agreement entered into among the Company, a Core Medical Group and each of the physicians who is a member of such Core Medical Group, pursuant to which (1) each such physician sells to the Company certain assets of his medical practice, (2) each physician enters into an exclusive Employment Agreement with the Core Medical Group, (3) the Core Medical Group and the Company enter into a PSO Agreement, and (4) each physician enters into an Operating Agreement with each of the other member physicians of the Core Medical Group which governs the operation of the Core Medical Group.

Primary Care Physician (PCP)--A physician practicing as a general practitioner or in the specialties of family practice, general internal medicine, or general pediatrics. PCPs are sometimes referred to as "gatekeepers" because they enjoy patient loyalty and continuity and are the initial providers when patients seek medical services and control, through referrals, patients' access to other providers such as specialists.

PSO Agreement--A Physician Services Organization Agreement.

Risk Sharing Arrangement--An arrangement or contract pursuant to which the parties receive a fixed amount to provide or pay for defined services (usually including, but not limited to, hospital and other institutional services) regardless of the actual costs and share the benefits or risks under the arrangement in the event that the costs of such services are less than or exceed such fixed amount.

Specialty Care Core Medical Group--an entity formed by specialist physicians to conduct a medical group practice to provide specialty services and that enters into a PSO Agreement or similar long-term management agreement with the Company.

Subcapitation--An arrangement in which a health care provider receiving capitated income pays subcontracting providers (for example, for specialty services) on a capitated basis with the subcontracting providers assuming the financial risk of providing all of the subcapitated medical services, the payment representing subcapitation.

Utilization--The frequency with which a medical benefit is used, a service is performed, or a referral is made.

Utilization Review--The review of services delivered by a health care provider to evaluate the appropriateness, necessity, and quality of the prescribed services.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER THE FACTORS LISTED BELOW IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

LIMITED OPERATING HISTORY; LOSSES

     The Company was incorporated in June of 1994 and commenced operations in February of 1995. Accordingly, the Company has a limited operating history. For the year ended June 30, 1996 and the three months ended September 30, 1996, the Company recorded a net loss of approximately $6.6 million and $2.8 million, respectively. The Company is likely to record a net loss for the year ending June 30, 1997. At September 30, 1996 the Company had an accumulated deficit of approximately $12.1 million. There can be no assurance that future operating losses would not have a material adverse effect on the operating results and financial condition of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

LIQUIDITY; RESTRICTIONS ON FINANCING


     Until the Company and its Payors attract an adequate number of Capitated Lives in the Company's Global Capitated Contracts, the Company expects to incur operating losses and experience negative operating cash flows. The Company believes that its cash on hand at January 15, 1997, the balance remaining available under the NationsBank Credit Facility, and the anticipated investment of $5,000,000 in additional preferred stock or receipt of $5,000,000 of subordinated debt will be sufficient to meet the Company's working capital needs through June 30, 1997. However, in the event that the Company and its Payors either have not attracted an adequate number of Capitated Lives in Global Capitated Contracts sufficient to offset the Company's operating expenses, or the Company has not secured a substantial amount of additional capital the Company will not be able to execute its business plan and the Company's operating results and financial condition would be materially and adversely affected. There can be no assurance that the Company will be able to secure such additional capital, or that such capital, if available, will be on terms favorable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity, Cash Flow and Capital Resources--Subsequent Events."


     The Company's Series A, Series B and Series C Preferred Stock Directors have the right under the Company's constituent documents to approve the incurrence by the Company of indebtedness (including both borrowed money and capitalized leases) in excess of $1 million beyond the amount budgeted by the Company from time to time. In addition, the Company's ability to conduct equity financings may be affected by certain rights of consent of the holders of the Company's Series A, Series B and Series C Preferred Stock. See "Description of Capital Stock." There can be no assurance that such holders of Preferred Stock will grant their consent to the terms of any such financings.

UNCERTAINTY OF STRATEGY; ACQUISITION RISKS

     The Company's strategy is based upon assumptions relating to the Company's likely rate of growth of affiliations of medical practices, the rate at which Capitated Lives can be added to the Company's networks, the likely referral and other business practices of physicians and health care institutions in the Baltimore and Washington metropolitan area and surrounding regions, and assumptions relating to the rate and character of reimbursement for services provided through the various arrangements negotiated by the Company, including the continued willingness of Payors to enter into risk sharing arrangements. Certain of the Company's assumptions may prove to be incorrect, which could have a material adverse effect on the operating results and financial condition of the Company. Thus, no assurance can be given that the Company's strategy will be successfully and profitably implemented.

     Further, the Company's strategy depends upon the successful recruitment of additional physicians to join Core Medical Groups and Exclusive IPAs. There can be no assurance that the Company will be able to grow in existing or new markets or successfully identify, complete or integrate any additional acquisitions or IPA contracts. The process of identifying suitable candidates, and proposing, negotiating and implementing an economically feasible transaction with a physician group or forming or managing a physician network, is lengthy and complex. The Company's strategy involves focusing the development of its Integrated Health Care Delivery System in the Baltimore and Washington metropolitan area and surrounding regions. Accordingly, the Company is subject to and may be adversely affected by any changes in laws and regulations in these areas pertaining to its business. See "Business--Regulation." Further, currently substantially all of the Company's net revenues are used to pay for costs of and in support of the Core Medical Groups and Network Physicians. Thus, the Company's ability to generate any profit is dependent upon its ability to transition its Network Physicians and other providers in the Company's provider networks away from unmanaged fee-for-service compensation arrangements and into a profitable

Managed Care environment. The Company will continue to incur operating losses if it is not able to increase the number of enrollees who are subject to the Company's Global Capitated Contracts and reduce the number of patients subject to fee-for-service payment arrangements. The failure of the Company to execute its strategy effectively could have a material adverse effect on the operating results and financial condition of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

REGULATION

     GENERAL. While the Company is not currently subject to regulation as an insurer or health care provider, the insurance and health care business generally and the Company's business described generally herein are subject to extensive and pervasive Federal and state regulation pursuant to current statutes and regulations. Health care regulation has been subject to rapid and pervasive change in recent years. Congress and various state legislatures are expected to continue to consider various legislative proposals for health care reform, including proposals intended to control public and private spending on health care as well as provide increased public access to the health care system and maintain broad physician access to health care delivery systems. Changes in the regulations or reinterpretations of existing regulations may adversely affect the Company. See "Business--Regulation."

     INSURANCE. States heavily regulate the activities of insurance companies. The Company is not licensed as an insurance company because the Company does not believe its activities constitute the provision of insurance. The staff of the Maryland Insurance Commission has published its view that certain of the Company's (and similar Managed Care entities') proposed methods of payment to physicians and other providers by compensating Network Physicians to capitation payment arrangements may require the Company and such other Managed Care entities to subject themselves to regulation as insurance companies. There can be no assurance that the Company's efforts to structure the payment arrangements with HMOs to conduct itself in such a manner so as not to subject itself to regulation will be successful, and the imposition of such regulation could have a material adverse effect on the Company. Regulations which affect the IPAs, Core Medical Groups, hospitals and other providers of health care could have a material adverse effect on the operating results and financial condition of the Company. See "Business--Regulation--Insurance."

     MEDICARE FRAUD AND ABUSE RULES. The Company has designed its business relationships to qualify for "safe harbor protection" under the Medicare Fraud and Abuse Rules or for an exception under the Federal and state laws discussed in "Business--Regulation," including federal and state laws which prohibit "physician self-referrals." Such laws are broadly drafted, and their application to arrangements such as those described herein is often uncertain. Since inquiries under such laws are highly factual, it is not possible to predict with certainty how they may be applied to the arrangements in which the Company, the Core Medical Groups and the Core Medical Group's employee physicians are anticipated to participate. For example, there is considerable uncertainty as to the applicability of the federal legislation known as "Stark II" will apply. Stark II extends prohibitions against physician self-referrals to a broad list of services payable under Medicare and Medicaid. Although the Company believes that it is and will be in compliance with these laws with respect to its own operations, including its contractual relationship with Core Medical Groups, IPAs and other providers, there can be no assurance that enforcement authorities will not assert that the Company, or certain transactions into which the Company has or will have entered, has violated or is violating such laws, or that if any such assertion were made, that the Company would prevail, or whether any sanction imposed would have a material adverse effect on the operations of the Company. Even the assertion of a violation of such laws could have a material adverse effect on the operating results and financial condition of the Company. See "Business--Regulation--Medicare and Medicaid Fraud and Abuse Limitations and --Regulation--Federal and State Law Regarding Restrictions on Physician Self-Referral."

     TAXATION. The Company enters into contracts with physicians and other health care providers, who are not employees of Core Medical Groups, as independent contractors. In accordance with federal and state tax guidelines pertaining to independent contractors, the Company does not withhold federal or state income taxes, make federal or state unemployment tax payments or provide workers' compensation insurance with respect to such independent contractors. However, a determination by taxing authorities to the contrary with respect to the classification of such physicians or other health care professionals as independent contractors could have a material adverse effect on the operating results and financial condition of the Company.

     CHANGES IN HEALTH CARE REIMBURSEMENT SYSTEMS. Finally, the body of law applicable to the delivery of, and payment for, health care services, aspects of which are summarized in "Business--Regulation," is subject to rapid substantive change. All such laws, regulations, and interpretations are subject to amendment or other substantive change at any time. There can be no assurance that such amendment or change would not have a material adverse effect on the operating results and financial condition of the Company.

INTEGRATION OF OPERATIONS

     Since its formation, the Company has grown principally through affiliations and is pursuing an aggressive growth strategy. If the Company is to realize the anticipated benefits of acquisitions, the operations of the acquired entities must be integrated and combined efficiently. The process of integrating the acquisitions by providing management, financial, administrative, facilities, and management information systems, while managing a larger and geographically expanded entity, presents a significant challenge to the management of the Company. There can be no assurance that the integration process will be successful or that the anticipated benefits of its business combinations will be realized. The dedication of management resources to such integration may detract attention from the day-to-day operations of the Company. There can be no assurance that there will not be substantial unanticipated costs associated with such activities or that there will not be other material adverse effects of these integration efforts. Such effects could have a material adverse effect on the operating results and financial condition of the Company.

DEPENDENCE ON MANAGED CARE CONTRACTS

     The profitability of the Company depends on securing and maintaining contractual relationships with Managed Care plans and other Payors and successfully managing the expenses involved in the provision of services under those contracts without sacrificing the quality of medical care. The Company, not the Core Medical Groups, is the party to the Global Capitated Contracts and therefore is the recipient of the capitated payments. Such medical expenses are subject to adverse selection and other utilization risks and are not otherwise within the Company's or the Core Medical Groups' control. The Company has entered into three Global Capitated Contracts with two HMOs. The inability of the Company and its Network Physicians to obtain such contracts or successfully manage such expenses could have a material adverse effect on the operating results and financial condition of the Company. In addition, the success of Payors depends substantially on their ability to reduce, or significantly restrain the growth of, spending for health care services. Accordingly, there is a risk that the Company will not be able to obtain or maintain the numbers of Managed Care contracts presently contemplated or that, if such contracts are obtained, payments from such Payors will decrease over time, either of which could have a material adverse effect on the Core Medical Groups or the operating results and financial condition of the Company. Further, the coverage of the Managed Care plans with which the Company contracts may be limited to the State of Maryland, the District of Columbia, Virginia or other limited geographic regions. There can be no assurance that the coverage of such Managed Care plans will extend beyond such areas. Finally, the Company's contracts with Payors are generally for one year and may be terminated earlier upon notice. There can be no assurance that Managed Care contracts will not be terminated. The loss of any Payors or the failure to retain such Payors' Enrollees could have a material adverse effect on the operating results and financial condition of the Company.

ENROLLMENT IN MEDICARE MANAGED CARE PLANS

     The Company has entered and will enter into Full Risk Contracts and Global Capitated Contracts with HMOs and other Managed Care Plans covering Medicare patients. The Company's profitability is highly dependent on the Company's ability to attract existing patients and new Medicare patients who enroll in the Medicare Managed Care contracts with licensed HMOs pursuant to Global Capitated Contracts with the Company. See "Business--Strategy--Medicare Managed Care." The Company's strategy depends on successful joint marketing efforts by HMOs and the Company and the willingness of Medicare patients to enroll in Managed Care plans. There can be no assurance that the Company will be able to successfully attract a sufficient number of Medicare patients into Medicare Managed Care plans under contract with the Company or that such patients can be converted in accordance with the Company's strategy. The failure of the Company to attract a sufficient number of Medicare patients to Medicare Managed Care plans could have a material adverse effect on the operating results and financial condition of the Company.

ISSUANCE OF NOTES; SUBSTANTIAL INDEBTEDNESS

     The Company intends to place with institutional investors up to $35 million of senior subordinated notes (the "Notes") and warrants (the "Warrants") to purchase Class A Common Stock. Assuming the issuance of the Notes, the Company will have substantial indebtedness in relation to its total capitalization. On a pro forma basis, after giving effect to the sale of the

Notes (but not giving effect to the exercise of the Warrants), the Company at September 30, 1996 would have had approximately $35 million in long-term indebtedness, and its long-term indebtedness as a percentage of its total capitalization would have been approximately 66%.

     This indebtedness poses substantial risks including the possibility that the Company might not generate sufficient cash flow to pay the principal of and interest on its indebtedness. This indebtedness may also adversely affect the Company's ability to finance its future operations and capital needs, limit its ability to pursue other business opportunities and make its results of operations more susceptible to adverse economic conditions. All of the foregoing could have a material adverse effect on the operating results and financial condition of the Company.

     The terms of the agreements with holders of the Notes are expected to include significant restrictive financial and operating covenants that, among other things, will limit the ability of the Company to incur certain additional indebtedness and pay dividends or make other distributions on its capital stock. In the event of liquidation of the Company, the holders of the Notes and other holders of indebtedness of the Company are expected to have priority of payment over the holders of the Company's common stock. There can be no assurance that the Company will consummate the sale of the Notes and Warrants or, in the event that such Notes or Warrants are issued, that such issuance will be made on expected terms.

RISKS OF CHANGES IN PAYMENT FOR MEDICAL SERVICES

     The profitability of the Company may be adversely affected by Medicare and Medicaid regulations, cost containment decisions of Payors and other payment factors over which the Company has no control. The Federal Medicare program has undergone significant legislative and regulatory changes in the reimbursement and fraud and abuse areas, including the adoption of the resource-based relative value scale ("RBRVS") schedule for physician compensation under Medicare, which may have a negative impact on the Company's revenue. Efforts to control the cost of health care services are increasing. Future profitability in the changing health care environment, with differing methods of payment for medical services, is likely to be affected significantly by management of health care costs, pricing of services and agreements with Payors. Because the Company derives its revenues from the revenues generated by Network Physicians, further reductions in payments to physicians generally or other changes in payment for health care services could have a material adverse effect on the operating results and financial condition of the Company.

     HCFA recently announced its intention to conduct an experimental pilot program designed to reduce expenditures under Medicare Managed Care plans in selected areas, including the Baltimore metropolitan area. The effect of any such experimental program, if implemented, cannot be predicted, but could have a material adverse effect on the operating results and financial condition of the Company. See "Business--Regulation."

DEPENDENCE OF THE COMPANY ON CORE MEDICAL GROUPS AND IPAS

     The Company enters into Managed Care contracts with Payors pursuant to which the Company agrees to arrange for the delivery of medical services to Enrollees in exchange for Managed Care compensation. The Company does not own any equity interest in the Core Medical Groups or engage in the practice of medicine and will be largely dependent upon medical services provided by Network Physicians for its Managed Care revenues. The success of the Company initially will be dependent in large part upon its ability to attract Network Physicians to join Core Medical Groups or to participate in IPA arrangements with the Company, and upon the Core Medical Groups' and the Network Physicians' ability to deliver high quality patient care in a cost-efficient manner. There can be no assurance that the Company will be able to attract and retain the requisite number of PCPs and specialist physicians, or that such physicians will deliver high quality medical services profitably, either of which could have a material adverse effect on the operating results and financial condition of the Company. Because each Core Medical Group and independent IPA retains its clinical autonomy and operates as a separate legal entity, there can be no assurance that physicians employed by the Core Medical Groups and the other Network Physicians will perform high quality, cost-effective medical services, the failure of which could have a material adverse effect on the operating results and financial condition of the Company.

     The Company enters into a PSO Agreement which obligates the Core Medical Group to contract solely and exclusively with the Company for 30 years (with automatic ten-year renewals) for all managed care contracts, and for the provision of all of the non-medical services, including provision of facilities, equipment, supplies and other goods and assets, used by the Core Medical Groups and their employee physicians to engage in the practice of medicine. See "Business--Development of Integrated Health Care Delivery System--Focus on Primary Care Physicians." There can be no assurance that the Company will be able to meet its contractual obligations to the Core Medical Groups in a manner that is reasonably acceptable to the

Core Medical Groups. A failure of the Company to meet its contractual obligations could result in the termination of such arrangements, which could have a material adverse effect on the operating results and financial condition of the Company.

RISKS ASSOCIATED WITH CAPITATION PAYMENTS FOR MEDICAL SERVICES

     As an increasing percentage of patients are being placed under the control of managed care entities, the Company believes that its success will, in large part, be dependent upon the Company's ability to negotiate contracts with HMOs pursuant to which services will be provided on a risk-sharing or capitated basis by the Company. The Company has entered into three Global Capitated Contracts with two HMOs and intends to expand the number of Global Capitated Contracts or Full Risk Contracts in which it participates and convert medical services currently compensated on a fee-for-service basis to capitation arrangements. Under the Company's Global Capitated Contracts, the Company accepts a predetermined amount per Enrollee per month (capitation) to provide to Enrollees of the HMO who select a Network PCP all necessary covered services covered under the Global Capitated Contract. Such contracts pass much of the business risk of providing care, such as overutilization, from the HMO to the Company. The proliferation of such contracts in markets served by the Company could result in greater predictability of revenues, but greater unpredictability of expenses. There can be no assurance that the Company will be able to negotiate, generally on behalf of the Company, satisfactory arrangements on a risk-sharing or capitated basis. In addition, to the extent that patients or Enrollees covered by such contracts require more frequent or extensive care than is anticipated, the Company's operating margins may be reduced, or in the worst case, the revenues derived from such contracts may be insufficient to cover the costs of the services provided. As a result, the Company may incur additional costs, which would reduce or eliminate anticipated earnings under such contracts. Any such reduction or elimination of earnings could have a material adverse effect on the Company's results of operations.

     In addition, the Company is dependent upon the collection of fee-for-service revenues attributable to the medical practices of the Core Medical Groups because a portion of such revenues are necessary to pay the expenses of the Core Medical Groups medical practice operations. The Company is liable for providing office space, personnel billing and collection services, and other bookkeeping and management services to the Core Medical Groups and the Company relies on the fee-for-service revenues and other capitation revenues to pay the cost of these services. Failure of the Core Medical Groups to earn sufficient revenues to fund such costs, would have a material adverse effect on the Company.

     The Company enters into Global Capitated Contracts or Full Risk Contracts only with licensed HMOs and would only enter into such contracts with licensed insurance companies and HMOs only if allowed by state law of any particular state. To the extent such contracts are prohibited by law or in any particular state, the Company would not enter into such contracts in that state. In 1995, the National Association of Insurance Commissioners (the "NAIC") issued a report opining that such risk-sharing arrangements might constitute the business of insurance, to which state insurance licensing laws may apply. The NAIC further opined that such state licensing laws would not apply if the unlicensed entity, such as the Company, contracts to assume "downstream risk" from a duly licensed health insurer or HMO for health care provided to that insurance carrier's Enrollees. The NAIC's conclusions are not binding on the states. Maryland's attorney general has opined, in writing, that the arrangements with HMOs similar to the Company's are not subject to regulation as an insurer under Maryland law.

     If the Company were to be regulated as an insurer because it accepts capitation payments, the Company would be subject to substantial additional costs to comply with state regulations, including the maintenance of substantial reserves, which would have a material adverse effect on the Company.

COMPETITION

     The health care industry is highly competitive and is subject to continuing changes in how services are provided and how health care providers are selected and paid. Generally, the Company competes with any entity that contracts with Payors for the provision of prepaid health services (including but not limited to PHOs, IPAs and independent private practice physicians) and with hospitals and Payors which own or operate health care delivery systems. The Company also competes with other companies, including entities such as managed care organizations which provide managed care and other services to health care providers, and companies that actually own all or some portion of medical groups. Such competitors may include local, regional and national entities.

     Some of these companies provide traditional management services to primary care, multi-specialty and specialty physician groups, while other companies provide claims processing, utilization review and other more focused management services. Some competitors are significantly larger and better capitalized than the Company and have access to greater resources, provide a wider variety of services, have greater experience in providing health care management services, have longer established relationships with buyers of such services than does the Company, and, through actual ownership of physicians and medical groups, can exercise more pervasive control over the clinical activities of the medical groups than does the Company. To the extent that health care reform measures or any other factors make the provision of prepaid managed medical care an attractive market to other potential participants, the Company may encounter increased competition. Additionally, there is increased competition among a wide range of entities to acquire certain assets of or contract with physician practices. Such competition could increase the cost of making such acquisitions and contracts and could endanger the success of the Company's strategy of acquiring or contracting with PCPs in selected markets. There can be no assurance that the Company will be able to acquire certain assets of or contract with a sufficient number of physician practices and thereby compete favorably in contracting with Payors or to expand or maintain its physician networks in existing or new markets. Any of the foregoing could have a material adverse effect on the operating results and financial condition of the Company.

DILUTION

     The Company contemplates that it will acquire additional medical practices for existing Core Medical Groups and will organize additional Core Medical Groups. The Company also contemplates contracting with additional physicians through IPAs and other arrangements and compensating IPAs for recruiting their IPA Participant Physicians to contract with the Company. The Company may issue Securities in connection with any of such transactions. The Company may make such acquisitions and contracts if it believes, in the exercise of its discretion, that such acquisitions are beneficial, and without any requirement that the Company's stockholders approve such transactions, all on terms as may be negotiated by the Company. In addition, the Company intends to obtain additional financing, some of which could result in dilution to the then existing Stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity, Cash Flow and Capital Resources--Subsequent Events."

     Accordingly, the percentage ownership interest of each then existing stockholder in the Company will be reduced proportionately and, depending upon the valuation at which such securities are issued, such issuances may be dilutive to the then existing stockholders. Although the Company contemplates that additional securities will be issued in the future, there can be no assurance as to the number, if any, of new physicians, IPAs or investors who will become stockholders of the Company.

INTANGIBLES

     As a result of the Company's acquisitions during 1995 and 1996, intangibles increased from $23,104 as of June 30, 1995 to $2,886,235 as of September 30, 1996. The Company's policy is to amortize intangibles over a 10 to 40 year period. The intangibles acquired during fiscal 1995 and fiscal 1996 are being amortized over 20 years using the straight-line method in the Company's consolidated financial statements. Such amortization is expected to significantly affect the Company's profitability in the near term. In addition, the Company's future acquisitions may generate additional intangibles. As required under generally accepted accounting principles, the Company reviews the carrying value of intangibles at each reporting period to determine if facts or circumstances exist which suggest that intangibles may be impaired. If impairment is determined to have occurred, intangibles will be adjusted downward. There can be no assurance that impairment of intangibles with respect to the Company's acquisitions will not occur. Such adjustment, if required, could have a material adverse effect on the operating results and financial condition of the Company. See Note 3 to Notes to Consolidated Financial Statements.

CONFLICTS OF INTEREST

     Certain conflicts of interest are inherent in the structure of the Company and its contractual and organizational relationships. For example, Scott M. Rifkin, M.D., Alan L. Kimmel, M.D., who are Directors, officers and stockholders of the Company, and Peter J. LoPresti, D.O., J. David Nagel, M.D., Howard Goldman, M.D. and Robert Ancona, M.D., currently Directors of the Company, are also members of Baltimore Medical Group, LLC, and are stockholders, officers and directors of BMGGP, Inc., the general partner of MHLP. Further, D. Alexander Rocha, M.D., William D. Lamm, M.D., Mark Eig, M.D., and Robert Graw, Jr., M.D., Directors of the Company, are also the respective Chairmen of Carroll Medical Group, LLC, Cumberland Valley Medical Group, LLC, Doctors Health Montgomery, LLC, and Anne Arundel Medical Group, LLC. Such members of management of the Company from time to time may find it necessary take certain actions contrary to the interests of the Core Medical Group physicians (which may include such members of management), including decisions with respect to compensation of physicians (setting of reimbursement rates for physicians and bonus pools), and reimbursement for inappropriate utilization of medical services. From time to time, the interests of such persons may conflict with those of the Company due to such relationships. See also the discussion in "Certain Transactions."

VOTING LIMITATIONS; RESTRICTIONS ON RESALE OF SECURITIES

     Each of the classes of Common Stock is entitled to elect a certain number of the Company's directors and has its own particular voting requirements. The holders of the Class A Common Stock are entitled to elect five of the Company's 18 directors (each a "Class A Director") by an affirmative vote of a plurality of all votes cast at a meeting at which a quorum of Class A Common Stock is present. The holders of the Class B Common Stock are entitled to elect eight of the Company's 18 directors (each a "Class B Director") by an affirmative vote of a plurality of all votes cast at a meeting at which a quorum of Class B Common Stock is present. The holders of the Series A Preferred Stock are entitled to elect two of the Company's 18 directors (each a "Series A Preferred Director") by an affirmative vote of a plurality of all votes cast at a meeting at which a quorum of Series A Preferred Stock is present. The holders of the Series B Preferred Stock are entitled to elect two of the Company's 18 directors (each a "Series B Preferred Director") by an affirmative vote of a plurality of all votes cast at a meeting at which a quorum of Series B Preferred Stock is present. Prior to the Company's 1998 annual meeting, the holders of the Series C Preferred Stock are entitled to elect one of the Company's 18 directors (each a "Series C Preferred Director") by an affirmative vote of a plurality of all votes cast at a meeting at which a quorum of Series C Preferred Stock is present. At the Company's 1998 annual meeting of stockholders, the number of directors of the Company shall be increased to 19, and thereafter, the holders of the Series C Preferred Stock will be entitled to elect two of the Company's directors. Upon conversion of all of the Series A, Series B and Series C Preferred Stock to Class C Common Stock, the holders of shares of Class C Common Stock shall be entitled to elect five directors of the Company prior to the Company's 1998 annual meeting and six directors thereafter (each a "Class C Common Director"). Further, the Company must obtain the consent of the holders of the Company's Series A, Series B and Series C Preferred Stock (collectively, the "Preferred Stock") in connection with a variety of significant corporate activities. All of the Company's stockholders (with the exception of employee participants in the Company's Omnibus Stock Option Plan which, by its terms, restricts in certain ways the resale of stock issued thereunder) are parties to a Stockholders Agreement which governs a variety of matters, including voting as to directors. Purchasers of Securities will also be subject to significant contractual restrictions on the resale of such Securities until an underwritten initial public offering for cash of Common Stock, and all shares will carry a legend to reflect such restrictions. There can be no assurance that such an offering will occur. See "Management--Stockholders Agreement" and "Description of Capital Stock."

ABSENCE OF PUBLIC MARKET

     It is not currently anticipated that any of the Securities described in this Prospectus will be listed on an exchange or other public market or that a trading market will develop for the Securities. Consequently, the price of the Securities which may be obtained by a seller in a secondary resale may be subject to volatility, and given the contractual restrictions or transfer described in "--Voting Limitations; Restrictions on Resales of Securities" and "Description of Capital Stock," the resale of such Securities may be difficult to effect in any case.

PENNY STOCK RULES

     As described in "--Absence of Public Market," it is not currently anticipated that any of the Securities described in this Prospectus will be listed on an exchange or other public market or that a trading market will develop for the Securities. As it is not expected that any of the Securities will be traded on an exchange or quoted on Nasdaq, the Securities will be subject to Rule 15g-9 under the Exchange Act, which, among other things, requires that brokers/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving any purchaser's written consent prior to any transaction. If the Securities could also be deemed penny stocks under the Securities Enforcement and Penny Stock Reform Act of 1990, this would require additional disclosure in connection with trades in the Securities, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of the Securities and the ability of the purchasers in this offering to sell their Securities in the secondary market.

FEDERAL AND STATE REGISTRATION REQUIREMENTS; POSSIBLE INABILITY TO EXERCISE OPTIONS

     Holders of Options will have the right to exercise such option only if there is a current registration statement in effect with the Commission relating to the shares of Class B Common Stock issuable upon exercise of the Options and such shares are qualified with or approved for sale by various state securities agencies, or if, in the opinion of counsel for the Company, there is an effective exemption from registration. There can be no assurance that the Company will be able to keep a registration statement covering the shares underlying the Options current. If a registration statement covering such shares of Class B Common Stock is not kept current for any reason, or if the shares underlying the Options are not registered in the state in which a holder resides, the Options will not be exercisable and will be deprived of any value. See "Description of Capital Stock--Options."

OWNERSHIP OF STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

     The executive officers and directors of the Company own 98.8% of the Class A Common Stock of the Company (which as of January 10, 1997 represents approximately 15% of the outstanding capital stock of the Company). The holders of Class A Common Stock are entitled to elect five of the 18 members of the Board of Directors.

     The executive officers and directors of the Company own, either directly or indirectly through their equity interests in Medical Holdings Limited Partnership ("MHLP") approximately 18.1% of the Class B Common Stock (which as of January 10, 1997 represents approximately 8.8% of the Company's outstanding capital stock). Five directors of the Company own approximately 29.4% of the issued and outstanding capital stock of BMGGP, Inc., the general partner of MHLP. MHLP owns 84.8% of the Company's issued and outstanding Class B Common Stock (which as of January 10, 1997 represents approximately 41.3% of the outstanding capital stock of the Company). The holders of Class B Common are entitled to elect eight of the 18 members of the Board of Directors.

     Two directors of the Company are executive officers of St. Joseph Medical Center, the holder of Series A Preferred Stock. The holder of Series A Preferred Stock is entitled to elect two of the Company's directors. One director of the Company is a director of the parent company of Med-Lantic Management Services, Inc., the holder of Series B Preferred Stock. The holder of Series B Preferred Stock is entitled to elect two of the Company's directors. One of the directors of the Company is an executive officer of Genesis Health Ventures, Inc., the holder of Series C Preferred Stock. The holder of Series C Preferred Stock is entitled to elect one of the Company's directors. As of January 10, 1997, the holder of the Series A Preferred Stock owns approximately 18.8% of the Company's outstanding capital stock on an as converted basis, the holder of the Series B Preferred Stock owns approximately 6.7% of the Company's outstanding capital stock on an as converted basis, and the holder of the Series C Preferred Stock owns approximately 10.7% of the Company's outstanding capital stock on an as converted basis. As of January 10, 1997, the holders of Class C Common Stock would together own approximately 36.2% of the Company's outstanding capital stock on an as converted basis.

     Accordingly, the executive officers and directors may have a significant impact on the business, policies and affairs of the Company. See "Principal Stockholders".

KEY EMPLOYEES

     The Company depends to a significant extent on key management, technical and marketing personnel, and depends particularly on the efforts of Mr. Gold and Drs. Rifkin and Kimmel. The Company's growth and future prospects will depend in large part upon its ability to attract, motivate and retain highly qualified personnel. The loss of any key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the operating results and financial condition of the Company. See "Management."

POTENTIAL EXPOSURE TO PROFESSIONAL LIABILITY; AVAILABILITY OF INSURANCE

     In recent years, physicians, hospitals and other participants in the health care industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories. Many of these lawsuits involve large claims and substantial defense costs. The Company does not engage in the practice of medicine or provide medical services, nor does it control the practice of medicine or the provision of health care services by physicians and other providers within its provider networks or the compliance with regulatory requirements directly applicable to such providers and the provider network entities with whom they contract. Nonetheless, the Company maintains professional malpractice and general liability insurance in amounts deemed appropriate by management based on the nature and risks of the Company's business. In addition, each physician, physician network entity and other provider is required to maintain professional liability insurance coverage, and the Company generally is indemnified under each of the PSO Agreements for liabilities resulting from the negligent performance of services or other misconduct by such Core Medical Group members. Although the Company currently is not a party to any material litigation relating to the practice of medicine, there can be no assurance that the Company will not become involved in such litigation in the future, that any claim or claims arising from such litigation will not exceed the Company's insurance coverage or that such coverage will continue to be available, any of which could have a material adverse effect on the Company.

ANTI-TAKEOVER CONSIDERATIONS

     Certain provisions of the Company's Articles of Incorporation and Bylaws and agreements to which the Company is a party could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control of the Company, even when stockholders other than the Company's principal stockholders consider such a transaction to be in their best interest. For example, the Company's outstanding stock options to management and employees will vest upon a change in control of the Company, thereby potentially diluting the equity ownership of a purchaser of the Company's securities. The Company's Articles of Incorporation require, in certain instances, the approval of the holders of Series A and Series B Preferred Stock of the sale by the Corporation of all or substantially all of its assets, of certain mergers, and certain public offerings of the Company's common stock. Accordingly, such provisions may limit the price that certain investors might be willing to pay in the future for Securities. See "Description of Capital Stock" and "Management--Stockholders Agreement."

ANTITRUST CONSIDERATIONS

     The Company and its Network Physicians, and other entities with which it contracts are subject to the United States, state and District of Columbia antitrust statutes as well as to the interpretations of such statutes by the courts. Because the Company will be contracting with Payors and with providers for the provision of health care services by providers who could be deemed to compete for the provision of such services, and for other reasons, the Company, Network Physicians and other entities with which it contracts could be subject to public and private investigations and enforcement actions under such statutes. The health care sector is undergoing significant change and is highly competitive. See "Risk Factors--Competition." The Company has consulted with counsel concerning the appropriateness of its contracting activities under such statutes and believes that all of its present and proposed activities are consistent with such statutes and interpretive guidelines issued by the Department of Justice, the Federal Trade Commission and other regulatory agencies. There can, however, be no assurance that the Company will not be challenged on these grounds.

                                USE OF PROCEEDS

     Securities may be issued from time to time in connection with the affiliation of medical practices by the Company and in certain related circumstances described in "Plan of Distribution". In exchange for such Securities (and other consideration), the Company expects to receive certain enumerated assets of such practices or the consideration specified in the relevant contract. The Company will issue Securities only in connection with the affiliation of medical practices by the Company and in such related circumstances and will not, except in connection with the exercise of the Options, receive cash proceeds in connection with the issuance of the Securities. See "Plan of Distribution--Acquisition of Certain Medical Practices," "--Contractual Arrangements--IPA Arrangements" and "--Contractual Arrangements--Employment Arrangements".

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below as of and for the Company's period ended June 30, 1995 and year ended June 30, 1996 have been derived from the audited consolidated financial statements of the Company. The selected financial data with respect to the three months ended September 30, 1995 and 1996, has been derived from the unaudited consolidated financial statements included herein which, in the opinion of the management of the Company, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of operations and the financial position at and for each of the interim periods presented. Operating results for the three months ended September 30, 1996, are not necessarily indicative of the results that may be obtained for the entire year ending June 30, 1997. The data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, the notes thereto and the other financial and statistical information included elsewhere in this Prospectus.


                                                                                                             THREE MONTHS
                                                                                                                 ENDED
                                                                                                             SEPTEMBER 30,
                                                                    PERIOD ENDED      YEAR ENDED      ---------------------------
                                                                    JUNE 30, 1995    JUNE 30, 1996       1995            1996
                                                                    -------------    -------------    -----------    ------------
                                                                              (RESTATED)                       UNAUDITED
STATEMENT OF OPERATIONS:
Net revenue......................................................    $    850,665     $  5,428,561    $   557,067    $  2,194,511
Capitation revenue...............................................              --          689,068             --       1,267,613
                                                                    -------------    -------------    -----------    ------------
Total revenues...................................................         850,665        6,117,629        557,067       3,462,124
Medical services expense.........................................              --          969,677             --       1,195,501
Care center costs................................................         776,865        5,287,348        486,251       2,103,519
General and administrative.......................................       1,877,735        6,082,902        536,115       2,670,080
Depreciation and amortization....................................          27,508          435,573         50,545         224,384
Interest and other income........................................         (99,673)        (272,666)       (71,805)        (69,038)
Interest expense.................................................          23,915          226,908         35,111         148,215
                                                                    -------------    -------------    -----------    ------------
Loss before taxes................................................      (1,755,685)      (6,612,113)      (479,150)     (2,810,537)
                                                                    -------------    -------------    -----------    ------------
Income tax expense...............................................              --               --             --              --
                                                                    -------------    -------------    -----------    ------------
Net loss.........................................................      (1,755,685)    $ (6,612,113)   $  (479,150)   $ (2,810,537)
                                                                    -------------    -------------    -----------    ------------
                                                                    -------------    -------------    -----------    ------------

Loss applicable to common stock:
  Net loss.......................................................    $ (1,755,685)    $ (6,612,113)   $  (479,150)   $ (2,810,537)
  Less: preferred stock dividends accredited.....................         113,300          552,531         81,250         223,024
                                                                    -------------    -------------    -----------    ------------
  Loss applicable to common stock................................    $ (1,868,985)    $ (7,164,644)   $  (560,400)   $ (3,033,561)
                                                                    -------------    -------------    -----------    ------------
                                                                    -------------    -------------    -----------    ------------

Net loss per share...............................................           $(.62)          $(2.34)         $(.19)          $(.94)
                                                                    -------------    -------------    -----------    ------------
                                                                    -------------    -------------    -----------    ------------

Weighted average number of shares outstanding....................       3,000,000        3,063,205      3,000,000       3,206,217
                                                                    -------------    -------------    -----------    ------------
                                                                    -------------    -------------    -----------    ------------
BALANCE SHEET DATA:
Cash and cash equivalents........................................    $    131,885     $  1,419,295    $   799,395    $  6,620,516
Working capital (deficit)........................................          73,314          882,132        (63,559)      5,345,956
Total assets.....................................................       1,510,171       11,154,138      2,778,193      17,999,178
Long term obligations............................................         587,339        5,798,037        733,303       6,125,650
Redeemable convertible preferred stock...........................       1,948,300        7,910,831      2,529,550      15,623,055
Redeemable Class A Common Stock..................................           8,000        2,400,000          8,000       5,600,000
Total stockholders' deficit......................................    $ (1,845,467)    $ (9,077,851)   $(2,404,547)   $(15,017,412)
PRO FORMA BALANCE SHEET DATA:
Redeemable Class A Common Stock..................................                                                              --
Total Stockholders' deficit......................................    $                $               $              $ (9,417,412)


---------------
(1) Weighted average number shares restated to reflect two-for-one stock split in fiscal 1995.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     OVERVIEW. As of September 30, 1996, there were approximately 690 Network Physicians in five regional networks throughout the State of Maryland, including approximately 176 PCPs, 95 obstetrician/gynecologists and 419 specialist physicians. Of these, 90 were Equity Physicians, of which 51 had transferred their practice assets to the Company or one of its subsidiaries and 23 had entered into binding agreements to complete such transactions and 16 were subject to a letter of intent. As of January 10, 1997, there were approximately 1,150 Network Physicians in six regional networks throughout the state of Maryland and one regional network in Northern Virginia, including approximately 310 PCPs, 84 obstetrician/gynecologists, and 756 specialist physicians. Of the 1,150 Network Physicians, 89 were Equity Physicians, of which 69 had transferred their practice assets to the Company or one of its subsidiaries, 4 had entered into binding agreements to complete such transactions, and 16 were subject to a letter of intent.

     The Company provides services to its Network Physicians, who deliver health care services to patients under various reimbursement mechanisms. The Company's level of profitability depends on (i) increasing the number of Network Physicians, (ii) attracting patients to enroll in benefit plans that enter into Global Capitated Contracts with the Company (principally Medicare beneficiaries), (iii) securing additional and maintaining Global Capitated Contracts, with adequate reimbursement rates and (iv) generating earnings through assisting Network Physicians in managing the delivery of high quality care at a cost less than the reimbursement received under Global Capitated Contracts.

     SOURCE OF REVENUES AND EARNINGS. The Company's total revenues represent (i) the contractual management and similar fees earned under its long-term PSO Agreements with Core Medical Groups ("Net Revenues") and (ii) payments made by Payors to the Company pursuant to Full Risk Contracts or Global Capitated Contracts and Gatekeeper Capitation Contracts ("Capitation Revenue"). Under the PSO Agreements, the Company is contractually responsible and at risk for the operating costs of the Core Medical Groups with the exception of amounts retained by physicians for their salaries. Because the Company owns no equity interest in the Core Medical Groups and is not engaged in the practice of medicine, the Company does not reflect physician revenues in the Company's financial statements. The Company's Net Revenues include the reimbursement of all medical practice operating costs and the contractual management fees pursuant to the PSO Agreements and other agreements. Net Revenue is recognized when services are performed and collection from the Core Medical Groups is probable.

     The Company acquires certain assets of medical practices from Equity Physicians and enters into long-term contracts with Core Medical Groups who employ the physicians. The Company currently derives a significant portion of its Total Revenues pursuant to the PSO Agreements, which are long-term contracts between Core Medical Groups and the Company. The Company's PSO Agreements have a 30-year term with an unlimited number of 10-year renewals and provide that the Company and the Core Medical Groups will each perform certain duties with respect to operation of the Company's Integrated Health Care Delivery System. The Company agrees to provide the Core Medical Groups with general management services (including financing, marketing, advertising, budgeting, physician acquisition, information systems, and bookkeeping); billing and collection of patient care fees; office personnel; equipment and office space; maintenance of patient records and other medical practice management services. Under the PSO Agreements, the Core Medical Groups agree to comply with the terms of Managed Care Contracts, including the delivery of health care services, 24-hour coverage, cooperation with utilization review, quality assurance and peer review programs and credentialing matters.

     As consideration for the services, assets, and facilities provided by the Company, the Core Medical Groups in the PSO Agreements typically agree to pay the Company the cost of services, assets and facilities provided by the Company to the Core Medical Groups. Such amounts paid to the Company are reflected in the Company's financial statements as Net Revenues.

     In addition, pursuant to the PSO Agreements, the Company typically is entitled to compensation from the Core Medical Groups calculated by subtracting the costs of operating the Core Medical Groups' medical practices (including physician salaries) from the Core Medical Groups' income. To date, the Company has not received any revenues pursuant to this provision of the PSO Agreements.

     As described in "Business--Development of Integrated Health Care Delivery System--PSO Agreement with the Core Medical Group," PSO Agreements with PCP Core Medical Groups provide that the Company may pay to the Core Medical Group, as a Managed Care Incentive Payment, an annual negotiated amount of up to 25% of the total amount of all Company net income before taxes and bonuses, attributable to the provision of health care to the Core Medical Group's managed care patients during each calendar year, not to exceed, in the aggregate, 25% of the base salaries paid to all PCPs of the Core Medical Group. Such payments are not required if the Company has not earned net income during the applicable years. To the extent that the Company records net income in the future, such payments may be expected to have an effect on its results of operations.

     The PSO Agreement for Doctors Health Montgomery, LLC provides a different method of calculating the Company's compensation. The Company is entitled to retain as its compensation 40% of an amount determined by subtracting the fees received from the provision of ancillary medical services by the Core Medical Group, including laboratory and radiology services, from the direct costs of providing these services. In addition, the Company is entitled to a "practice growth amount," equal to the amount derived by subtracting (i) the Core Medical Group physician's salary guarantee from (ii) the excess of physician revenues over expenses of the physician's medical practice. The Company is entitled to 38% of this practice growth amount which reflects growth in the practice because the physician's salary guarantee is based upon an average of the two prior years net revenues. The Company's financial relationship with each practice offers the physicians access to capital, management expertise, sophisticated information systems and Managed Care contracts.

     The historical results of operations presented herein are not necessarily indicative of anticipated future results. Physicians, prior to becoming employees of the Core Medical Groups, derived substantially all of their revenues through activities related to Net Revenue. A central tenet of the Company's strategy is changing the revenue mix of its Network Physicians from fee-for-service reimbursement to pre-paid arrangements, principally those involving Global Capitated Contracts for Medicare beneficiaries.

     The Company's primary source of future earnings is expected to be Global Capitation Revenue. Under such arrangements, the Company receives a fixed fee from a Payor in exchange for undertaking the obligation to provide or arrange for the provision of substantially all of the health care services required by the Enrollees (the majority of expenses associated with such activities are reported as "Medical Services Expense"). These services include not only services provided by the Company's Network Physicians but also hospitalization, specialty care and ancillary services which are subcontracted by the Company. The Company expects to realize reimbursement rates of approximately $4,000 to $5,000 per year per Medicare patient and approximately $1,000 under Commercial Capitated Contracts.

     Due to the Company's strategy of seeking future earnings from Global Capitated Contracts and Full Risk Contracts, the Company is exposed to certain financial risks. Under these arrangements, the Company is responsible through its Network Physicians, for the provision of certain covered medical services including primary care and specialist services and hospitalization. The Company does not control the medical decisions made by health care providers. However, in accordance with the policies and procedures established by the HMOs and other Payors, the Company communicates whether requested services are covered pursuant to an Enrollee's HMO or other managed care plan. To the extent that Enrollees require more care than may be anticipated or require care that is not reimbursed by the HMO, aggregate capitation payments received by the Company may not be sufficient to cover the costs of treating the Enrollees. If the capitation revenue is not sufficient to cover the costs, the Company's revenues would be adversely affected. The Company has had limited historical experience under capitated arrangements because the Company's three Global Capitated Contracts were effective January 1, April 1 and June 1, 1996. During this limited period of time operating under such contracts, the Company has recognized a loss of approximately $280,000 for the year ended June 30, 1996. For the three months ended September 30, 1996, the Company recorded approximately $927,000 in revenues with respect to Global Capitated Contracts and a profit of approximately $72,000 with respect to such contracts.

     The inability of the Company to renew its current Payor contracts, to maintain favorable terms of such contracts, to attract patients who enroll in such benefit plans, to expand such contracts to other geographical areas in the Baltimore and Washington metropolitan area and surrounding regions or to manage successfully the cost of care would materially and adversely affect the Company's revenues and primary source of earnings.

     As of January 10, 1997, the Company is working cooperatively with two Payors to attract both Medicare and commercial patients who enroll in benefit plans that enter into Global Capitated Contracts with the Company. As of September 30, 1996 and as of January 10, 1997, there were not a sufficient number of patients enrolled in benefit plans under the Company's Global Capitated Contracts to cover its operating costs. To the extent patients do not enroll in such benefit plans in adequate numbers, it will have a material adverse effect on the operating results and financial condition of the Company.

     The Company's ability to manage successfully the cost of care under such contracts depends on the overall health of its patients, its ability to manage appropriate and timely utilization of medical resources in coordination with the clinical decision-making authority of individual physicians and its ability to maintain favorable agreements with other health care providers (E.G., hospital and ancillary services). To the extent the Company is unable to provide or arrange for the provision of substantially all of the health care services required by its patients at a cost less than the fixed fee received from a Payor, it will have a material adverse effect on the operating results and financial condition of the Company.

     In the future, the Company expects to derive meaningful revenues and earnings from other sources including (i) the management of Specialty Care Core Medical Groups, (ii) the management fees growth of multi-specialty Core Medical Group revenue, (iii) other management fees and (iv) the growth of Core Medical Groups revenue from increased physician productivity.

     ACQUISITIONS/OTHER PHYSICIAN TRANSACTIONS. The Company has acquired the furniture, fixtures and equipment (at net book value, which the Company and each Equity Physician agree approximates fair value), intangible assets, and the accounts receivable of certain medical practices in exchange for consideration of cash, stock and/or notes payable. In addition to such consideration, substantially all direct costs associated with the acquisition are capitalized. (See "History of the Company" for a description of the number of practices acquired and the amount and form of consideration paid to consummate each transaction.) The Company acquires no equity interest in the Core Medical Groups that employ the Equity Physicians.

     At the time of acquisition, Equity Physicians typically enter into 10-year employment agreements with a Core Medical Group. Further, each Core Medical Group enters into a PSO Agreement with the Company generally for 30 years, with automatic terms of renewal, pursuant to which the Company provides management and administrative services to the Core Medical Group and the Core Medical Group agrees to provide medical services to the Company's patients. The PSO Agreement does not convey any equity interest in the Core Medical Groups, which retain autonomy and independence over clinical matters.

     Certain acquisitions are subject to reacquisition rights whereby the physicians may rescind the transaction typically within a nine month period from the date of closing. Pursuant to such reacquisition rights, such physicians may repurchase substantially all of the assets previously acquired at the price paid by the Company at the closing. To date, one physician had exercised his reacquisition rights. In that instance, the practice had not actually been consolidated into the operations of the Company and as a consequence had no material financial effect on the Company. As of September 30, 1996, of the 44 physicians who had been granted reacquisition rights, 17 had such rights still available. These physicians represented approximately $1,511,905 or 20% of the Company's total pro forma revenue of $7,579,000. As of January 10, 1997, of the 58 physicians who had been granted reacquisition rights, 19 had such rights still available. Although the Company does not believe that substantial rescissions will occur, the exercise of such rights by a substantial number of physicians would have a material and adverse effect on the operating results and financial condition of the Company.

     As of September 30, 1996, 23 of the Equity Physicians had entered into binding letters of intent to sell certain assets of their medical practices to the Company and become employees of Core Medical Groups. As of January 10, 1997, 19 of these physicians had consummated the aforementioned transactions. The Company expects the remainder of these transactions to close in 1997.

     The Company intends to continue acquiring certain assets of medical practices and obtaining managed care contracting rights and is currently in active discussions with a number of primary and specialty care physicians. The Company intends to begin management of multi-specialty Core Medical Groups pursuant to a medical practice asset acquisition of and merger with a cardiology practice and the integration of such physicians as the Cardiology Department of an existing Core Medical Group. The consideration in such transaction will consist of shares of Class B Common Stock and deferred compensation for the accounts receivable.

     The Company also expects to derive revenues and earnings from the participation of physicians in its IPAs. As of September 30, 1996, 50 Network PCPs were participants in the Company's IPAs. As of January 10, 1997, 186 Network PCPs were participants in the Company's IPAs. (See
"Business--Development of Integrated Health Care Delivery System--Independent Physician Associations".)

RESULTS OF OPERATIONS

     The Company's operating results are significantly affected by the number of Network PCPs, the number of Network PCPs participating in Global Capitated Contracts, the number of executed Global Capitated Contracts, and the number of patients enrolled in benefit plans under Global Capitated Contracts with the Company. The following table summarizes the Company's history with respect to Network PCPs, executed Global Capitated Contracts and patients enrolled in benefit plans under Global Capitated Contracts with the Company:

                                                                               JUNE 30, 1995    JUNE 30, 1996    SEPTEMBER 30, 1996
                                                                               -------------    -------------    ------------------
Number of Network PCPs as of................................................         24               155                 176
Number of Network PCPs participating in Global Capitated Contracts
  as of.....................................................................          0                45*                 45
Number of regional networks as of...........................................          1                 5                   6
Number of Global Capitated Contracts as of..................................          0                 3                   3
Number of Global Capitated Contract Patients:
  Commercial................................................................          0             2,039               2,174
  Medicare..................................................................          0               491                 965

---------------
* There is a lag between when physicians join networks and when they become eligible to participate in Global Capitated Contracts as a result of the credentialing process and other internal Company controls.

     The increase in the number of Network Physicians has contributed to the increase in net revenue growth as well as the increase in operating costs to support physician growth. In preparation for the acquisition of medical practices and other physician transactions, the Company had invested in the personnel and infrastructure necessary to accommodate its anticipated growth, which resulted in substantial increases in corporate expenses throughout 1996 and 1995.

     The Company's three Global Capitated Contracts noted above were effective January 1, April 1 and June 1, 1996, respectively. Since the Company executed its Global Capitated Contracts in the latter half of the year ended June 30, 1996 and its Network PCPs experienced the lag time in becoming eligible to participate in such contracts, the Company's global capitated revenue was less than expected.

     Due to the limited operating period of the Global Capitated Contracts, the number of physicians eligible to participate in Global Capitated Contracts, the resulting relatively small number of patients enrolled in benefit plans under Global Capitated Contracts with the Company and the Company's limited experience with the Payors, the Company has recognized a loss of approximately $280,000 related to such contracts for the year ended June 30, 1996. For the three months ended September 30, 1996, the Company has recorded approximately $927,000 Global Capitated Revenue and recognized a profit related to such contracts of approximately $72,000.

     Although the Company expects that it will derive earnings from such contracts in the future given larger numbers of Network PCPs participating in Global Capitated Contracts, the expected larger number of enrolled patients and greater experience with the Payors, there can be no assurance that this will be the case. (See "Risk Factors--Dependence on Managed Care".) Because of the Company's limited operating history, the limited period in which it has been assisting and managing Network Physicians, its limited experience with full and shared-risk capitated arrangements and the effects of the acquisitions, the Company does not believe that the period to period comparisons, percentage relationships within periods and apparent trends set forth below are necessarily indicative of future operations.

     The following table sets forth the percentages of total revenue represented by certain items reflected in the Company's consolidated statements of operations:

                                                                                                                THREE MONTHS
                                                                                PERIOD ENDED    YEAR ENDED         ENDED
                                                                                  JUNE 30,       JUNE 30,      SEPTEMBER 30,
                                                                                ------------    ----------
                                                                                    1995           1996        1995      1996
                                                                                ------------    ----------    ------    ------
Net revenue..................................................................        100.0%          88.7%    100.0 %   63.4  %
Capitation revenue...........................................................          0.0%          11.3%     0.0  %   36.6  %
                                                                                ------------    ----------    ------    ------
Total revenues...............................................................        100.0%         100.0%    100.0 %   100.0 %

Medical services expense.....................................................          0.0%          15.8%     0.0  %   34.5  %
Care center costs............................................................         91.3%          86.5%    87.4  %   60.8  %
General and administrative...................................................        220.7%          99.4%    96.2  %   77.1  %
Depreciation and amortization................................................          3.3%           7.1%     9.0  %    6.5  %
Interest and other income....................................................        (11.7%)         (4.5%)   (12.9 %)  (2.0  %)
Interest expense.............................................................          2.8%           3.7%     6.3  %    4.3  %
Income tax expense...........................................................           --             --       --        --
                                                                                ------------    ----------    ------    ------
Net loss.....................................................................       (206.4%)       (108.0%)   (86.0 %)  (81.2 %)
                                                                                ------------    ----------    ------    ------
                                                                                ------------    ----------    ------    ------

     YEAR ENDED JUNE 30, 1996 COMPARED TO THE PERIOD ENDED JUNE 30, 1995.

     The period ended June 30, 1995 and the year ended June 30, 1996 are not comparable periods as the period ended June 30, 1995 represents only approximately four months of operations. Therefore, a comparison of increases from one period to another generally is not meaningful.

     TOTAL REVENUES. The Company's total revenues increased to $6,117,629 for the year ended June 30, 1996 from $850,665 for the period ended June 30, 1995. Capitation revenue increased to $689,068 ($382,068 Global Capitation and $307,000 Gatekeeper Capitation) or 11.3% of total revenue from $0 over the prior period. This increase in capitation revenue during the year ended June 30, 1996 is primarily attributable to an increase in the number of Network Physicians from 24 to 88, the increase in the number of Network Physicians participating in Global Capitated Contracts from 0 to 45, the increase in the number of Global Capitated Contracts from 0 to 3 and the increase in the number of Gatekeeper Capitation Contracts from 0 to 10.

     MEDICAL SERVICES EXPENSE. Medical services expense was $969,677 or 15.8% of total revenue for the year ended June 30, 1996 compared to $0 of total revenue for the period ended June 30, 1995. This increase resulted from the increase in the number of Network Physicians participating in Global Capitated Contracts from 0 to 45, the increase in the number of Global Capitated Contracts from 0 to 3 and the increase in the number of Gatekeeper Capitation Contracts from 0 to
10. The Company expects these expenses to increase as the number of Network Physicians participating in and the number of patients enrolled in benefit plans under Global Capitated Contracts with the Company grows.

     CARE CENTER COSTS. Care center costs were $5,287,348 or 86.5% of total revenue for the year ended June 30, 1996 compared to $776,865 or 91.3% of total revenue for the period ended June 30, 1995. This increase in dollar amount resulted from the increases in the number of Network Physicians from 24 to 88. While these expenses are expected to increase as the Company continues adding Network Physicians, the Company expects that these expenses will decline as a percentage of total revenue.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $6,082,902 or 99.4% of total revenue for the year ended June 30, 1996 compared to $1,877,735 or 220.7% of total revenue for the period ended June 30, 1995. This increase in dollar amount resulted primarily from increased compensation expenses from expansion of the Company's corporate management team, as well as its marketing, acquisitions, network development and care management departments and additional costs incurred in adding physicians to the Company's networks and attracting patients who enroll in benefit plans under Global Capitated Contracts. While these expenses are expected to increase as the Company adds Network Physicians, the Company expects that these expenses will decline as a percentage of total revenues.

     DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses were $435,573 or 7.1% of total revenue for the year ended June 30, 1996 compared to $27,508 or 3.3% of total revenue for the period ended June 30, 1995. These increases resulted primarily from intangibles acquired in connection with the purchase of certain medical practice assets from Equity Physicians, as well as purchasing certain fixed asset additions. While these expenses are expected to increase as the Company continues adding Equity Physicians to the affiliated Core Medical Groups, the Company expects that these expenses will decline as a percentage of total revenue.

     INTEREST AND OTHER INCOME. Interest and other income was $272,666 or 4.5% of total revenue for the year ended June 30, 1996 compared to $99,673 or 11.7% of total revenue for the period ended June 30, 1995.

     INTEREST EXPENSE. Interest expense was $226,908 or 3.7% of total revenue for the year ended June 30, 1996 compared to $23,915 or 2.8% of total revenue for the period ended June 30, 1995. These increases resulted primarily from the increase in the level of borrowings.

     INCOME TAX EXPENSE. In light of the Company's loss and its allowance for deferred tax assets, for the year ended June 30, 1996 and the period ended June 30, 1995, the Company did not require a provision for income taxes.

     NET LOSS. The Company had a net loss of $6,612,113 for the year ended June 30, 1996 compared to $1,755,685 for the period ended June 30, 1995.

     LOSS APPLICABLE TO COMMON STOCK. The Company's net loss is increased by dividends payable to the Redeemable Convertible Preferred Stockholders. The net loss applicable to common stock was $7,164,644 for the year ended June 30, 1996 compared to $1,868,985 for the period ended June 30, 1995.

     THREE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1995.

     TOTAL REVENUES. The Company's total revenues increased to $3,462,124 for the three months ended September 30, 1996 from $557,067 for the three months ended September 30, 1995. This trend was attributable to the increase in net revenue to $2,194,511 or 63.4% of total revenue from $557,067 or 100% of total revenue and the increase in capitation revenue to $1,267,613 ($926,613 Global Capitation and $341,000 Gatekeeper Capitation) or 36.6% of total revenue from $0 over the prior year. This increase resulted primarily from the increase in the number of Network Physicians from 28 to 114, the increase in the number of Network Physicians participating in Global Capitated Contracts from 0 to 45, the increase in the number of Global Capitated Contracts from 0 to 3 over the prior comparable period and the increase in the number of Gatekeeper Capitation Contracts from 0 to 12 over the prior comparable period.

     MEDICAL SERVICES EXPENSE. Medical services expense was $1,195,501 or 34.5% of net revenue for the three months ended September 30, 1996 compared to $0 or 0% of net revenue for the three months ended September 30, 1995. These increases resulted from the increase in the number of Network Physicians participating in Global Capitated Contracts from 0 to 45, the increase in the number of Global Capitated Contracts from 0 to 3 over the prior comparable period and the increase in the number of Gatekeeper Capitation Contracts from 0 to 12 over the prior comparable period. The Company expects these expenses to increase as the number of Network PCPs participating in and the number of patients enrolled in benefit plans under Global Capitated Contracts with the Company grows.

     CARE CENTER COSTS. Care center costs were $2,103,519 or 60.8% of total revenue for the three months ended September 30, 1996 compared to $486,251 or 87.4% of total revenue for the three months ended September 30, 1995. These increases resulted from the increases in the number of Network Physicians from 28 to 114.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $2,670,080 or 77.1% of total revenue for the three months ended September 30, 1996 compared to $536,115 or 96.2% of net revenue for the three months ended September 30, 1995. These increases resulted primarily from increased compensation expenses from development of the Company's corporate management team, as well as the formation of its marketing, acquisitions, network development and care management functions and additional organizational costs from developing physician networks.

     DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses were $224,384 or 6.5% of total revenue for the three months ended September 30, 1996 compared to $50,545 or 9.0% of total revenue for the three months ended September 30, 1995. These increases resulted primarily from intangibles acquired in connection with the purchase of certain medical practice assets from Equity Physicians, as well as purchasing certain fixed assets.

     INTEREST AND OTHER INCOME. Interest and other income was $69,038 or 2.0% of total revenue for the three months ended September 30, 1996 compared to $71,805 or 12.9% of total revenue for the three months ended September 30, 1995.

     INTEREST EXPENSE. Interest expense was $148,215 or 4.3% of total revenue for the three months ended September 30, 1996 compared to $35,111 or 6.3% of total revenue for the three months ended September 30, 1995. These increases resulted primarily from the increase in the level of borrowings.

     INCOME TAX EXPENSE. In light of the Company's loss and its allowance for deferred tax assets, for the three months ended September 30, 1996 and the three months ended September 30, 1995, the Company did not require a provision for income taxes.

     NET LOSS. The Company had a net loss of $2,810,537 for the three months ended September 30, 1996 compared to $479,150 for the three months ended September 30, 1995.

     LOSS APPLICABLE TO COMMON STOCK. The Company's net loss is increased by dividends payable to the Redeemable Convertible Preferred Stockholders. The net loss applicable to common stock was $3,033,561 for the three months ended September 30, 1996 compared to $560,400 for the three months ended September 30, 1995.

LIQUIDITY, CASH FLOW AND CAPITAL RESOURCES

     OVERVIEW. The Company requires capital primarily to acquire certain medical practices from Equity Physicians, to develop and install information systems for care management functions (necessary for the management of provider risk-sharing contracts), for billing and collection services and to meet working capital requirements to cover operating expenses. Through September 30, 1996, the Company had met its cash requirements primarily through private placements of preferred stock and through bank borrowings. As of June 30, September 30 and November 30, 1996, the Company had cash and cash equivalents of approximately $1,419,295, $6,620,516 and $4,081,882, respectively.

     Capitation arrangements generally have a favorable impact on cash flow because the Company receives capitation revenue prior to incurring costs associated with services provided under those contracts. Certain risk pool arrangements negatively impact cash flow because certain medical service expenses in connection with these arrangements are not finalized and settled by the Company until significantly after it has received payment for the services.

     LIQUIDITY. At June 30, September 30 and November 30, 1996, the Company had working capital and available credit facilities of approximately $1,409,887, $6,588,089 and $3,806,709, respectively.

     CASH FLOW. Net cash used in operating activities was $5,057,464 for the year ended June 30, 1996 compared to $1,292,824 for the period ended June 30, 1995. The use of cash for operating activities resulted primarily from (i) $6,612,113 in net losses, (ii) a $854,283 increase in accounts receivable offset by (iii) a $2,340,798 increase in accrued and other liabilities. Net cash used in operating activities was $2,787,296 for the three months ended September 30, 1996.

     Net cash used in investing activities was $2,044,842 for the year ended June 30, 1996 compared to $410,489 for the period ended June 30, 1995. The Company used $2,129,464 and $238,926 of cash for the acquisition of certain assets of medical practices and other fixed assets during the year ended June 30, 1996 and the period ended June 30, 1995, respectively. Net cash used in investing activities was $490,876 for the three months ended September 30, 1996.

     Net cash provided by financing activities was $8,389,716 for the year ended June 30, 1996 compared to $1,835,198 for the period ended June 30, 1995. (See "--Capital Resources".) Net cash provided by financing activities was $8,479,393 for the three months ended September 30, 1996.

     CAPITAL EXPENDITURES. The Company has entered into binding letters of intent for the acquisition of certain assets of medical practices which, if completed, would require approximately $750,000 in cash and has not committed to any material additional capital expenditures. Management intends to finance these expenditures from available capital sources. If additional capital sources are secured, the Company intends to acquire additional assets of medical practices as well as incur certain additional liabilities (See "--Subsequent Events").

     CAPITAL RESOURCES. On February 24, 1995, the Company issued 1,000,000 shares of Series A Preferred Stock to St. Joseph's Medical Center, Inc. (the "Series A Preferred Stockholder") in exchange for $2,000,000 in cash and $3,000,000 in a note (the "Series A Note"). The proceeds from this initial issuance were used to fund the formation of the Company and for the acquisition of certain medical assets from medical practices of certain Equity Physicians, the incurrence of corporate expenses and the development of infrastructure in conjunction with the Company's business strategy.

     On September 27, 1995, the Company received $500,000 in cash payments on the Series A Note from the Series A Preferred Stockholder. These proceeds were used to fund corporate expenses and the continuing development of the Company's infrastructure.

     On December 1, 1995, the Company issued 355,556 shares of Series B Preferred Stock to Med-Lantic Management Services, Inc. ("the Series B Preferred Stockholder") in exchange for $4,000,000 in cash and entered into an agreement ("the NationsBank Credit Facility Agreement") with NationsBank of Maryland, N.A. ("NationsBank") as agent, which provides a revolving bank credit facility ("the NationsBank Credit Facility") with a maximum availability of $4,000,000. Advances under the NationsBank Credit Facility bear interest at the Company's option at either NationsBank prime rate or the Eurodollar rate plus 0.75%. The NationsBank Credit Facility expires on December 31, 1997, and is renewable, at the sole discretion of NationsBank, for two additional periods of one year each.

     Loans made pursuant to the NationsBank Credit Facility are guaranteed by the Company's Series B Preferred Stockholder. In exchange for the guarantee of the NationsBank Credit Facility, the Company issued 88,889 warrants to the Series B Preferred Stockholder. The guarantee is collateralized by a security interest in certain contract rights, including rights to the Company's patient and global capitation receivables, under the PSO Agreements between the Company and Core Medical Groups. Upon redemption of the Series B Preferred Stock in the event of the issuance of junior preferred stock to a holder whose interest are deemed adverse to the guarantor, the Company is required to obtain a release of the guarantee.

     The proceeds from the issuance of the Series B Preferred Stock were used for the acquisition of certain medical practices from Equity Physicians, the incurrence of corporate expenses and the development of the Company's infrastructure in conjunction with the Company's business strategy. The proceeds from the NationsBank Credit Facility were used for the acquisition of certain medical practices from Equity Physicians, the funding of operating expenses and the funding of capital expenditures. At June 30, 1996, September 30, 1996 and November 30, 1996 approximately $3,400,000, $3,600,000 and $3,600,000, respectively, were outstanding under the NationsBank Credit Facility.

     On June 25, 1996, the Company received $1,000,000 in additional cash payments on the Series A Note from the Series A Preferred Stockholder. These proceeds were used to fund the incurrence of corporate expenses and the continuing development of infrastructure in conjunction with the business strategy.

     The Company may receive up to $1,500,000 in additional cash payments on the Series A Note from the Series A Preferred Stockholder.

     (For a discussion of the terms of conversion of the Preferred Stock into Class C Common Stock, see "Description of Capital Stock".)

     On August 15, 1996, the Company established a $1,500,000 bridge loan facility (the "Bridge Loan Facility") with First National Bank of Maryland, N.A. ("First National"). The Bridge Loan facility was repaid on January 13, 1997. The Company is negotiating a $10,000,000 credit facility with First National (the "First National Credit Facility" for working capital and other general corporate purposes). Although there can be no assurances the Company will obtain the First National Credit Facility, the Company is proceeding with the loan approval process with the First National Bank. The inability of the Company to obtain the First National Credit Facility could have a material adverse effect on the Company.

     On September 4, 1996, the Company issued 428,571 shares of Series C Preferred Stock to Genesis Health Ventures, Inc. (the "Series C Preferred Stockholder"), in exchange for $7,500,000 in cash. On January 2, 1997, the Company issued 142,857 additional shares of the Series C Preferred Stock to the Series C Preferred Stockholder in exchange for $2,500,000 in cash. The proceeds from these issuances (the "Initial Genesis Funding") have been and will be used to fund corporate expenses in conjunction with the business strategy and the acquisition of medical practices or IPA contracting rights. The Company may issue up to 500,000 additional shares of the Series C Preferred Stock in exchange for up to $10,000,000 in cash (the "Additional Genesis Funding") if certain Medicare capitated milestones are achieved. There can be no assurance that such Medicare milestones can be achieved and that the Company will receive the Additional Genesis Funding.


     SUBSEQUENT EVENTS. The Company intends to meet its cash requirements after June 30, 1996 through a combination of some or all of the following sources of capital: (i) up to $10,000,000 from the proceeds of the sale of Series C Preferred Stock, (ii) up to $10,000,000 from the establishment of the First National Bank Facility, (iii) up to $35,000,000 from the private placement of the Notes and Warrants, (iv) up to $20,000,000 from the private placement of one or more new series of preferred stock, and (v) $5,000,000 from the proceeds of a private placement of preferred stock or receipt of $5,000,000 of subordinated debt which the Company expects to close prior to January 31, 1997. The Company's ability to consummate the First National Credit Facility or the Notes and Warrants is subject to the consent of the holders of the Series A, Series B and Series C Preferred Stock under certain circumstances. (See "Risk Factors--Liquidity: Restrictions on Financing".) Although the terms of the Notes have not been determined, the Notes are expected to (i) carry an interest rate from 11% to 15%, (ii) mature in seven years and (iii) include redemption provisions permitting the Company to redeem the Notes under certain circumstances. The Notes would include covenants that limit the Company's ability to incur indebtedness senior to the Notes, but would permit the issuance of up to $15 million in senior secured debt for working capital purposes. In addition, as part of the issuance of the Notes, the Company anticipates that it will issue warrants to purchase between 350,000 and 900,000 shares of Class A Common Stock at an exercise price of between $15.00 and $20.00. There can be no assurance that any of the foregoing financings will be consummated or that, if consummated, that such financings will be made on terms favorable to the Company or as described above. The Company expects to consummate at least one of the transactions described above pursuant to which the Company expects to receive net proceeds of at least $10 million.

     Until the Company and its Payors attract an adequate number of Capitated Lives in Global Capitated Contracts, the Company expects to incur operating losses and experience negative operating cash flows. The Company believes that its cash on hand at January 15, 1997, the balance remaining available under the NationsBank Credit Facility and the $5,000,000 in additional preferred stock outlined above, will be sufficient to meet the Company's operations through June 30, 1997. However, in the event that the Company either has not attracted an adequate number of Capitated Lives in Global Capitated Contracts in order to offset operating expenses, or has not secured some substantial portion of the additional capital described above, the Company will not be able to execute its business strategy and the Company's operating results and financial condition could be materially and adversely affected.


     In the event that the Company is successful in obtaining the additional capital described above, in addition to the commitments for capital expenditures described above (see "--Capital Expenditures"), the Company intends to expend capital on improving information systems, expanding corporate infrastructure, and to acquiring medical practices. There can be no assurance that the Company will be able to establish a First National Credit Facility, consummate an offering of Notes, close the additional issuance of Series C Preferred Stock pursuant to the Additional Genesis Funding, consummate an offering of Series D Preferred Stock, or close the $5,000,000 private placement of preferred stock or receipt of $5,000,000 in subordinated debt on terms favorable or acceptable to the Company. The inability of the Company to obtain such funding, either in whole or part, would impair the Company's ability to make intended capital expenditures and to execute its planned strategy and therefore could have a material adverse effect on the Company's results of operations and financial condition.


     The Company expects that it will require significant additional capital to fund additional expenses (primarily acquisition of medical practices and expenses of corporate infrastructure) for the foreseeable future, and expects to seek additional financing of debt and/or equity. The amount of such additional capital will depend to a large degree on the rate of the Company's expansion and the types of transactions with physicians, and, thus, cannot be predicted with certainty.

FACTORS THAT MAY AFFECT FUTURE RESULTS

     The future operating results and financial condition of the Company could be materially and adversely affected by a number of factors such as risks relating to the Company's growth strategy including competition for expansion opportunities, integration risks, dependence on HMO Enrollee growth and the ability to raise the capital required to support growth; the capitated nature of revenues and control of health care costs; exposure to professional liability; health care reform and government regulation; and the Company's ability to sell its services profitably, successfully increase market share and manage expense growth relative to revenue growth. See "Risk Factors."

                                    BUSINESS

INDUSTRY

     HCFA estimates that 1995 national health spending was approximately one trillion dollars. The Company believes that physicians control more than 80% of overall expenditures. Physicians have traditionally provided medical care on a fee-for-service basis, which provides few incentives for the efficient utilization of resources and has contributed to increases in health care costs that are significantly higher than historical inflation rates. Concerns over the accelerating cost of health care have resulted in the increasing prominence of managed care, and employers, individuals and the government have increasingly turned to HMOs and other forms of managed care in an attempt to manage health care costs more effectively. According to industry sources, the number of individuals enrolled in HMOs grew from 15 million Enrollees in 1984 to over 50 million in 1996, an 11% compound annual growth rate. According to the United States General Accounting Office, there are approximately 600 HMOs currently operating in the United States, covering approximately 20% of the U.S. population. Moreover, Federal and State governments are increasingly using HMOs to cover health benefits under Medicare and Medicaid programs. The Company believes that overall enrollment in HMOs will continue to increase due to the fact that HMOs generally offer lower overall premium costs than traditional fee-for-service indemnity health insurance.

     Health care in the United States historically has been delivered through a fragmented system of health care providers, including individual or small groups of PCPs and specialists. According to the American Medical Association, there are approximately 565,000 active physicians in the United States, with approximately 70% of these physicians, or 397,000, practicing individually or in a two person group. HCFA estimates that the physician services market is $200 billion.

     In an effort to manage their costs and minimize their risk, HMOs are shifting from fee-for-service payments for physicians and are increasingly utilizing "capitation" arrangements. Under capitation arrangements, physicians receive a fixed monthly fee per assigned enrollee, and in return provide all services required by such Enrollee in specified areas. Under these arrangements, physicians assume the risk that they will be able to provide medical care at costs less than the capitation payment. The Company believes that traditional PCP and small group specialty practices are at a disadvantage in a managed care environment because they typically have high operating costs, little bargaining power with HMOs and other Payors and little or no information or data regarding utilization or the total health care costs of treating their patients, and therefore are unable to assess the business risks of managed care. In addition, these physician practices almost always have insufficient capital to purchase new technologies and lack the sophisticated systems necessary to track patient data and performance and to contract effectively with HMOs and other managed care entities. As a result, the Company believes PCPs and specialist physicians are increasingly abandoning traditional practices in favor of affiliating with larger organizations, such as the Company.

     Traditionally, the primary care or "general practice" physician has enjoyed broad patient loyalty and continuity and has been the point of entry into the health care system for many patients, including those who require the services of a specialist physician. The traditional role of the PCP has been to refer the patient to a specialist physician who is typically not affiliated with the PCP in the practice of medicine. Fee-for-service reimbursement to, and therefore compensation levels for, specialist physicians have significantly exceeded the compensation levels for PCPs. The result is that, under a traditional fee-for-service environment, the PCP largely controls the amount of care their patients receive without any information about the cost or efficacy of the care or sharing in any of the revenues generated by that care.

     The Company believes that its strategy of establishing and consolidating Core Medical Groups, IPAs and related networks based upon PCPs, and entering into arrangements with specialist networks, to compete in the managed care marketplace will result in significant revenues from capitated contracts with HMOs and other Payors to pay for flexible managed care of patients.

STRATEGY

     The Company's strategy is based upon the concept that recent changes in the health care industry have created an opportunity to establish physician provider groups and IPAs that can provide a broad range of medical services to patients and prepaid Managed Care members, more efficiently and profitably than is possible under the traditional "fee-for-service" or "HMO network" models. The Company believes that the development of an integrated health care delivery system will allow it to negotiate Global Capitated Contracts with HMOs and other Payors that will enable the Company to reduce administrative costs and derive revenues by encouraging preventive medicine and by the appropriate utilization of medical resources. The key elements of this strategy are as follows:

     INTEGRATING HEALTH CARE PROVIDERS INTO COMPREHENSIVE NETWORKS. The Company consolidates individual or groups of PCPs, specialists, hospitals and other providers in the Baltimore and Washington metropolitan areas and surrounding regions into primary care-driven comprehensive health care networks, permitting the Company to assume full risk under contracts with Managed Care Plans for certain health care services. Physicians will enter employment, IPA, joint venture or other contractual relationships with the Company, while the Company will negotiate favorable rates, to the extent feasible, from hospitals and other providers of medical services. All participants must agree to follow the Company's PCP-driven clinical protocols and procedures, unless they determine it is medically inappropriate to do so, and are closely supervised by the PCPs. The Company believes that its health care delivery networks (i) provide physicians with greater access to managed care contracts by facilitating contractual relationships with multiple HMOs or other Payors, (ii) establish a single point of entry into an integrated health care delivery network for HMOs and other Payors, and (iii) offer patients a comprehensive range of high quality medical care. The Company's development of its health care network is currently focused on the Baltimore and Washington metropolitan area and surrounding areas. After the establishment of its network in this market, the Company may expand outside of this region.

     ATTRACTIVE TO PHYSICIANS. The Company seeks to be attractive to physicians, and particularly to PCPs. The Company is dedicated to the creation of professionally managed networks that grant physicians clinical autonomy and the ability to practice medicine using clinical protocols and procedures developed in cooperation with fellow physicians and other sources. The Company's strategy is to have a network structure that allows physicians greater access to managed care contracts and hospital case management than they could obtain independently, and relieves physicians of burdensome administrative responsibilities. A key component of the Company's strategy is the ability of the Core Medical Groups and IPAs to retain broad clinical autonomy over the manner in which physicians conduct the practice of medicine. As a result of this strategy, the Company owns no equity interest in the Core Medical Groups.

     While the Company provides clinical protocols and procedures, Network Physicians are always free to diverge from such protocols when they determine that it is medically appropriate to do so. The Company's contracts with physicians and other health care providers expressly state that the Company shall not interfere with the physician's relationship with and responsibility to the patient. The Company does not believe that the development and dissemination of clinical protocols and quality assurance programs that may assist the physician in providing cost effective and high quality medical care does not make the Company or any other entity which provides quality assurance a health care provider. Each Network Physician remains free and has the duty under all of the Company's contracts to treat his or her patient as they determine necessary, and not to discriminate against patients covered by the Company's managed care plans. Further, the Company does not include in any of its contracts financial penalties for physicians who choose not to follow any guidelines or who refer patients without complying with the Company's reasonable notification requirements.

     FOCUS ON MANAGED CARE. The Company designs its physician-driven health care delivery networks to meet the needs of HMOs, other Payors and patients, to identify and recruit primary and specialty care physicians, hospitals and other providers and to integrate such providers into networks that provide coordinated medical coverage to such Payors' Enrollees. The Company seeks to benefit from the desire of Payors and employers to reduce health care costs and risks, and the trend toward prepaid managed health care. Rather than entering into an exclusive arrangement with any single Payor, the Company seeks contracts with a risk sharing arrangement, including Global Capitated Contracts, with each of the HMO Payors in a region in which Network Physicians and other physicians operate their medical practices. Because the Company's networks are PCP-driven and patient-PCP relationships are typically strong, the Company expects that the relatively large, pre-existing patient base of such PCP practices will be attractive to Payors. The Company believes that its emphasis on wellness network structure and management techniques (including the collection of meaningful data, information systems, care utilization and quality management systems, referral procedures, risk management programs, assistance with physician credentialing and contracting with Payors) will enable it to effectively contain costs and negotiate favorable capitation and shared risk arrangements.

     MEDICARE MANAGED CARE. An important component of the Company's strategy is the enrollment of Medicare-eligible persons in the Medicare managed care plans with which the Company contracts. Reimbursement rates for Medicare patients are considerably higher than for non-Medicare patients, reflecting the greater historical expense of providing care to Medicare patients. HCFA estimates that as of 1995 there were approximately 613,000 Medicare recipients in Maryland, including over 300,000 in the greater Baltimore area, and that, as of September 1996, only approximately 39,000 were enrolled in HMOs in the state of Maryland. The Company's results of operations are highly dependent on its ability to convert its present portion of Network Physicians' current Medicare fee-for-service patients to Medicare managed care plans and attract new Medicare patients that enroll in Medicare HMOs with whom the Company contracts.

     The Company currently has a Medicare Global Capitated Contract with Health Care Corporation of the Mid-Atlantic and a Medicare Global Capitated Contract with Chesapeake Health Plan under which the Company receives capitation payments on a per member per month basis for each subscriber who participates in one of the plans and is enrolled with a Network Physician. For the Medicare patients enrolled in the plans contracting with a Network Physician, the Company receives capitation payment revenue, assumes the risk of the cost of providing care to the patients, and seeks to earn revenues by encouraging preventative medicine, high quality care and appropriate utilization of medical resources.

     EFFECTIVELY MANAGE THE DELIVERY OF MEDICAL CARE. The Company seeks to deliver quality medical care while controlling costs and ensuring patient satisfaction. Accordingly, the Company seeks qualified physicians and coordinates the provision of health care services among the physicians, hospitals, and other providers within its networks. The Company seeks (i) to change the focus of health care utilization to foster health promotion at the PCP and care manager level, (ii) to reduce specialist and other provider costs through early and aggressive intervention by affiliation with fewer specialists who will benefit from increased Managed Care activities at lower reimbursement rates, and (iii) to reduce hospital, particularly inpatient, costs through more efficient utilization of lower cost components of the health care delivery system when appropriate without sacrificing quality. In addition, the Company will monitor the delivery of high-quality medical care through the development and implementation of information systems tailored to managed care. The Company believes that much of the high cost of health care is caused by the lack of incentives in the health care system to help patients avoid high-cost, episodic care, and excessive utilization of high cost services. The Company believes that lower cost care, such as outpatient or home care, where appropriate, is both preferable to the patient and less expensive to the Payor.

     EXPANSION STRATEGY. The Company must actively develop or consolidate existing and new markets through selective acquisitions and joint ventures. The Company develops existing markets by (i) capturing additional revenues from existing practices as patients migrate from traditional fee-for-service plans to capitated managed care programs, (ii) adding new physicians to existing networks, and (iii) contracting with Payors to expand the number of capitated lives within existing physician practices.

HISTORY OF THE COMPANY

     INITIAL TRANSACTIONS. The Company is a managed care and medical management company which was incorporated in June 1994 and commenced operations on February 24, 1995.

     Baltimore Medical Group, P.A. ("BMGPA") was incorporated in January 1993 and commenced operations in May 1993 as a primary care-driven provider group that would ultimately create enough critical mass effectively to compete in the rapidly changing health care market. The physicians of BMGPA also planned the formation of one or more business entities to provide the management, administrative, contracting, recruiting and marketing services needed by the physicians. The Company was organized as a managed care and medical management company to provide, or cause to be provided, all of the business services that were required by BMGPA other than the provision of medical care to patients. In February 1995, the Company commenced operations by (i) reorganizing BMGPA and facilitating the transfer of its laboratory assets to Baltimore Medical Group, LLC, the Company's first Core Medical Group, (ii) assuming exclusive management responsibility and control over the practice assets and employees of the 15 BMGPA physicians, and (iii) issuing Class B Common Stock of the Company to a partnership owned primarily by the 15 BMGPA physicians. Scott Rifkin, M.D., Alan Kimmel, M.D., J. David Nagel, M.D., Peter LoPresti, D.O. and Robert Ancona, M.D., five of the original members of Baltimore Medical Group, LLC, are currently directors of the Company.

     The Company received the BMGPA physicians' assets in a reorganization through Medical Holdings Limited Partnership, a Maryland limited partnership ("MHLP"), a stockholder of the Company. In February 1995, at the time of the establishment of Baltimore Medical Group, LLC, MHLP was formed and BMGPA physicians transferred certain assets of their medical practices, excluding laboratory and other ancillary assets, to MHLP in exchange for an aggregate consideration of approximately $467,000, consisting of (i) limited partnership interests in MHLP that are currently equal to approximately a 22.5% interest in MHLP, (ii) approximately $19,000 in cash, and (iii) promissory notes with an aggregate face value of approximately $443,000. In order to comply with applicable regulatory requirements, the laboratory and other ancillary assets were transferred directly to Baltimore Medical Group, LLC by BMGPA. MHLP simultaneously conveyed substantially all of its remaining assets to the Company, and the Company issued to MHLP 1,100,000 shares of the Company's Class B Common Stock. As a result of a subsequent stock split, MHLP now holds 2,200,000 shares of the Company's Class B Common Stock. The physician owners of BMGPA became members and employees of Baltimore Medical Group, LLC, and have continued the practice of medicine through Baltimore Medical Group, LLC. The Company and Baltimore Medical Group, LLC entered into a PSO Agreement pursuant to which the Company provides Managed Care contracting and practice management services to Baltimore Medical Group, LLC, leases to Baltimore Medical Group, LLC, the assets used by the physicians in their medical practices, and provides non-medical employees to Baltimore Medical Group, LLC. See "Development of Integrated Health Care Delivery System--Focus on Primary Care Physicians."

     Under the Partnership Agreement and other documents related to MHLP, shares of the Company's Class B Common Stock held by MHLP will be distributed to the partners of MHLP upon a change in control of the Company, including an underwritten public offering, or other event of liquidation of MHLP. The General Partner of MHLP is BMGGP, Inc., a Maryland corporation, which owns a one percent (1%) interest in MHLP. The stockholders of BMGGP, Inc., are 17 of the initial members of Baltimore Medical Group, LLC, and the 17 initial limited partners of MHLP, including Drs. Rifkin, Kimmel, Nagel, LoPresti and Ancona. Accordingly, the members of Baltimore Medical Group, LLC, indirectly own shares of the Class B Common Stock through their limited partnership interests in MHLP and, for the initial 17 members of Baltimore Medical Group, LLC, as stockholders of BMGGP, Inc.

     Since the formation of Baltimore Medical Group, LLC and MHLP, additional physicians have sold certain assets of their medical practices and acquired limited partnership interests in MHLP and membership interests in Baltimore Medical Group, LLC, Carroll Medical Group, LLC, Cumberland Valley Medical Group, LLC, Doctors Health Montgomery, LLC, or Anne Arundel Medical Group, LLC. In addition, such Equity Physicians have become employees of one of these Core Medical Groups. In some instances, Equity Physicians received shares of the Company's Class B Common Stock directly in lieu of partnership interests in MHLP. The equity interests of all Core Medical Groups are owned exclusively by member Equity Physicians, who have broad autonomy and control over clinical matters. Following the reorganization of BMGPA in

February 1995, the Company acquired five practices during fiscal year 1995 for an aggregate consideration of approximately $184,000, consisting of (i) limited partnership interests in MHLP that are currently equal to approximately a 6% interest in MHLP (equivalent to 132,000 shares of the Company's Class B Common Stock, valued at $.01 per share), (ii) approximately $16,000 in cash, and (iii) promissory notes with an aggregate face value of approximately $167,000. During fiscal year 1996, the Company acquired 29 additional practices for which physicians received an aggregate consideration of approximately $3,867,000, consisting of (i) limited partnership interests in MHLP that are currently equal to approximately a 31% interest in MHLP (equivalent to 683,000 shares of the Company's Class B Common Stock, 231,000 of which were valued at $.01 per share and 452,000 of which were valued at $3.00 per share), (ii) 198,000 shares of the Company's Class B Common Stock (valued at $3.00 per share), (iii) approximately $290,000 in cash, and (iv) promissory notes with an aggregate face value of approximately $1,625,000. During fiscal year 1997 through January 10, 1997, the Company acquired certain assets of 22 additional practices for which physicians received an aggregate consideration of approximately $3,222,000, consisting of
(i) limited partnership interests in MHLP that are currently equal to approximately a 4.7% interest in MHLP (equivalent to 102,429 shares of the Company's Class B Common Stock, valued at $7.00 per share), (ii) 195,000 shares of the Company's Class B Common Stock (valued at $7.00 per share), (iii) approximately $590,000 in cash, and (iv) deferred consideration aggregating approximately $550,000.

     SET FORTH BELOW IS AN ORGANIZATIONAL CHART REFLECTING, AS OF JANUARY 10, 1997, THE EQUITY, CONTRACTUAL AND OTHER RELATIONSHIPS AMONG THE COMPANY, ITS STOCKHOLDERS, ITS CORE MEDICAL GROUPS, AND OTHER PARTICIPANTS IN THE COMPANY'S INTEGRATED HEALTH CARE DELIVERY SYSTEM.

                                    [CHART]

     The Company is constructing its Integrated Health Care Delivery System throughout the Baltimore-Washington metropolitan area and contiguous regions by acquiring certain medical practice assets, obtaining the right to negotiate and execute managed care contracts for individual physicians and medical groups.

     EXPANSION INTO CARROLL COUNTY, MARYLAND. In November 1995, the Company acquired certain assets of the practices of five primary care physicians and formed Carroll Medical Group, LLC ("Carroll Medical Group") located in Carroll County, Maryland. Like the majority of the Baltimore Medical Group, LLC physicians, these doctors acquired cash and limited partnership interests in MHLP and became members of and employed by Carroll Medical Group. Carroll Medical Group entered into a PSO Agreement with the Company on terms substantially identical to the Baltimore Medical Group, LLC PSO Agreement. In September 1996, an additional physician joined Carroll Medical Group.

     EXPANSION INTO MONTGOMERY COUNTY, MARYLAND. In February 1996, the Company entered into binding letters of intent to acquire the primary care practices of 21 physicians in Montgomery County, Maryland. The Company has consummated transactions involving nineteen physicians and formed Doctors Health Montgomery, LLC ("Doctors Health Montgomery"). The Company expects to consummate the remaining transactions by March 31, 1997. Doctors Health Montgomery entered into a PSO Agreement with the Company in September 1996.

     EXPANSION INTO ANNE ARUNDEL COUNTY, MARYLAND. In February 1996, the Company entered into binding letters of intent to acquire certain assets of primary care practices of nine physicians in Anne Arundel County, Maryland. The Company consummated transactions involving one primary care practice consisting of six of such physicians in December 1996 and entered into a PSO Agreement with Anne Arundel Medical Group. The Company expects to complete the acquisition of primary care practices involving three physicians in the first calendar quarter of 1997.

     EXPANSION INTO ALLEGANY COUNTY, MARYLAND. In May 1996, the Company consummated the acquisition of five primary care physician practices located in Cumberland, Maryland, which on May 1, 1996, formed the Cumberland Valley Medical Group ("CVMG"). Like Carroll Medical Group and Doctors Health Montgomery, CVMG entered into a PSO Agreement with the Company on terms substantially identical to the Baltimore Medical Group, LLC PSO Agreement. The Company is establishing an IPA in Allegany County.

     EXPANSION INTO WASHINGTON COUNTY, MARYLAND. The Company has established an exclusive Managed Care contracting arrangement with Quality Health Care IPA ("QHC"), an IPA representing approximately 21 primary care physicians in Washington County, Maryland. Thirteen of the 21 physicians have agreed to conduct all managed care contracting through the Company and QHC on an exclusive basis. Pursuant to the IPA agreement, the Company is the exclusive Managed Care contracting entity on behalf of the IPA's PCPs, and is developing a network of specialists.

     EXPANSION INTO HARFORD COUNTY, MARYLAND. The Company has established a Managed Care contracting arrangement with a group of 11 primary care physicians in Harford County, Maryland. Pursuant to the IPA Agreement, the Company is the exclusive Managed Care contracting entity for Medicare managed care patients of this IPA.

     EXPANSION INTO NORTHERN VIRGINIA. The Company has entered into a merger agreement and a management services agreement with Medtrust Medical Group, Inc., a non-stock membership organization based in Springfield, Virginia. Pursuant to the merger agreement, the IPA will be merged into a subsidiary of the Company and the members of the IPA will receive consideration in the form of cash and shares of the Class B Common Stock. Completion of the merger and related transactions are expected to result in the creation of a Core Medical Group and Exclusive IPA consisting of primary care physicians providing medical care throughout northern Virginia and a network of specialist physicians. As of January 10, 1997, Medtrust had approximately 123 PCP and 313 specialist participating physicians. Thirty-three of the PCPs have executed exclusive participation agreements with the Company and have indicated an interest in joining a Core Medical Group or conducting managed care contracting solely through the Company. Completion of the merger is subject to conditions, including but not limited to the agreement that at least 30 of the physicians must execute three-year exclusive managed care contracting agreements with the Company, Medtrust's members must approve the merger, compliance with Virginia blue sky laws, and no more than 20% of Medtrust's members shall have dissented to the consummation of the merger. The Company believes the merger will be completed before March 31, 1997.

     The Company also entered into a network contracting and management services agreement with the IPA, pursuant to which the Company will pay certain operating expenses of Medtrust and Medtrust has designated the Company as the exclusive managed care contracting entity for the IPA.

     JOINT CONTRACTING ARRANGEMENTS IN BALTIMORE. The Company has entered into a Contracting and Managed Care Services Agreement with an organization which operates health care facilities in Baltimore City and employs and contracts with approximately 37 physicians in Maryland. Under the arrangement, the Company acts as the organization's exclusive contracting entity for Medicare managed care contracts. Under the arrangement, the Company pays to the organization the primary care and specialty care portion of the global capitation revenue received by the Company for the organization's Enrollees. The remaining portion of the Global Capitation Revenue related to other medical services (primarily hospitalization) provided to the organization's Enrollees is managed by the Company in a "risk pool" and the difference between the actual expenses incurred by the Enrollees and the global capitation funded to the "risk pool" is divided between the Company and the organization pursuant to the Contracting and Managed Care Services Agreement.

     FORMATION OF CARDIOLOGY DEPARTMENT. The Company has entered into a non-binding letter of intent with the Board of Directors of a cardiology practice, providing services to patients in the Baltimore metropolitan area, to acquire certain practice assets pursuant to a merger and other transactions. The letter of intent contemplates that the practice would receive 120,000 shares of Class B Common Stock, cash in the amount of $50,000, and deferred compensation based upon the practice's accounts receivable and the practice would be integrated into Baltimore Medical Group as a department dedicated to cardiology (the "Cardiology Department"). The Company intends to acquire additional specialists and create either stand-alone Core Medical Groups or integrate such acquired specialists into existing Core Medical Groups.

     The Company expects it will continue to expand by increasing the number of physicians in each Core Medical Group, forming new Core Medical Groups, entering into Non-Exclusive and Exclusive IPA Agreements with physicians and pursuing acquisition and expansion opportunities in the Baltimore and Washington metropolitan area and surrounding regions.

OVERVIEW OF BUSINESS ACTIVITIES

     The Company is a managed care and medical management company. The Company is engaged in its activities through its Integrated Health Care Delivery Network. The Company's ability to generate earnings is significantly predicated upon its ability to arrange for the delivery of health care services for which it contracts at a cost which is less than the fixed fees which it receives under its Global Capitated Contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--Source of Revenue and Earnings."

     As a managed care company, the Company negotiates and enters into a variety of risk-sharing arrangements with HMOs and other Payors, including Global Capitated Contracts (and sub-capitation contracts) pursuant to which (i) such Payors pay the Company a fixed amount per Enrollee per month and the Company is responsible for meeting all of the primary and specialty care, hospital and certain other related health care needs (or specified portions thereof) of such Enrollee and (ii) the Company pays PCPs and specialists, hospitals and other providers within its network, or those having other contractual arrangements with the Company for providing the required medical care. The Company, not the Core Medical Groups, is the party to the Global Capitated Contracts and therefore is the recipient of the capitation payments. The Company receives fee-for-service revenues arising from the Core Medical Group's medical practices pursuant to certain assignment provisions of the PSO Agreements. The ability of the Company to achieve and maintain profitability will depend to a great degree on (i) reducing the incidence of high cost acute care episodes, primarily through wellness, prevention initiatives and aggressive care management, and
(ii) negotiating compensation arrangements that result in payments to the Company that exceed the cost of care by the Company to PCPs, specialists, hospitals and other providers. The Company will seek to achieve this result by negotiating reduced fee-for-service, sub-capitation and other arrangements with PCPs, specialists, hospitals and other health care providers, creating economic incentives for all Network Physicians and other providers with whom the Company contracts to utilize specialists and hospitals prudently, carefully monitoring the quality and cost of care provided to patients, and developing programs to promote wellness among patients. The Company has purchased insurance from independent insurance companies which limits the amount of risk it ultimately bears by providing reimbursements payments once medical services provided to an individual Enrollee exceed an agreed-upon amount.

     The Company intends to offset most of the cost of its centralized patient data and information systems through profits earned from managed care contracting and practice management services and through profits earned from successful management of global capitation agreements with HMOs, rather than through separate fees charged for specific information systems and management services.

     The Company under such managed care contracts takes some of the risks of utilization, and the risk of adverse selection by Enrollees. The Company currently protects itself against such risks by paying for as much of the physician services as practical through capitation (which passes on the risk to the physicians), by obtaining stop loss insurance for high hospital and other charges of outlier cases, by implementing and monitoring utilization review by and among its participating Physicians, and by obtaining actuarial reviews of the proposed capitation payments. However, there can be no assurance that the Company will not be subject to expenses in excess of its capitated revenue. The Company is not required to obtain an insurance or an HMO license as long as it enters into "administrative service provider" arrangements exclusively through HMOs under provisions of Maryland law that expressly permit a HMO to enter into such capitation arrangements subject to specified financial arrangements. In particular, under Maryland law, licensed HMOs are permitted to enter into capitation arrangements with entities such as the Company pursuant to which the Company accepts the risk of providing and paying for the medical services required by Enrollees of an HMO. Such medical services are provided by physicians and other providers who are independent contractors to the Company. In connection with accepting such risk, the Company organizes networks of physicians, provides administrative, care management utilization review, referral management and other services necessary to accept managed care risk. The Company complies with all required financial safeguards under Maryland law.

     As a medical management company, the Company has created an Integrated Health Care Delivery Network that includes PCPs and other physicians who transfer certain medical practice assets to the Company and become employees of a Core Medical Group, such as Baltimore Medical Group. PCPs may also join IPAs. The Company also enters into network contracts with specialists who agree to provide services to managed care patients referred by PCPs and, in certain cases, acquires the medical practices of such specialists. The Company provides to such Network Physicians who join Core Medical Groups certain patient care management, managed care contracting, and administrative and financial services, including information systems and billing services, and provides facilities, non-physician staff personnel, equipment and other goods to the physicians for use in their medical practices. The Company provides these medical practice management services to certain of its Network Physicians to free the physicians from the administrative burdens of practicing medicine and to enable them to concentrate on providing medical care to their patients. The physicians join and become employees of Core Medical Groups, which contract with the Company for the provision of the medical management services. The Core Medical Groups engage exclusively in the practice of medicine through their employed physicians and maintain autonomy and independence over clinical matters.

     The Company receives fee-for-service revenues arising from the Core Medical Group's medical practices pursuant to certain assignment provisions of the PSO Agreements.

     A Network Physician who becomes employed by a Core Medical Group agrees to conduct his medical practice only through the Core Medical Group and to permit the Company to act as his exclusive agent for the purpose of negotiating managed care risk and other contracts in which the PCP must participate. The Company owns no equity or similar interest in the Core Medical Groups. The PCP's obligation to participate in managed care contracts negotiated by the Company is set forth in the PCP's Employment Agreement with the Core Medical Group and the PSO Agreement between the Core Medical Group and the Company. If a PCP joins a Company-sponsored IPA, the PCP agrees to participate in managed care contracts negotiated and administered by the Company on either an exclusive or non-exclusive basis.

     When a physician becomes an employee of one of the Company's Core Medical Groups, the Company transitions any primary care Managed Care contracts in which the physician participates into the Company's group contract or the applicable Core Medical Group contract if any is in effect with respect to that Payor. If the Company or the Core Medical Group does not have a PCP group contract in place with the Payor and the Payor allows the contract to be assigned to the Company, the Company will maintain the contract on the physician's behalf under the same contract terms. The reimbursement provisions under such contracts are on either a fee-for-service or capitated basis.

     Physicians participating in the Company's networks may derive benefit from the successful implementation of the Company's strategy in several ways. A physician to whom Securities are issued in the various affiliation transactions described elsewhere herein will benefit through the ownership of Securities if the Company achieves and grows in profitability. A physician, whether or not he becomes an owner of Securities, may also receive capitated income from the Company's managed care contracts and may also receive cash bonus payments out of the bonus pool established by the Company for Network Physicians.

     As of January 10, 1997, there were 1,150 Network Physicians in six regional networks throughout the state of Maryland and one regional network in Northern Virginia, including approximately 310 PCPs, 84 obstetrician-gynecologists and 756 specialist physicians. Of these, approximately 89 were Equity Physicians who had transferred, or entered into binding letters of intent or otherwise agreed to convey, certain practice assets of their practices to the Company and become employees of Core Medical Groups. As of such time, the networks established by the Company were providing services in Central and Western Maryland. As described in "Strategy--Expansion Strategy," the Company intends to enter into selective medical practice acquisitions and other contractual arrangements that will result in the Company operating in areas beyond those in which it currently operates.

OPERATIONS

     The Company's operations to date have consisted of recruiting and acquiring certain assets of PCP and other physician's practices, negotiating and managing risk, capitated or fee-for-service contracts with HMOs and other Payors, contracting with individual specialists, specialist networks and IPAs, developing and implementing a marketing program to convert Medicare patients from traditional fee-for-service insurance to Medicare HMO programs, and providing billing, accounting, legal, contracting support and care management services to its Equity Physicians and certain Network Physicians. Beginning in February 1995 with respect to Baltimore Medical Group, December 1995 with respect to Carroll Medical, May 1996 with respect to Cumberland Valley Medical Group, June 1996 with respect to Quality Health Care IPA, September 1996 with respect to the Doctors Health Montgomery Medical Group, and October 1996 with respect to the Harford County IPA physicians, the Company has negotiated managed care contracts with HMOs and other Payors on behalf of the PCP practices of such medical groups. The Company also manages primary care IPAs in Central and Western Maryland.

     The Company also maintains primary care and specialist contracts on behalf of Network PCPs and certain specialists under similar or improved non-risk contract terms. The reimbursement provisions under such contracts are on either a fee-for-service (FFS) or capitated basis. The Company currently maintains such contracts for certain of its PCPs and specialists with Payors including Aetna, CIGNA, NYL Care, Health Plus, Principal Health Care of the MidAtlantic, Prudential, Blue Cross-Blue Shield of Maryland, USA Health Network and Preferred Health Network. The Company also has entered into new group fee-for-service contracts with various Payors including Preferred Health Network, Metra Health, Mid-Atlantic Medical Services, Inc., U.S. Health Care, USA Health Network, Employee Health Plan and John Hancock Health Plan.

     To date, the Company has entered into two Medicare Global Capitation Contracts and one commercial Global Capitation Contract with Payors and is continuing to negotiate Global Capitation Contracts with additional Payors who conduct business in the Baltimore and Washington metropolitan area and surrounding regions. Under these risk contracts, the Company receives a capitation payment and must provide Enrollees with primary care and certain specialist and hospitalization services.

     In October 1995, the Company entered into a contract with Free State Health Plan, Inc., an affiliate of Blue Cross-Blue Shield of Maryland ("Free State") pursuant to which the Company's PCPs provide medical services to commercially insured Enrollees on a global capitated basis (the "Free State Commercial Contract"). In this contract, the Company assumes risk for all professional services and shares risk with Free State on institutional services.

     In February 1996, the Company entered into a Global Capitated Contract with Health Care Corporation of the Mid-Atlantic, an affiliate of Blue Cross-Blue Shield of Maryland, ("HCCMA") pursuant to which the Company's PCPs provide medical services to Medicare patients on a global capitated basis (the "HCCMA Medicare Contract"). The Company also receives capitation payments to provide all covered medical services to members enrolled in that HMO and assigned to one of the Company's PCPs. The HCCMA Medicare Contract provides that the Company will receive a capitation payment per patient per month and pay for all medical expenses for covered medical services based upon rates developed by the U.S. Health Care Financing Administration ("HCFA").

     In May 1996, the Company entered into a Global Capitated Contract with Chesapeake Health Plan, an affiliate of United Health Care, pursuant to which the Company's PCPs will provide medical services to Medicare patients (the "Chesapeake Contract"). Under the Chesapeake Contract, Chesapeake pays a capitation payment (which may be increased based on enrollment) to the Company on a per member per month basis based on the projected demographic distribution of the patients enrolled with the PCPs, as well as the age, sex and Medicaid eligibility of the subscribers enrolled with a Network PCP in Chesapeake's Advantage 65 Medicare HMO programs. Under the contract, Chesapeake has delegated to the Company the right to manage the utilization of medical services.

     As of January 10, 1997, the Company had approximately 31,000 Capitated Lives derived from the participation of 55 of the Company's 310 Network PCPs in the Managed Care contracts of the Company, its subsidiaries and affiliates. Of these 31,000 capitated lives, approximately 27,100 participate in the Company's commercial Gatekeeper Capitated contracts, approximately 2,200 participate in commercial Global Capitated Contracts, and approximately 1,700 in Medicare Global Capitated Contracts. The Company derives no earnings from the commercial Gatekeeper Capitated Contracts and plans to convert the managed care lives in commercial gatekeeper contracts to Full Risk and/or Global Capitated commercial contracts. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Sources of Revenues and Earnings.") The Company believes that there are approximately 100,000 additional Medicare subscribers who are patients of the Company's Network PCPs. The Company's ability to derive earnings from any of its capitated lives is affected by whether the Network Physician is a member of a Core Medical Group or a participant in an IPA.

     The Company has developed and is implementing a marketing program in conjunction with HCCMA and Chesapeake to enroll Medicare-eligible patients in HCCMA's and Chesapeake's Medicare HMOs, respectively. The Company may participate in other commercial and Medicare risk programs operated by other HMOs and other Payors on a basis similar to the HCCMA and Chesapeake arrangements.

     The Company's operations also include the recruitment of specialists into Core Medical Groups and/or developing a network of preferred provider specialists who are paid on a discounted fee-for-service or subcapitated basis. As of January 10, 1997, the Company had access to approximately 756 specialists in its networks pursuant to direct or indirect contractual arrangements. The Company expects that an increasing percentage of the specialist networks will enter into contracts that provide for compensation on a capitated basis. The Company currently has capitated payment arrangements with Womancare IPA, a Company-owned network of 84 physicians providing obstetrical/gynecological services, and with outside providers of radiology and laboratory services. Under the Company's agreements with the respective specialty network, the participating specialist providers provide services to the Company's members referred by a Network Physician, and the network is reimbursed on a capitated basis. The Company owns a majority interest in Womancare IPA.

     In addition, the Company's operations include the provision of traditional management services to the individual medical practices of each Core Medical Group, including administrative, legal and accounting services, lease negotiations, and financial, billing and collection services. As of January 10, 1997, the Company has installed its information systems in 37 PCP offices to facilitate development of a unified information system for referral management, billing and collection activity, utilization review, and group purchasing and risk management programs. As of January 10, 1997, the Company had assumed responsibility for the billing operations of 35 PCP practices, representing 62 physicians, and two laboratories which provide services to two Core Medical Groups, which employ 70 physicians.

     As of the date of this prospectus, the Company has not yet conducted material operations through Doctors Health System-Medalie Equipment Corporation, a wholly-owned subsidiary of the Company, except to transfer certain cardiology equipment, to the subsidiary, or through Doctors Health System Primary Care IPA, Inc., a wholly-owned subsidiary of the Company.

DEVELOPMENT OF INTEGRATED HEALTH CARE DELIVERY SYSTEM

     CONTRACTS WITH PHYSICIANS.

     The Company contracts with Network Physicians and other physicians in one of several ways: (1) through the transfer of certain of their medical practice assets and contracts to the Company, as a result of which the physician may obtain, directly or indirectly, cash and/or an equity interest in the Company;
(2) through an Exclusive IPA arrangement, pursuant to which such physician agrees to conduct all managed care contracting activity exclusively through the Company and to take as patients any capitated patient referred by the Company up to a certain level; (3) through a Non-Exclusive IPA arrangement, in which the physician may contract with or through other IPAs but agrees to take all managed care patients referred by the Company; or (4) a myriad of other contractual arrangements involving an IPA, joint venture or other arrangement in which the physician may contract with others and may also elect to accept or not any patients referred by the Company. The Company's goal is to remain flexible and to accommodate the needs of physicians in each local market.

     The Company also enters into contracts with group practice entities, clinics and IPAs through joint venture relationships as well as the contractual relationships described above. The use of any particular contractual arrangement is influenced by a number of factors, including the needs of the physicians, the type of practice in which such physicians are engaged, the geographic location of the practice, financial considerations, regulatory concerns, and pre-existing contracts. Because the Company owns no equity interest in the Core Medical Groups and is not engaged in the practice of medicine, the Company does not reflect physician revenues in the Company's financial statements.

     FOCUS ON PRIMARY CARE PHYSICIANS.

     Consistent with the Company's primary care-driven strategy, the primary focus of the Company's contractual arrangements with physicians has been establishing relationships with PCPs. Since the Company's inception, entities have been formed or consolidated to conduct group medical practices as Core Medical Groups. Each Core Medical Group is comprised of a group of physicians under common management and with a common information system and provider number and is designed to provide a full and coordinated spectrum of medical services to patients and meet Payors' needs. To date, Core Medical Groups have been formed in five geographic markets in Maryland using a limited liability company organizational structure.

     From February of 1995 to December 31, 1995, the Company assumed exclusive management responsibility for and became the sole contracting entity for 32 PCP practices through Baltimore Medical Group, LLC, and Carroll Medical Group. Since December 31, 1995, the Company assumed, or entered into binding letters of intent to acquire certain assets and became the sole contracting entity for an additional 43 PCP practices. Thus, as of January 10, 1997, a total of approximately 75 PCPs have transferred their medical practice assets and became employees of the various Core Medical Groups, or have entered into binding letter agreements to transfer their medical practices and become employees.

     Although the details of each transaction may differ, the practice of the Company upon establishment of a Core Medical Group is to enter into a Practice Participation Agreement with the Core Medical Group and each of the Equity Physicians who is a member of such Core Medical Group, pursuant to which the following transactions occur:

     TRANSFER OF MEDICAL PRACTICES. Under the Practice Participation Agreement, an Equity Physician transfers to the Company certain medical practice assets as well as contract rights under certain business contracts of the medical practice, to the extent that such rights are assignable. The Company may also assume specified liabilities or obligations of the medical practice. Although the form of consideration paid to such Physicians may vary, typically the Physician receives a combination of cash and Securities of the Company. For a description of such Securities, see "Description of Capital Stock." The amount and type of consideration payable to each Physician is determined by negotiation between such Equity Physician and the Company. Such transactions consist of an acquisition by the Company of certain tangible and intangible assets of the medical practice, including contract rights, and the collection by the Company of the accounts receivable of the Physician. Such transactions do not convey to the Company an equity interest in the Core Medical Groups.

     REACQUISITION RIGHTS. The acquisitions are generally subject to reacquisition rights whereby the Physician may rescind the transaction typically within a nine-month period from the date of closing. Pursuant to such reacquisition rights, the Physicians may repurchase substantially all of the assets previously acquired by the Company at the price paid by the Company at the closing. Any Securities acquired by the Physician in connection with the acquisition will be transferred back to the Company upon the reacquisition.

     EMPLOYMENT OF PHYSICIANS BY THE CORE MEDICAL GROUP. Each Physician enters into an Employment Agreement with the Core Medical Group of which he is a member. Typically, Employment Agreements have a term of 10 years, during which time the Physician will be obligated to devote his full professional time to the practice of medicine with, for and through such Core Medical Group. As an inducement to sign the agreement and as an incentive to remain as an employee-physician, each "full time" PCP also may receive additional shares or options of Class B Common Stock. The Employment Agreement provides for the payment of a base salary and benefits and for the eligibility of such Physician to participate in distributions from a bonus pool (each, a "Core Medical Group Bonus Pool"). Each Core Medical Group Bonus Pool is distributed by the Management Committee of the Core Medical Group and rewards high clinical quality, appropriate utilization, patient satisfaction and retention, and general cooperation and attitude. The employed physician may be eligible to participate in such distributions in such years in which such physician meets or exceeds such standards as may reasonably be required by the Management Committee. See "--Operation of the Core Medical Group".

     The base salary of PCPs in most Core Medical Groups is generally an amount equal to the sum of certain revenues collected on behalf of the Core Medical Group by the Company in respect of the physician services provided by such physician, less the allocated costs attributable to the medical practice of, and provision of related health care services by, such physician. The Company and certain of the Physicians employed by Doctors Health Montgomery agreed that Doctors Health Montgomery will provide base salaries to such Physicians. In return for its commitment to provide financial resources, if necessary, for such Physician's salaries, the Company and Doctors Health Montgomery will receive a percentage of the growth in revenues generated by their medical practices and other fees.

     PSO AGREEMENT WITH THE CORE MEDICAL GROUP. The Company provides managed care contracting and practice management services to the Core Medical Groups (and indirectly to its Physicians) pursuant to 30 year PSO Agreements (with automatic, renewable 10 year terms) entered into between the Company and each Core Medical Group. The following is a summary of the principal provisions of a PSO Agreement. The PSO Agreement does not convey to the Company an equity or similar interest in the Core Medical Groups.

     The PSO Agreement typically gives the Company the exclusive right to provide to the Core Medical Group (i) all of the non-medical management and financial services, including provision of non-physician employees, office space and other facilities, equipment, assets, goods and supplies, that the Core Medical Group and its Physicians will use to engage in the practice of medicine and (ii) other related services.

     Pursuant to a typical PSO Agreement, the Company is given discretion and authority to manage and conduct the business affairs of the Core Medical Group and is appointed the agent and attorney-in-fact of the Core Medical Group to enable the Company to fulfill these functions. The Company negotiates for and enters into agreements with Payors for health care services, including managed care contracts providing for compensation on a capitated basis, that will obligate both the Core Medical Group and its Physicians to provide medical services at the levels of compensation negotiated solely by the Company. The Company also negotiates for, and enters into agreements with, other providers of medical services for the provision of medical services to the patients of the Core Medical Group and for the provision of medical services to such providers by the Core Medical Group and its Physicians, all on terms and for the compensation determined solely by the Company. The Company has a broad range of financial responsibility and authority by the Core Medical Group pursuant to the PSO Agreement, leaving the Core Medical Group with the right to manage only those professional components of its business requiring a license to practice medicine.

     PSO Agreements typically provide that the Company is entitled to an amount equal to the difference between (i) the cash it collects on behalf of the Core Medical Group and each of its physicians in receivables which have been conveyed to the Company and (ii) the amount paid out by the Company in respect of the business costs and expenses of the Core Medical Group. The Company will pay that amount over to itself in each month during which there is sufficient cash in the Core Medical Group's accounts, in the discretion of the Company, to pay the amount after satisfying all of the Core Medical Group's business costs and expenses, including such reserves therefor as the Company deems appropriate, and including all accruals for unpaid base salaries of the physicians of the Core Medical Group for prior periods. The Company may reserve the right to charge separate fees for additional services, as agreed between the Company and the Core Medical Group.

     PSO Agreements with PCP Core Medical Groups provide that the Company may pay to the Core Medical Group, as a Managed Care Incentive Payment, an annual negotiated amount of up to 25% of the total amount of all Company net income before taxes and bonuses, attributable to the provision of health care to the Core Medical Group's managed care patients during each calendar year, not to exceed, in the aggregate, 25% of the base salaries paid to all PCPs of the Core Medical Group. Such payments are not required if the Company has not earned net income during the applicable years. Such payments may be utilized by the Core Medical Group to fund the Core Medical Group Bonus Pool in which the physician employees of the Core Medical Group may participate. See "--Employment of Physicians by the Core Medical Group." It is anticipated that the full amount of any Core Medical Group Bonus Pool will be paid out by the Core Medical Group to its physicians as bonuses in each year.

     PSO Agreements that will govern the Company's relationship with specialists will typically provide for (i) a term of 30 years with automatic, renewable 10 year terms; (ii) a commitment among the specialist group and the Company to develop innovative, risk sharing payment arrangements; and (iii) use of commercially reasonable efforts to provide the specialist group with managed care referrals. Such specialist PSO Agreements will also provide for payment of a management fee consisting of a negotiated percentage of actual operating costs of the specialist Core Medical Group (excluding compensation to the group's Physicians) and a percentage of collections available after payment of operating costs, the Company's operating cost percentage, and the physician compensation.

     All of the PSO Agreements in effect have terms of 30 years (with automatic 10 year renewals) and generally may be terminated prior to expiration of its term only under limited circumstances. Generally, absent insolvency, malfeasance or a material uncured breach, the PSO Agreement cannot be terminated by the Company or the Core Medical Group.

     The Company's structure and the clinical independence of the Core Medical Groups enable the Core Medical Groups' member physicians to retain their autonomy through their ownership interests in the Core Medical Groups and control over clinical decisions. The Company believes this governance structure has been critical to the Company's success in the early stages of its development.

     OPERATION OF THE CORE MEDICAL GROUP. Each physician joining a Core Medical Group enters into an Operating Agreement or similar agreement with each of the other physicians in the Core Medical Group. Pursuant to the Operating Agreement, the business and affairs of the Core Medical Group are managed under the direction and control of a Management Committee, one of whom is the Chief Executive Officer of the Company (or his designee) serving EX OFFICIO. The Management Committee has the power, among other things, to determine the amount of any or all bonuses payable pursuant to the Core Medical Group Bonus Pool which it delegates to a Bonus Committee. The Members of the Management Committee are elected by the affirmative vote of the Physicians of the Core Medical Group (other than the Company designees). The Bonus Committee also establishes, in consultation with the Company and the bonus committees of other Core Medical Groups, practice protocols.

     INDEPENDENT PHYSICIAN ASSOCIATIONS.

     The Company has expanded its network by contracting with physicians in a variety of ways through IPAs in which IPA Participant Physicians authorize the IPA to negotiate service contracts on their behalf. In some cases, the Company contracts with or through an existing IPA, while in other cases the Company assists physicians who may wish to establish an IPA. The models utilized by the Company involving IPAs consist of Exclusive IPAs, pursuant to which a physician is obligated to conduct all managed care contracting through the Company, Non-Exclusive IPAs, pursuant to which a physician may contract for managed care with others but agrees to take all patients referred by the Company, and other contractual arrangements which may involve a physician contracting for managed care through others or choosing to accept or deny patients referred by the Company. In some cases, the Company may issue Securities as incentives for physicians to enter into Exclusive IPA Agreements. The Company may also issue Securities to employees of the Company as compensation for the recruitment of physicians to join the Company's IPAs.

     COMPANY CREATED IPAS; PREVIOUSLY EXISTING IPAS: The Company may assist in the creation of an IPA or may contract with a previously existing IPA or independent medical group. In the case of previously existing IPAs or groups, in addition to being subject to the various types of contractual arrangements discussed below to which the Company is a party, the IPA and its network physicians will also be subject to a previously existing participation agreement among the previously existing IPA and its network physicians. In such cases, the previously existing IPA also enters into a network agreement with the Company which governs the contractual relations between the IPA and the Company. The network agreement will contain provisions unique to the situation of each existing IPA with which the Company contracts but should typically contemplate the provision of various management services by the Company to the IPA and the appointment of the Company as the IPAs agent and attorney-in-fact for the purpose of negotiating managed care contracts with risk sharing arrangements for the IPA on an exclusive or non-exclusive basis and providing other services such as billing and information systems.

     ORGANIZATION OF THE IPA: The IPA is typically organized as a corporation or limited liability company. Each of the IPA Participant Physicians enters into an operating agreement among each of the other Participant Physicians in the IPA. Pursuant to such operating agreement, each Participant Physician will agree to be bound by the by-laws of the IPA which contain substantive requirements for participation in the IPA.

     EXCLUSIVE IPAS: The IPA Participant Physician enters into an Exclusive IPA Agreement with the Company and the IPA in which he participates, pursuant to which the Company markets the physician to Payors, and includes the physician in its provider network. The IPA Participant Physician may choose to participate in Exclusive IPA Agreements for either Medicare or commercial products offered by HMOs with whom the Company contracts, pursuant to which such physician agrees to contract exclusively with the Company for Medicare or commercial managed care contracts, respectively. As of January 10, 1997, 84 physicians were participating with the Company's Exclusive IPAs. Although there can be no assurances, the Company expects that additional physicians will commit to participate in Exclusive IPAs.

     Under an Exclusive IPA Agreement, an initial primary care base capitation rate and risk-sharing arrangements are negotiated between the Company and the IPA. The IPA Participant Physician may also be eligible to participate in a bonus pool. A one-time incentive payment, or periodic panel growth and managed care bonuses which may include cash or Securities, may also be payable by the Company pursuant to an Exclusive IPA Agreement. Further, the agreement may contain a practice option, pursuant to which the physician may elect, subject to the satisfaction of certain conditions, to sell his or her medical practice to the Company.

     NON-EXCLUSIVE IPAS: The IPA Participant Physician enters into a Non-Exclusive IPA Agreement with the Company and the IPA, pursuant to which the Company markets the physician to Payors under capitation contracts and includes the physician in its provider network. The physician reserves the right to contract directly with HMOs or other Payors, and to participate in other IPAs, but usually agrees to accept managed care patients referred by the Company, up to agreed-upon levels. Other provisions of the Non-Exclusive IPA Agreement may be similar to the provisions of the Exclusive IPA Agreement.

     JOINT VENTURE ARRANGEMENT. The Company has entered into a Contracting and Managed Care Services Agreement with an organization which operates health care facilities in Baltimore City, and employs and contracts with approximately 37 physicians in Maryland. Under the arrangement, the Company acts as the organization's exclusive contracting entity for Medicare and Medicaid managed care contracts. The arrangement involves a sharing of Managed Care surplus and losses between the parties.

     OTHER CONTRACTUAL ARRANGEMENTS. Although other contractual arrangements may take a variety of forms, generally these arrangements involve the IPA Participant Physician entering into an agreement with the Company pursuant to which the

Company markets the physician to Payors but the physician reserves the right to participate in other IPAs and to determine whether to accept managed care patients referred by the Company.

     CONTRACTING WITH SPECIALISTS, HOSPITALS AND OTHER HEALTH CARE PROVIDERS

     The Company contracts with specialists, hospitals and other providers of health care services as part of its effort to develop an integrated health care delivery network.

     CONTRACTING WITH SPECIALISTS: The Company contracts with specialist physicians for the provision of services to the Company and the Core Medical Groups in a variety of ways, generally consisting of employment in a Core Medical Group, or contractual arrangements involving reduced fee-for-fee service or sub-capitated arrangements. Other than employment in a Core Medical Group and the formation of a cardiology Core Medical Group (see "Business--History of the Company--Formation of Cardiology Core Medical Group"), arrangements with specialists typically have terms of between one and five years. Specialists may under appropriate circumstances also receive an equity interest in the Company.

     CONTRACTING WITH HOSPITALS AND OTHER PROVIDERS: The Company contracts with hospitals ("Participant Hospitals") and other health care providers to participate in its managed care networks. The Company envisions that many of its arrangements with Participant Hospitals may involve "key hospital" arrangements. The Company and the Participant Hospital will enter into a Hospital Participation Agreement ("Hospital Participation Agreement"), pursuant to which the Company will agree to make the hospital the referral hospital of choice for specified categories of managed care patients and specified categories of service. The Participant Hospital must meet cost and quality standards and agree to cooperate with the Company in the implementation of utilization review, to include preadmission guidelines and processes, patient care and cost tracking, information exchanges and management reporting systems and the development of innovative pricing arrangements. The Company also negotiates contractual arrangements with other health care providers (for example, home health care aides) as needed to deliver quality and cost-effective service to patients. Although the term of such arrangements would vary, the Company expects to negotiate discounted fee-for-service or sub-capitated arrangements with such providers.

     Set forth below is an chart depicting the Company's Integrated Health Care Delivery System:

                     INTEGRATED HEALTH CARE DELIVERY SYSTEM

                                    [CHART]

PHYSICIAN RECRUITMENT

     The Company recruits physicians through direct marketing efforts, Core Medical Groups, and IPAs. The Company has a physician recruitment staff managed jointly by the Company's Chairman, who is Executive Vice President of Corporate Development, and the Executive Vice President of Strategic Planning. The Company also employs a Director of Recruiting, recruiting assistants and other staff. The Company also recruits PCPs through relationships with current Core Medical Group physicians, IPA Participants and other contacts. The Company also seeks assistance from recruiting consulting arrangements. Such recruiting consultants provide the Company with access to potential Network Physicians.

MANAGED CARE CONTRACTING

     CONTRACTS WITH PHYSICIANS, HOSPITALS AND OTHER PROVIDERS OF HEALTH CARE.

     As discussed above in "--PSO Agreement with the Core Medical Group" and "--Independent Practice Associations," the Company is authorized to negotiate for and enter into agreements with Payors for health care services, including managed care contracts providing for compensation on a capitated basis, that will or may obligate Core Medical Groups and their respective physicians, IPAs and their respective IPA Participant Physicians and other physicians to provide medical services at the levels of compensation negotiated solely by the Company. Further, as described above in "--Contracting with Specialists, Hospitals and other Health Care Providers," the Company is also authorized to negotiate for and enter into agreements with Payors for the provision of services available from such providers. The Global Capitated Contracts and certain Gatekeeper Capitated Contracts have been executed by the Company and an HMO or other Payor. The Core Medical Groups and Network Physicians are not parties to the Global Capitated Contracts. The Core Medical Groups and Network Physicians may be party to Gatekeeper Capitated Contracts pending conversion to the Company's Contracts.

     The Company's goal is to enter into shared risk arrangements with HMOs and other Payors and to enter into full capitation/full risk arrangements with such Payors. The Company believes that its capabilities in information systems and care management will allow it to operate successfully and manage patient care in a rapidly changing environment. See "Control of Patient Data and Information Systems." The Company believes that the access to the Company's information management systems and bonus payments for Physicians in Core Medical Groups and IPA Participant Physicians in IPAs will allow such physicians to exercise appropriate control over the cost of health care, providing better care at lower overall cost. See "--PSO Agreement with the Core Medical Group" and "--Independent Practice Association."

     CONTRACTS WITH PAYORS.

     The Company enters into contracts with Payors on behalf of Network Physicians. Global Capitated Contracts typically obligate the Company to provide and pay for all physician services (except for negotiated carve-outs) and, in certain contracts, hospital and ancillary services for a percentage of the premium or a fixed capitated amount. The Company then subcontracts with physicians and other health care providers to provide the required services in compliance with the Company's care protocols when applicable. The payment from a Payor to the Company is typically calculated based on the number of Members of the HMO enrolled with the Company's PCPs. Such Payor contracts generally have terms of approximately one year and, after the initial term, are renewable for one-year terms unless canceled by either party. In its Payor contracts, the Company currently attempts to assume risk for all services, except mental health and pharmacy. Eye care, home health and durable medical equipment (DME) also may be carved out of the Company's risk due to more competitive terms for these services being available to Payors based on their existing national relationships. The Payor in each contract also retains a percentage of the premium to perform marketing, enrollment and some administrative services.

     In entering into or renewing Payor contracts, the Company considers a number of specific factors which affect capitated rates, the amount of the shared risk and scope of covered services for which the Company is responsible. These factors include, but are not limited to, the demographic risk profile of the enrollee pool, the premium received by the Payor, prior financial experience, cost and availability of stop-loss protection and an understanding of the fee-for-service equivalent charges. In addition, the Company will work with certain HMOs to establish preferential and/or partnership type relationships in which incentives are provided in the contract to reward the Company for accepting and retaining a high number of the plan's Enrollees. In undertaking this process, the Company analyzes pertinent data in order to assess the providers' contractual and economic opportunity and exposure, and then conducts the negotiations on behalf of the physician networks.

PRACTICE MANAGEMENT SERVICES

     The Company recognizes the administrative burdens associated with the practice of medicine and recognizes that time spent by a physician managing a medical practice reduces the time available for providing medical care to patients. Accordingly, the Company's operations consist in large part of providing medical practice management services to its Network Physicians who join Core Medical Groups, thereby allowing the physicians to concentrate on providing quality care to patients.

     Under the Company's PSO Agreements with the Core Medical Groups, the Company provides the Core Medical Groups and their employed physicians with administrative and financial services, including information systems and billing services, and provides facilities, non-medical staff personnel, equipment and other goods. The Company operates a billing and claims processing center in White Marsh, Maryland which processes claims, generates and delivers bills to patients and payors, and collects amounts owed. The practice management services provided by the Company also include maintaining the financial and business books and records of the Core Medical Groups, providing legal support, providing marketing and advertising, and paying for costs and expenses incurred in connection with the operation and administration of the Core Medical Group's practice of medicine. The Company also leases as tenant medical office space and subleases such space to the Core Medical Groups, employs the non-physician staff personnel who assist the physicians, and provides or arranges for the provision of the furniture, fixtures and equipment used by the physicians in their practices.

CONTROL OF PATIENT DATA AND INFORMATION SYSTEMS

     The Company recognizes the need for advanced information systems and technology to allow it to operate successfully and manage patient care in a rapidly changing environment. A significant investment has been made and will continue to be made in systems that support the comprehensive automation of traditional physician office functions, such as patient flow, electronic medical records, and billing and collections.

     The Company's information systems strategy consists of using sophisticated hardware and software to (i) monitor PCP referrals to specialists, hospitals and other providers; (ii) collect information regarding PCP compliance with medical care protocols; (iii) allow physician offices to use Company-installed hardware for billing through the Company's billing and claims management staff; and (iv) eventually provide the Company and its care management staff with direct computer access to hospitals in order to facilitate quality and cost-effective care of Core Medical Group patients.

     The Company believes that its information systems will encourage exchange of information among the Company's utilization review and care management staff and physician practices, hospitals and other providers in the Company's provider network to allow the Company to react promptly to changes in patient care requirements, costs and utilization issues. The Company makes its information systems available to all Core Medical Groups and Equity Physicians currently participating in its networks and will make such systems available on a uniform basis to other providers when they meet certain threshold requirements, while also tailoring the system to meet unique needs of individual medical practices to best serve the patients.

CARE MANAGEMENT

     The Company believes the most successful approach to managing risk and the costs associated with that risk is through the care management process. Care Management seeks to promote the wellness of patients, control costs, encourage patient satisfaction and provide better integrated health care with services provided by the Core Medical Groups and other Network Physicians. The Company's care management program consists of credentialing, utilization review and referral management, disease management, case management, and quality assurance. These programs seek to improve and preserve the quality of health care services provided by the Core Medical Group's physicians and other Network Physicians and control the cost of medical care. Under certain of the Company's Global Capitated Contracts, Payors have delegated to the Company utilization review and care management. The Company employs 17 care management personnel with nursing, social work, case management and other patient care management experience to assist in coordination of quality health care for a potential population of 80,000 members. All of the Company's care management staff are registered nurses or licensed social workers and are required to possess the Certified Case Manager designation from the Commissioner of Case Manager Certification.

     All Network Physicians must complete the Company's credentialing process. In accordance with the Company's credentialing policies and procedures, physicians submit a comprehensive application to the Company's credentialing staff. The application materials are reviewed by the Company and submitted to an external credentialing verification organization, which provides primary source verification of information submitted in the application. The application is then submitted to the Company's Physician Credentialing Committee and Medical Director for approval. The Company's credentialing process helps ensure the quality of its Network Physicians and promotes the quality of care provided to patients.

     The Company also performs referral and utilization management. The Company's utilization management staff reviews for medical appropriateness all referrals by Network Physicians under the Company's Global Capitated Contracts to other providers for the use of ancillary services, and for inpatient hospital admissions. The Company utilizes health care management guidelines that are widely accepted in the health care industry to review referrals for clinical appropriateness. The Company shares the guidelines with physicians and prepares and provides other educational programs regarding utilization and referrals, including comparative data, to its Network Physicians. Network Physicians provide information regarding referrals to the Company's utilization management staff which reviews referrals for services not provided by Network Physicians. The Company's utilization management coordinator and Medical Director perform a network assessment and appropriateness review. Utilization and referral management is a critical component of the Company's operations because it promotes the effective and efficient use of medical resources, controls the cost of medical care, and contributes to the Company's ability to negotiate and obtain favorable shared risk arrangements with payors.

     The Company seeks to promote wellness and avoid hospitalizations, reduce length of in-patient stays, and otherwise reduce costs associated with high-frequency and high-cost chronic patient conditions through its disease management program. The Company's program is currently focused on three of the most expensive and debilitating ailments suffered by Medicare patients, congestive heart failure, diabetes, and chronic obstructive pulmonary disease. The disease management process involves physicians and employees from many of the Company's departments, including care management, utilization management, case management, social workers, education specialists, physician liaisons and contracting. The Company gathers data and other information regarding these conditions, such as morbidity and mortality statistics, length of stay and hospital admission rates, and other data related to the cost of care associated with such conditions. The Company also identifies patients participating in its Global Capitated Contracts that are at risk or suffering from one of these conditions. Physicians design a recommended disease-specific medical approach, and the Company's employees involved in disease management, utilizing the resources of many of the Company's departments, develop a plan to provide cost-effective, high quality care to patients suffering from ailments. Specifically, the Company establishes utilization and referral parameters, develops specialized pharmaceutical and nutritional programs, provides education to patients, monitors specific cases and provides patient support.

     The Company develops its clinical protocols in consultation with physicians and other sources. Physicians in the Company's networks remain free to diverge from the protocols when they determine that it is medically appropriate to do so. The Company's contracts with physicians and other health care providers expressly state that the Company shall not interfere with the physician's relationship with and responsibility to the patient. While the clinical protocols and procedures may assist the physician in providing cost-effective and high quality care, the physician remains free and has the duty under all of the Company's contracts to treat patients as he deems necessary, and not to discriminate against patients covered by the Company's managed care plans.

     The Company's case management program also focuses on patient satisfaction and cost savings by identifying patients whose diagnosis will require significant medical care. The Company's staff of case managers coordinate all aspects of the care of such patients, including development of a care plan in coordination with the patient's primary care physician, by evaluating whether a particular treatment is appropriate, whether there are alternate sites to provide the treatment, and the availability of community resources to meet treatment needs. Management believes effective case management will assist PCPs and other health care professionals to slow the progression of the disease, ensure patient compliance with the required treatment, reduce hospital admissions and lengths of stay, as well as improve patient satisfaction. The Company believes that integrated health care, with the PCP at its core, is both less expensive and provides better health care for the vast majority of patients.

     In order to help ensure the quality of health care services to patients and manage the costs of health care, the Company's care management department administers a quality assurance program which monitors patient satisfaction, compliance with HEDIS standards and quality of medical records. The care management department conducts reviews of random samples of cases to monitor consistency with the Company's policies and procedures regarding referral management, utilization management and case management. The Company's care management department has developed and implemented its policies and procedures in compliance with the standards as specified by certain national accreditation organizations for the health care industry.

COMPETITION

     The Company's provider network competes with other provider networks and medical groups, including those established by hospitals and other individual physicians, and IPAs in obtaining managed care contracts with health maintenance organizations and other Payors. The competitive factors that the Company encounters include the number of physicians in each group, geographical coverage of Network Physicians, the quality of care that can be provided to the Payors' enrollees, and the ability to effectively manage care. The Company believes that it can successfully compete with other entities seeking managed care contracts with Payors because of the Company's large number of Network Physicians, thereby providing Payors with an extensive network of providers to offer the Enrollees of the Payors with whom the Company contracts. The Company also has an increasing geographic coverage of Network Physicians with extensive coverage in the Baltimore metropolitan area and Core Medical Groups (either existing or with letters of intent) or IPAs in Allegany, Carroll, Anne Arundel, Harford, and Montgomery Counties. However, a large number of physicians remain who may join other provider networks and who may be competing for managed care contracts. The Company also believes it can effectively compete with other networks because it was one of the first established physician owned networks in Maryland, although other provider networks in the region have recently been developed and the Company expects others to be established.

     The Company competes with certain HMOs, other Payors, other provider networks, medical groups, and hospitals in acquiring certain assets of physician practices. Further, large established traditional indemnity insurance companies also are entering the managed care field and may compete with the Company in acquiring certain assets of physician practices and developing physician networks. Certain of the Company's competitors (i) employ physicians, (ii) own such physicians' medical practices, clinics or medical groups and (iii) exercise broad control over clinical decisions of such physicians and their medical practices. Competitive methods include the type and amount of compensation offered to physicians in exchange for their practices, the level of clinical autonomy afforded the physician, terms of employment arrangements, the level and extent of care management imposed on the physician, and the types of management services that will be provided to physicians. The Company believes it can effectively compete with other groups in acquiring certain assets of physician practices because the Company is driven by primary care physicians and primary care strategies. Although other entities may offer cash consideration for physician practices in amounts greater than the Company, the Company believes that offering an equity interest in the Company to its physicians provides an incentive of ownership which will encourage the implementation of managed care. The Company believes its physician ownership will attract greater numbers of physicians to its network, and because of the significant percentage of the Company which is owned by physicians, such physicians will be better able and more willing to implement managed care. Further, the Company believes that it provides its Network Physicians with greater clinical autonomy than may be offered by hospitals, HMOs or insurance companies.

     The Company also will compete with other management companies providing management services to physicians. While many of these companies have greater marketing and financial resources than the Company and may be better able to provide services to its health care providers, the Company will provide comprehensive business management services to its Equity Physicians and certain of its other Network Physicians, including administrative, legal and accounting services, billing and collection services, referral management, utilization review, and computer systems and training, thereby providing such physicians more time to devote to the practice of medicine. See "Risk Factors--Competition."

EMPLOYEES

     As of January 10, 1997, the Company had approximately 450 employees, of which approximately 140 are full time employees in its headquarters in Owings Mills, Maryland and approximately 310 have been assigned by the Company to work in physician offices. An additional 104 physicians and laboratory personnel are employed by the affiliated Core Medical Groups.

PROPERTIES AND ASSETS

     The Company leases approximately 25,800 square feet in Owings Mills, Maryland for its corporate headquarters. The term of the lease continues until 2001. The Company also has entered into a sublease through 1999 and a lease through 2002 for approximately 18,770 square feet in Baltimore, Maryland for its billing and claims processing operation. The Company also leases physician offices of varying sizes, generally ranging from approximately 900 square feet to more than 5,000 square feet. The Company anticipates that as it continues to grow, expanded facilities will be required. The Company does not anticipate significant difficulties in obtaining additional or new facilities.

     As of the date of this Prospectus, the Company's principal assets consist of certain assets of the medical practices of Equity Physicians, computer hardware and software, the rights granted to it pursuant to the PSO Agreements, contractual relations with providers and Payors, accounts receivable, and cash.

     The Company has filed service mark applications to register its logo and corporate names "Doctors Health System Managing Quality Health Care", "Doctors Health", and "Doctors Health, It's the Sure Sign of Caring".

LEGAL PROCEEDINGS

     The Company is a party from time to time in lawsuits incidental to its business. The Company is not currently subject to any material legal proceedings.

REGULATION

     Both the health care business generally and the activities of the Company, including those by or with managed care entities, the CMGs and their employee physicians, are subject to extensive and pervasive Federal and state regulation. The Company believes that its operations are in material compliance with applicable laws and regulations, as currently interpreted and applied. However, federal and state laws and regulations, including the federal "fraud and abuse" laws, "Stark" and state law restrictions on physician self referral, and the pervasive regulation of the activities of managed care entities, tend to be broadly written and lack extensive judicial interpretation. There can be no assurance that a review of the Company's operations and structure by regulatory authorities or courts might not result in a determination that could adversely affect the Company. Moreover, the regulatory environment in which the Company operates has changed materially over the past ten years, and future changes are likely, some of which could restrict the Company's existing structure or business relationships, limit its growth, or inhibit its financial operations or opportunities for success.

     The Company has recently commenced managed contracting on behalf of an IPA in northern Virginia and may, therefore, be subject to Virginia law. The Company has determined that Virginia law, as currently interpreted and applied, with respect to "fraud and abuse", restrictions on physician self-referral, HMO and insurance company licensing and the corporate practice of medicine are substantially similar to Maryland law. Accordingly, the Company believes that its current operations are in material compliance with Virginia law.

     MEDICARE AND MEDICAID FRAUD AND ABUSE LIMITATIONS

     Under the Social Security Act, it is a felony, punishable by imprisonment or fines or both, to make false statements of material fact in Medicare or Medicaid billing or benefit determination matters, or knowingly and willfully to offer, pay, solicit or receive, directly or indirectly, any form of remuneration in exchange for referring any patients or arranging or furnishing any item or service reimbursable by the Medicare or Medicaid programs (the "fraud and abuse" or "anti-kickback" rules). Criminal prosecutions are controlled by the Justice Department. The Department of Health and Human Services ("DMS"), through the Office of the Inspector General (the "OIG"), may bring civil actions for monetary penalties and to exclude individuals from participating in the Medicare or Medicaid programs for violations of the fraud and abuse rules. The fraud and abuse rules are broadly drafted, and have been broadly interpreted by courts. Read literally, the fraud and abuse rules may prohibit not only kick-backs but many legitimate business arrangements and joint venture activities. Many states have adopted rules similar to the fraud and abuse rules. While the Company believes that its activities do not violate the fraud and abuse rules, there can be no assurance that federal or state regulators might not challenge some of the Company's activities.

     Concerned that legitimate business arrangements were being stifled by the fraud and abuse rules, Congress directed DMS to promulgate regulations which establish strictly defined "safe harbor" exceptions to the fraud and abuse rules. Initial Safe Harbors were adopted in July 1991, and others have been proposed from time to time. Some of these Safe Harbors are applicable to the activities of the CMGs, its employee physicians, and the Company, including provisions related to space and equipment leases, personal service and management contracts, the sale of practices, bona fide employment relationships, group practices and managed care contracting activities. Basically, all lease and services agreements must be in writing, describe all services to be provided, be on commercially reasonable terms, and require payment consistent with fair market value in arms length transactions which is not determined by taking into account the volume or value of referrals of Medicare and Medicaid business. The Company believes that its lease, management and physician practice acquisition activities generally fall within the Safe Harbors. However, no independent appraisal or fairness opinion concerning the fair market value of such leases or services agreements or the reasonableness of the consideration received by the Company therefor has been secured, and there can be no assurance that federal or state regulators might not challenge some of the transactions or practices of the Company. Failure to comply with a safe harbor exception with respect to a transaction does not itself result in, or constitute a violation of, the fraud and abuse rules.

     FEDERAL AND STATE LAW REGARDING RESTRICTIONS ON PHYSICIAN SELF-REFERRAL

     Federal law, generally referred to as the "Stark II" legislation , as well as the law of Maryland and Virginia and some other states in which the Company may operate in the future, prohibit "physician self-referrals," which may be defined generally as referrals to another provider by a physician with a financial interest in the provider. If a physician has a financial interest in the provider, including a direct or indirect ownership or investment interest, or a compensation arrangement with a provider (including the physician's own
CMG), and no exception is applicable, the physician may not refer to the provider, and neither the physician nor the provider may bill for any service rendered pursuant to a prohibited self-referral. The fundamental difference between the fraud and abuse rules and Stark II is that the former require some form of intent to induce referrals to support a finding of violation, while Stark II makes intent irrelevant. Under Stark II, if a physician refers a Medicare or Medicaid patient or test to an entity in which he or she has a financial interest, and if no exception applies, a violation has occurred.

     Stark II extended a prior ban on physician self-referral on laboratory services ("Stark I") to a broad list of designated health services payable under Medicare and Medicaid, including radiology and other diagnostic services, radiation therapy services, physician and occupational therapy, durable medical equipment, enteral and parenteral supplies, equipment, orthotics, outpatient prescription drugs, home health services, and inpatient and outpatient hospital services. If a prohibited self-referral occurs, and is not within an exception,
(i) neither the patient nor the payor may be billed; (ii) payors can recover all amounts previously billed and paid in respect of non-excepted self-referrals; and (iii) the referring physician and the provider are jointly and severally liable to repay any amounts paid in respect of non-excepted self-referrals. Both State and Federal law also impose substantial monetary (up to $15,000 for each prohibited referral and up to $100,000 for participating in a "circumvention scheme") and other penalties for violations, including possible exclusion from the Medicare and Medicaid programs.

     The Maryland statute and Stark II have been recently enacted and there is considerable uncertainty concerning how they will be interpreted, including specifically how broadly the exemptions and exceptions to their application will be applied. Regulations applying to Stark I and applicable to some, but not all, of Stark II have recently been adopted. The CMGs, and the physician members of the CMGs, as well as similar entities affiliated with the Company through arrangements similar to the IPA arrangements described above, will have both an ownership interest in and a compensation arrangement with the Company, and the physicians will have similar relationships with the CMGs and with IPA entities. Physicians will refer patients among themselves within their practices and as part of the managed care networks which the Company will establish. The Company believes that it is not an entity to which referrals can be made, and that the referrals of patients by participating physicians within the managed care networks managed by the Company should fall within one or more of the exceptions permitted by Stark II and the state self referral laws. Future regulations or statutes might require the Company to restructure its relationships with the CMGs and other managed care networks, and violation of Stark II by the Company or its CMGs could result in significant fines and financial losses which could adversely affect the Company.

     ANTITRUST

     The affiliated CMGs and the Company's other Network physicians with which the Company contracts are separate legal entities and may be deemed to be competitors subject to a range of antitrust laws which prohibit anti-competitive behavior, including price fixing, division of markets, and group boycotts and refusals to deal. The Federal Trade Commission has published guidelines for the formation and activities of managed care contracting networks, and the Company intends to comply with those guidelines in developing networks. However, there is no assurance that review of the Company's business by courts or state or federal regulatory authorities, or private antitrust challenges by competitors, will not result in a determination that could adversely affect the operation of the Company and its managed care networks.

     INSURANCE

     States heavily regulate the activities of insurance companies and health maintenance organizations. The Company is not registered as an insurance company or HMO with any state, and does not believe that its activities constitute the business of insurance, but there can be no assurance that state regulators might not challenge some of the Company's present or future activities as falling within the business of insurance, or that the Company might not be required to become a licensed insurer at some time in the future. The Company cannot, without an HMO license, offer or sell to individuals or companies health insurance or the opportunity to purchase health insurance from the Company or hold itself out or advertise as an insurer or HMO.

     On August 10, 1995, the NAIC issued a report opining that risk-transferring arrangements may constitute the business of insurance to which state licensing laws apply. The NAIC opined that such licensing laws would not apply to the Company's Global Capitated Contracts or Full Risk Contracts because the Company assumes "downstream risk" from a duly licensed health insurer or HMO for health care provided to that carrier's Enrollees. The NAIC's conclusions are not binding on the states.

     In Maryland, for example, licensed HMOs are permitted to enter into capitation arrangements with entities like the Company which assume the obligation to pay providers directly as long as the HMO has obtained approval for the form of the "administrative service provider contract" with the entity. In particular, an administrative service provider is not required to be licensed as an HMO if such provider accepts the risk of providing and paying for the medical services required by Enrollees of an HMO. In connection with accepting such risk, the Company organizes networks of physicians, provides administrative, care management, utilization review, referral management and other services necessary to profitably accept managed care risk. All of the Company's Global Capitated Contracts are administrative service provider contracts with licensed HMOs. The Attorney General of the State of Maryland has issued an advisory opinion that calls into question the ability of an unlicensed entity to provide health care services under global capitated contracts in situations where a licensed HMO was not the entity contracting with the insured, and the Company has no such arrangements and no present intention to enter into any such arrangements. The Company has no present plans to become an HMO or insurance company licensed to offer health insurance in Maryland or elsewhere, and intends to continue to offer services under Global Capitated Contracts only under administrative service provider contracts.

     Some states impose requirements on entities which contract with HMOs and insurers, and such requirements might impose significant costs on the business of the Company, which might adversely affect the business or operations of the Company. The Company is required under its Global Capitated Contracts to either post a letter of credit or create a segregated fund for the benefit of health care providers which provide services to enrollees under Global Capitated Contracts to which the Company is a party. These added financial requirements have not created any financial burden to date for the Company.

     CORPORATE PRACTICE OF MEDICINE AND THE PROHIBITION AGAINST FEE SPLITTING

     Physicians must be licensed in order to practice medicine. Both Maryland law and the ethical rules of the American Medical Association and Medical Chirurgical Society of Maryland prohibit fee splitting, which is generally defined, as relevant here as a physician soliciting professional patronage through an agent or a person who profits from the act of the represented physician, or from paying or agreeing to pay any sum to any person for bringing or referring a patient. Similar language in other states, but not in Maryland, Virginia, nor any of the other states contiguous to Maryland, has been coupled with the corporate practice of medicine doctrine to question management agreements pursuant to which non-physicians in a management company obtain substantial financial benefits from a physician practice. The Company's management has no evidence that Maryland or its neighboring states would choose to follow those states which have sought to prohibit management agreements as fee splitting, and Maryland, in particular, expressly permits entities organized as LLCs to engage in the practice of medicine.

     The corporate practice of medicine doctrine is founded in state medical licensure statutes which prohibit the practice of medicine without a license. Corporations, which cannot be licensed, are therefore prohibited from practicing medicine. The corporate practice doctrine was originally designed to protect the public against commercial exploitation of medicine by middlemen intervening in the doctor-patient relationship to make a profit. It is unlawful to practice medicine in Maryland without a license. Practicing medicine with an unauthorized person or aiding such person in the practice of medicine is grounds for disciplinary action, including license revocation.

     To permit physicians to practice medicine in a corporate form, Maryland and each of the contiguous states, including the Commonwealth of Virginia, has adopted a professional corporations ("PC") statute. Under Maryland's Professional Service Corporations statute, a corporation that is eligible to be a PC may not organize under any other corporate form. This precludes use of a general corporation to render professional services. A PC may only render professional services through individuals licensed or otherwise authorized to provide them. The majority of the directors and officers of the PC must be qualified persons. Moreover, a PC may only issue stock to a licensed individual, general partnership comprised entirely of licensed members, or a PC organized to perform the same professional service, and stock may only be transferred to a qualified person. Consequently, a non-licensed individual could serve as a director, but could not own stock or vote in the PC.

     However, a Maryland limited liability company ("LLC") may render professional services, including medical services. There is no requirement that all members of an LLC organized to perform professional services be licensed. Each of the CMGs is organized as an LLC in accordance with Maryland law. The Company does not employ any physicians to provide medical services, and operates in strict accord with Maryland law.

     The Company will operate as management company on behalf of the CMGs and will enter into Managed Care contracts with Managed Care companies in which the CMGs and IPAs and other physician groups participate. The management of the Company believes that, under the presently applicable interpretations of Maryland law and ethical rules applicable to the practice of medicine in Maryland, the activities of the Company under the PSO Agreement are not in conflict with or violation of any applicable legal or ethical requirements imposed on the practice of medicine or on fee splitting. The Company charges a management fee for some services, but the physicians in the CMGs do not share fees with members of other CMGs or with the Company.

     FUTURE REGULATION

     The health care industry is subject to extensive regulation and is in a state of change. A variety of legislative proposals to substantially reform the payment for and delivery of health care services have been presented at both the Federal and state levels in the past several years. Among issues addressed by such legislation have been means to control or reduce public and private spending on health care, to reform the payment methodology for health care goods and services by both the public (Medicare and Medicaid) and private sectors, limitations on federal spending for health care benefits, and universal access to health care. Reform proposals may continue to be considered by the legislatures of both the United States and states in the future; however, it is uncertain what proposals may be made in the future or whether any such proposals will be enacted as law. Elements of reform proposals, if acted upon by Federal, State or private payors for health care goods and services, may result in reduced or limited payment for health care services or in controlled or limited access to certain health care services generally. There can be no assurance what effect such reforms may have on the business of the Company, and no assurance can be given that any such reforms would not have an adverse effect on the Company's revenues and/or earnings. There can be no assurance that future statutes or regulations, or future interpretations of existing statutes or regulations, will not make it difficult or impossible for the Company to conduct its business in the manner presently contemplated and described herein. In any such event, the management of the Company will attempt to restructure the business of the Company in order to comply with any such new statutes, regulations or interpretations. There can be no assurance, however, that the Company will be able to do so, or that such restructuring will not adversely impact the business of the Company.

     The Maryland statute and Stark II have been recently enacted and there is considerable uncertainty concerning how they will be interpreted, including specifically how broadly the exemptions and exceptions to their application will be applied. Regulations applying to Stark I and applicable to some, but not all, of Stark II have recently been adopted. The Core Medical Groups, and the Equity PCPs, as well as other entities that contract with the Company through arrangements similar to the IPA arrangements described above, will have both an ownership interest in and a compensation arrangement with the Company, and the physicians will have similar relationships with the Core Medical Groups and with IPAs. Physicians will refer patients among themselves within their practices and as part of the managed care networks which the Company will establish. The Company believes that it is not an entity to which referrals can be made, and that the referrals of patients by participating physicians within the managed care networks managed by the Company should fall within one or more of the exceptions permitted by Stark II and the state self referral laws. Future regulations, statutes or interpretations might require the Company to restructure its relationships with the Core Medical Groups and other managed care networks, and violation of Stark II by the Company or its Core Medical Groups could result in significant fines and financial losses which could adversely affect the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

NAME                                 AGE   POSITION WITH THE COMPANY
----------------------------------   ---   --------------------------------------------------------------------
Scott M. Rifkin, M.D. ............   38    Chairman, Director, Executive Vice President of Corporate
                                             Development
Stewart B. Gold...................   55    President and Chief Executive Officer and Director
John R. Dwyer, Jr.................   40    Executive Vice President, Chief Financial Officer, Treasurer and
                                             Director
Alan L. Kimmel, M.D. .............   43    Executive Vice President for Medical Policy and Practice; Medical
                                             Director and Director
Paul A. Serini....................   37    Executive Vice President of Strategic Operations and Director of
                                             Legal Affairs, Secretary and Director
Beth A. Beale.....................   42    Vice President of Managed Care Operations
James A. Gast.....................   34    Vice President of Administration
Elizabeth A. Hennessey............   46    Vice President of Information Technology
Thomas F. Mapp....................   40    Vice President and Corporate Counsel
Kyle R. Miller....................   34    Vice President of Finance
Theresa A. Spoleti................   38    Vice President of Managed Care Products and Services
Robert Ancona, M.D. ..............   49    Director
Mark H. Eig, M.D. ................   46    Assistant Medical Director and Director
John W. Ellis, CPA................   44    Director
Howard I. Goldman, M.D............   43    Assistant Medical Director and Director
Robert G. Graw, Jr., M.D..........   56    Vice President of Physician Practice Operations and Director
Richard R. Howard.................   47    Director
William D. Lamm, M.D. ............   44    Assistant Medical Director and Director
Peter J. LoPresti, D.O............   34    Director
J. David Nagel, M.D...............   56    Director
John S. Prout.....................   47    Director
D. Alexander Rocha, M.D...........   41    Director
Robert S. Zetzer..................   66    Director

     Scott M. Rifkin, M.D. is the Chairman, Executive Vice President and Director of Development and a Director of the Company. Dr. Rifkin is a co-founder of Baltimore Medical Group, LLC and currently is the President and a Management Committee member of Baltimore Medical Group, LLC. Baltimore Medical Group, LLC was founded in February 1995. Dr. Rifkin has also served as Medical Director of Fairfield Nursing Center since 1989 and as Director of Pre-Admission Consultation Service at Union Memorial Hospital since 1990. Dr. Rifkin has been engaged in the private practice of medicine since 1988. Dr. Rifkin is also an expert in long-term care issues and has advised the State of Maryland on this subject.

     Stewart B. Gold is the Chief Executive Officer, President and a Director of the Company. Prior to joining the Company in 1994, Mr. Gold was CEO and President of Veritus Services Inc., an arm of Blue Cross of Western Pennsylvania from 1992 to 1993, where he was responsible for for-profit ventures in managed care, utilization and information systems. From 1991 to 1992, Mr. Gold served as President and Chief Executive Officer of Health Care Affiliated Services, Inc.

     John R. Dwyer, Jr., is the Executive Vice President, Chief Financial Officer, and Treasurer of the Company, and has been a Director of the Company since May 1996. Prior to joining the Company in May 1996, he was a principal in the Washington based private investment bank of Graham, Hamilton & Dwyer, Inc. Before joining Graham, Hamilton & Dwyer, Inc. in October 1990, Mr. Dwyer was the President of Dimetrics, Inc., a wholly-owned subsidiary of Talley Industries in California, a position he held since August 1987. Before joining Dimetrics, Inc., Mr. Dwyer was the President of Merrick East, Inc. from April 1985 to July 1987, an entity subsequently acquired by Dimetrics. Before joining Merrick East, Inc., Mr. Dwyer practiced law with Arent, Fox, Kinter, Plotkin and Kahn in Washington, D.C. from September 1981 to March 1985.

     Alan L. Kimmel, M.D. serves as the Executive Vice President for Medical Policy and Practice, Medical Director and a Director of the Company. Dr. Kimmel is a co-founder of Baltimore Medical Group and the Company, is the Chairman of

Baltimore Medical Group and has had an active clinical practice of Internal Medicine in Baltimore since 1982. Dr. Kimmel's professional memberships include American College of Physicians, American Society of Internal Medicine, Baltimore City Medical Society and the Southern Medical Association.

     Paul A. Serini is the Company's Executive Vice President of Strategic Operations and Director of Legal Affairs, a position he has held since February 1995, and has been a Director of the Company since May 1996. From 1990 to 1995, Mr. Serini was a partner in the Baltimore and Washington offices of the law firm of Venable, Baetjer and Howard, LLP, where he headed the business transaction group's Health Care Strategic Business Unit.

     Beth A. Beale has been the Company's Vice President of Managed Care Operations since January of 1996. Prior to joining the Company in 1995, from 1991 to 1995 Ms. Beale was employed as the Vice President/Management Director of HRS Maine, Inc., a joint venture company owned by Blue Cross of Western Pennsylvania and Blue Cross/Blue Shield of Maine. HRS Maine provides health care and workers' compensation cost management services for 200,000 employees.

     James A. Gast serves as Vice President of Administration. He has been with the Company since February of 1996. Prior to joining the Company Mr. Gast served as Corporate Counsel at The Bank of Baltimore from September 1991 until the bank was acquired by First Fidelity Bancorporation. From 1988 to 1991, Mr. Gast served as Corporate Counsel at Hale Intermodal Transport Co., an international shipping company.

     Elizabeth A. Hennessey is the Company's Vice President of Information Technology, a position she has held since August 1996. Ms. Hennessey joined the Company in July 1995 as Director, Information Systems. Prior to joining the Company, Ms. Hennessey served as Director, Information Systems for University of Maryland's faculty practice, University Physicians, Inc. since 1989.

     Thomas F. Mapp serves as Vice President and Corporate Counsel of the Company. Prior to joining the Company in 1995, he was in the private practice of law. From 1986 to 1994, Mr. Mapp practiced with the law firm of Venable, Baetjer and Howard, LLP.

     Kyle R. Miller, the Company's Vice President of Finance, joined the Company in August 1996. From 1984 until he joined the Company, Mr. Miller was employed by Arthur Andersen, LLP, CPAs where he was a senior manager in the firm's health care audit and business consulting division. Mr. Miller is a member of the American Institute of Certified Public Accountants (AICPA).

     Theresa A. Spoleti is the Company's Vice President of Managed Care and Services, a position she has held since January of 1996. Prior to joining the Company in 1995, Ms. Spoleti was Director of Management Services Organization, then Director of Physician Alliances, at Greater Baltimore Medical Center, from 1992 to June of 1995. From 1987 to 1992 she was a principal in Management Consulting at Health Care Systems Associates (HSA), Inc. in Potomac Maryland.

     Robert Ancona, M.D. has served as a Director of the Company since February of 1995. Dr. Ancona has been a physician in private practice since 1979.

     Mark H. Eig, M.D. has served as Director of the Company and Assistant Medical Director since May 1996. Dr. Eig has practiced internal medicine and critical care medicine in Silver Spring, Maryland since 1980. Dr. Eig currently serves on the Board of Directors for the Jewish Social Service Home Health Agency and as the Chairman for their Utilization Review Committee and Professional Advisory Committee. Dr. Eig also serves as the Chairman for Holy Cross Hospital Pharmacy and Therapeutics Committee and Montgomery County Medical Society Emergency Medical Service Committee.

     John W. Ellis, CPA has served as a Director of the Company since February 1995. Mr. Ellis is currently the Chief Financial Officer and Treasurer of St. Joseph Medical Center, Inc., a position he has held since June 1992. Prior to joining St. Joseph Medical Center, Mr. Ellis served as Vice President, Finance of Maryland General Hospital from June 1989 to June 1992.

     Howard I. Goldman, M.D. has served as a Director of the Company and as Assistant Medical Director since July 1995. Dr. Goldman has been a physician in private practice since 1991.

     Robert G. Graw, Jr., M.D. is a Director of the Company, a position he has held since May 1996. He has been in the private practice of General Pediatrics and Pediatric Hematology and Oncology since 1975 in Davidsonville, Maryland. Since April 1996, Dr. Graw has served as the Company's Vice President of Medical Practice Operations. Dr. Graw is currently President and Managing Partner of the Pediatric Group, President of Nighttime Pediatrics, Inc. and Nighttime Pediatrics North, and the Medical Advisor for the Hospice Program, Anne Arundel General Hospital in Annapolis, Maryland.

     Richard R. Howard has served as a Director of the Company since September 1996. He has served as a director of Genesis Health Ventures, Inc. since May 1985 and as Chief Operating Officer of Genesis Health Ventures, Inc. since June 1986. He joined Genesis Health Ventures, Inc. in September 1985 as Vice President of Development. Mr. Howard's background in health care includes two years as the Chief Financial Officer of HGCC. Mr. Howard's experience also includes over ten years with Fidelity Bank, Philadelphia, Pennsylvania and one year with Equibank, Pittsburgh, Pennsylvania.

     William D. Lamm, M.D. has served as a Director of the Company since May 1996 and has been in the private practice of medicine since 1983. Dr. Lamm's professional memberships include The American Medical Association, the American Academy of Family Practice and the Medical and Chirurgical Faculty of Maryland. Dr. Lamm is President of the Medical Staff at Memorial Hospital and is on the Board of Trustees with both Memorial Hospital and Western Maryland Health System. Dr. Lamm has served as the Chairman of Cumberland Valley Medical Group, LLC and Assistant Medical Director of the Company since May 1996.

     Peter J. LoPresti, D.O. is a Director of the Company, a position he has held since February 1995. Dr. LoPresti has been a physician in private practice since 1992.

     J. David Nagel, M.D. has served as a Director of the Company and as Director of Legislative Affairs since February 1995. Dr. Nagel has been in the private practice of medicine since 1968 and is a past president of the Medical and Chirurgical Faculty of Maryland.

     John S. Prout is a Director of the Company, a position he has held since February 1995. Mr. Prout currently serves as President and Chief Executive Officer of St. Joseph Medical Center, Inc., where he has served since July 1994. From 1988 to 1993, Mr. Prout was Executive Vice President, Little Company of Mary Hospital and Health Care Centers in Evergreen Park, Illinois.

     D. Alexander Rocha, M.D. has served as a Director of the Company since May 1996 and is currently the President of North Carroll Family Physicians, where he has served since November 1989. Dr. Rocha has been Chairman of Carroll Medical Group, LLC since December 1995.

     Robert S. Zetzer has served as a Director of the Company since January 1996. Mr. Zetzer is a Licensed Property and Casualty Insurance Advisor in Maryland. He was appointed to Medical Mutual Liability Insurance Society of Maryland's Board of Directors, in July 1975, by the Governor of Maryland. Mr. Zetzer is currently a member of the Boards of Directors of Medical Mutual Liability Insurance Society of Maryland, Mid-Atlantic Medical Insurance Company, and Med-Lantic Management Services, Inc. and serves as Chairman of the Audit Committee for both companies. He also serves on Medical Mutual's Executive Committee. Mr. Zetzer formerly served as President of Stanley-Schuchhardt, Inc./Zetzer Insurance in Baltimore, from 1948 to 1993, and as President of the Grand Central Insurance Company in Maryland from 1958 to 1968. A graduate of the University of Baltimore, Mr. Zetzer is a Lieutenant Colonel (Comptroller), U.S. Air Force Reserve (Retired).

     COMMITTEES OF THE BOARD OF DIRECTORS.

     The Board of Directors has established an Audit Committee and a Compensation Committee.

     AUDIT COMMITTEE: The Audit Committee has responsibility for reviewing and supervising the financial controls of the Company. The Audit Committee makes recommendations to the Board of Directors regarding the Company's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices and meets with the Company's independent public accountants. The members of the Audit Committee are Messrs. Gold, Ellis, Dwyer, Serini, and Dr. Graw.

     COMPENSATION COMMITTEE: The Compensation Committee has the responsibility for reviewing the performance of officers of the Company and recommending to the Board of Directors of the Company annual salary, option grants, and bonus amounts for all officers of the Company. The Compensation Committee also has the responsibility for oversight and administration of the Company's long-term incentive plans and other compensatory plans. The members of the Compensation Committee are Messrs. Gold and Ellis, and Drs. Rifkin and Eig.

     DIRECTOR COMPENSATION.

     The Company does not currently pay the Directors any fees for serving on the Board of Directors, although the Company may consider a change in this policy in the future.

EXECUTIVE COMPENSATION

     COMPENSATION SUMMARY.

     The following table sets forth certain information regarding the compensation of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers during the fiscal year ended June 30, 1996 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                                 LONG-TERM
                                                                                                                COMPENSATION
                                                                                                                ------------
                                                                                                                 SECURITIES
                                                                                   ANNUAL COMPENSATION (1)       UNDERLYING
                                                                                   -----------------------      OPTION/SARS
                                                                                   SALARY($)      BONUS($)         (#)(2)
                                                                                   ---------      --------      ------------
Stewart B. Gold,
Chief Executive Officer.........................................................   $ 203,848      $109,856               0
Paul A. Serini,
Executive Vice President........................................................     165,885        37,125          50,080
Scott M. Rifkin, M.D.,
Chairman and Executive Vice President...........................................     126,923        65,068         100,000
Allan C. Sanders, CPA,
Vice President of Financial Affairs (3).........................................     114,664        21,750          22,550
Theresa A. Spoleti,
Vice President of Managed Care Products and Services............................     110,000        57,500          20,000

---------------
(1) In accordance with SEC rules, perquisites constituting less than the lesser of $50,000 or 10% of the total salary and bonuses are not reported.

(2) See "Option Grants," "Option Exercises and Year-End Values" and "Omnibus Stock Option Plan" for disclosure regarding outstanding stock options.

(3) Mr. Sanders resigned from the Company effective July 23, 1996.

     OPTION GRANTS.

     Options granted to the Named Executive Officers during the fiscal year ended June 30, 1996 are set forth in the following table. For disclosure regarding the terms of stock options, see "Stock Option Plans." No stock appreciation rights ("SARs") were granted during the fiscal year ended June 30, 1996.

                                                                                                                     POTENTIAL
                                                                                                                     REALIZABLE
                                                                                                                     VALUE
                                                                                                                      AT
                                                                                                                     ASSUMED
                                                                                                                     ANNUAL
                                                                                                                     RATES
                                                                                                                     OF
                                                              OPTIONS GRANTS IN LAST FISCAL YEAR                     STOCK
                                                                      INDIVIDUAL GRANTS                              PRICE
                                               ----------------------------------------------------------------      APPRECIATION
                                                NUMBER OF        PERCENT OF                                           FOR
                                                 SHARES         TOTAL OPTIONS                                        OPTION
                                               UNDERLYING        GRANTED TO          EXERCISE                        TERM(2)
                                                 OPTIONS          EMPLOYEES           PRICE          EXPIRATION      -----
NAME                                           GRANTED(#)        IN FY 1996        ($/SHARE)(1)         DATE         5%($)
--------------------------------------------   -----------      -------------      ------------      ----------      -----
Stewart B. Gold.............................           0                0               N/A                N/A        N/A
Paul A. Serini..............................      50,080             16.6%              .01           08/09/05        356
Scott M. Rifkin, M.D........................     100,000             33.2               .01           08/09/05        629
Allan C. Sanders, CPA.......................      22,550(3)           7.5%              .01           08/09/05        160
Theresa A. Spoleti..........................      20,000              6.6%              .01                (4)        126


NAME                                          10%($)
--------------------------------------------  ------
                                               <C
Stewart B. Gold.............................    N/A
Paul A. Serini..............................    928
Scott M. Rifkin, M.D........................  1,589
Allan C. Sanders, CPA.......................    417
Theresa A. Spoleti..........................    319

---------------
(1) The exercise price of each option was the fair market value of the underlying Common Stock on the date of the grant, as determined by the Board of Directors of the Company.

(2) Future value of current-year grants assuming the indicated percentage rates per year over the applicable option term. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

(3) 12,550 of such options were canceled as of July 23, 1996.

(4) 10,000 options expire on 08/09/05 and 10,000 options expire on 10/17/05.

     OPTION EXERCISES AND YEAR-END VALUES.

     No stock options were exercised by the Named Executive Officers during the fiscal year ended June 30, 1996. There were no SARs outstanding during the fiscal year ended June 30, 1996. The following table sets forth certain information regarding unexercised options held by each of the Named Executive Officers as of June 30, 1996:

                                                                      AGGREGATED FISCAL YEAR-END OPTION VALUES
                                                                   -----------------------------------------------
                                                                                                        VALUE OF
                                                                                                       UNEXERCISED
                                                                                                       IN-THE-MONEY
                                                                        NUMBER OF SECURITIES           OPTIONS
                                                                       UNDERLYING UNEXERCISED           AT FISCAL
                                                                   OPTIONS AT FISCAL YEAR-END(#)       YEAR-END($)(1)
                                                                   ------------------------------      -----------
NAME                                                               EXERCISABLE      UNEXERCISABLE      EXERCISABLE
----------------------------------------------------------------   -----------      -------------      -----------
Stewart B. Gold.................................................           0                 0                N/A
Paul A. Serini..................................................      50,080                 0          $ 149,739
Scott M. Rifkin.................................................           0           100,000                N/A
Allan C. Sanders, CPA...........................................      22,550(2)              0          $  67,424
Theresa A. Spoleti..............................................      20,000                 0          $  59,800


NAME                                                              UNEXERCISABLE
----------------------------------------------------------------  -------------
                                                                   <C
Stewart B. Gold.................................................          N/A
Paul A. Serini..................................................          N/A
Scott M. Rifkin.................................................    $ 299,000
Allan C. Sanders, CPA...........................................          N/A
Theresa A. Spoleti..............................................          N/A

---------------
(1) Value determined by the Board of Directors of the Company.

(2) 12,550 options were canceled as of July 23, 1996.

     STOCK OPTION PLANS.

     OMNIBUS STOCK OPTION PLAN:

     On August 9, 1995, the Company adopted the Omnibus Stock Option Plan (the "Omnibus Plan"). All employees, officers, directors and other key contributors to the Company may participate in the Omnibus Plan. The aggregate number of shares of Common Stock which may be issued under the Omnibus Plan is 6,175,000. The Omnibus Plan authorizes the grant of options to purchase Common Stock intended to qualify as incentive stock options or non-qualified options as well as stock appreciation rights and restricted or unrestricted share awards. The Omnibus Plan is administered by the Compensation Committee of the Board of Directors which, subject to the provisions of the Omnibus Plan, has full authority (i) to select the individuals to participate in the Omnibus Plan, (ii) grant awards provided under the Omnibus Plan, (iii) modify, renew or extend outstanding grants in accordance with the Omnibus Plan, (iv) interpret the Omnibus Plan, and (v) adopt, amend or rescind rules and regulations for carrying out the Omnibus Plan.

     The option exercise price for each option is determined by the Compensation Committee, but in the case of incentive stock options shall not be less than 100% of the fair market value of the shares on the grant date and in the case of non-qualified stock options shall be as determined by the Compensation Committee. Incentive stock options may be granted only to employees of the Company. The terms of each option may not exceed ten years from the grant date. As of January 10, 1997, the Company has granted options to purchase 579,380 shares of Class A Common Stock under the Omnibus Plan and authorized the issuance of additional options to purchase 5,000 shares of Class A Common Stock. The exercise price of 341,630 of such options granted is $.01 per share, 70,000 options have an exercise price of $11.00 per share, 68,500 have an exercise price of $15.00 per share, 10,000 have an exercise price of $18.75 per share, 29,250 have an exercise price of $20.00 per share, and 60,000 have an exercise price of $30.00 per share. Of such options, 185,130 were granted on August 10, 1995, 33,250 shares were granted on October 18, 1995, 12,500 were granted on December 21, 1995, 70,000 were granted in May 1996, 268,500 were granted on November 7, 1996, and 10,000 were granted on January 10, 1997. In April 1996, 2,500 options terminated due to termination of employment as of June 1, 1996, 5,000 options were terminated June 30, 1996 due to termination of employment, and 12,550 were terminated July 23, 1996 due to termination of employment. As of January 10, 1997, 559,330 options to purchase Class A Common Stock were issued and outstanding. The Company also has granted options to purchase 30,000 shares of Class B Common Stock. 5,000 of such options were issued as of August 10, 1995 at an exercise price of $.01 per share, 3,000 of such options were issued on July 1, 1996 at an exercise price of $.01 per share, 3,000 of such options were issued on September 12, 1996 at an exercise price of $15.00 per share, 2,000 of such options were issued on October 1, 1996 at an exercise price of $15.00 per share, 4,000 of such options were issued on October 3, 1996 at an exercise price of $15.00 per share, 1,000 of such options were issued on November 5, 1996 at an exercise price of $15.00 per share, 3,000 of such options were issued on November 20, 1996 at an exercise price of $15.00 per share, and 9,000 of such options were issued on January 1, 1997 at an exercise price of $15.00 per share.

     Pursuant to the Omnibus Plan, the Company may award shares of Common Stock to such participants and in such amounts and for such consideration, including no consideration or such minimum consideration as may be required by law, as it determines. Restricted shares may be issued pursuant to the Omnibus Plan, subject to forfeiture if the restrictions do not lapse.

     The Company may also grant to any participant who holds an outstanding stock option the right to surrender such option (to the extent such option is otherwise exercisable) and to receive from the Company an amount equal to the excess, if any, of the fair market value of the Class A Common Stock with respect to which such option is surrendered on the date of such surrender over the exercise price of the surrendered option.

     Unless earlier terminated, the Omnibus Plan will terminate in 2005.

     ISSUANCE OF WARRANTS:

     On December 1, 1995, the Company issued to Medical Mutual Liability Insurance Society of Maryland warrants to purchase 88,889 shares of Class A Common Stock of the Company at an exercise price of $5.625 per share and issued to each of Stephen Graham, Andrew Hamilton and John Dwyer, a director of the Company, warrants to purchase 8,000 shares each of Class A Common Stock of the Company at an exercise price of $11.25 per share.

     EMPLOYMENT AGREEMENTS:

     The Company has entered into employment agreements with Messrs. Gold, Serini and Sanders, Dr. Rifkin and Ms. Spoleti.

     Pursuant to the employment agreement with Mr. Gold, Mr. Gold receives a 1996 base salary of $200,000 per annum, a $75,000 bonus and at least 40% of the Company's bonus pool (the "Bonus Pool"). The Bonus Pool will be equal to 10% of the amount of the excess, if any, of operating revenues of the Company over its operating expenses. Mr. Gold has the authority and discretion to determine awards to be made from the remainder of the Bonus Pool to employees of the Company, including himself. Mr. Gold also received 150,000 shares of Class A Common Stock (currently 600,000 shares as a result of the August 1995 stock split), in which Mr. Gold was fully vested in May 1996. The employment agreement with Mr. Gold terminates in April of 2000, and unless notice of termination is given will be automatically extended for succeeding 12-month periods. In the event that Mr. Gold is terminated by the Company other than for "cause," he will be entitled to all or a portion of his base salary and bonus in accordance with the terms of his employment agreement.

     Pursuant to the employment agreement with Mr. Serini, Mr. Serini receives a base salary of $175,000 per annum. Mr. Serini will be entitled to participate in the Bonus Pool to the extent determined by the Chief Executive Officer, and the standards by which such bonus will be determined for each applicable year will be established upon agreement between Mr. Serini and the Chief Executive Officer.

     For 1996, the Company and Mr. Serini have agreed upon a base bonus of at least $50,000. Pursuant to the employment agreement, Mr. Serini received an option to purchase 50,080 shares of Class A Common Stock. Mr. Serini may exercise such option beginning on April 1, 1996, and will become fully vested in such shares in April of 2000, or earlier under certain circumstances. The employment agreement with Mr. Serini terminates in April of 2000, and unless notice of termination is given will be automatically extended for succeeding 12 month periods. In the event that Mr. Serini is terminated by the Company other than for "cause," he will be entitled to all or a portion of his base salary and bonus in accordance with the terms of his employment agreement.

     Pursuant to the employment agreement with Mr. Sanders, Mr. Sanders received a base salary of $112,500 per annum. Pursuant to a stock option agreement, Mr. Sanders received an option to purchase 22,550 shares of Class A Common Stock. In connection with Mr. Sanders' resignation, 12,550 of such options were canceled. The remaining 10,000 options are fully vested and exercisable. Mr. Sanders resigned from the Company effective July 23, 1996 and his employment agreement was terminated as of that date.

     Pursuant to the employment agreement with Dr. Rifkin, Dr. Rifkin receives a base salary of $100,000 per year and at least 5% of the Bonus Pool. Dr. Rifkin also received 100,000 shares of the Company's Class A Common Stock and was granted an option to purchase an additional 100,000 shares of the Company's Class A Common Stock that will be exercisable upon the earlier to occur of (i) a Change in Control of the Company, (ii) termination of his employment without cause or under circumstances constituting "constructive termination", or (iii) December 9, 1997. The employment agreement with Dr. Rifkin terminates in April 2000, and unless notice of termination is given, will be automatically extended for succeeding 12 month periods on the same terms as previously in effect. In the event that Dr. Rifkin's employment is terminated by the Company other than "for cause," he will be entitled to all or a portion of his base salary and bonus in accordance with the terms of his employment agreement.

     Pursuant to the employment agreement with Ms. Spoleti, Ms. Spoleti received a base salary of $110,000 per year through June 4, 1996 and receives a Base Salary of $140,000 per year thereafter. Ms. Spoleti is entitled to participate in the Bonus Pool to the extent determined by the Chief Executive Officer, and the standard by which such bonus will be determined for each applicable year will be established upon agreement between Ms. Spoleti and the Company. Under the agreement, Ms. Spoleti was granted an option to purchase 10,000 shares of Class A Common Stock and is eligible to participate in the Company's Omnibus Stock Option Plan and receive options upon attainment of certain performance criteria. The employment agreement with Ms. Spoleti terminates in June 1998, and unless notice of termination is given, will be automatically extended for succeeding 12 month periods on the same terms as previously in effect. In the event that Ms. Spoleti's employment is terminated by the Company without cause, she will be entitled to accrued Base Salary and benefits and an amount equal to the Base Salary that would have been payable through the end of the contract term, and options held by Ms. Spoleti will become fully vested and exercisable, all in accordance with the terms of her employment agreement.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     Mr. Gold, the Company's President and Chief Executive Officer, and Dr. Rifkin, the Company's Chairman, are the only officers or employees of the Company who serves on the Compensation Committee. During the last completed fiscal year through May 1996, the members of the Compensation Committee were Messrs. Gold and Ellis, Ms. Linda Dembiec and Dr. LoPresti. After May 1996, the Compensation Committee consisted of Messrs. Gold and Ellis, Ms. Dembiec and Drs. Rifkin and Eig. Ms. Dembiec resigned from the Board of Directors and from the Compensation Committee in November 1996. The holder of the Series B Preferred Stock has not yet designated a successor for her seat on the Board of Directors. See " -- Employment Agreements" and "Certain Transactions."

     KEY MAN LIFE INSURANCE. The Company maintains key man life insurance on Messrs. Gold, Rifkin and Kimmel in the face amounts of $6,000,000, $3,000,000 and $3,000,000, respectively.

STOCKHOLDERS AGREEMENT

     In December 1995, the "Management Stockholders" (consisting of Mr. Gold and Drs. Rifkin and Kimmel), Medical Holdings Limited Partnership ("MHLP"), St. Joseph Medical Center ("SJMC"), Medical Mutual Liability Insurance Society of Maryland ("Med Mutual"), Med-Lantic Management Services, Inc., and the Company entered into a Stockholders Agreement, (the "Stockholders Agreement"), which governs certain aspects of the Company's management plans and operations. The Stockholders Agreement was amended in September 1996 to include Genesis Health Ventures, Inc. ("Genesis") and, at various other times, certain physicians and other stockholders of the Company executed counterparts of the Stockholders Agreement.

     Pursuant to the Stockholders Agreement, each of the Stockholders has agreed to sell and transfer the stock of the Company held by them only pursuant to such agreement. The Stockholders Agreement provides that upon the occurrence of the termination of employment of any Management Stockholders (other than Drs. Kimmel and Rifkin and except with respect to any "Involuntary Transfer" discussed below), they will sell to the Company all of the stock then registered in the name of such Management Stockholder. In the case of an "Involuntary Transfer" (transfers defined in the Stockholders Agreement which include bankruptcy of a Stockholder or transfer by divorce decree), the Company has the right for a 30 day period to purchase the stock held by such Stockholder. If the employment of Mr. Gold is terminated, then the other Management Stockholders whose employment with the Company has not been terminated have the option for a 60 day period to purchase, in such proportions as they shall agree (or if they cannot so agree, in proportion to their ownership of Class A Common Stock), on terms substantially identical to those set forth in and for a price determined in accordance with the Stockholders Agreement, the stock held by Mr. Gold. If all of Mr. Gold's stock is not purchased by the other Management Stockholders, the Company shall purchase all of Mr. Gold's stock. In such case the price that the Company shall pay shall be as follows: (i) if Mr. Gold's employment is terminated for cause (either pursuant to his employment agreement or pursuant to law), or for reasons not constituting constructive termination, at a price equal to the lower of acquisition cost or $1 per share, or (ii) if Mr. Gold's employment is terminated by death, disability, the expiration of his employment agreement, without good cause, or for reasons constituting constructive termination under his employment agreement, then at an agreed upon price or at a price determined through arbitration. In the event that the Company is required to pay the price described in (ii), the Company, as a condition precedent to the closing of such purchase, shall pay to SJMC and Med Mutual all of the dividends then accrued but unpaid on the Series A Preferred Stock and Series B Preferred Stock, respectively, plus all accrued and unpaid interest thereon.

     In the event that the employment of Drs. Kimmel or Rifkin is terminated (a) by the Company for cause as defined under his employment agreement or under applicable law, or (b) by such employee stockholder for any reason not constituting "constructive termination" as defined in his employment agreement, such Stockholder shall sell to the Company all of the stock then registered in such Stockholder's name, at a price equal to the lower of his acquisition cost per share or $1 per share; provided, that such provisions do not apply to (x) the 100,000 shares held by Dr. Kimmel as of the date of the Stockholders Agreement or, (y) the 100,000 shares held by Dr. Rifkin on the date of the Stockholders Agreement, or (z) the 100,000 shares to be obtained by Dr. Rifkin pursuant to his employment agreement. Upon the death or disability of either Rifkin or Kimmel, such stockholder (or his personal representative) may offer to the other Management Stockholders the option to purchase all of the Class A Common Stock then held on terms substantially identical to those contained in the Stockholders Agreement. If the employment of Kimmel or Rifkin is terminated
(a) by the expiration of his employment agreement, or (b) by the Company without good cause, or (c) for reasons constituting "constructive termination" under their employment agreements, then such Stockholder must sell to the Company all of the Stock then held by such stockholder which is acquired after the date of the Stockholders Agreement at a price to be agreed upon between the parties, or failing such agreement, at a price determined through arbitration. In such event, the Company must pay to SJMC and Med-Lantic all of the dividends then accrued but unpaid on the Series A Preferred Stock and Series B Preferred Stock, respectively, plus all accrued and unpaid interest thereon.

     The Stockholders Agreement also provides that if the employment of Mr. Gold is terminated without good cause or by Mr. Gold for reasons constituting constructive termination, and there occurs a "Change in Control," of the Company within 24 months following such termination, the Company must pay to Mr. Gold, in addition to the purchase price, the value of his fair, allocative share of any consideration that would have been payable to such terminated stockholder as a result of such Change in Control.

     The Stockholders Agreement also provides that each of the holders of Class A Common Stock agrees (i) to vote his shares to elect Stewart Gold, Alan Kimmel and Scott Rifkin as three of the Company's Class A directors for as long as their respective employment agreements are in force and (ii) if then serving as a Class A Director, to offer to resign immediately upon termination of his employment with the Company.

     Purchasers of Securities hereunder also will be required to execute and become a party to the Stockholders Agreement or otherwise be subject to significant contractual restrictions on the resale of such Securities until an initial public offering for cash of Common Stock.

                              CERTAIN TRANSACTIONS

     Drs. Rifkin and Kimmel, who are directors, officers and stockholders of the Company, and Drs. Ancona and Nagel, who are directors of the Company, are members of the management committee, officers and employees of Baltimore Medical

Group, LLC. The Company and Baltimore Medical Group, LLC have entered into a PSO Agreement and a Management Services Agreement pursuant to which Baltimore Medical Group, LLC has accrued fees of $365,000 payable to the Company in connection with certain professional management services rendered in 1995 and the first six months of 1996. Dr. Lamm is the Chairman and an employee of Cumberland Valley Medical Group, LLC, and an employee and director of the Company. Dr. Rocha is the Chairman and an employee of Carroll Medical Group, LLC and is a Director of the Company. Dr. Eig is an employee of Doctors Health Montgomery LLC and is a Director of the Company.

     The Company has agreed that it would consult with Med Mutual and follow Med Mutual's recommendation regarding the provision of medical malpractice coverage to Equity Physicians and certain of its other Network Physicians. Such decisions include, but are not limited to, the selection of the underwriter, the form of the insurance policy and the premium payment provisions. Med Mutual has agreed to provide medical malpractice coverage to the Company for premiums consistent with its rates as approved by the Maryland Insurance Administration. In addition, Med Mutual will consider alternative insurance programs to meet the Company's special needs and will request the necessary approvals for such alternative programs from the Maryland Insurance Administration. This agreement terminates upon the earlier of a change in control of the Company or termination of the loan guarantee provided by Med Mutual. If the Company breaches this agreement, the Company may be required to pay Med Mutual $400,000 and Med Mutual could require the Company to redeem all or a portion of the Series B Preferred Stock at the price equal to the greater of the fair market value per share or the sum of the issue price per share and all accumulated and unpaid interest and dividends.

     Mr. Zetzer, a Director of the Company, is a director of Med Mutual and is a director of its subsidiary Med-Lantic Management Services, Inc., which is the sole holder of the Series B Preferred Stock.

     Pursuant to Stock Purchase Agreement dated September 4, 1996 (the "Stock Purchase Agreement"), the Company agreed that it would (i) advise Genesis Health Ventures, Inc., the Company's Series C Preferred stockholder ("Genesis"), of all substantive discussions and plans with respect to the delivery of long term care, pharmacy services, durable medical equipment and home health care services (the "Services") for the Company, (ii) provide Genesis with all information needed by Genesis to submit a proposal to provide the Services and (iii) provide Genesis with an opportunity to provide the Services on commercially reasonable terms. In addition, the Company has agreed that it will not enter into exclusive arrangements with third parties that would preclude Genesis from competing to provide Services to the Company. Genesis and the Company have agreed that commitments regarding the Services shall not prevent the Company from purchasing the Services from third parties other than Genesis.

     Mr. Dwyer, who was named Executive Vice President, Chief Financial Officer and Treasurer of the Company in May 1996, and is a Director of the Company, was previously a principal of Graham, Hamilton & Dwyer ("GHD"), which provides financial advisory services to the Company. In 1995, GHD received $100,000 for such services, and in December 1995, the three principals of GHD each received warrants to purchase 8,000 shares of Class A Common Stock. At that time, Mr. Dwyer was a principal at GHD and provided investment advice to the Company. The Company continues to have a relationship with GHD for the provision of financial advisory services, and GHD may be compensated in an amount up to $340,000 in 1996 in the event that certain financing or acquisition transactions are consummated. Pursuant to his prior affiliation with GHD, Mr. Dwyer will be entitled to receive a portion of any such compensation received by GHD.

     The Company has entered into acquisition transactions with certain of its directors who are physicians. These transactions were entered into on commercially reasonable terms, substantially similar to the terms of its acquisition transactions with other Equity Physicians, and the consideration paid in connection with such acquisitions was based on the fair market value of the medical practice assets or services acquired.

     In December 1995, the Company purchased certain assets of the medical practice of Dr. Rocha, a director of the Company, and four physician partners of Dr. Rocha. Dr. Rocha was elected to the Board of Directors in May 1996 and was elected Chairman of Carroll Medical Group, LLC in December 1995. Dr. Rocha and his four partners received a limited partnership interest in MHLP equivalent to 167,000 shares of Class B Common Stock, valued at $3.00 per share, and a promissory note with a face value of approximately $138,000 as consideration for the acquisition.

     In May 1996, the Company purchased certain assets of the medical practice of Dr. Lamm, a director of the Company. Dr. Lamm was elected to the Board of Directors in May 1996 and was elected Chairman of Cumberland Valley Medical Group, LLC in May 1996. Dr. Lamm received a limited partnership interest in MHLP equivalent to 33,000 shares of Class B Common Stock, valued at $3.00 per share, approximately $34,000 in cash and a promissory note with a face value of approximately $45,000 as consideration for the acquisition.

     In September 1996, the Company purchased certain assets of the medical practice of Dr. Eig, a director of the Company. Dr. Eig was elected to the Board of Directors in May 1996 and as Chairman of Doctor Health Montgomery in September 1996. Dr. Eig received 16,000 shares of Class B Common Stock and 1,000 options to acquire Class B Common Stock, valued at $7.00 per share, cash in the amount of $5,000 and a promissory note with a face value of approximately $38,000 as consideration for the acquisition.

     In December 1996, the Company purchased certain assets of the medical practice of Dr. Graw, a director of the Company since May 1996. In connection with the acquisition, Dr. Graw's limited liability partnership, which he owns with five other physicians, received a limited partnership interest in MHLP equivalent to 74,000 shares of Class B Common Stock, an option to acquire a limited partnership interest equivalent to 20,000 shares of Class B Common Stock, exercisable at $15.00 per share, and cash for the practice's collectable accounts receivable, which will not exceed $625,000. The Company had advanced $300,000 to Dr. Graw and the practice as an advance against the purchase of the practice's accounts receivable and received a promissory note from Dr. Graw evidencing such advance. The promissory note was canceled at the closing of the acquisition. The Company has delegated to Dr. Graw's practice, and the practice will perform, certain practice management business functions, which the Company ordinarily performs for its physicians at its headquarters. The Company reimburses Dr. Graw's practice for the expenses it incurs in performing the business management services.

     In January 1997, the Company entered into an Agreement and Plan of Merger with Medicap, Inc. ("Medicap"), Medicap Newco, Inc. ("Newco") and Noah Investments, LLC ("Noah"), pursuant to which Medicap was merged with and into Newco, a wholly-owned subsidiary of the Company. Medicap was engaged in the business of seeking business opportunities to place Medicare patients in nursing homes and similar long term care facilities in Global Capitated Contracts. Noah was the sole stockholder of Medicap, and the owners of Noah are Alan Rifkin and certain other persons. Alan Rifkin is the brother of Scott Rifkin, M.D., the Chairman and an executive officer and a stockholder of the Company. Pursuant to the Merger Agreement, Noah received 10,000 shares of the Company's Class A Common Stock and the separate existence of Medicap ceased. In connection with the merger, the Company also entered into a Consulting Agreement with Alan Rifkin pursuant to which Mr. Rifkin will advise the Company with respect to the development of business opportunities for the management of global capitation of Medicare patients in nursing homes or similar long term facilities and introduce the Company to potential sources of equity financing and joint venture partners. Pursuant to the Consulting Agreement, Mr. Rifkin received an option to purchase 10,000 shares of the Company's Class A Common Stock under the Company's Omnibus Plan. Mr. Rifkin is a Vice President of Newco.

                             PRINCIPAL STOCKHOLDERS

     The following tables set forth as of January 10, 1997, certain information with respect to the beneficial ownership of each class of voting stock by: (i) each person known by the Company to beneficially own more than 5% of each such class; (ii) each director of the Company of each such class; (iii) each of the Named Executive Officers of each such class; and (iv) all directors and executive officers of each such class as a group. The Company believes that the beneficial owners of the classes of stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, except as noted below. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Shares of stock subject to options currently exercisable or exercisable within 60 days of January 10, 1997 ("Current Options") are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

                              CLASS A COMMON STOCK

                                             NAME                                                 NUMBER       PERCENT OF CLASS
-----------------------------------------------------------------------------------------------   -------      ----------------
Stewart B. Gold................................................................................   600,000            74.1%
Scott M. Rifkin, M.D...........................................................................   100,000            12.3
Alan L. Kimmel, M.D............................................................................   100,000            12.3
Paul A. Serini.................................................................................    50,080(1)          5.8
Allan C. Sanders, CPA..........................................................................    10,000(1)          1.2
Theresa A. Spoleti.............................................................................    20,000(1)          2.4
Directors and executive officers as a group (24)...............................................   890,080(2)          100

---------------
(1) Consists of shares in respect of Current Options.

(2) Includes 90,080 shares in respect of Current Options and warrants to purchase 8,000 shares.

                              CLASS B COMMON STOCK

                                            NAME                                                 NUMBER        PERCENT OF CLASS
---------------------------------------------------------------------------------------------   ---------      ----------------
Medical Holdings Limited Partnership.........................................................   2,200,000(1)         84.8%
Directors and executive officers as a group (24).............................................      17,000(2)             (3)

---------------
(1) Drs. Rifkin, Kimmel, Nagel, LoPresti and Ancona, Directors of the Company, are officers or directors of the managing general partner of Medical Holdings Limited Partnership.

(2) Represents 16,000 shares and 1,000 shares in respect of Current Options held by Dr. Eig.

(3) Less than 1%.

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                              NAME                                                  NUMBER      PERCENT OF CLASS
------------------------------------------------------------------------------------------------   ---------    ----------------
St. Joseph Medical Center, Inc. (1).............................................................   1,000,000(2)        100%
Directors and Executive Officers as a group (24)................................................           0             0

---------------
(1) Mr. Prout and Mr. Ellis, Directors of the Company, are officers of St. Joseph Medical Center, Inc.

(2) Convertible into 1,000,000 shares of Class C Common Stock, assuming conversion of all Preferred Stock, will equal 51.9% of the maximum outstanding Class C Common Stock.

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                               NAME                                                  NUMBER     PERCENT OF CLASS
--------------------------------------------------------------------------------------------------   -------    ----------------
Med-Lantic Management Services, Inc. (1)..........................................................   355,556(2)        100%
Directors and Executive Officers as a group (24)..................................................         0             0

---------------
(1) Mr. Zetzer, a Director of the Company, is a director of Medical Mutual Liability Insurance Society of Maryland, Inc., the parent company of Med-Lantic Management Services, Inc.

(2) Convertible into 355,556 shares of Class C Common Stock, which, assuming conversion of all Preferred Stock, will equal 18.5% of the maximum outstanding Class C Common Stock.

                      SERIES C CONVERTIBLE PREFERRED STOCK

                                               NAME                                                  NUMBER     PERCENT OF CLASS
--------------------------------------------------------------------------------------------------   -------    ----------------
Genesis Health Ventures, Inc. (1).................................................................   571,428(2)        100%
Directors and Executive Officers as a group (24)..................................................         0             0

---------------
(1) Mr. Richard Howard, a Director of the Company, is President and Chief Executive Officer of Genesis Health Ventures, Inc.

(2) Convertible into 571,428 shares of Class C Common Stock, which, assuming conversion of all Preferred Stock, will equal 29.6% of the maximum outstanding Class C Common Stock. The Company and Genesis Health Ventures, Inc. executed an Option Agreement dated September 4, 1996 pursuant to which the Company may issue Genesis an additional 500,000 shares of Series C Convertible Preferred Stock.

     The following tables set forth certain information with respect to the ownership of the Company by physician stockholders in relation to other stockholders. The information presented assumes conversion of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock to Class C Common Stock.

                  STOCKHOLDERS OF DOCTORS HEALTH SYSTEM, INC.

                                                                                                              PERCENTAGE OF
                                   CLASS A STOCKHOLDERS                                        SHARES           OWNERSHIP
-------------------------------------------------------------------------------------------   ---------    --------------------
Alan Kimmel, M.D. .........................................................................     100,000             1.9
Scott Rifkin, M.D. ........................................................................     100,000             1.9
Stewart B. Gold............................................................................     600,000            11.2
Noah Investments, LLC......................................................................      10,000              .2

                                   CLASS B STOCKHOLDERS
-------------------------------------------------------------------------------------------
Medical Holdings Limited Partnership.......................................................   2,200,000            41.3
Other Primary Care Physicians..............................................................     393,000             7.4
                                   CLASS C STOCKHOLDERS
-------------------------------------------------------------------------------------------
St. Joseph Medical Center, Inc.............................................................   1,000,000            18.7
Med-Lantic Management Services, Inc........................................................     355,556             6.7
Genesis Health Ventures, Inc...............................................................     571,428            10.7
  Total....................................................................................   5,329,984             100%

                    PHYSICIAN AND NON-PHYSICIAN OWNERSHIP OF
                          DOCTORS HEALTH SYSTEM, INC.

                                                                                                              PERCENTAGE OF
                                                                                               SHARES           OWNERSHIP
                                                                                             ----------    --------------------
Physicians (Class A and Class B Stockholders).............................................    2,793,000             52.4%
Other Class A Stockholders................................................................      610,000             11.4%
Investor Stockholders (St. Joseph Medical Center, Inc., Med-Lantic Management
  Services, Inc., and Genesis Health Ventures, Inc.)......................................    1,926,984             36.2%
     Total................................................................................    5,329,984              100%

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company may offer under this Prospectus one or more of the following categories of its Securities: (i) shares of its Class B Common Stock, par value $0.01 per share; (ii) Options to purchase Class B Common Stock; and (iii) any combination of the foregoing, either individually or as units consisting of one or more of the types of Securities described in clauses (i) and (ii). The terms of any specific offering of Securities, including the terms of any units offered, will be set forth in a Prospectus Supplement relating to such offering.

     The Company is authorized to issue 20,700,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), 10,000,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock") 29,050,000 shares of Class C Common Stock, par value $0.01 per share (the "Class C Common Stock") (the Class A Common Stock, the Class B Common Stock and the Class C Common Stock are hereinafter collectively referred to as the "Common Stock"), 1,000,000 shares of Series A Convertible Preferred Stock, par value $5.00 per share (the "Series A Preferred Stock"), 355,556 shares of Series B Convertible Preferred Stock, par value $11.25 per share (the "Series B Preferred Stock"), 1,071,428 shares of Series C Convertible Preferred Stock, par value $17.50 per share (the "Series C Preferred Stock") (the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are hereinafter collectively referred to as the "Preferred Stock"), and 1,000,000 shares of other preferred stock having a par value of one cent ($0.01) per share. Shares of the Preferred Stock are convertible into shares of Class C Common Stock.

     As of January 10, 1997, 810,000 shares of Class A Common Stock are issued and outstanding and held by four holders of record, 2,593,000 shares of Class B Common Stock are issued and outstanding and held by nineteen holders of record, 1,000,000 shares of Series A Preferred Stock are issued and outstanding and held by one holder of record, 355,556 shares of

Series B Preferred Stock are issued and outstanding and held by one holder of record and 571,428 shares of Series C Preferred Stock are issued and outstanding and held by one holder of record.

     The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Company's Articles of Amendment and Restatement (the "Charter") and Bylaws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. Subject to the rights, privileges and restrictions described below, each issued and outstanding share of the Common Stock and the Preferred Stock entitles the holder thereof to one vote on all matters to be voted on by the stockholders of the Company. There are no preemptive rights or sinking fund provisions with respect to any of the Company's capital stock.

     All shares of the Company's capital stock are subject to significant restrictions on transfer and will carry a legend to reflect such restrictions.

     Except as permitted by the Stockholders Agreement of the Company and the Charter, the Securities cannot be transferred. The Stockholders Agreement contemplates that the Company may redeem shares of its stock upon an "Involuntary Transfer" resulting generally from the insolvency of a stockholder or upon divorce of an individual stockholder. Voluntary transfers are permitted only after a stockholder offers its stock, upon the same terms and conditions contained in the offer it wishes to accept, to all other stockholders on the terms set out in the Stockholders Agreement. See "Management--Stockholders Agreement." Individual Stockholders may in certain circumstances make estate planning transfers for the benefit of themselves or family members on certain conditions.

COMMON STOCK

     Except as provided in the Charter, holders of Common Stock are entitled to one vote per share with respect to all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in assets available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of any preferred stock then outstanding.

CLASS A COMMON STOCK

     The holders of the Class A Common Stock are entitled to elect five of the 18 directors of the Company (each a "Class A Director"). The affirmative vote of a majority of the stock of Class A Common Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote; provided, that the affirmative vote of a plurality of all votes cast shall be sufficient to elect a Class A Director. The holders of Class A Common Stock, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of Class A Common Stock then outstanding may remove any Class A Director by the affirmative vote of 80% of all of the votes entitled to be cast for such Class A Director.

CLASS B COMMON STOCK

     The holders of the Class B Common Stock are entitled to elect eight of the 18 directors of the Company (each a "Class B Director"). The affirmative vote of a majority of the stock of Class B Common Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote; provided, that the affirmative vote of a plurality of all votes cast shall be sufficient to elect a Class B Director. The holders of Class B Common Stock, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of Class B Common Stock then outstanding may remove any Class B Director by the affirmative vote of at least a majority of all of the votes entitled to be cast for such Class B Director. Upon issuance in accordance with the terms of this Prospectus, the shares of Class B Common Stock being offered hereby will be fully paid and non-assessable.

CLASS C COMMON STOCK

     Upon the conversion of all of the Series A Preferred Stock then outstanding into shares of Class C Common Stock, the holders of such Class C Common Stock into which such Series A Preferred Stock has been converted, voting as a single sub-class (the "Series A Subclass"), shall be entitled to elect two of the 18 directors of the Company (each a "Converted Series A Class C Director"). Upon the conversion of all of the Series B Preferred Stock then outstanding into shares of Class C Common Stock, the holders of such Class C Common Stock into which such Series B Preferred Stock has been converted, voting as a single sub-class ("the Series B Subclass"), shall be entitled to elect two of the 18 directors of the Company (each a

"Converted Series B Class C Director"). Upon the conversion of all of the Series C Preferred Stock then outstanding into shares of Class C Common Stock, the holders of such Class C Common Stock into which such Series C Preferred Stock has been converted, voting as a single sub-class ("the Series C Subclass"), shall, prior to the Company's 1998 annual meeting of stockholders, be entitled to elect one of the 18 directors of the Company. After the Company's 1998 annual meeting of stockholders, the Company shall have 19 directors, and the Series C Subclass shall be entitled to elect two directors of the Company (each a "Converted Series C Class C Director"). Except with respect to the election of Directors, the affirmative vote of a majority of the stock of Class C Common Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote; provided, that the affirmative vote of a plurality of all votes cast by such Series A Subclass, Series B Subclass, or Series C Subclass, as the case may be, shall be sufficient to elect a Converted Series A Class C, Converted Series B Class C Director, or Converted Series C Class C Director, respectively. The Series A Subclass, the Series B Subclass, or the Series C Subclass, as the case may be, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of such subclass outstanding may remove the Converted Series A Class C, Converted Series B Class C, or Converted Series C Class C Director, respectively, by the affirmative vote of 80% of all of the votes entitled to be cast for such director.

     The Charter of the Company includes a provision pursuant to which, upon completion of a "Qualified" or "Non-Qualified" Public Offering, each share of the Company's Class A Common Stock, Class B Common Stock, and Class C Common Stock shall be converted, without any action on the part of the stockholder or the Company, into an identical share of the Company's Class A Common Stock, and all special rights granted to the holders of Class A, Class B, and Class C Common Stock and to all holders of Series A, Series B and Series C Preferred Stock shall cease and terminate.

SERIES A, SERIES B AND SERIES C PREFERRED STOCK

     VOTING RIGHTS. Except with respect to the election and removal of directors, every holder of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock shall be entitled to cast that number of votes equal to the full number of shares of Class C Common Stock into which such holder's Preferred Stock is then convertible.

     SERIES A DIRECTORS. The holders of Series A Preferred Stock voting as a single class, are entitled to elect two directors (each, a "Series A Director"). The affirmative vote of a majority of the shares of Series A Preferred Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote; provided, that the affirmative vote of a plurality of all votes cast shall be sufficient to elect Series A Directors. The holders of Series A Preferred Stock, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of Series A Preferred Stock then outstanding, may remove any Series A Director by the affirmative vote of at least 80% of all of the votes entitled to be cast for such Series A Director.

     SERIES B DIRECTORS. The holders of Series B Preferred Stock, voting as a single class, are entitled to elect two directors (each, a "Series B Director"). The affirmative vote of a majority of the shares of Series B Preferred Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote; provided, that the affirmative vote of a plurality of all votes cast shall be sufficient to elect Series B Directors. The holders of Series B Preferred Stock, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of Series B Preferred Stock then outstanding, may remove any Series B Director by the affirmative vote of at least 80% of all of the votes entitled to be cast for such Series B Director.

     SERIES C DIRECTORS. The holders of Series C Preferred Stock, voting as a single class, are entitled to elect one director until the Company's 1998 annual meeting of stockholders and thereafter, shall be entitled to elect two directors (each, a "Series C Director"). The affirmative vote of a majority of the shares of Series C Preferred Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote; provided, that the affirmative vote of a plurality of all votes cast shall be sufficient to elect Series C Directors. The holders of Series C Preferred Stock, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of Series C Preferred Stock then outstanding, may remove any Series C Director by the affirmative vote of at least 80% of all of the votes entitled to be cast for such Series C Director.


     SPECIAL DIRECTOR APPROVAL REQUIREMENT. Pursuant to the Charter, the Company is generally prohibited from taking certain actions without the separate affirmative vote of each of the Series A Directors, Series B Directors, and Series C Directors including (i) the incurrence of certain indebtedness, (ii) amendments of the Charter or By-Laws that adversely affect the holders of Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, as the case may be, or Class C Common Stock (including the issuance of senior stock),
(iii) with respect to the Series A and Series B Directors, amendments to any of the employment agreements between the Company and a Management Stockholder, or
(iv) with
respect to the Series C Directors, pay any dividend on the Series A or Series B Preferred Stock prior to September 1, 1998 unless paid in connection with a redemption.

     SPECIAL PREFERRED STOCKHOLDER APPROVAL REQUIREMENT. Pursuant to the Charter, the Company is generally prohibited from taking certain actions (each a "Preferred Stockholder Major Decision") without the separate affirmative vote of a majority of the shares of Series A Preferred Stock and Series B Preferred Stock, represented at a meeting, including (i) the adoption of any business plan of the Company, (ii) the issuance of shares or rights to acquire shares to employees of the Company which, when aggregated with all other such issuances, exceeds 10% of the fully diluted shares of capital stock of the Company (provided; that shares of Class A Common Stock and rights to acquire such shares issued to the Management Stockholders and other executive employees in amounts not to exceed 25% of the fully diluted shares of capital stock of the Company as of December 1, 1995 shall not be counted toward such 10% limitation), (iii) the issuance of shares of capital stock to any person or entity which has legitimate business interests that are materially adverse to the holders of Series A Preferred Stock or the Series B Preferred Stock, as the case may be, (iv) any sale or other disposition of all or any substantial portion of its assets, or
(v) certain mergers or consolidations of the Company, (vi) any underwritten public offering other than an offering which is based upon a total market capitalization of the Company, at the time of such offering, of at least $25 million and from which the Company receives net proceeds of not less than $15 million. Additionally, the separate vote of the holders of Series A Preferred Stock is required for any optional redemption of the Series B Preferred Stock, unless the Company has previously redeemed the Series A Preferred Stock. The Charter provides that notwithstanding the failure to obtain the approval of such Preferred Stockholder Major Decisions, the Company may nonetheless take such actions; provided that the Company provide advance written notice of the action and subject to the right of the holders of each Series of Preferred Stock to require the Company to redeem all of each such Series in accordance with the terms of the Charter.


     REDEMPTION. The Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock must be redeemed by the Company (unless such right is waived in writing by the holder of Preferred Stock), or may be redeemed at the request of the holders of Preferred Stock, in a number of different circumstances, including: (i) Upon the request of holders of the Series A and Series B Preferred Stock between March 1, 2000 and June 1, 2000, the Company must redeem all such stock held by holders requesting redemption; (ii) sale of all or substantially all of the assets of the Company; (iii) the filing by the Company of a voluntary or involuntary petition in bankruptcy, unless dismissed within certain prescribed time periods; (iv) the default by the Company of any obligation under certain material indebtedness which results in the acceleration of the maturity of such indebtedness or in any action to possess any property or assets of the Company in respect of such indebtedness; (v) the entry of a material judgment against the Company, which is not dismissed, stayed, or fully bonded within 60 days; (vi) the failure by the Company to pay any amount due to the holders of the Preferred Stock when due; (vii) any failure by the Company to perform its other material obligations in respect of the Preferred Stock which is not cured within prescribed time periods; (viii) with respect to the Series C Preferred Stock, upon an initial public offering of the Company's equity securities; and (ix) certain other events, including changes of control of various types. No redemption of the Series B Preferred Stock may occur until all of the Series A Preferred Stock is redeemed and the full redemption price has been paid. No redemption of the Series C Preferred Stock may occur until all of the Series A Preferred Stock and the Series B Preferred Stock is redeemed and the full redemption price has been paid.


     CONVERSION. All, but not less than all, of the shares of the Series A and Series B Preferred Stock are convertible, one share for one share (subject to increase if the Company issues shares at a dilutive price), into shares of Class C Common Stock at the option of holders of the Series A and Series B Preferred Stock at any time prior to 5:00 p.m. (EST) on February 24, 2000. However, holders of the Series A Preferred Stock who have not made full payment in cash to the Company for the shares of Series A Preferred Stock may not convert their shares. All, but not less than all, of the shares of Series C Preferred Stock are convertible, one share for one share (subject to increase if the Company issues shares at a dilutive price), into shares of Class C Common Stock at the option of holders of the Series C Preferred Stock at any time. Shares of Preferred Stock will automatically be converted (unless redeemed), one share for one share (subject to dilution adjustments), into shares of Class C Common Stock upon the occurrence of a combination, consolidation or merger transaction involving the Company in which the Company is not the survivor, the sale, exchange or other disposition of all, or substantially all, of the Company's assets, and upon the consummation of any public offering of securities of the Company.

     The special voting and approval rights of the holders of the Preferred Stock and their rights to require the redemption of the Preferred Stock or to convert such Preferred Stock into Class C Common Stock may prevent the Company from consummating one or more transactions, including equity and debt financings that could be beneficial to the Company's stockholders.

     DIVIDENDS. Prior to April 1, 2000, cash dividends at the rate of $0.325 per share per annum accrue on the Series A Preferred Stock. Such dividends are cumulative and will accrue, whether or not earned or declared or payment is legally available, from and after the 24th day of February, 1995 and bear interest on accrued but unpaid amounts at the rate of 6.5% per annum, compounded quarterly. Such accrued dividends and interest are payable only upon the liquidation of the Company or the redemption or conversion of the Series A Preferred Stock and if not paid prior to April 1, 2000, the amount of such accrued but unpaid dividends and interest payments will become an unsecured obligation of the Company. On or after April 1, 2000, holders of the Series A Preferred Stock are entitled to receive, when and as declared by the directors of the Company and when legally available, cash dividends at the per annum rate of 100 basis points over the Wall Street Journal Prime Rate as of the last business day prior to April 1, 2000 based on the original issue price of the Series A Preferred Stock. So long as any shares of Series A Preferred Stock are issued and outstanding, no dividends may be declared and no other distribution may be made, with certain exceptions, with respect to any other class or series of stock or equity interest of the Company without the consent of each director elected by the holders of the Series A Preferred Stock.

     Prior to April 1, 2000, cash dividends at the rate of $1.097 per share per annum accrue on the Series B Preferred Stock. Such dividends are cumulative and will accrue, whether or not earned or declared or payment is legally available, from and after the first day of December, 1995 and bear interest on accrued but unpaid amounts at the rate of 9.75% per annum, compounded quarterly. Such dividends and interest are payable only after all dividends and interest accrued on or with respect to the Series A Preferred Stock have been paid and only upon the liquidation of the Company or the redemption or conversion of the Series B Preferred Stock and if not paid prior to April 1, 2000, the amount of such accrued but unpaid dividends and interest payments will become an unsecured obligation of the Company. On and after April 1, 2000, holders of the Series B Preferred Stock are entitled to receive, when and as declared by the directors of the Company and when legally available, cash dividends at the per annum rate of 100 basis points over the Wall Street Journal Prime Rate as of the last business day prior to April 1, 2000 based upon the original issue price of the Series B Preferred Stock.

     Cash dividends at the rate of $1.40 per share per annum accrue on the issued and outstanding Series C Preferred Stock and cash dividends at the rate of $1.60 per share per annum shall accrue on shares to be issued pursuant to the Option Agreement with Genesis. Such dividends are cumulative and will accrue, whether or not earned or declared or payment is legally available, from and after September 4, 1996 and bear interest on accrued but unpaid amounts at the rate of 8.00% per annum. Such dividends and interest are payable only after all dividends and interest accrued on or with respect to the Series A and Series B Preferred Stock have been paid and only upon the liquidation of the Company or the redemption or conversion of the Series C Preferred Stock and if not paid, the amount of such accrued but unpaid dividends and interest payments will become an unsecured obligation of the Company, bearing interest at the per annum rate of 100 basis points over the Wall Street Journal Prime Rate as of the last business day prior to such liquidation, redemption or conversion. All accrued dividends and unpaid interest on the Series C Preferred Stock shall be canceled and no longer be payable in the event the Company consummates a Qualified Public Offering on or before August 30, 1998 at a price per share of not less than the weighted average price paid or to be paid by the holders of Series C Preferred Stock for all shares of Series C Preferred Stock then outstanding or subject to the Option, plus all accrued but unpaid dividends and interest thereon. So long as any shares of Series C Preferred Stock remain outstanding, no dividends shall be declared or paid upon, nor shall any dividend or other distribution be made with respect to, any shares or any other class or series of stock or equity interest of the Company other than the Series A Preferred Stock or Series B Preferred Stock without the consent of the Series C Preferred Director or Directors.

     The Company may not issue any shares of capital stock which are senior in dividend and/or liquidation rights to the Preferred Stock, and the Preferred Stockholders have certain anti-dilution rights with respect to most issuances of capital stock by the Company which are junior to the Preferred Stock and which are issued for a share price less than the original per share price of the Preferred Stock.

     LIQUIDATION RIGHTS. Upon liquidation of the Company, holders of the Series A Preferred Stock, if any, are entitled to receive a liquidating distribution equal to the greater of (i) the sum of the fair market value per share of the Series A Preferred Stock plus all accrued but unpaid dividends thereon, or (ii) the sum of the original purchase price per share of the Series A Preferred Stock plus all accrued but unpaid dividends thereon. After payment of such preferential amount to the holders of the Series A Preferred Stock, holders of the Series B Preferred Stock, if any, are entitled to receive a liquidating distribution equal to the greater of (i) the sum of the fair market value per share of the Series B Preferred Stock plus all accrued but unpaid dividends thereon, or (ii) the sum of the original purchase price per share of the Preferred Stock plus all accrued but unpaid dividends thereon. After payment of such preferential amount to the holders of the Series A and Series B Preferred Stock, holders of the Series C Preferred Stock, if any, are entitled to receive a liquidating distribution in the amount of $17.50 per share of Series C Preferred Stock issued pursuant to the Stock Purchase Agreement which is then outstanding and $20.00 per share of Series C Preferred Stock issued pursuant to the Option Agreement which is then outstanding, plus all accrued but unpaid dividends and interest thereon. After payment of the preferential liquidation amounts to the holders of Series A, Series B and Series C Preferred Stock, each share of Common Stock is entitled to share ratably with all other shares of Common Stock in the remaining net assets of the Company upon liquidation.

PERMITTED REDEMPTIONS

     The Charter provides that the Company may effect the following redemptions without the consent or approval of any of the Series A Preferred Directors, the Series B Preferred Directors, the Series C Preferred Directors, the holders of Series A Preferred Stock, the holders of Series B Preferred Stock and the holders of Series C Preferred Stock:

           (i) upon the payment in full of all accumulated and unpaid accrued dividends and interest on all outstanding shares of Preferred Stock, redemptions of shares of Class A Common Stock owned by any "Management Stockholders" (Mr. Gold and Drs. Kimmel and Rifkin) only and to the extent required by such Management Stockholder's employment agreement, except that such redemptions may be made without payment of accrued dividends and interest on outstanding shares of Series C Preferred Stock if the Company completes a Qualified Public Offering of its securities prior to August 30, 1998;

           (ii) redemptions of shares of Class A Common Stock owned by any employee (other than a Management Stockholder) when and as approved by the Board or required by law or by the terms of any agreement with such employee;

           (iii) redemptions of Class B Common Stock issued by the Company to MHLP, until such time as there are more than 66 physicians holding limited partnership interests in MHLP;

           (iv) redemptions under any other circumstances expressly contemplated by the Stockholders Agreement, including any amendments thereto (see "Stockholders Agreement");

           (v) certain redemptions of Series A Preferred Stock;

           (vi) certain redemptions of Series B Preferred Stock in accordance with the Charter; provided, that no such redemption shall be permitted or effected unless and until the Company has elected to redeem all of the issued and outstanding Series A Preferred Stock and the price applicable to such redemption shall have been paid in full or adequate provision made therefor; or

          (vii) certain redemptions of Series C Preferred Stock in accordance with the Charter; provided, that no such redemption shall be permitted or effected unless and until the Company has elected to redeem all of the issued and outstanding Series A and Series B Preferred Stock and the price applicable to such redemption shall have been paid in full or adequate provision made therefor.

DESCRIPTION OF OPTIONS

     GENERAL.

     The Company may issue Options for the purchase of Class B Common Stock. Options may be issued independently or together with Class B Common Stock covered by the Registration Statement and offered by this Prospectus and any accompanying Prospectus Supplement and may be attached to or separate from such Class B Common Stock. With respect to each offering of Options, a separate agreement (each, an "Option Agreement") will be entered into between the Company and the holder of such Options. Except with respect to the number of Options to be issued and the exercise price in any particular offering, the terms of the Options as set forth in this Prospectus will not vary from offering to offering.

     The applicable Prospectus Supplement will describe certain details as to each offering of such Options, including the following where applicable: (i) the offering price; (ii) the number of Options being offered; and (iii) certain federal income tax consequences.

     The Options will be issued pursuant to an Option Agreement, between the Company and the holder of such Option. None of the Options have been issued prior to the date of this Prospectus. The following discussion of the material terms and provisions of the Options is qualified in its entirety by reference to the detailed provisions of the Option Agreement, the form of which has been filed as an exhibit to the Registration Statement on Form S-1 of which this Prospectus forms a part.

     Each Option will entitle the holder to purchase, at any time until the tenth anniversary of the date of the Option Agreement, one share of Class B Common Stock at an exercise price set forth in the Option Agreement. The Options may be exercised in whole or in part. Unless exercised, the Options will automatically expire on the tenth anniversary of the date of this Prospectus.

     For a holder to exercise the Options, there must be a current registration statement in effect with the Commission and qualification with or approval from various state securities agencies with respect to the shares of Class B Common Stock underlying the Options, or an opinion of counsel for the Company that there is an effective exemption from registration. As long as the Options remain outstanding and exercisable, the Company will use its reasonable efforts to maintain the effectiveness of such registration statement. There can be no assurance, however, that the effectiveness of such registration statement can be maintained. If a registration statement covering such shares of Class B Common Stock is not kept current for any reason, or if the shares underlying the Options are not registered in the state in which a holder resides, the Options will not be exercisable unless there is an exemption from applicable registration requirements. See "Risk Factors--Federal and State Registration Requirements; Possible Inability to Exercise Options."

     EXERCISE OF OPTIONS.

     Each Option will entitle the holder thereof to purchase such number of shares of Class B Common Stock, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Options. After the close of business on the expiration date, unexercised Options will become void.

     Options may be exercised by delivering to the Company payment, as provided in the applicable Option Agreement, of the amount required to purchase the Class B Common Stock purchasable upon such exercise together with certain information set forth on the reverse side of the Option Certificate. Upon receipt of such payment and the necessary notice properly completed and duly executed, the Company will, as soon as practicable, issue and deliver the Class B Common Stock purchasable upon such exercise. If fewer than all of the Options represented by such Option are exercised, a new option agreement will be executed for the remaining amount of Options.

     AMENDMENTS AND SUPPLEMENTS TO OPTION AGREEMENTS.

     Each Option Agreement may be amended or supplemented without the consent of the holders of the Options issued thereunder to effect changes that are not inconsistent with the provisions of the Options and that do not adversely affect the interests of the holders of the Options.

     OPTION ADJUSTMENTS.

     The exercise price of, and the number of shares of Class B Common Stock covered by, an Option are subject to adjustment in certain events, including:
(i) in the event that any change is made to the Class B Common Stock (whether by reason of a recapitalization or stock dividend, stock split or other change in capital structure); or (ii) in the event of a merger or other business combination; or (iii) the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Company.

     NO RIGHTS AS STOCKHOLDERS.

     Holders of Options will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors of the Company of any other matter, or to exercise any rights whatsoever as stockholders of the Company.

                              PLAN OF DISTRIBUTION

     Securities may be issued from time to time in connection with the affiliation of medical practices with the Company. Except in connection with the exercise of the Options, the Company will not receive cash proceeds from the issuance of the Securities. Securities may be issued by the Company as consideration in one or a combination of the following types of transactions:
(i) as consideration for acquisitions of certain assets of medical practices;
(ii) as consideration pursuant to IPA participation agreements; or (iii) as compensation pursuant to employment arrangements between the physician and a Core Medical Group or between the Company and certain employees. A Prospectus Supplement will set forth certain details as to the offering of the Securities offered thereby. Such details will comprise, to the extent applicable (1) in the case of Options, the Class B Common Stock for which each such Option is exercisable, and the exercise price; and (2) in the case of any offering of Securities, to the extent applicable, the offering price, and certain Federal income tax consequences. With respect to offerings of Securities in connection with the acquisition of certain assets of medical practices, a Prospectus Supplement will be provided which will contain information about the specific transaction and the particular medical practice involved in the transaction. The terms of the securities as set forth in this Prospectus will not change. It is not expected that underwriting discounts or commissions will be paid by the Company.

     The value of the Class B Common Stock will be determined by the Company's management and Board of Directors based upon the Company's results of operations and current financial condition, recent sales of the Company's securities and arms' length negotiations with potential purchasers, estimates of the business potential and prospects of the Company, the economics of the health care industry in general, the general condition of the equity securities market in general and other relevant factors.

     The Securities issued hereunder will be new issues of securities with no established trading market. The Company does not currently intend to apply for the listing of any Securities on any national securities exchange. No assurance can be given as to the liquidity of the trading market for any such Securities. The Securities offered hereby will be subject to certain contractual restrictions on resale, including the Stockholders Agreement. See "Description of Capital Stock", "Risk Factor--Voting Limitations; Restrictions on Resale of Securities" and "--Absence of Public Market" and "--Penny Stock Rules."

     ACQUISITION OF CERTAIN ASSETS OF MEDICAL PRACTICES.

     It is anticipated that the acquisitions of the medical practices will involve the receipt by the Company of substantially all of the business of such medical practices (primarily enumerated tangible assets of such practices and related contractual rights). The terms of an acquisition of a medical practice are determined by negotiations between the Company's representatives and physicians. Factors taken into account in such transactions with respect to the amount of Securities to be issued in such transactions include the established size, quality and reputation of the practice and the Company's estimate of the value of the Securities. It is anticipated that shares of Class B Common Stock issued in any such acquisitions will, in most cases, be valued at a price reasonably related to the current value of the Class B Common Stock, either at the time that the terms of the affiliation agreement are tentatively agreed upon, or at or about the time of closing, or during the period or periods prior to delivery of the Securities.

     CONTRACTUAL ARRANGEMENTS--IPA ARRANGEMENTS.

     It is anticipated that the entry by the Company into IPA arrangements will involve the agreement by a medical practice to authorize the Company to negotiate service contracts on its behalf. See "BUSINESS--Development of Integrated Health Care Delivery System--Independent Physicians Associations." The terms of an IPA arrangement are determined by negotiations between the Company's representatives and physicians. Factors taken into account in such transactions with respect to the amount of Securities to be issued in such transactions include the commercial terms of the particular IPA arrangement, the established size, quality and reputation of the practice and the Company's estimate of the value of the Class B Common Stock. It is anticipated that shares of Class B Common Stock issued in any such IPA arrangements will, in most cases, be valued at a price reasonably related to the current value of the Class B Common Stock, either at the time that the terms of the IPA arrangement are tentatively agreed upon, or at or about the time of closing, or during the period or periods prior to delivery of the Securities.

     CONTRACTUAL ARRANGEMENTS--EMPLOYMENT ARRANGEMENTS

     It is anticipated that the entry by the Core Medical Groups into employment arrangements with physicians will involve the agreement by the physician to furnish services to a Core Medical Group including the provision of medical services pursuant to the Company's Managed Care Contracts. See "BUSINESS--Development of Integrated Health Care Delivery System--Employment of Physicians by the Core Medical Group." Pursuant to the Company's management of the Core Medical Groups under the PSO Agreements, the terms of an employment arrangement are determined by negotiations between the Company's representatives and physicians. Factors taken into account in such transactions with respect to the amount of Securities to be issued in such transactions include the commercial terms of the particular employment arrangement, the established size, quality and reputation of the practice of the employee and the Company's estimate of the value of the Class B Common Stock. It is anticipated that shares of Class B Common Stock issued in any such employment arrangements will, in most cases, be valued at a price reasonably related to the current value of the Class B Common Stock, either at the time that the terms of the employment arrangements are tentatively agreed upon, or at or about the time of closing, or during the period or periods prior to delivery of the shares.

     It is anticipated that the entry by the Company into employment arrangements with employees will involve the agreement by the employee to furnish services to the Company including with respect to the recruitment of physicians to enter into contractual relationships with the Company. Factors taken into account with respect to such transactions include the commercial terms of the particular employment arrangements and the Company's estimate of the value of the Class B Common Stock. It is anticipated that shares of Class B Common Stock issued in any such employment arrangement will be valued at a price reasonably related to the current value of the Class B Common Stock, either at the time that the terms of the employment arrangements are tentatively agreed upon or at the time of closing or during the period or periods prior to delivery of the shares.

                           SHARES ELIGIBLE FOR RESALE

     Although there is no public market for the Securities and it is not anticipated that a public market will develop in the near future, sales of substantial shares of the Company's capital stock could adversely affect the price at which the Securities could be resold and could impair the Company's future ability to raise capital through an offering of its equity securities.

     All of the Class B Common Stock issued pursuant to this Prospectus or issued upon exercise of Options granted pursuant to this Prospectus will be subject to significant restrictions on transfer pursuant to the Stockholders Agreement to which each person acquiring shares will be a party. Additionally, the Options will be non-transferable except in the case of death. Without such contractual restrictions, however, such Securities would be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by an existing "affiliate" of the Company as that term is defined under the Securities Act (an "Affiliate"), which Securities would be subject to the resale limitations of Rule 144 adopted under the Securities Act.

     As of January 10, 1997, there were 810,000 shares of Class A Common Stock and 2,593,000 shares of Class B Common Stock issued and outstanding. In addition, up to 672,219 shares of Class A Common Stock, 30,000 shares of Class B Common Stock and 1,926,984 shares of Class C Common Stock are issuable upon the exercise or conversion of options, warrants or Preferred Stock. Securities previously acquired were issued by the Company in private transactions not involving a public offering and are "restricted securities" for purposes of Rule 144 adopted under the Securities Act. In addition to the contractual limitations set forth in the Stockholders Agreement, such securities may not be resold in a public distribution, except in compliance with the registration requirements of the Securities Act, pursuant to a valid exemption therefrom or pursuant to Rule 144.

     In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the Registration Statement, a person (or persons whose shares are aggregated) who has beneficially owned Securities which are restricted securities for at least two years (including the holding period of any prior owner except an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of Securities then outstanding; or
(ii) the average weekly trading volume of the Securities during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate at any time during the 90 days immediately preceding a sale, and who has beneficially owned the Securities proposed to be sold for at least three years (including the holding period of any prior owner except an Affiliate), is entitled to sell such Securities without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Persons deemed to be Affiliates desiring to sell shares to the public generally must always sell pursuant to the conditions of Rule 144, even after the applicable holding periods have been satisfied.

     The Commission has recently proposed amendments to Rule 144 that would permit resales of restricted securities after a one-year, rather than a two-year holding period, subject to compliance with the other provisions of Rule 144, and would permit resale of restricted securities by non-Affiliates under Rule 144(k) after a two-year, rather than a three-year holding period. If adopted, such amendments could result in resales of restricted securities sooner than would be the case under Rule 144 as currently in effect.

     Ninety days after the effective date of the Registration Statement, 800,000 shares of the outstanding Class A Common Stock will be available for resale in compliance with all of the conditions of Rule 144. The remaining 10,000 shares of Class A Common Stock outstanding may be resold in compliance with all of the conditions of Rule 144 in January 1999. In February 1997, 2,200,000 shares of the outstanding Class B Common Stock will be available for resale in compliance with all of the conditions of Rule 144. The remaining 393,000 shares of Class B Common Stock outstanding may be resold at various times from January 1998 through January 1999 in compliance with all of the conditions of Rule 144. The 1,000,000 outstanding shares of Series A Preferred Stock (or the shares of Class C Common Stock acquired upon conversion of those shares) will be available for resale in compliance with all of the conditions of Rule 144 in February 1997. The 355,556 outstanding shares of Series B Preferred Stock (or the shares of Class C Common Stock acquired upon conversion of those shares) will be available for resale pursuant to all of the conditions of Rule 144 in December 1997. 428,571 shares of Series C Preferred Stock (or the shares of Class C Common Stock acquired upon conversion of those shares) will be available for resale, in compliance with all of the conditions of Rule 144, in September 1998 and 142,857 shares of Series C Preferred Stock (or the shares of Class C Common Stock acquired upon conversion of those shares) will be available for resale, in compliance with all of the conditions of Rule 144, in January 1999.

     The 112,889 shares of Class A Common Stock issuable upon exercise of outstanding warrants will also be deemed restricted securities. Depending on the method of exercise, such shares may be available for resale in December 1997 or two years from the date of exercise, subject to all of the conditions of Rule 144.

     Subject to certain limitations, Rule 701 promulgated under the Securities Act modifies the conditions of Rule 144 with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Exchange Act pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. The Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions of the Stockholders Agreement, may be resold 90 days after the effective date of the Registration Statement by persons other than Affiliates subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its two-year minimum holding period requirements.


     As of January 10, 1997, options to purchase 559,330 shares of Class A Common Stock have been issued and are outstanding, of which options to purchase approximately 112,080 shares are vested and exercisable. Of the remaining outstanding options, options to acquire 208,000, 10,750, 223,500, and 5,000 shares of Class A Common Stock are exercisable in 1997, 2000, 2001 and 2003, respectively. Shares of common stock issued upon exercise of Class A options may be resold 90 days after the effective date of the Registration Statement by persons other than Affiliates subject only to the manner of sale provisions of Rule 144 and by Affiliates without compliance with its two-year minimum holding period requirements. 5,000 16,000, and 9,000 shares of Class B Common Stock to be issued upon the exercise of Class B options, may be resold, depending on the method of exercise, in 1997, 1998 and 1999, respectively, pursuant to the provisions of Rule 144.


                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Venable, Baetjer and Howard, LLP, Baltimore, Maryland.

                                    EXPERTS

     The Company's financial statements as of June 30, 1996 and 1995 and for the year and period then ended, respectively included in this Prospectus have been so included in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            FINANCIAL STATEMENTS AND

                             REPORT OF INDEPENDENT

                          CERTIFIED PUBLIC ACCOUNTANTS

                          DOCTORS HEALTH SYSTEM, INC.

                             JUNE 30, 1995 AND 1996

                                      AND

                               SEPTEMBER 30, 1995
                              AND 1996 (UNAUDITED)

                         INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS                                                                                                     PAGE
                                                                                                                         -----
DOCTORS HEALTH SYSTEM, INC.
Report of Independent Certified Public Accountants....................................................................     F-2
Consolidated Financial Statements
  Balance Sheets......................................................................................................     F-3
  Statements of Operations............................................................................................     F-4
  Statements of Stockholders' Equity..................................................................................     F-5
  Statements of Cash Flows............................................................................................     F-6
Notes to Consolidated Financial Statements............................................................................     F-7
Schedule II--Valuation and Qualifying Accounts........................................................................    F-25

UNAUDITED PRO FORMA BALANCE SHEET
Description...........................................................................................................    F-26
Consolidated Pro Forma Balance Sheet--September 30, 1996
  Balance Sheet.......................................................................................................    F-27
  Balance Sheet--Supplemental Schedules
     Acquisitions Completed Subsequent to September 30, 1996..........................................................    F-28
     Probable Acquisitions............................................................................................    F-29
     Notes to Balance Sheet...........................................................................................    F-30

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

BOARD OF DIRECTORS AND STOCKHOLDERS
DOCTORS HEALTH SYSTEM, INC.

     We have audited the accompanying restated consolidated balance sheets of Doctors Health System, Inc. (a Maryland corporation), as of June 30, 1996 and 1995, and the related restated consolidated statements of operations, stockholders' equity, and cash flows for the year ended June 30, 1996 and for the period February 24, 1995 (date of inception) to June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the restated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Doctors Health System, Inc. as of June 30, 1996 and 1995, and the consolidated results of its operations and its cash flows for the year ended June 30, 1996 and for the period February 24, 1995 (date of inception) to June 30, 1995, in conformity with generally accepted accounting principles.

     We have also audited Schedule II--Valuation and Qualifying Accounts for the year ended June 30, 1996 and the period February 24, 1995 (date of inception) to June 30, 1995. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

GRANT THORNTON LLP

Baltimore, Maryland
October 3, 1996, except
for Note 20 the date
of which is January 13, 1997

                          DOCTORS HEALTH SYSTEM, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                               JUNE 30,      JUNE 30,     SEPTEMBER 30,
                                                                                 1995          1996           1996
                                                                              -----------   -----------   -------------
                                                                              (RESTATED)    (RESTATED)     (UNAUDITED)
                                                                                NOTE 1        NOTE 1         NOTE 21
ASSETS
CURRENT ASSETS
  Cash and cash equivalents (notes 1, 4 and 9)..............................  $   131,885   $ 1,419,295   $  6,620,516
  Accounts receivable (net of allowance for doubtful accounts of $43,425 and
    $324,521 at June 30, 1995 and 1996, respectively) (notes 1, 2, 6 and
    7)......................................................................      339,802     1,303,941      1,702,499
  Accounts receivable-affiliates (note 1)...................................      215,437     1,208,685      1,154,740
  Other receivables.........................................................       29,998        64,251         82,613
  Prepaid expenses..........................................................      154,490       117,096        180,559
  Due from affiliates (note 19).............................................       13,701       891,985      1,272,914
                                                                              -----------   -----------   -------------
    Total current assets....................................................      885,313     5,005,253     11,013,841
PROPERTY AND EQUIPMENT, net (notes 1, 2, 6 and 7)...........................      248,172     2,485,547      2,650,245
OTHER ASSETS
  Intangibles (net of accumulated amortization of $216 and $65,170 at June
    30, 1995 and 1996 respectively) (notes 1 and 2).........................       23,104     2,448,030      2,886,235
  Deferred charges (net of accumulated amortization of $9,733, and $147,475,
    at June 30, 1995 and 1996, respectively) (note 1).......................      136,267       636,772        793,965
  Note receivable (note 5)..................................................           --       300,000        300,000
  Accrued interest receivable...............................................       67,752       253,976        303,664
  Deposits..................................................................      149,563        24,560         51,228
                                                                              -----------   -----------   -------------
                                                                                  376,686     3,663,338      4,335,092
                                                                              -----------   -----------   -------------
    TOTAL ASSETS............................................................  $ 1,510,171   $11,154,138   $ 17,999,178
                                                                              -----------   -----------   -------------
                                                                              -----------   -----------   -------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Bridge Loan (note 18).....................................................           --            --        983,017
  Notes payable (note 7)....................................................  $    54,366   $   303,915        135,800
  Current maturities of capital lease obligations (notes 7 and 8)...........        6,702       101,985        105,521
  Accounts payable..........................................................       76,420       330,647        394,363
  Accrued medical services..................................................           --       550,520        990,050
  Other accrued expenses....................................................      352,967     2,069,579      1,772,387
  Due to affiliates (note 19)...............................................      321,544       766,475      1,286,747
                                                                              -----------   -----------   -------------
    Total current liabilities...............................................      811,999     4,123,121      5,667,885
LONG-TERM OBLIGATIONS
  Note payable (note 7).....................................................           --     3,400,000      3,600,000
  Notes payable and purchase obligations--related parties (notes 7 and
    14).....................................................................      584,406     2,077,364      2,233,222
  Capital lease obligations, less current maturities (notes 7 and 8)........        2,933       320,673        292,428
                                                                              -----------   -----------   -------------
                                                                                  587,339     5,798,037      6,125,650
COMMITMENTS AND CONTINGENCIES (note 9)
REDEEMABLE CONVERTIBLE PREFERRED STOCK (notes 7, 9, 10, and 14)
  6.5% cumulative, Series A, $5 par value, authorized and issued 1,000,000
    shares (liquidation value $3,500,000 at June 30, 1996)..................    4,948,300     5,273,305      5,354,555
  Less subscription receivable..............................................   (3,000,000)   (1,500,000)    (1,500,000)
                                                                              -----------   -----------   -------------
                                                                                1,948,300     3,773,305      3,854,555
  9.75% cumulative, Series B, $11.25 par value, authorized and issued
    355,556 shares (liquidation value $4,000,000 at June 30)................           --     4,137,526      4,235,037
  8% cumulative, Series C, $17.50 par value, authorized 1,071,428 shares;
    issued and outstanding 428,751 shares (liquidation value $7,500,000)....           --            --      7,533,463
                                                                              -----------   -----------   -------------
                                                                                1,948,300     7,910,831     15,623,055
REDEEMABLE CLASS A COMMON STOCK (note 20)
  $.01 par value, authorized, issued and outstanding, 800,000 shares at June
    30, 1995 and 1996, respectively.........................................        8,000     2,400,000      5,600,000
STOCKHOLDERS' EQUITY (DEFICIT) (notes 11, 12 and 13)
  Preferred Stock, $.01 par value; authorized 1,000,000 shares, no shares
    issued..................................................................           --            --             --
  Common Stock
    Class A, $.01 par value, authorized 20,700,000 shares, issued and outstanding 800,000 shares at June 30, 1995 and 1996,
      respectively--pro forma...............................................           --            --             --
    Class B, $.01 par value; authorized 10,000,000; issued and outstanding
      2,200,000 shares and 2,398,000 shares, respectively, at June 30, 1995
      and 1996..............................................................       22,000        23,980         24,400
    Class C, $.01 par value; authorized 29,050,000; no shares issued........           --            --             --
    Additional paid in capital..............................................        1,518     2,323,600      2,617,180
    Retained earnings (accumulated deficit).................................   (1,868,985)  (11,425,431)   (17,658,992)
                                                                              -----------   -----------   -------------
      Total stockholders' equity (deficit)..................................   (1,845,467)   (9,077,851)   (15,017,412)
                                                                              -----------   -----------   -------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)..................  $ 1,510,171   $11,154,138   $ 17,999,178
                                                                              -----------   -----------   -------------
                                                                              -----------   -----------   -------------

                                                                                PRO FORMA
                                                                              SEPTEMBER 30,
                                                                                  1996
                                                                              -------------
                                                                               (UNAUDITED)
                                                                                 NOTE 21
                                                                                 NOTE 20
ASSETS
CURRENT ASSETS
  Cash and cash equivalents (notes 1, 4 and 9)..............................  $  6,620,516
  Accounts receivable (net of allowance for doubtful accounts of $43,425 and
    $324,521 at June 30, 1995 and 1996, respectively) (notes 1, 2, 6 and
    7)......................................................................     1,702,499
  Accounts receivable-affiliates (note 1)...................................     1,154,740
  Other receivables.........................................................        82,613
  Prepaid expenses..........................................................       180,559
  Due from affiliates (note 19).............................................     1,272,914
                                                                              -------------
    Total current assets....................................................    11,013,841
PROPERTY AND EQUIPMENT, net (notes 1, 2, 6 and 7)...........................     2,650,245
OTHER ASSETS
  Intangibles (net of accumulated amortization of $216 and $65,170 at June
    30, 1995 and 1996 respectively) (notes 1 and 2).........................     2,886,235
  Deferred charges (net of accumulated amortization of $9,733, and $147,475,
    at June 30, 1995 and 1996, respectively) (note 1).......................       793,965
  Note receivable (note 5)..................................................       300,000
  Accrued interest receivable...............................................       303,664
  Deposits..................................................................        51,228
                                                                              -------------
                                                                                 4,335,092
                                                                              -------------
    TOTAL ASSETS............................................................  $ 17,999,178
                                                                              -------------
                                                                              -------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Bridge Loan (note 18).....................................................       983,017
  Notes payable (note 7)....................................................       135,800
  Current maturities of capital lease obligations (notes 7 and 8)...........       105,521
  Accounts payable..........................................................       394,363
  Accrued medical services..................................................       990,050
  Other accrued expenses....................................................     1,772,387
  Due to affiliates (note 19)...............................................     1,286,747
                                                                              -------------
    Total current liabilities...............................................     5,667,885
LONG-TERM OBLIGATIONS
  Note payable (note 7).....................................................     3,600,000
  Notes payable and purchase obligations--related parties (notes 7 and
    14).....................................................................     2,233,222
  Capital lease obligations, less current maturities (notes 7 and 8)........       292,428
                                                                              -------------
                                                                                 6,125,650
COMMITMENTS AND CONTINGENCIES (note 9)
REDEEMABLE CONVERTIBLE PREFERRED STOCK (notes 7, 9, 10, and 14)
  6.5% cumulative, Series A, $5 par value, authorized and issued 1,000,000
    shares (liquidation value $3,500,000 at June 30, 1996)..................     5,354,555
  Less subscription receivable..............................................    (1,500,000 )
                                                                              -------------
                                                                                 3,854,555
  9.75% cumulative, Series B, $11.25 par value, authorized and issued
    355,556 shares (liquidation value $4,000,000 at June 30)................     4,235,037
  8% cumulative, Series C, $17.50 par value, authorized 1,071,428 shares;
    issued and outstanding 428,751 shares (liquidation value $7,500,000)....     7,533,463
                                                                              -------------
                                                                                15,623,055
REDEEMABLE CLASS A COMMON STOCK (note 20)
  $.01 par value, authorized, issued and outstanding, 800,000 shares at June
    30, 1995 and 1996, respectively.........................................            --
STOCKHOLDERS' EQUITY (DEFICIT) (notes 11, 12 and 13)
  Preferred Stock, $.01 par value; authorized 1,000,000 shares, no shares
    issued..................................................................            --
  Common Stock
    Class A, $.01 par value, authorized 20,700,000 shares, issued and outstanding 800,000 shares at June 30, 1995 and 1996,
      respectively--pro forma...............................................         8,000
    Class B, $.01 par value; authorized 10,000,000; issued and outstanding
      2,200,000 shares and 2,398,000 shares, respectively, at June 30, 1995
      and 1996..............................................................        24,400
    Class C, $.01 par value; authorized 29,050,000; no shares issued........            --
    Additional paid in capital..............................................     2,617,378
    Retained earnings (accumulated deficit).................................   (12,067,190 )
                                                                              -------------
      Total stockholders' equity (deficit)..................................    (9,417,412 )
                                                                              -------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)..................  $ 17,999,178
                                                                              -------------
                                                                              -------------


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                          DOCTORS HEALTH SYSTEM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 FOR THE PERIOD
                                                                FROM FEBRUARY 24,                   THREE MONTHS     THREE MONTHS
                                                                1995 (INCEPTION)     YEAR ENDED         ENDED            ENDED
                                                                   TO JUNE 30,        JUNE 30,      SEPTEMBER 30,    SEPTEMBER 30,
                                                                -----------------    -----------    -------------    -------------
                                                                      1995              1996            1995             1996
                                                                -----------------    -----------    -------------    -------------

                                                                       (RESTATED) NOTE 1                 (UNAUDITED) NOTE 21
REVENUES
  Net revenue (notes 1 and 3)................................      $   850,665       $ 5,428,561     $   557,067      $ 2,194,511
  Capitation revenue (note 1)................................               --           689,068              --        1,267,613
                                                                -----------------    -----------    -------------    -------------
                                                                       850,665         6,117,629         557,067        3,462,124
                                                                -----------------    -----------    -------------    -------------
EXPENSES
  Medical services expense...................................               --           969,677              --        1,195,501
  Care center costs..........................................          776,865         5,287,348         486,251        2,103,519
  General and administrative.................................        1,877,735         6,082,902         536,115        2,670,080
  Depreciation and amortization..............................           27,508           435,573          50,545          224,384
                                                                -----------------    -----------    -------------    -------------
                                                                     2,682,108        12,775,500       1,072,911        6,193,484
                                                                -----------------    -----------    -------------    -------------
     Loss from operations....................................       (1,831,443)       (6,657,871)       (515,844)      (2,731,360)

OTHER INCOME (EXPENSE)
  Interest and other income..................................           99,673           272,666          71,805           69,038
  Interest expense...........................................          (23,915)         (226,908)        (35,111)        (148,215)
                                                                -----------------    -----------    -------------    -------------
                                                                        75,758            45,758          36,694          (79,177)
                                                                -----------------    -----------    -------------    -------------
     Loss before income taxes................................       (1,755,685)       (6,612,113)       (479,150)      (2,810,537)
  Income taxes (note 16).....................................               --                --              --               --
                                                                -----------------    -----------    -------------    -------------
       NET LOSS..............................................      $(1,755,685)      $(6,612,113)    $  (479,150)     $(2,810,537)
                                                                -----------------    -----------    -------------    -------------
                                                                -----------------    -----------    -------------    -------------
  Loss applicable to common stock
     Net loss................................................      $(1,755,685)      $(6,612,113)    $  (479,150)     $(2,810,537)
     Preferred stock dividends accredited....................          113,300           552,531          81,250          223,024
                                                                -----------------    -----------    -------------    -------------
                                                                -----------------    -----------    -------------    -------------
     Loss applicable to common stock.........................      $(1,868,985)      $(7,164,644)    $  (560,400)     $(3,033,561)
                                                                -----------------    -----------    -------------    -------------
                                                                -----------------    -----------    -------------    -------------
Net loss per share (note 16).................................            $(.62)           $(2.34)          $(.19)          $(. 95)
                                                                        ------       -----------          ------           ------
                                                                        ------       -----------          ------           ------
Weighted average number of shares outstanding (note 16)......        3,000,000         3,063,205       3,000,000        3,206,217
                                                                -----------------    -----------    -------------    -------------
                                                                -----------------    -----------    -------------    -------------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                          DOCTORS HEALTH SYSTEM, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                               (RESTATED) NOTE 1

                                     COMMON STOCK--        COMMON STOCK--                      RETAINED
                                       CLASS A(2)             CLASS B          ADDITIONAL     EARNINGS/
                                    -----------------   --------------------     PAID-IN     (ACCUMULATED
                                     SHARES    AMOUNT     SHARES     AMOUNT      CAPITAL       DEFICIT)        TOTAL
                                    --------   ------   ----------   -------   -----------   ------------   ------------
BALANCE AT FEBRUARY 24, 1995(1)...        --   $  --            --   $    --   $       198   $         --   $        198
  Net loss for the period.........        --      --            --        --            --     (1,755,685)    (1,755,685)
  Issuance of Class B Common
     Stock (1)....................        --      --     2,200,000    22,000            --             --         22,000
  Series A Preferred Stock
     dividend accretion...........        --      --            --        --            --       (113,300)      (113,300)
  Capital related to MHLP
     transactions.................        --      --            --        --         1,320             --          1,320
                                    --------   ------   ----------   -------   -----------   ------------   ------------
BALANCE AT JUNE 30, 1995..........        --      --     2,200,000    22,000         1,518     (1,868,985)    (1,845,467)
  Net loss for the year...........        --      --            --        --            --     (6,612,113)    (6,612,113)
  Issuance of common stock
     purchase warrants for
     services (note 13)...........        --      --            --        --       370,000             --        370,000
  Issuance of Class B Common
     Stock........................        --      --       198,000     1,980       592,020             --        594,000
  Series A Preferred Stock
     dividend accretion...........        --      --            --        --            --       (325,005)      (325,005)
  Series B Preferred Stock
     dividend accretion...........        --      --            --        --            --       (227,526)      (227,526)
  Capital related to MHLP
     transactions.................        --      --            --        --     1,360,260             --      1,360,260
  Increase in value of Redeemable
     Class A Common Stock--Note
     20...........................        --      --            --        --          (198)    (2,391,802)    (2,392,000)
                                    --------   ------   ----------   -------   -----------   ------------   ------------
BALANCE AT JUNE 30, 1996..........        --      --     2,398,000    23,980     2,323,600    (11,425,431)    (9,077,851)
  Net loss for the three month
     period.......................        --      --            --        --            --     (2,810,537)    (2,810,537)
  Series A Preferred Stock
     dividend accretion...........        --      --            --        --            --        (81,250)       (81,250)
  Series B Preferred Stock
     dividend accretion...........        --      --            --        --            --        (97,511)       (97,511)
  Series C Preferred Stock
     dividend accretion...........        --      --            --        --            --        (44,263)       (44,263)
  Issuance of Class B Common
     Stock........................        --      --        42,000       420       293,580             --        294,000
  Increase in value of Redeemable
     Class A Common Stock--Note
     20...........................        --      --            --        --            --     (3,200,000)    (3,200,000)
                                    --------   ------   ----------   -------   -----------   ------------   ------------
BALANCE AT SEPTEMBER 30, 1996
  (UNAUDITED).....................        --   $  --     2,440,000   $24,400   $ 2,617,180   $(17,658,992)  $(15,017,412)
                                    --------   ------   ----------   -------   -----------   ------------   ------------
                                    --------   ------   ----------   -------   -----------   ------------   ------------

---------------
(1) All DHS share amounts have been restated to give effect to a two-for-one stock split.

(2) Classified as Redeemable Class A Common Stock--See Note 20.

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                          DOCTORS HEALTH SYSTEM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  FOR THE PERIOD
                                                                 FROM FEBRUARY 24                   THREE MONTHS     THREE MONTHS
                                                                   (INCEPTION)       YEAR ENDED         ENDED            ENDED
                                                                   TO JUNE 30,        JUNE 30,      SEPTEMBER 30,    SEPTEMBER 30,
                                                                 ----------------    -----------    -------------    -------------
                                                                       1995             1996            1995             1996
                                                                 ----------------    -----------    -------------    -------------

                                                                        (RESTATED) NOTE 1                (UNAUDITED) NOTE 21

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss....................................................     $ (1,755,685)     $(6,612,113)     $(479,150)      $(2,810,537)
  Adjustments to reconcile net loss to net cash (used in)
     provided by operating activities
     Depreciation and amortization............................           27,508          435,573         50,545           224,234
     Provision for uncollectible accounts receivables.........           43,425          281,096         17,315            60,211
     Changes in assets and liabilities, net of effects of
       medical practice receivables acquired
       Accounts receivable....................................           40,559         (526,897)        59,709         ( 391,447)
       Accounts receivable--affiliates........................          (31,931)        (327,386)        38,354            99,607
       Prepaid expenses and other receivables.................         (219,436)        (178,583)        15,846          (131,513)
       Due from/to affiliates.................................          307,843         (433,353)      (577,748)          139,343
       Accounts payable.......................................           76,420          231,649        494,968            63,716
       Accrued and other liabilities..........................          364,473        2,340,798        884,430           185,212
       Organizational costs and deferred charges..............         (146,000)        (268,248)            --          (226,122)
                                                                 ----------------    -----------    -------------    -------------
          Net cash (used in) provided by operating
            activities........................................       (1,292,824)      (5,057,464)       504,269        (2,787,296)

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment..........................         (238,926)      (2,129,464)      (340,664)         (371,222)
  Payments for acquisition costs..............................          (22,000)         (42,773)        (2,840)          (92,986)
  Deposits....................................................         (149,563)         127,395         18,385           (26,668)
                                                                 ----------------    -----------    -------------    -------------
          Net cash used in investing activities...............         (410,489)      (2,044,842)      (325,119)         (490,876)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from issuance of redeemable convertible
     preferred stock..........................................        1,835,000        5,410,000        500,000         7,489,200
  Net proceeds from issuance of common stock..................              198               --             --                --
  Borrowings under notes payable..............................               --        3,400,000             --         1,183,017
  Principal payments on capital lease obligations.............               --          (79,157)        (3,847)          (24,709)
  Payment on notes payable....................................               --          (41,127)        (7,793)         (168,115)
  Issuance of note receivable.................................               --         (300,000)            --                --
                                                                 ----------------    -----------    -------------    -------------
          Net cash provided by financing activities...........        1,835,198        8,389,716        488,360         8,479,393

          Net increase in cash and cash equivalents...........          131,885        1,287,410        667,510         5,201,221
Cash and cash equivalents at beginning of period..............               --          131,885        131,885         1,419,295
                                                                 ----------------    -----------    -------------    -------------
Cash and cash equivalents at end of period....................     $    131,885      $ 1,419,295      $ 799,395       $ 6,620,516
                                                                 ----------------    -----------    -------------    -------------
                                                                 ----------------    -----------    -------------    -------------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 1995 AND 1996

NOTE 1--BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS

     Doctors Health System, Inc., a Maryland corporation, and its subsidiaries (collectively "the Company") is a health care management company are engaged in operating care centers, managing physician groups and developing a regional integrated health care delivery system through contracts with primary care physicians ("PCPs"), specialist physicians, hospitals and other providers. The Company was incorporated in June, 1994 and commenced operations on February 24, 1995. The Company, directly and through wholly-owned subsidiaries, acquires certain assets of and operates physician practices under long-term physician service agreements ("PSO Agreements") with affiliated core medical groups ("CMG's") that practice exclusively through such physician practices.

     The Company provides administrative and technical support for professional services rendered by the CMG's under service agreements. Under the PSO agreements, the Company is reimbursed for all care center expenses, as defined in the agreement, and participates at varying levels in the excess of net physician revenue over care center expenses.

     The Company conducts its operations through the following wholly owned and majority owned subsidiaries and affiliated medical groups under long-term PSO
Agreements:

        SUBSIDIARIES

Doctors Health System Primary Care IPA, Inc.                                           100.0% owned
  (inactive during 1996 and 1995)...................................................
Doctors Health System--Medalie Equipment                                               100.0% owned
  Corporation (incorporated in 1996)................................................
Mishner Newco, Inc. (incorporated in January 1996)..................................   100.0% owned
Williams Newco, Inc. (incorporated in May 1996).....................................   100.0% owned
WomanCare IPA, LLC                                                                     87.5% owned
  (formed in May 1995; inactive during 1995)........................................
PCPA Newco, Inc. (incorporated in February 1996)....................................   100.0% owned

        AFFILIATES

        Baltimore Medical Group, LLC (Baltimore Medical, formed in February
        1995)
        Carroll Medical Group, LLC (Carroll Medical, formed in November 1995) Cumberland Valley Medical Group, LLC (Cumberland Valley Medical, formed in May 1996)

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

     RESTATEMENT OF FINANCIAL STATEMENTS

     The Company previously prepared its consolidated financial statements including the asset, liability and results of operations of certain affiliates with which the Company entered into long-term management contracts. Notwithstanding the financial, administrative and other relationships that exist between the Company and the affiliates, management has determined that its business is effectively a health care management company. Accordingly these financial statements have been restated to give effect to this change and the assets, liabilities and results of operations of affiliates are no longer consolidated. The Company has reclassified the Redeemable Class A Common Stock in the accompanying financial statements--See Note 20.

     BASIS OF PRESENTATION/PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements have been prepared on the accrual basis of accounting and include the accounts of the Company and its subsidiaries. The Company has adopted a June 30th year end. All significant intercompany accounts and transactions have been eliminated in the consolidation.

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

     NET REVENUE RECOGNITION

     The Company's net revenues represent contractual management and similar fees earned under its long-term PSO Agreements with Core Medical Groups. Under the PSO Agreements, the Company is contractually responsible and at risk for the operating costs of the Core Medical Groups, with the exception of amounts retained by physicians. The Company's net revenues include the reimbursement of all medical practice operating costs and the contractual management fees due as defined and stipulated in the PSO Agreements. Contractual fees are recognized when collection is probable. (See Note 3)

     CAPITATION REVENUE AND MEDICAL SERVICES EXPENSE RECOGNITION

     The Company has three global capitated contracts and ten gatekeeper capitation contracts with eleven HMOs. Under the contracts, the Company receives monthly capitation fees based on the number of enrollees electing any one of the Company's affiliated primary care physicians. The capitation revenue under these contracts is prepaid monthly based on the number of enrollees and is recognized as capitation revenue during the month services are provided to the enrollees. During the year ended June 30, 1996, approximately $382,000 and $307,000, were recorded as global capitation and gatekeeper capitation revenue, respectively, in the Company's financial statements. During the period ended June 30, 1995, the Company had no global or gatekeeper capitation contracts.

     The Company's commercial capitation contract also includes a provision whereby the Company can earn additional incentive revenue or incur medical services expenses based upon the enrollees' utilization of hospital services. Estimated amounts receivable or payable from the HMO are recorded based upon actual hospital utilization and associated costs incurred by assigned HMO enrollees, compared to the portion of the Commercial capitation fees allocated for hospitalization. Differences between actual contract settlements and estimated receivables or payables relating to the arrangement are recorded in the year of settlement. Included in accrued medical services as of June 30, 1996 is approximately $68,000 of estimated amounts due to the HMO under this arrangement. Also, as of June 30, 1996, the Company has included in accrued medical services a provision of approximately $77,000 which represents an estimate of the loss to be incurred over the remaining term of the commercial capitation contract. Under the Company's two Medicare full risk capitation contracts, the Company has assumed responsibility for managing and paying for substantially all of the medical care for the respective payors' enrollees.

     The Company is responsible for some or all of the medical services provided by its affiliated physicians and other providers to which it refers patients who are covered under global capitated contracts. The cost of medical services is recognized in the period in which it is provided and includes an estimate of the cost of services which have been incurred but not yet reported. The estimate for accrued medical services is based on projections of costs using historical studies of claims paid. Estimates are continually monitored and reviewed and, as settlements are made or estimates are adjusted, differences are reflected in current operations. As of June 30, 1996, approximately $400,000 was recorded as accrued medical services for incurred but not reported services.

     The Company purchases insurance from independent insurance companies which limits the amount of risk it ultimately bears by providing reimbursement payments once medical services provided to an individual enrollee exceed an agreed-upon amount. Under the Commercial capitation contract, the Company is insured for 90% of all medical services expense over $5,000 per enrollee per year. Under the Medicare full risk capitation contracts, the Company is insured for 90% of all physician and hospital medical services expense over $5,000 and $75,000, respectively, per enrollee per year. Estimates of insurance recoveries as of June 30, 1996 under this arrangement were approximately $23,000.

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

     ACCOUNTS RECEIVABLE

     Accounts receivable principally represent receivables from third party payors and patients for patient medical services provided by affiliated CMG's. The accounts receivable have been assigned to the Company under the terms of the PSO agreements. Such amounts are recorded net of contractual allowances and estimated bad debts.

     ACCOUNTS RECEIVABLE--AFFILIATES

     Accounts receivable--affiliates include amounts due from the CMG for Medicare and Medicaid services provided in respect of which the Company has legal rights to the proceeds. As of June 30, 1995 and 1996, $215,437 and $1,208,685, respectively represented such amounts.

     MEDICAL SUPPLIES

     The Company expenses the cost of routine medical and laboratory supplies when purchased.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, ranging from three to ten years. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. Leased property under capital leases is amortized over the lives of the respective leases or over the service lives of the assets, whichever is shorter. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes and accelerated methods are used for tax purposes.

     DEFERRED CHARGES AND INTANGIBLE ASSETS

     Deferred charges include deferred loan acquisition costs and organization costs. These costs are being amortized to operations using the straight-line basis over the term of the Series B Preferred shareholder's loan guarantee (25 months) and five years for organization costs.

     As a result of the Company's acquisitions of certain practice assets and affiliations with CMG's, the Company acquires and reports intangible assets. These assets consist principally of long-term management agreements between the Company and the CMGs. The Company evaluates on a on going basis the period of amortization of the intangible and determine if the value of the underlying assets has been impaired. Since events and circumstances surrounding the acquisition will change over time there can be no assurance that the value of the intangibles will be realized by the Company. At June 30, 1996 the net unamortized balance of intangibles acquired was not considered to be impaired. The Company's policy is to amortize the intangibles over a 10 to 40 year period. The contracts acquired by the Company in 1995 and 1996 are being amortized over 20 years.

     INCOME TAXES

     The Company is a corporation subject to federal and state income taxes. The Company's year-end for tax reporting purposes is December 31. Deferred income taxes result from the future tax consequences associated with temporary differences between the amount of assets and liabilities recorded for financial accounting and income tax purposes. Currently, these temporary differences relate primarily to net operating loss carryforwards and depreciation differences. Future use of the net operating loss carryforwards by the Company may be limited due to certain changes in control as provided for in the Internal Revenue Code.

     Certain of the Company's consolidated subsidiaries are limited liability companies (LLCs), which are treated as partnerships for federal and state income tax purposes. The Company's compensation plans for physicians result in these entities reporting little or no taxable income. To the extent that additional amounts are paid to member physicians to cover income tax expense incurred, they will be reported as distributions. These amounts are not deductible for federal or state income tax purposes.

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

     USE OF ESTIMATES

     In preparing financial statements in accordance with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     NEWLY ISSUED ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If this review indicates that the carrying amount of the long-lived assets may not be recoverable, the carrying value of those assets would be reduced to fair value. The Company has implemented the standard. Implementation of the standard did not have a material impact on the Company's financial statements.

     In October 1995, FASB issued SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which requires entities to measure compensation costs related to awards of stock-based compensation using either the fair value method or the intrinsic value method. Under the fair value method, compensation expense is measured at the grant date based on the fair value of the award. Under the intrinsic value method, compensation expense is equal to the excess, if any, of the quoted market price of the stock at the grant date over the amount the employee must pay to acquire the stock. Entities electing to measure compensation costs using the intrinsic value method must make pro forma disclosures for fiscal years beginning after December 15, 1995, of net income and earnings per share as if the fair value method had been applied. The Company has elected to account for stock-based compensation programs using the intrinsic value method and, therefore, the standard will only impact financial statement disclosures.

NOTE 2--ACQUISITIONS OF CERTAIN ASSETS OF PHYSICIAN GROUPS

     During the period ended June 30, 1995 and the year ended June 30, 1996, the Company acquired certain operating assets and assumed certain operating liabilities of physician groups located in Maryland. The purchase price has been allocated to the assets acquired based on the estimated fair values at the dates of acquisition and the consideration related to long term management agreements. The estimated fair value of assets acquired, liabilities assumed and consideration paid are summarized as follows:

                                                                PERIOD FROM
                                                                FEBRUARY 24
                                                                  THROUGH
                                                                  JUNE 30,       YEAR ENDED
                    ASSETS ACQUIRED, NET                            1995        JUNE 30, 1996
-------------------------------------------------------------   ------------    -------------
Accounts receivable, net.....................................     $134,349       $ 1,384,200
Fixed assets, net............................................       33,283           138,188
Management service agreements................................        1,320         2,447,107
Other assets.................................................       32,804             6,892
                                                                ------------    -------------
                                                                  $201,756       $ 3,976,387
                                                                ------------    -------------
                                                                ------------    -------------


                       CONSIDERATION:
-------------------------------------------------------------
Cash.........................................................     $ 16,114       $   289,581
Notes payable and liabilities assumed........................      184,322         1,732,546
Fair value of common stock interest issued...................        1,320         1,952,280
Common stock issued..........................................           --             1,980
                                                                ------------    -------------
                                                                  $201,756       $ 3,976,387
                                                                ------------    -------------
                                                                ------------    -------------

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

     On February 24, 1995 the Company issued 2,200,000 shares of Class B Common Stock to MHLP (Medical Holdings Limited Partnership--a Maryland limited partnership formed to hold the stock). These shares were in consideration of current and future affiliation of physicians to the CMGs and an expansion of the physician base encompassed by the PSO Agreements. The affiliation of physicians and the purchase of their accounts receivable and fixed assets occur when the practice assets are sold to MHLP in exchange for a limited partnership interest and the assets are then conveyed to the Company. Simultaneously, the physicians enter into an employment agreement with one of the affiliated CMGs. Management believes that the underlying fair value of the PSO Agreement acquired is equal to the value of the underlying stock held by MHLP at the time of the acquisition. The percentage of limited partnership interests in MHLP that are issued are adjusted to reflect the estimated fair value of the Company's stock at the time the transaction occurs.

     Generally the contracts with individual physicians provide for a nine month period during which the parties may cancel the contract. If this option is exercised, the Company and the physician would be restored to their respective positions before the acquisition. Expenses and fees incurred for professional services in connection with acquisitions are considered part of the acquisition cost and are capitalized in the financial statements as intangibles. During 1995 and 1996, the Company has capitalized costs of approximately $22,000 and $43,000, respectively, as part of the acquisitions. In the event that a physician exercises his option to leave or retire, the Company charges any unamortized intangibles associated with the acquisition to operations in the period when notice of withdrawal is received. At June 30, 1996, 25 physicians had remaining reacquisition options for periods expiring through February 1997. Total assets at June 30, 1996 and net physician revenues for the year ended June 30, 1996 attributable to physicians with reacquisition rights amounted to $1,349,499 and $2,574,826, respectively. As of October 3, 1996, reacquisition rights for 8 of the 25 physicians, or $277,533 in total assets and $1,062,921 in net physician revenues, have expired without rescission. During 1995, one physician canceled his interest in the Company. This cancellation did not require the disbursement of cash or other assets since the transaction was never funded.

NOTE 3--NET REVENUE

     The Company's net revenues represent the contractual management and similar fees earned under its long-term PSO Agreements with CMGs. Under the PSO Agreements, the Company is contractually responsible and at risk for the operating costs of the Core Medical Groups with the exception of amounts retained by physicians. The Company's net revenues include the reimbursement of all medical practice operating costs and the contractual management fees as defined and stipulated in the PSO Agreements. Contractual fees are accrued when collection is probable.

     Revenue for all CMGs is recorded at established rates reduced by allowances for doubtful accounts and contractual adjustments and amounts retained by physician groups. Contractual adjustments arise due to the terms of certain reimbursement and managed care contracts. Such adjustments represent the difference between charges at established rates and estimated recoverable amounts and are recognized in the period the services are rendered. Any differences between estimated contractual adjustments and actual final settlements under reimbursement contracts are reported as contractual adjustments in the year final settlements are made.

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

     The following represent amounts included in the determination of net revenue:

                                                                                                   PERIOD FROM
                                                                                                   FEBRUARY 24
                                                                                                     THROUGH      YEAR ENDED
                                                                                                    JUNE 30,       JUNE 30,
                                                                                                      1995           1996
                                                                                                   -----------    -----------
Gross physician revenue.........................................................................   $ 1,760,503    $13,613,426
  Less: Provision for contractual and other adjustments.........................................      (562,024)    (5,206,105)
Gatekeeper capitated income.....................................................................       146,983      1,345,207
                                                                                                   -----------    -----------
Net physician revenue...........................................................................     1,345,462      9,752,528
Amount retained by affiliated core medical groups:
  Physicians....................................................................................       374,761      4,016,712
  Ancillary employees and expenses..............................................................       120,036        307,255
                                                                                                   -----------    -----------
Net revenue.....................................................................................   $   850,665    $ 5,428,561
                                                                                                   -----------    -----------
                                                                                                   -----------    -----------

     The Company derives substantially all of its net revenue from three affiliated core medical groups with which it has PSO agreements. For the year ended June 30, 1996, one of these core medical groups comprised approximately 93% of the Company's net revenue.

     The Company's affiliated core medical groups derived approximately 42% and 21%, respectively, of their net revenues from services provided under government-sponsored health programs (principally the Medicare and Medicaid programs) and various Blue Shield contracts, respectively, for the year ended June 30, 1996. Other than the payors noted, the physician groups have no customers which represent more than 10% of aggregate net physician revenue for the year ended June 30, 1996.

NOTE 4--OPERATING MATTERS AND LIQUIDITY

     It is reasonably possible that future near term events may result in changes in estimates that would be material to the financial statements.

     OPERATING LOSSES; LIQUIDITY

     The foregoing business description discusses the current nature of the Company's operations. Until there are an adequate number of capitated patients in the Company's global capitated contracts, the Company expects to incur operating losses and experience negative operating cash flows. The Company believes that its cash on hand at June 30, 1996, the $7,500,000 received on September 4, 1996 and the $2,500,000 to be received on or before December 27, 1996 from the holder of its Series C Preferred Stock, the amount of remaining availability under the NationsBank Credit Facility described in Note 7 and some portion of the additional capital outlined in Note 18 or other capital, will be sufficient to meet the Company's working capital needs through June 30, 1997. However, in the event that the Company either has not attracted an adequate number of capitated patients in global capitated contracts in order to offset operating expenses, or has not secured some substantial portion of the additional capital outlined in Note 18 or other capital, the Company's operations and liquidity would be adversely affected.

     INVESTMENT IN TANGIBLE ASSETS AND INFRASTRUCTURE

     For the year ended June 30, 1996, the majority of the Company's revenue resulted from net revenue generated under the PSO Agreements. In order to achieve its business objectives and to recover amounts that have been invested in tangible assets, the formation of the infrastructure and development of the business, it is necessary for management to renew its current global capitated contracts and increase the number of enrolled lives. In the event these contracts are not renewed and expanded to other geographical areas in the Baltimore and Washington metropolitan area and surrounding regions or the Company does not increase the number of enrolled lives, the Company would most likely be unable to generate sufficient revenues to cover its ordinary and necessary expenses or would not require all of the assets owned or leased.

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

NOTE 5--NOTE RECEIVABLE

     The Company has a note receivable that results from an advance to a medical practice from which the Company has a binding letter of intent to acquire certain assets for the approximate value of a portion of the practice's net realizable accounts receivable. The note was issued to secure the Company's right to repayment of the face amount of the note in the event that the Company does not complete the acquisition of certain assets of the medical practice. Interest on the note is calculated based on the prime rate (8.25% as of June 30, 1996). The note matures on March 1, 1997. Upon consummation of the purchase of certain assets of the physician's practice by the Company the note receivable will be cancelled and the advance will be treated as part of the consideration paid, accordingly, this note has been reflected as a non-current asset.

NOTE 6--PROPERTY AND EQUIPMENT

     Property and equipment at cost, as of June 30 is summarized as follows:

                                                                     1995         1996
                                                                   --------    ----------
Furniture and fixtures..........................................   $ 88,161    $  976,430
Computer equipment..............................................    104,802     1,156,829
Computer software...............................................      4,404       265,259
Medical equipment...............................................         --        57,507
Leasehold improvements..........................................     68,364       279,957
                                                                   --------    ----------
                                                                    265,731     2,735,982
Less accumulated depreciation and amortization..................     17,559       250,435
                                                                   --------    ----------
Property and equipment, net.....................................   $248,172    $2,485,547
                                                                   --------    ----------
                                                                   --------    ----------

NOTE 7--NOTES PAYABLE AND LONG-TERM OBLIGATIONS

     Long-term obligations at June 30 are comprised as follows:

                                                                     1995         1996
                                                                   --------    ----------
Note payable....................................................   $     --    $3,400,000
Notes payable and purchase obligations--related parties.........    584,406     2,077,364
Capital lease obligations (note 8)..............................      9,635       422,658
                                                                   --------    ----------
                                                                    594,041     5,900,022
Less current maturities of capital lease obligations............      6,702       101,985
                                                                   --------    ----------
                                                                   $587,339    $5,798,037
                                                                   --------    ----------
                                                                   --------    ----------

     In December 1995, the Company entered into a loan agreement with NationsBank, N.A. (the NationsBank Credit Facility), under which the Company may request advances up to a maximum of $4 million. Interest on advances is payable monthly and is calculated based on the bank's prime rate, unless the Company designates a portion of the advances to be subject to the Eurodollar rate plus
 .75% (effective rate of 6.2% at June 30, 1996). All advances are due at December 31, 1997. The Company has outstanding advances under this agreement of $3,400,000 at June 30, 1996. The bank has the right to offset the Company's demand deposit accounts with the bank against any past due amounts.

     The NationsBank Credit Facility is guaranteed by the holder of the Company's Series B Preferred Stock. The guarantee is collateralized by a security interest in all receivables and the PSO Agreements between the Company and Baltimore Medical. The guarantee agreement also provides for certain restrictions on the Company, including limitations on incurring additional debt and reduction of amounts due from the Series A Preferred Stockholder. Upon redemption of the Series B Preferred Stock in connection with issuance of "junior stock" to a holder whose interests are deemed adverse to the guarantor, then the Company is required to obtain a release of the guarantee. As consideration for the guarantee, the Company issued a warrant valued at $370,000 for the purchase of its common stock (see note 13).

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

     In connection with the acquisitions of certain assets of medical practices and other transactions, the Company is obligated on short-term notes payable to physicians and others aggregating approximately $303,915 at June 30, 1996.

     The Company is also obligated on notes payable to various physicians, who are members of either Baltimore Medical, Carroll Medical or Cumberland Valley Medical, in connection with the original purchase of the accounts receivable from the physicians' former practices. The notes bear interest at rates ranging from 9.75% to 10% and the notes mature at the earlier of seven years from the date of closing or any of the following events: (i) termination of the respective Professional Services Employment Agreements, (ii) a liquidating distribution to the stockholders of the Company, (iii) combination, consolidation or merger where the Company is not the survivor, (iv) disposal of substantially all of the Company' assets, or (v) a public offering with a certain cash issuance amount to the Company. The notes may be reduced or adjusted based on receivable collections and may be prepaid without penalty. The Company does not expect to conclude an underwritten public offering of the Company's securities for cash before June 30, 1997. Accordingly, these notes have been classified as long-term obligations.

NOTE 8--CAPITAL LEASE OBLIGATIONS

     The Company has entered into capital leases for computer equipment and software and for laboratory equipment. These leases are noncancelable and have terms that expire at various dates through 2000. Assets under capital leases as of June 30 were approximately:

                                                                       1995        1996
                                                                      -------    --------
Software...........................................................   $    --    $220,000
Computer equipment.................................................        --     380,290
                                                                      -------    --------
                                                                           --     600,290
Less accumulated depreciation......................................        --     120,058
                                                                      -------    --------
                                                                      $    --    $480,232
                                                                      -------    --------
                                                                      -------    --------

     Future minimum lease payments under capital leases, together with the present value of the minimum payments as of June 30, 1996 are as follows:

1997..........................................................................   $155,146
1998..........................................................................    152,036
1999..........................................................................    152,036
2000..........................................................................     77,818
                                                                                 --------
                                                                                  537,036
Less amount representing interest.............................................    114,378
                                                                                 --------
Present value of future minimum lease payments................................   $422,658
                                                                                 --------
                                                                                 --------
Current maturities............................................................   $101,985
Long-term obligations.........................................................    320,673
                                                                                 --------
                                                                                 $422,658
                                                                                 --------
                                                                                 --------

NOTE 9--COMMITMENTS AND CONTINGENCIES

     MALPRACTICE COVERAGE

     The Company and its affiliated CMGs have purchased a claims-made policy with coverage limits of $1 million per medical professional per incident and $3 million annual aggregate per medical professional. This policy expires on January 1, 1997 and it is management's intention to obtain renewal coverage. The Company has obtained retroactive coverage for affiliated physicians that were not previously covered by the current carrier (prior to the physician's affiliation with the

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

Company). Management believes that losses and costs related to unknown incidents not provided for, if any, would not be material to the financial position, liquidity or results of operations of the Company.

     Pursuant to an agreement dated December 1, 1995, the prior written approval of the Series B Preferred Stockholder is required in connection with decisions regarding medical malpractice coverage for the Company, participating physicians and affiliated entities. Such decisions include, but are not limited to, the selection of the underwriter, the form of the insurance policy and the premium payment provisions. The Company must make certain payments to the Series B Preferred Stockholder if the required approval is not obtained: the Series B Preferred Stockholder could require the Company to pay it $400,000 and to redeem all or a portion of the Series B Preferred Stock at the price equal to the greater of the fair market value per share or the sum of the issue price per share and all accumulated and unpaid interest and dividends. The Series B Preferred Stockholder agrees to provide medical malpractice coverage to the Company for premiums consistent with its rates as approved by the Maryland Insurance Administration. In addition, the Series B Preferred Stockholder will consider alternative insurance programs to meet the Company's special needs and will request the necessary approvals for such alternative programs from the Maryland Insurance Administration. This agreement terminates upon the earlier of a change in control of the Company or termination of the loan guarantee provided by the Series B Preferred Stockholder.

     EMPLOYEE BENEFIT PLANS

     Effective January 1, 1996, the Company adopted a 401(k) Plan (the Plan) covering all its employees. Subject to certain limitations, participants may elect to defer a portion of their compensation as contributions to the Plan. The Company will make matching contributions of 50% of each participant's contribution up to six percent of the participant's salary. Participants vest in the Company's contributions at the rate of 20% per year beginning in fiscal 1997. Contributions of $160,000 were expensed in fiscal 1996.

     Effective February 1, 1996, the Company adopted a Flexible Benefits Plan covering all full-time employees. Subject to certain limitations, the Company may make "non-elective contributions" on behalf of employees and employees may elect to defer a portion of their compensation as "flexible pay contributions" to pay for certain covered expenses.

     OPERATING LEASES

     The Company conducts its operations at leased facilities and uses leased office equipment under noncancelable operating leases. Certain of the leased facilities are owned by physicians who have membership interests in affiliates. Amounts paid to the related parties approximated $8,700 and $14,500 in 1995 and 1996, respectively. The operating leases have initial terms that expire at various times through 2008 and, generally, provide for renewal for various periods at stipulated rates. Some of the operating leases provide that the Company pay taxes, maintenance, insurance and other occupancy costs applicable to leased premises. Total rent expense for all operating leases approximated $74,228 and 454,000 for 1995 and 1996, respectively. Effective October 1, 1996, the Company entered into a 35 month operating lease for additional corporate office space. Lease payments for the additional office space approximate $189,000 per year. Minimum rental commitments, excluding sublease income, under operating leases as of June 30, 1996, with existing or renewable terms greater than one year are as follows (the Company has $34,800 of minimum rental commitments due in 1997 to related parties):

1997..........................................................................   $ 717,800
1998..........................................................................     793,500
1999..........................................................................     822,000
2000..........................................................................     799,275
2001..........................................................................     699,668
Thereafter....................................................................     688,200

     CASH AND CASH EQUIVALENTS

     The Company maintains its cash balances in two financial institutions in Maryland. At times the cash balances may exceed the federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

     EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with certain of its management employees, which include, among other terms, noncompetition provisions and salary and benefits continuation.

     COMMITMENTS TO AFFILIATED CMGS

     Under the terms of certain of its PSO agreements, the Company is committed to provide minimum guarantees of certain affiliated physician salaries based on a defined formula. In addition, the Company has also committed to provide guarantees to the affiliated CMGs with respect to the collection of certain accounts receivable.

NOTE 10--REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Company is authorized to issue 6.5% cumulative Series A shares and 9.75% cumulative Series B shares of redeemable convertible preferred stock at June 30, 1996.

     PREFERRED STOCK CONVERSION AND REDEMPTION RIGHTS

     Both Series A Redeemable Convertible Preferred Stock and Series B Redeemable Convertible Preferred Stock are convertible to Class C Common on a share for share basis at the holder's option, at any time before February 25, 2000. In addition, the Preferred Stock is automatically converted to Class C Common Stock on a share for share basis upon the occurrence of certain events, including a public offering of the Company's stock. Only the fully-paid shares are subject to conversion.

     Between March 1 and June 1, 2000, the Series A and Series B Redeemable Convertible Preferred Stockholders have the right to require the Company to redeem all of their shares at the greater of fair value (as determined by an independent appraiser selected jointly by the parties) or the issuance price plus unpaid dividends and interest thereon. Upon expiration of these rights, and if the shares are not otherwise converted to Class C Common Stock, the Company has the right to redeem the outstanding shares of Series A Preferred Stock at the issuance price plus unpaid dividends and interest thereon. It may also redeem the Series B Preferred Stock on the same terms that the holders could require the Company to pay on a requested redemption by the holders.

     In addition, upon the occurrence of certain events, the Series A and Series B Redeemable Convertible Preferred Stockholders have the right to require the Company, and the Company has the right, to redeem all of the respective preferred shares then held. In the event of any non-compliance (as defined), the Preferred Stock is mandatorily redeemable. If the Company decides to take certain actions without the approval of the Series A and Series B Redeemable Convertible Preferred Stockholders then the Preferred Stockholders have the right to require the Company to redeem all of their outstanding shares. In the foregoing instances the redemption price is the greater of fair value or the issuance price plus unpaid dividends and interest thereon. If the Company elects to enforce certain non-competition covenants with the Series B Preferred Stockholder, then the holder may require the Company to redeem the shares held for the greater of $4.8 million or par value plus unpaid dividends and interest thereon. If the Company issues Series A Junior Stock or Series B Junior Stock to holders deemed to have interests adverse to the respective Preferred Stockholder, then the holder may require the Company to redeem their shares at the greater of: (i) the purchase price of the adverse junior stock on a fully diluted basis, (ii) fair value, or (iii) one and one-half (1 1/2) times the liquidation preference.

     SERIES A PREFERRED STOCK SUBSCRIPTION RECEIVABLE

     As partial consideration for the issuance of Series A Preferred Stock, the Company received a note in the original amount of $3 million ($3 and $1.5 million balances outstanding at June 30, 1995 and 1996). The note bears interest at 6.5% per annum, compounded quarterly, and interest is payable only to the extent that the Company pays dividends on the Series A Preferred Stock. The parties have the right to offset like amounts of dividends and interest.

     Scheduled note payments are subject to deferral at the option of the Company until February 14, 1998, but interest continues to accrue on any unpaid balance. As of June 30, 1996 the Company had elected to defer payments of $375,000

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES scheduled for 1996. Upon redemption or conversion of Series A Preferred Stock, any unpaid principal on the note is to be canceled in an amount equal to five dollars times the number of shares converted or redeemed. The Company has the option to require payment of any outstanding principal and interest on February 14, 1998, or the Company may elect to redeem the outstanding Series A Preferred Stock and cancel the remaining principal and interest.

     PREFERRED STOCK DIVIDENDS

     Series A Redeemable Convertible Preferred Stock accrues dividends quarterly at the rate of thirty-two and one half cents ($0.325) per share per annum beginning on February 24, 1995. Unpaid dividends accrue interest at the rate of 6.5% per annum, compounded quarterly, and may be offset by the Company against any unpaid interest that is owed by the holders of the Series A Redeemable Convertible Preferred Stock under the related note receivable.

     Series B Redeemable Convertible Preferred Stock accrues dividends quarterly at the rate of one dollar and nine and seven tenths cents ($1.097) per share per annum beginning December 1, 1995. Unpaid dividends accrue interest at the rate of 9.75% per annum, compounded quarterly.

     Until April 1, 2000, payment of dividends on Series A Preferred Stock and Series B Preferred Stock are only permitted in the event of redemption, conversion or liquidation, and, in any event, dividends on Series B Preferred Stock may only be paid after all dividends and interest on the Series A Redeemable Convertible Preferred Stock have been satisfied. Beginning April 1, 2000, dividends on Series A Preferred Stock and Series B Preferred Stock will accrue at a rate equal to the prime rate plus 100 basis points.

     Cumulative Series A and Series B Redeemable Convertible Preferred Stock accrued and undeclared dividends at June 30 are as follows:

                                                                       1995        1996
                                                                     ---------   ---------
Series A..........................................................   $ 113,300   $ 438,305
Series B..........................................................          --     227,526
                                                                     ---------   ---------
                                                                     $ 113,300   $ 665,831
                                                                     ---------   ---------
                                                                     ---------   ---------

     The Company's cumulative Series A and Series B Preferred Stock are subject to redemption; accordingly, for financial reporting purposes accrued dividends are reflected as an accretion in the value of the preferred stock with a corresponding reduction in stockholders' equity to reflect redemption value.

     PREFERRED STOCK LIQUIDATION PREFERENCES

     Upon liquidation or dissolution of the Company, the Series A and Series B Preferred Stockholders are entitled to receive a liquidating distribution in an amount equal to the greater of: (i) the fair value (as defined) per share of the respective series of preferred stock or (ii) the original purchase price per share of the respective stock. The distribution will also include all unpaid cumulative dividends and accrued interest thereon; however, the total distributable amount due to each preferred stockholder is limited to the amount of cash paid to the Company for the purchase of the respective shares. No distribution will be paid to the Series B Preferred Stockholder until all amounts due to the Series A Preferred Stockholder have been fully paid.

NOTE 11--STOCKHOLDERS' EQUITY

     All of the Company stockholders are parties to an agreement dated December 1, 1995 (see Note 18 for September 4, 1996 amendment), that restricts transfer of the Company stock. The agreement terminates upon occurrence of certain specified events, including a public offering of the Company stock. Under the terms of the Stockholders' Agreement, the Company may be required to purchase shares of the Company's capital stock in certain circumstances, such as: (i) Class A Common Stock owned by management stockholders, in the event of their death (for which the Company has purchased insurance based on the Company's current valuation for common stock of $7.00 per share) or disability (See Note
20) if other management stockholders do not exercise their rights to acquire the shares offered, in which case the Company is required to

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES purchase all of the offered shares at fair value (as agreed to by the parties or as determined by an independent appraisal); (ii) Class A Common Stock purchased by Dr. Rifkin or Dr. Kimmel after December 1, 1995, if their employment is terminated, in which case the Company is required to purchase these shares at fair value (as agreed to by the parties or as determined by an independent appraisal); (iii) Class A Common Stock owned by other management stockholders if their employment is terminated and the remaining management stockholders do not exercise their rights to acquire the shares offered, then the Company is required to purchase all of the shares offered. If termination is without cause, the purchase price is based on fair value (as agreed to by the parties or as determined by an independent appraisal). If termination is with cause, then the purchase price is the lesser of $1 per share or the original issuance cost of the shares. At June 30, 1996, 800,000 shares of Class A Common Stock were subject to such repurchase requirement. Based on the current fair value of the Company's stock, the repurchase obligation for 800,000 shares in the event of a disability to all three Class A Common Stockholders would be $5,600,000. If the Company is required to purchase shares of the management stockholder under the foregoing circumstances, then all accrued dividends due to Series A and Series B Preferred Stockholders must first be paid; (iv) All classes of capital stock--upon the occurrence of an involuntary transfer involving any of its outstanding capital stock, the Company has the right of first refusal to purchase the offered shares at fair value (as agreed to by the parties or as determined by an independent appraisal).

     All classes of Common Stock have the same preferences, rights and voting powers. A portion of the Class A Common Stock is reserved for issuance upon exercise of warrants, and a portion of the Class C Common Stock is reserved for issuance to the holders of Series A Preferred Stock and Series B Preferred Stock upon conversion of those shares of stock.

NOTE 12--STOCK OPTIONS

     The Company has an Omnibus Stock Plan (the Plan) which is accounted for under APB Opinion 25 and related Interpretations with respect to employee transactions. Transactions with non-employees are accounted for at fair value at the date of grant and are immaterial as of June 30, 1996. The Plan permits the Company to grant incentive and non-qualified stock options, stock appreciation rights (SARs) and restricted or unrestricted share awards to directors, officers, employees and other key contributors to the Company. SARs entitle the optionee to surrender unexercised stock options for cash or stock equal to the excess of the fair value of the surrendered shares over the option value of such shares. The Plan is administered by a committee (the Committee) appointed by the Company's Board of Directors. Subject to adjustment as provided in the Plan, the aggregate number of shares of the Company Common Stock which may be awarded is limited to 6,175,000. Shares under any grants that expire unexercised are available for further grant.

     The exercise price and exercise period for stock options is determined by the Committee, provided that the exercise period may not exceed 10 years from the grant date and the exercise price for incentive stock options may not be less than 100% of the fair value of the shares on the date the option is granted. Incentive stock options are granted only to employees of the Company.

     In August and October 1995, the Company granted incentive stock options, to purchase Class A Common Stock, to ten employees for a total of 118,380 shares at the exercise price of $0.01 per share, the estimated fair value of the shares at the date of grant based on the financial position and liquidity of the Company and the limited marketability of the shares. The options become exercisable on various dates ranging from April 1, 1996 through April 1, 2000. Upon exercise, 68,832 shares will be fully vested and nonforfeitable; the remainder vest ratably over four years. Options may expire or become exercisable, and shares issued may be fully vested, at earlier dates upon occurrence of certain specified events, including a change in control of the Company or the employee's death, disability, retirement, or termination without cause. During 1996, employees forfeited 20,050 Class A Common Stock options.

     In December 1995, the Company granted non-qualified stock options to purchase Class A Common Stock to three employees for a total of 12,500 shares at the exercise price of $0.01 per share. The options become exercisable on December 21, 1996. Upon exercise, 5,000 shares issued will be fully vested and nonforfeitable; the remainder vest ratably over four years. Options may expire or become exercisable, and shares issued may be fully vested, at earlier dates upon occurrence of certain specified events, including a change in control of the Company or the employee's death, disability, retirement, or termination without cause. The Company will recognize compensation expense as the shares vest in future periods, based

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES upon the option price and fair value at the date of grant. The fair value of the common stock at the time of grant in December 1995, $3.00 per share, was based on a discounted value of the per share price of the Company's Series B Redeemable Convertible Preferred Stock.

     In May 1996, the Company granted incentive stock options to purchase Class A Common Stock for 70,000 shares with an exercise price of $11.00 per share to an employee, which was deemed to be in excess of management's estimate of fair value at the date of grant.


     As of June 30, 1996, the Company has also granted options to purchase 105,000 shares of Common Stock. In February 1995, the Company granted an incentive stock option to purchase 100,000 shares of Class A Common Stock to an officer of the Company at an exercise price of $0.01 per share, and in October 1995, the Company granted a non-qualified stock option to purchase 5,000 shares of Class B Common Stock to a physician at an exercise price of $0.01 per share. The estimated fair value of the stock was determined to be equal to the exercise prices on the July 1994 and October 1995 grant dates.


NOTE 13--COMMON STOCK PURCHASE WARRANTS

     In consideration for the guarantee of a loan agreement, the Company issued on December 1, 1995 a warrant to its Series B Preferred Stockholder for the purchase of 88,889 shares of the Company Class A Common Stock at $5.625 per share. The warrant expires on December 1, 2005 and is exercisable (i) if the holder does not receive notice of a change in control within thirty days after the change is effective or (ii) ninety days prior to the filing of a registration statement for a public offering that includes shares held by management stockholders. The warrant was valued at the present value of the difference between the estimated fair value of the common stock subject to the warrant and the aggregate strike price, discounted at the interest savings rate (the difference between the rate obtained on the loan agreement and the rate of interest that management believes would have been available without the guarantee). At June 30, 1996, this amount ($370,000) is reflected as additional paid-in capital and a deferred charge, which is being amortized on the interest method over 25 months (the length of the guarantee).

     On December 1, 1995, in consideration for certain consulting services, the Company issued warrants for the purchase of 24,000 shares of the Company common stock at $11.25 per share (a price greater than management's estimate of fair value at the date of grant). A value was not attributed to these warrants at the time of issue. These warrants expire December 1, 2005, and are exercisable if there is a change in control of the Company.

NOTE 14--FAIR VALUE OF FINANCIAL INSTRUMENTS

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments included in current assets and current liabilities approximate fair values because of the short maturity of those instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SERIES A PREFERRED STOCK SUBSCRIPTION RECEIVABLE

     The Series A and Series B Preferred Stock are carried at issue price plus accrued dividends, and have features unique to these securities including, but not limited to, the right to appoint directors and the right to approve certain significant activities of the Company. There is no quoted market price for the Series A or Series B Preferred Stock, however, management believes that the initial recorded amounts approximate fair value.

     The carrying value of the Series A Preferred Stock subscription receivable is based on the issue price of the related Series A Preferred Stock. In December, 1995, the Company issued Series B Preferred Stock with the same rights and privileges as the Series A Preferred Stock, other than the dividend rate and related interest rate, for consideration greater than the per share value received for the Series A Preferred Stock. Since both classes of Preferred Stock are convertible to Class C Common Stock, it is not practical to determine if the related stock subscription will be realized in cash, included in the conversion to Common Stock or offset against the issued Series A Preferred Stock, thereby reducing the number of shares outstanding. Furthermore, the Company has the right to defer or cancel payment of the stock subscription receivable.

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

     LONG-TERM OBLIGATIONS

     Long-term obligations, excluding capital lease obligations, were incurred by the Company when individual physicians joined the affiliated CMGs. These notes are payable upon an initial public offering of the Company's stock or a change in control as defined in the stockholders' agreement. The fair value of these obligations is assumed to approximate recorded value because there have not been any significant changes in circumstances since the obligations were recorded.

NOTE 15--INCOME TAXES

     The Company has accumulated net losses from operations of $8,414,261. Significant temporary differences between the determination of this loss for financial reporting and income tax purposes include depreciation, the allowance for uncollectible receivables, and certain accrued liabilities. These losses may be carried forward for 15 years and expire at various dates through 2010. Under federal tax law, certain changes in ownership of the Company, which may not be within the Company's control, may operate to restrict future utilization of these carryforwards. As of June 30, 1996, based on the available information, it is more likely than not that the deferred tax assets will not be realized and as a result have been fully reserved at June 30, 1995 and 1996. Deferred tax assets (liabilities) at June 30, 1995 and 1996, consist of the following:

                                                                   1995          1996
                                                                 ---------    -----------
Tax benefit of NOL carryforward...............................   $ 830,000    $ 2,236,800
Depreciation..................................................     (60,000)      (360,000)
Allowance for doubtful receivables............................          --        118,000
Accrued liabilities...........................................          --        236,000
Other (net)...................................................          --         40,000
                                                                 ---------    -----------
                                                                   770,000      2,270,800
Less valuation allowance......................................    (770,000)    (2,270,800)
                                                                 ---------    -----------
  Net deferred tax asset......................................   $      --    $        --
                                                                 ---------    -----------
                                                                 ---------    -----------

NOTE 16--EARNINGS PER SHARE

     The weighted average common shares outstanding presented for the period ended June 30, 1995 and the year ended June 30, 1996 were 3,000,000 and 3,063,205, respectively. Stock options and warrants have been excluded in fiscal 1995 and 1996 since they are anti-dilutive. The weighted average shares in fiscal 1995 have been restated to reflect the two-for-one stock split in fiscal 1995. The net loss for purposes of the calculation of loss per share has been adjusted for the redeemable preferred stock dividends.

NOTE 17--SUPPLEMENTARY CASH FLOW INFORMATION

                                                                                                     PERIOD FROM
                                                                                                     FEBRUARY 24
                                                                                                       THROUGH      YEAR ENDED
                                                                                                      JUNE 30,       JUNE 30,
                                                                                                        1995           1996
                                                                                                     -----------    -----------
Cash paid for interest............................................................................    $  11,825     $   176,169

SIGNIFICANT SUPPLEMENTARY NONCASH INVESTING AND FINANCING INFORMATION
Liabilities assumed in connection with purchase of medical practice assets........................    $ 184,322     $ 1,732,546
Assets acquired under capital leases..............................................................           --         600,290
Issuance of common stock purchase warrants for services...........................................           --         370,000
Common stock issued in connection with purchase of medical practice assets........................           --           1,980

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

NOTE 18--SUBSEQUENT EVENTS

     AMENDED ARTICLES OF INCORPORATION

     SERIES C PREFERRED STOCK

     The Company amended and restated its charter on September 4, 1996. The amended and restated articles authorize the Company to issue 63,176,984 shares of capital stock as follows:

                                                                       SHARES       PAR
                                                                     AUTHORIZED    VALUE
                                                                     ----------    ------
Redeemable Convertible Preferred Series A.........................    1,000,000    $ 5.00
Redeemable Convertible Preferred Series B.........................      355,556     11.25
Redeemable Convertible Preferred Series C.........................    1,071,428     17.50
Preferred Stock...................................................    1,000,000      0.01
Class A Common....................................................   20,700,000      0.01
Class B Common....................................................   10,000,000      0.01
Class C Common....................................................   29,050,000      0.01
                                                                     ----------
                                                                     63,176,984
                                                                     ----------
                                                                     ----------

     On September 4, 1996, the Company issued 428,571 shares of Series C Preferred Stock to Genesis Health Ventures, Inc. (the "Series C Preferred Stockholder"), in exchange for $7,500,000 in cash. The Company will issue 142,857 additional shares of the Series C Preferred Stock in exchange for $2,500,000 in cash prior to December 31, 1996 which represents an obligation of Genesis that must be fulfilled unless the Company is in breach of any of its loan agreements. The proceeds from these issuances will be used to fund the incurrence of corporate expenses in conjunction with the business strategy and the acquisition of certain assets of medical practices or IPA contracting rights. The Company may issue up to 500,000 additional shares of the Series C Preferred Stock in exchange for up to $10,000,000 in cash if certain Medicare capitated milestones are attained. Genesis Health Ventures, Inc. became a party to the stockholders agreement effective September 4, 1996.

     FINANCING

     On August 15, 1996, the Company established a $1,500,000 bridge loan facility (the "Bridge Loan") with First National Bank of Maryland, N.A. ("First National"). The Bridge Loan is collateralized by certain assets of the Company and its affiliates and is guaranteed by the Series A Preferred Stockholder. Advances under this facility bear interest at a rate of 6.71% per annum. The Bridge Loan matures on January 15, 1997 and management is currently negotiating with First National to replace the Bridge Loan with a $10,000,000 credit facility (the "First National Credit Facility"). As of September 30, 1996, approximately $983,000 had been advanced under the Bridge Loan to fund corporate expenses in conjunction with the Company's strategy. Although there can be no assurances the Company will obtain the First National Credit Facility, the Company is proceeding with the loan approval process with First National and the Company believes, based on conversations with First National and the Series A Preferred Stockholder, if the loan approval process is not completed before the maturity date of the Bridge Loan, that the maturity date will be extended until such time that the loan approval process is completed. In the event the Company is unable or unwilling to secure the First National Credit Facility or the maturity date of the Bridge Loan is not extended, the Bridge Loan is expected to be repaid on or before January 15, 1997 from the Company's available cash.

     ACQUISITIONS

     The Company intends to continue its ongoing acquisition of certain assets of primary care and specialty practices. The Company is currently engaged in negotiations with several providers of health care services. Certain of these acquisitions provide for the purchase of the assets under terms and conditions similar to those that the Company has entered into previously. When the Company closes one of the acquisitions that it is currently negotiating, it will guarantee indebtedness of approximately $850,000 and assume $325,000 in outstanding debt.

     The Company will issue approximately 513,000 shares of the Company's Class B Common Stock having an estimated fair value of $3,591,000 as part of the consideration paid on all of the providers of health care services it is in negotiation

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES with. Of this total approximately 195,000 shares having an estimated fair value of $1,365,000 represent 10 limited partnership interests in MHLP and the remaining 318,000 shares to be issued by the Company have an estimated fair value of $2,226,000. Certain of the individual physicians involved in these acquisitions will be granted options to purchase additional shares of the Company's Class B Common Stock in the event certain agreed upon performance criteria are met. These agreements which have not yet closed provide for a total of 53,000 option shares. In addition, 14,000 shares of Class B Common Stock have been reserved for future issuance to physician employees of one of the practices purchased subsequent to June 30, 1996.

     In the event that all of the acquisitions are consummated under the terms currently agreed upon the Company will acquire assets of approximately $5,260,000.

NOTE 19--RELATED PARTIES

     Amounts due under the terms of the PSO agreements between the Company and the affiliated medical groups are reflected in the Due to/from Affiliates on the consolidated balance sheet. The amounts due from the affiliates represents working capital advances, amounts due for management fees from BMG LLC related to the management of the laboratory and management fees due under the PSO agreement. The amounts due to the affiliates represents amounts due to the physicians related to the collection of accounts receivable.

     Because of the nature of the Company's arrangements with Affiliated CMGs, substantially all transactions included in Net Revenues, Medical Services Expense and Care Center Costs in the accompanying financial statements are viewed as related party transactions.

     MHLP was formed on February 24, 1995 to hold the Class B Common Stock that was issued by the Company and intended to be used for the acquisition of PSO agreements by the Company. MHLP has no assets other than the Class B Common Stock of the Company and has no liabilities or operations.

     Three of the Company's executive management members and four directors are practicing physicians with CMGs affiliated with the Company.

     During the year ended June 30, 1996, the Company paid approximately $98,000 to the Series B Redeemable Convertible Preferred Stockholder for professional liability insurance on behalf of the affiliated CMGs in connection with the PSO agreement.

     The Company has entered into acquisition transactions with certain of its directors who are physicians. These transactions were entered into on commercially reasonable terms, substantially similar to the terms of its acquisition transactions with other affiliated physicians, and the consideration paid in connection with such acquisitions was based on the fair market value of the medical practice assets or services acquired:

     (a) During the year ended June 30, 1996, the Company purchased certain assets of a director of the Company, and four physician partners of the physician. The physician and his four partners received a limited partnership interest in MHLP equivalent to 167,000 shares of Class B Common Stock, valued at $3.00 per share, and a promissory note with a face value of approximately $158,000 as consideration for the acquisition.

     (b) During the year ended June 30, 1996, the Company purchased certain assets of a director of the Company. In addition, the physician received a limited partnership interest in MHLP equivalent to 33,000 shares of Class B Common Stock, valued at $3.00 per share, approximately $34,000 in cash and a promissory note with a face value of approximately $45,000 as consideration for the acquisition.

     (c) Subsequent to June 30, 1996, the Company purchased certain assets of a director of the Company. The physician received 16,000 shares of Class B Common Stock and 1,000 options to acquire Class B Common Stock, valued at $7.00 per share, cash in the amount of $5,000 and a promissory note with a face value of approximately $38,000 as consideration for the acquisition.

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

     (d) Subsequent to June 30, 1996, the Company entered into a letter of intent with a director of the Company to purchase certain assets of his medical practice. In connection with the acquisition, the physician's limited liability partnership, which he owns with five other physicians, will receive a limited partnership interest in MHLP equivalent to 74,000 shares of Class B Common Stock, an option to acquire a limited partnership interest equivalent to 20,000 shares of Class B Common Stock, exercisable at $15.00 per share, and cash for the practice's collectable accounts receivable, which will not exceed $625,000. The Company has advanced $300,000 to the physician and the practice for the purchase of the practice's accounts receivable and received a promissory note from the physician evidencing such advance. The promissory note will be canceled at the closing of the acquisition. The Company has delegated to the physician's practice, and the practice will perform, certain practice management business functions, which the Company ordinarily performs for its physicians at its headquarters. The Company reimburses the physician's practice $50,000/month for the expenses it incurs in performing the business management services. The amount reimbursed for the year ended June 30, 1996 was $100,000.

NOTE 20--COMMON STOCK REPURCHASE AGREEMENT


     As outlined in Note 11, under the terms of the Stockholders' Agreement, the Company may be required to purchase shares of the Company's capital stock in certain circumstances including death or disability. As of June 30, 1996, the Company had obtained insurance to cover the purchase of the capital stock in the event of death. On December 20, 1996, the Company obtained insurance to cover the purchase of the capital stock in the event of a disability. Under each of the above policies, the Company has obtained insurance that is in excess of the estimated fair value of its Class A Common Stock. In order to comply with
Article 5 of Regulation S-X, the Company has presented the common stock that is redeemable based on events outside the Company's control (i.e. a disability) as Redeemable Class A Common Stock in the accompanying Balance Sheets as of June 30, 1995 and 1996. As a result of the coverage provided by the life and disability policies described above, there are no circumstances in which a redemption event would result in a decrease in the Company's stockholders' equity. The Company will present the Class A Common Stock as stockholders' equity in all balance sheets subsequent to December 20, 1996. The Company has presented an unaudited Pro Forma Balance Sheet as of September 30, 1996 assuming the Class A Common Stock is covered by insurance for any event of redemption. While the Company believes the insurance policies are currently sufficient, redemption is based upon fair value. Any increase in fair value above the insured amount in conjunction with the occurrence of a death or disability event for one or all of the covered employees would result in a reduction in the stockholders' equity of the Company. The Company intends to maintain insurance at levels sufficient to finance its redemption obligations. As of January 13, 1997, the Company is not aware of any previous or current disability events which would result in the redemption of the Class A Common Stock. The terms of the stock repurchase agreement terminate in the event of an initial public offering or a change in control of the Company as defined in the Stockholders' Agreement.


NOTE 21--NOTES TO UNAUDITED SEPTEMBER 30, 1995 AND 1996 CONSOLIDATED FINANCIAL STATEMENTS

     BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and in accordance with Rule 10-01 of Regulation S-X.

     In the opinion of management, the unaudited interim financial statements contained in this report reflect all adjustments, consisting of only normal recurring accruals which are necessary for a fair presentation of the financial position and the results of operations for the interim periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year.

     These financial statements, footnote disclosures and other information should be read in conjunction with the financial statements and the notes thereto for the period ended June 30, 1995 and the year ended June 30, 1996 included elsewhere herein.

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

NOTE 21--NOTES TO UNAUDITED SEPTEMBER 30, 1995 AND 1996 CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED
     NET REVENUE

     The following represent amounts included in the determination of net revenue:

                                                                                                  THREE MONTHS     THREE MONTHS
                                                                                                      ENDED            ENDED
                                                                                                  SEPTEMBER 30,    SEPTEMBER 30,
                                                                                                      1995             1996
                                                                                                  -------------    -------------
Gross physician revenue........................................................................    $ 1,731,489      $ 5,883,910
  Less: Provision for contractual and other adjustments........................................       (646,792)      (2,307,886)
Gatekeeper capitated income....................................................................        158,478          617,441
                                                                                                  -------------    -------------
Net physician revenue..........................................................................      1,243,175        4,193,465
Amounts retained by affiliated core medical groups:
  Physicians...................................................................................        598,840        1,834,717
  Ancillary employees and expenses.............................................................         87,268          164,237
                                                                                                  -------------    -------------
  Net revenue..................................................................................    $   557,067      $ 2,194,511
                                                                                                  -------------    -------------
                                                                                                  -------------    -------------

     For the three months ended September 30, 1996, approximately $926,000 and $341,000, were recorded as global capitation and gatekeeper capitation revenue, respectively in the Company's financial statements. During the three months ended September 30, 1995, the Company had no global or gatekeeper capitation contracts. In addition, as of September 30, 1995 and 1996, $244,000 and $1,154,740, respectively represented amounts due from the CMGs for Medicare and Medicaid services provided in respect of which the Company has legal rights to the proceeds.

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                                                BALANCE AT    CHARGED TO    CHARGED                    BALANCE
                                                                BEGINNING     COSTS AND     TO OTHER                    AT END
                         DESCRIPTION                              PERIOD       EXPENSES     ACCOUNTS    DEDUCTIONS    OF PERIOD
-------------------------------------------------------------   ----------    ----------    --------    ----------    ----------
Period from February 24 through June 30, 1995
  Allowance for doubtful receivables.........................    $      0     $   43,425    $     --     $     --     $   43,425
                                                                ----------    ----------    --------    ----------    ----------
  Valuation allowances on deferred tax assets................          --        770,000          --           --        770,000
                                                                ----------    ----------    --------    ----------    ----------

Year ended June 30, 1996
  Allowance for doubtful receivables.........................      43,425        281,096          --           --        324,521
                                                                ----------    ----------    --------    ----------    ----------
  Valuation allowances on deferred tax assets................     770,000      1,500,800          --           --      2,270,800
                                                                ----------    ----------    --------    ----------    ----------

                             PRO FORMA CONSOLIDATED

                          BALANCE SHEET (UNAUDITED) OF

                DOCTORS HEALTH SYSTEM, INC. AND ACQUIRED ASSETS

     The following pro forma consolidated balance sheet as of September 30, 1996, gives effect to (1) the acquisition of certain assets of physician practices during the three months ended September 30, 1996, (2) probable issuance of Senior Subordinated Notes Payable, (3) the acquisition of certain assets of physician practices subsequent to September 30, 1996 and (4) the proposed acquisition of certain assets of physician practices subsequent to September 30, 1996, which are probable (collectively the "Acquired Assets") by Doctors Health System, Inc. (DHS). Subsequent to the purchase of certain assets of the physician practices, the Company entered into long-term PSO agreements with the Core Medical Group which employs the physicians. These transactions are reflected as of September 30, 1996 for the pro forma consolidated balance sheet. The pro forma information is based on the respective historical unaudited balance sheets of Doctors Health System, Inc. and the Acquired Assets, giving effect to the completed and proposed acquisitions at cost and the assumptions and adjustments described in the accompanying notes to the pro forma consolidated balance sheet.

     Management of DHS does not believe that the pro forma consolidated balance sheet is indicative of the results that actually would have occurred if the combinations had been in effect on the dates indicated or which may be obtained in the future. The pro forma consolidated balance sheet should be read in conjunction with the financial statements and notes of DHS contained elsewhere herein.

                DOCTORS HEALTH SYSTEM, INC. AND ACQUIRED ASSETS

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1996

                                                            ISSUANCE OF
                                                             SERIES C        ISSUANCE OF    ACQUISITIONS
                                                          PREFERRED STOCK      SENIOR         COMPLETED
                                            PRO FORMA      SUBSEQUENT TO    SUBORDINATED    SUBSEQUENT TO     PROBABLE
                                            HISTORICAL     SEPTEMBER 30,    NOTES PAYABLE   SEPTEMBER 30,   ACQUISITIONS
                                               (A)           1996 (B)            (C)          1996 (D)          (E)        REFERENCE
                                           ------------   ---------------   -------------   -------------   ------------   ---------
ASSETS
CURRENT ASSETS
 Cash and cash equivalents...............  $  6,620,516     $ 2,500,000      $28,816,983     $  (653,154)   $  (370,301 )
 Accounts receivable, net................     1,702,499              --               --         459,974        890,972
 Accounts receivable--affiliates.........     1,154,740              --               --         312,032        604,327
 Other receivables.......................        82,613              --               --              --             --
 Prepaid expenses........................       180,559              --               --              --        100,060
 Due from affiliates.....................     1,272,914              --               --              --             --
                                           ------------   ---------------   -------------   -------------   ------------
   Total current assets..................    11,013,841       2,500,000       28,816,983         118,852      1,225,058
PROPERTY AND EQUIPMENT, net..............     2,650,245              --               --         747,943        534,863
OTHER ASSETS
 Intangibles, net........................     2,886,235              --               --       1,912,736      1,660,934
 Deferred charges, net...................       793,965              --        1,600,000              --             --
 Note receivable.........................       300,000              --               --        (300,000)            --
 Accrued interest receivable.............       303,664              --               --          (8,525)            --
 Deposits................................        51,228              --               --              --             --
                                           ------------   ---------------   -------------   -------------   ------------
                                              4,335,092              --        1,600,000       1,604,211      1,660,934
                                           ------------   ---------------   -------------   -------------   ------------
     TOTAL ASSETS........................  $ 17,999,178     $ 2,500,000       30,416,983     $ 2,471,006    $ 3,420,855
                                           ------------   ---------------   -------------   -------------   ------------
                                           ------------   ---------------   -------------   -------------   ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Bridge loan.............................  $    983,017     $        --      $  (983,017)    $        --    $        --
 Notes payable...........................       135,800              --               --              --             --
 Current maturities of long-term
   obligations...........................       105,521              --               --              --        108,372
 Accounts payable........................       394,363              --               --              --        117,302
 Accrued medical services................       990,050              --               --              --             --
 Other accrued expenses..................     1,772,387              --               --         325,000        196,316
 Due to affiliates.......................     1,286,747              --               --              --             --
                                           ------------   ---------------   -------------   -------------   ------------
   Total current liabilities.............     5,667,885              --         (983,017)        325,000        421,990
                                           ------------   ---------------   -------------   -------------   ------------
LONG-TERM OBLIGATIONS
 Note Payable............................     3,600,000                       31,400,000              --             --
 Notes payable and purchase
   obligations--related parties..........     2,233,222              --               --         340,006      1,495,299
 Capital lease obligations, less current
   maturities............................       292,428              --               --              --        116,366
                                           ------------   ---------------   -------------   -------------   ------------
                                              6,125,650              --       31,400,000         340,006      1,611,665
COMMITMENTS AND CONTINGENCIES
REDEEMABLE CONVERTIBLE PREFERRED STOCK
 6.5% cumulative, Series A, $5 par value,
 authorized and issued 1,000,000 shares
 (liquidation value $2,500,000)..........     5,354,555              --               --              --             --
 Less subscription receivable--..........    (1,500,000)             --               --              --             --
                                           ------------   ---------------   -------------   -------------   ------------
                                              3,854,555              --               --              --             --
 9.5% cumulative, Series B, $11.25 par
   value, authorized and issued 355,556
   shares (liquidation value
   $4,000,000)...........................     4,235,037              --               --              --             --
 8% cumulative, Series C, $17.50 par
   value, 1,071,428 authorized, 571,429
   shares issued (liquidation value
   $10,000,000)..........................     7,533,463       2,500,000               --              --             --
                                           ------------   ---------------   -------------   -------------   ------------
                                                              2,500,000               --              --             --
STOCKHOLDERS' EQUITY
 Preferred Stock, $.01 par value,
   authorized 1,000,000 shares, no shares
   issued................................            --              --               --              --             --
 Common Stock
   Class A, $.01 par value; authorized
     20,700,000 shares, issued and
     outstanding 800,000 shares--pro
     forma...............................         8,000              --               --              --             --
   Class B, $.01 par value; authorized
     10,000,000; issued and outstanding
     2,308,000 shares....................        24,400              --                            2,580          1,980          (F)
   Class C, $.01 par value; authorized
     29,050,000; no shares issued........            --              --               --              --             --
 Additional paid in capital..............     2,617,378              --               --       1,803,420      1,385,220          (F)
 Accumulated deficit.....................   (12,067,190)             --               --              --             --
                                           ------------   ---------------   -------------   -------------   ------------
     Total stockholders' equity..........    (9,417,412)             --               --       1,806,000      1,387,200
                                           ------------   ---------------   -------------   -------------   ------------
     TOTAL LIABILITIES AND STOCKHOLDERS'
       EQUITY............................  $ 17,999,178     $ 2,500,000      $30,416,983     $ 2,471,006    $ 3,420,855          (G)
                                           ------------   ---------------   -------------   -------------   ------------
                                           ------------   ---------------   -------------   -------------   ------------


                                             PRO FORMA
                                            AS ADJUSTED
                                           SEPTEMBER 30,
                                               1996
                                           -------------
ASSETS
CURRENT ASSETS
 Cash and cash equivalents...............  $ 36,914,044
 Accounts receivable, net................     3,053,445
 Accounts receivable--affiliates.........     2,071,099
 Other receivables.......................        82,613
 Prepaid expenses........................       280,619
 Due from affiliates.....................     1,272,914
                                           -------------
   Total current assets..................    43,674,734
PROPERTY AND EQUIPMENT, net..............     3,933,051
OTHER ASSETS
 Intangibles, net........................     6,459,905
 Deferred charges, net...................     2,393,965
 Note receivable.........................            --
 Accrued interest receivable.............       295,139
 Deposits................................        51,228
                                           -------------
                                              9,200,237
                                           -------------
     TOTAL ASSETS........................  $ 56,808,022
                                           -------------
                                           -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Bridge loan.............................  $         --
 Notes payable...........................       135,800
 Current maturities of long-term
   obligations...........................       213,893
 Accounts payable........................       511,665
 Accrued medical services................       990,050
 Other accrued expenses..................     2,293,703
 Due to affiliates.......................     1,286,747
                                           -------------
   Total current liabilities.............     5,431,858
                                           -------------
LONG-TERM OBLIGATIONS
 Note Payable............................    35,000,000
 Notes payable and purchase
   obligations--related parties..........     4,068,527
 Capital lease obligations, less current
   maturities............................       408,794
                                           -------------
                                             39,477,321
COMMITMENTS AND CONTINGENCIES
REDEEMABLE CONVERTIBLE PREFERRED STOCK
 6.5% cumulative, Series A, $5 par value,
 authorized and issued 1,000,000 shares
 (liquidation value $2,500,000)..........     5,354,555
 Less subscription receivable--..........    (1,500,000 )
                                           -------------
                                              3,854,555
 9.5% cumulative, Series B, $11.25 par
   value, authorized and issued 355,556
   shares (liquidation value
   $4,000,000)...........................     4,235,037
 8% cumulative, Series C, $17.50 par
   value, 1,071,428 authorized, 571,429
   shares issued (liquidation value
   $10,000,000)..........................    10,033,463
                                           -------------

STOCKHOLDERS' EQUITY
 Preferred Stock, $.01 par value,
   authorized 1,000,000 shares, no shares
   issued................................            --
 Common Stock
   Class A, $.01 par value; authorized
     20,700,000 shares, issued and
     outstanding 800,000 shares--pro
     forma...............................         8,000
   Class B, $.01 par value; authorized
     10,000,000; issued and outstanding
     2,308,000 shares....................        28,960
   Class C, $.01 par value; authorized
     29,050,000; no shares issued........            --
 Additional paid in capital..............     5,806,018
 Accumulated deficit.....................   (12,067,190 )
                                           -------------
     Total stockholders' equity..........    (6,224,212 )
                                           -------------
     TOTAL LIABILITIES AND STOCKHOLDERS'
       EQUITY............................  $ 56,808,022
                                           -------------
                                           -------------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                DOCTORS HEALTH SYSTEM, INC. AND ACQUIRED ASSETS

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
            ACQUISITIONS COMPLETED SUBSEQUENT TO SEPTEMBER 30, 1996

                               SEPTEMBER 30, 1996

                                                     PRACTICE A     PRACTICE B     PRACTICE C     PRACTICE D    ALL OTHERS
                                                     -----------    -----------    -----------    ----------    ----------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.......................    $(243,059)     $ (21,135)     $ (52,478)    $(231,482 )   $(105,000)
  Accounts receivable, net........................       42,267         87,591         18,563       257,385        54,168
  Accounts receivable--affiliates.................       28,669         59,409         12,590       174,615        36,749
  Other receivables...............................           --             --             --            --            --
  Prepaid expenses................................           --             --             --            --            --
  Due from affiliates.............................           --             --             --            --            --
                                                     -----------    -----------    -----------    ----------    ----------
    Total current assets..........................     (172,123)       125,865        (21,325)      200,518       (14,083)
PROPERTY AND EQUIPMENT, net.......................        3,059          1,135             --       743,749            --
OTHER ASSETS
  Intangibles, net................................      422,000        468,000        143,478       480,258       399,000
  Deferred charges, net...........................           --             --             --            --            --
  Note receivable.................................           --             --             --      (300,000 )          --
  Accrued interest receivable.....................           --             --             --        (8,525 )          --
  Deposits........................................           --             --             --            --            --
                                                     -----------    -----------    -----------    ----------    ----------
                                                        422,000        468,000        143,478       171,733       399,000
                                                     -----------    -----------    -----------    ----------    ----------
      TOTAL ASSETS................................    $ 252,936      $ 595,000      $ 122,153     $1,116,000    $ 384,917
                                                     -----------    -----------    -----------    ----------    ----------
                                                     -----------    -----------    -----------    ----------    ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Bridge loan.....................................    $      --      $      --      $      --     $      --     $      --
  Accounts payable................................           --             --             --            --            --
  Accrued medical services........................           --             --             --            --            --
  Other accrued expenses..........................           --             --             --            --            --
  Note payable....................................           --             --             --            --            --
  Current maturities of long-term obligations.....           --             --             --       325,000            --
  Due to affiliates...............................           --             --             --            --            --
                                                     -----------    -----------    -----------    ----------    ----------
    Total current liabilities.....................           --             --             --       325,000            --
                                                     -----------    -----------    -----------    ----------    ----------
LONG-TERM OBLIGATIONS
  Notes Payable...................................           --             --             --            --            --
  Notes payable and purchase obligations--related
    parties.......................................       70,936        147,000         31,153            --        90,917
  Capital lease obligations, less current
    maturities....................................           --             --             --            --            --
                                                     -----------    -----------    -----------    ----------    ----------
                                                         70,936        147,000         31,153            --        90,917
COMMITMENTS AND CONTINGENCIES
REDEEMABLE CONVERTIBLE PREFERRED STOCK
  6.5% cumulative, Series A, $5 par value,
    authorized and issued 1,000,000 shares
    (liquidation value $2,500,000)................           --             --             --            --            --
    Less subscription receivable--................           --             --             --            --            --
                                                     -----------    -----------    -----------    ----------    ----------
                                                             --             --             --            --            --
  9.5% cumulative, Series B, $11.25 par value,
    authorized and issued 355,556 shares
    (liquidation value $4,000,000)................           --             --             --            --            --
                                                     -----------    -----------    -----------    ----------    ----------
  8% cumulative, Series C, $17.50 par value,
    1,071,428 authorized, 571,428 shares issued
    (liquidation value $10,000,000)...............           --             --             --            --            --
                                                     -----------    -----------    -----------    ----------    ----------
STOCKHOLDERS' EQUITY
  Preferred Stock, $.01 par value, authorized
    1,000,000 shares, no shares issued............           --             --             --            --            --
  Common Stock
    Class A, $.01 par value; authorized 20,700,000
      shares, issued and outstanding 800,000
      shares--pro forma...........................           --             --             --            --            --
    Class B, $.01 par value; authorized
      10,000,000; issued and outstanding 2,200,000
      shares......................................          260            640            130         1,130           420
    Class C, $.01 par value; authorized
      29,050,000; no shares issued................           --             --             --            --            --
  Additional paid in capital......................      181,740        447,360         90,870       789,870       293,580
  Accumulated deficit.............................           --             --             --            --            --
                                                     -----------    -----------    -----------    ----------    ----------
      Total stockholders' equity..................      182,000        448,000         91,000       791,000       294,000
                                                     -----------    -----------    -----------    ----------    ----------
      TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY......................................    $ 252,936      $ 595,000      $ 122,153     $1,116,000    $ 384,917
                                                     -----------    -----------    -----------    ----------    ----------
                                                     -----------    -----------    -----------    ----------    ----------

                                                      TOTAL
                                                    ----------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.......................  $ (653,154)
  Accounts receivable, net........................     459,974
  Accounts receivable--affiliates.................     312,032
  Other receivables...............................          --
  Prepaid expenses................................          --
  Due from affiliates.............................          --
                                                    ----------
    Total current assets..........................     118,852
PROPERTY AND EQUIPMENT, net.......................     747,943
OTHER ASSETS
  Intangibles, net................................   1,912,736
  Deferred charges, net...........................          --
  Note receivable.................................    (300,000)
  Accrued interest receivable.....................      (8,525)
  Deposits........................................          --
                                                    ----------
                                                     1,604,211
                                                    ----------
      TOTAL ASSETS................................  $2,471,006
                                                    ----------
                                                    ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Bridge loan.....................................  $       --
  Accounts payable................................          --
  Accrued medical services........................          --
  Other accrued expenses..........................          --
  Note payable....................................          --
  Current maturities of long-term obligations.....     325,000
  Due to affiliates...............................          --
                                                    ----------
    Total current liabilities.....................     325,000
                                                    ----------
LONG-TERM OBLIGATIONS
  Notes Payable...................................          --
  Notes payable and purchase obligations--related
    parties.......................................     340,006
  Capital lease obligations, less current
    maturities....................................          --
                                                    ----------
                                                       340,006
COMMITMENTS AND CONTINGENCIES
REDEEMABLE CONVERTIBLE PREFERRED STOCK
  6.5% cumulative, Series A, $5 par value,
    authorized and issued 1,000,000 shares
    (liquidation value $2,500,000)................          --
    Less subscription receivable--................          --
                                                    ----------
                                                            --
  9.5% cumulative, Series B, $11.25 par value,
    authorized and issued 355,556 shares
    (liquidation value $4,000,000)................          --
                                                    ----------
  8% cumulative, Series C, $17.50 par value,
    1,071,428 authorized, 571,428 shares issued
    (liquidation value $10,000,000)...............          --
                                                    ----------
STOCKHOLDERS' EQUITY
  Preferred Stock, $.01 par value, authorized
    1,000,000 shares, no shares issued............          --
  Common Stock
    Class A, $.01 par value; authorized 20,700,000
      shares, issued and outstanding 800,000
      shares--pro forma...........................          --
    Class B, $.01 par value; authorized
      10,000,000; issued and outstanding 2,200,000
      shares......................................       2,580
    Class C, $.01 par value; authorized
      29,050,000; no shares issued................          --
  Additional paid in capital......................   1,803,420
  Accumulated deficit.............................          --
                                                    ----------
      Total stockholders' equity..................   1,806,000
                                                    ----------
      TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY......................................  $2,471,006
                                                    ----------
                                                    ----------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                DOCTORS HEALTH SYSTEM, INC. AND ACQUIRED ASSETS

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             PROBABLE ACQUISITIONS

                               SEPTEMBER 30, 1996

                                                                                          PRACTICE E     ALL OTHERS       TOTAL
                                                                                          ----------   --------------   ----------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents............................................................   $      --      $ (370,301)    $ (370,301)
  Accounts receivable, net.............................................................     802,132          88,840        890,972
  Accounts receivable--affiliates......................................................     544,056          60,271        604,327
  Other receivables....................................................................          --              --             --
  Prepaid expenses.....................................................................     100,060              --        100,060
  Due from affiliates..................................................................          --              --             --
                                                                                          ----------   --------------   ----------
    Total current assets...............................................................   1,446,248        (221,190)     1,225,058

PROPERTY AND EQUIPMENT, net............................................................     524,562          10,301        534,863

OTHER ASSETS
  Intangibles, net.....................................................................     754,934         906,000      1,660,934
  Deferred charges, net................................................................          --              --             --
  Note Receivable......................................................................                          --             --
  Accrued interest receivable..........................................................          --              --             --
  Deposits.............................................................................          --              --             --
                                                                                          ----------   --------------   ----------
                                                                                            754,934         906,000      1,660,934
                                                                                          ----------   --------------   ----------
    TOTAL ASSETS.......................................................................   $2,725,744     $  695,111     $3,420,855
                                                                                          ----------   --------------   ----------
                                                                                          ----------   --------------   ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Bridge loan..........................................................................          --              --             --
  Note payable.........................................................................   $      --      $       --     $       --
  Current maturities of long-term obligations..........................................     108,372              --        108,372
  Accounts payable.....................................................................     117,302              --        117,302
  Accrued medical services.............................................................          --              --             --
  Other accrued expenses...............................................................     196,316              --        196,316
  Due to affiliates....................................................................          --              --             --
                                                                                          ----------   --------------   ----------
    Total current liabilities..........................................................     421,990              --        421,990

LONG-TERM OBLIGATIONS
  Notes payable........................................................................          --              --             --
  Notes payable and purchase obligations--related parties..............................   1,346,188         149,111      1,495,299
  Capital lease obligations, less current maturities...................................     116,366              --        116,366
                                                                                          ----------   --------------   ----------
                                                                                          1,462,554         149,111      1,611,665

COMMITMENTS AND CONTINGENCIES

REDEEMABLE CONVERTIBLE PREFERRED STOCK
  6.5% cumulative, Series A, $5 par value, authorized and issued 1,000,000 shares
    (liquidation value $2,500,000).....................................................          --              --             --
  Less subscription receivable--.......................................................          --              --             --
                                                                                          ----------   --------------   ----------
                                                                                                 --              --             --

  9.5% cumulative, Series B, $11.26 par value, authorized and issued 355,556 shares
    (liquidation value $4,000,000).....................................................          --              --             --

  8% cumulative, Series C, $17.50 par value, 1,071,428 authorized, 571,428 shares
    issued (liquidation value $10,000,000).............................................          --              --             --

STOCKHOLDERS' EQUITY
  Preferred Stock, $.01 par value, authorized 1,000,000 shares, no shares issued.......          --              --             --
  Common Stock:
    Class A, $.01 par value; authorized 20,700,000 shares, issued and outstanding
     800,000 shares--pro forma.........................................................          --              --             --
    Class B, $.01 par value; authorized 10,000,000; issued and outstanding 2,200,000
     shares............................................................................       1,200             780          1,980
    Class C, $.01 par value; authorized 29,050,000; no shares issued...................          --              --             --
  Additional paid in capital...........................................................     840,000         545,220      1,385,220
  Accumulated deficit..................................................................          --              --             --
                                                                                          ----------   --------------   ----------
    Total stockholders' equity.........................................................     841,200         546,000      1,387,200
                                                                                          ----------   --------------   ----------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......................................   $2,725,744     $  695,111     $3,420,855
                                                                                          ----------   --------------   ----------
                                                                                          ----------   --------------   ----------

     THE ACCOMPANYING NOTES ARE AN INTEGRAL OF THESE FINANCIAL STATEMENTS.

                DOCTORS HEALTH SYSTEM, INC. AND ACQUIRED ASSETS

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

A. Represents the pro forma historical unaudited consolidated balance sheet of the Company at September 30, 1996.

B. To reflect the issuance of Series C Redeemable Convertible Preferred Stock. This amount represents the $2.5 million received on January 2, 1997.


C. To reflect the expected issuance of $35 million in senior subordinated debt. A portion of the proceeds from the issuance will be used to retire the NationsBank Credit facility ($3,600,000), to retire the Bridge loan ($983,000), and to fund issuance costs ($1,600,000). Although the terms of the Notes have not been determined, the Notes are expected to (i) carry an interest rate from 11% to 15%, (ii) mature in seven years and (iii) include redemption provisions permitting the Company to redeem the Notes under certain circumstances. The Notes would include covenants that limit the Company's ability to incur indebtedness senior to the Notes, but would permit the issuance of up to $15 million in senior secured debt for working capital purposes. In addition, as part of the issuance of the Notes, the Company anticipates that it will issue warrants to purchase between 350,000 and 900,000 shares of Class A Common Stock at an exercise price of between $15.00 and $20.00.


D. Represents the acquisitions completed subsequent to September 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions/Affiliations."

                                                                                                              ACQUISITIONS
                                                                                                          COMPLETED SUBSEQUENT
ASSETS ACQUIRED, NET:                                                                                     TO SEPTEMBER 30, 1996
                                                                                                          ---------------------
Accounts receivable, net and affiliates..............................................................              772,006
Fixed assets, net....................................................................................              747,943
Liabilities assumed..................................................................................             (325,000)
Management Service Agreements........................................................................            1,912,736
                                                                                                               -----------
                                                                                                               $ 3,107,685
                                                                                                               -----------
                                                                                                               -----------
CONSIDERATION:
Cash.................................................................................................              653,154
Notes payable........................................................................................              340,006
Note Receivable applied to purchase price............................................................              308,525
Fair value of common stock issued....................................................................            1,803,420
Common Stock issued..................................................................................                2,580
                                                                                                               -----------
                                                                                                               $ 3,107,685
                                                                                                               -----------
                                                                                                               -----------

E. Represents the probable acquisitions which have not yet been completed. All others represents Probable Acquisitions which are not significant to the Unaudited pro Forma Balance Sheet. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions/Affiliations."

                                                                                                                     PROBABLE
ASSETS ACQUIRED, NET:                                                                                              ACQUISITIONS
                                                                                                                   ------------
Accounts receivable, net and affiliates.......................................................................       1,495,299
Prepaids......................................................................................................         100,060
Fixed assets, net.............................................................................................         534,863
Liabilities assumed...........................................................................................        (538,356)
Management Service Agreements.................................................................................       1,660,934
                                                                                                                   ------------
                                                                                                                    $3,252,800
                                                                                                                   ------------
                                                                                                                   ------------
CONSIDERATION:
Cash..........................................................................................................         370,301
Notes payable.................................................................................................       1,495,299
Fair value of common stock issued.............................................................................       1,385,220
Common Stock issued...........................................................................................           1,980
                                                                                                                   ------------
                                                                                                                    $3,252,800
                                                                                                                   ------------
                                                                                                                   ------------

F. The estimated fair value of the Common stock issued in the acquisitions was $7.00 and was determined by management of the Company based upon factors including sales of redeemable convertible preferred stock to unaffiliated third parties, the financial condition of the Company, the significant preferences provided to the redeemable convertible preferred stockholders relative to the Common Stock, and the operating losses being generated by the Company.

G. None of the transactions to acquire certain assets of physician practices subsequent to June 30, 1996 required the Company to assume any liabilities of the practices.

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                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Available Information..........................     2
Forward-Looking Statements.....................     2
Prospectus Summary.............................     3
Glossary.......................................     5
Risk Factors...................................     8
Use of Proceeds................................    16
Selected Consolidated Financial Data...........    17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    18
Business.......................................    26
Management.....................................    50
Certain Transactions...........................    57
Principal Stockholders.........................    59
Description of Capital Stock...................    61
Plan of Distribution...........................    67
Shares Eligible for Resale.....................    69
Legal Matters..................................    70
Experts........................................    70
Financial Statements...........................   F-1

                       [DOCTORS HEALTH SYSTEM, INC. LOGO]

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth a statement of all expenses payable by the Registrant in connection with the registration, issuance and distribution of the Securities offered hereby, other than the underwriting discount.


SEC Registration Fee...........................................................................................   $ 24,848.48
Accounting Fees and Expenses...................................................................................       600,000
Legal Fees and Expenses........................................................................................       300,000
Printing and Engraving Expenses................................................................................       125,000
Blue Sky Fees and Expenses.....................................................................................         5,000
Miscellaneous Fees and Expenses................................................................................        20,000
                                                                                                                  -----------
     Total.....................................................................................................   $ 1,074,848
                                                                                                                  -----------
                                                                                                                  -----------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 2-418 of the Maryland General Corporation Law (the "MGCL") provides that the Registrant may indemnify any director who was, is or is threatened to be made a named defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director of the Registrant, or while a director, is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, against reasonable expenses (including attorneys' fees), judgments, penalties, fines and settlements, actually incurred by the director in connection with such action, suit or proceeding, unless it is established that: (i) the act or omission of the director was material to the matter giving rise to such action, suit or proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If the action, suit or proceeding was one by or in the right of the Registrant, no indemnification shall be made with respect to any action, suit or proceeding in which the director shall have been adjudged to be liable to the Registrant. A director also may not be indemnified with respect to any action, suit or proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director is adjudged to be liable on the basis that a personal benefit was improperly received. Unless limited by the Registrant's Charter: (i) a court of appropriate jurisdiction, upon application of a director, may order such indemnification as the court shall deem proper if it determines that the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, regardless of whether the director has met the standards of conduct required by Section 2-418; and (ii) the Registrant shall indemnify a director if such director is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above. However, with respect to any action, suit or proceeding by or in the right of the Registrant or in which the director was adjudged to be liable on the basis that a personal benefit was improperly received, the Registrant may only indemnify the director for any expenses (including, attorneys' fees) incurred in connection with such action, suit or proceeding.

     Section 2-418 of the MGCL further provides that unless limited by the Registrant's Charter, the Registrant: (i) shall (a) indemnify an officer of the Registrant if such officer is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, and (b) indemnify an officer of the Registrant if a court of appropriate jurisdiction, upon application of an officer, shall order indemnification; (ii) may indemnify and advance expenses to an officer, employee or agent of the Registrant to the same extent that it may indemnify directors; and (iii) may indemnify and advance expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by the Charter, Bylaws, general or specific action of the Registrant's Board of Directors or contract.

     The Registrant's Bylaws provide that, to the maximum extent permitted by the MGCL, as from time to time amended, the Registrant shall indemnify (i) its current and former directors, officers, agents and employees, and (ii) those persons who, at the request of the Registrant, serve or have served another corporation, partnership, joint venture, trust or other enterprise in one or more of such capacities, against any and all liabilities incurred in connection with their services in such capacities, to the extent determined appropriate by the Board of Directors. The Bylaws further provide that, to the extent required by the Charter or applicable law, the Registrant shall indemnify such individuals.

     The Registrant's Charter provides that, to the fullest extent permitted by the MGCL, as amended or interpreted, no director or officer of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages in connection with events occurring at the time such person served as a director or officer. The Registrant's Charter also provides that, to the maximum extent permitted by the MGCL, as from time to time amended, the Registrant shall indemnify its current and former directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities. The Registrant also may, if approved by the Board of Directors, indemnify officers, employees, agents and persons who serve or have served at its request with another corporation, partnership or other entity.

     The provisions in the Charter and Bylaws do not eliminate the duty of care. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief remain available under Maryland law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the MGCL. These provisions also do not affect a director's or officer's responsibilities under any other law, such as the federal or state securities laws or state or federal environmental laws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In December 1994, the Company issued 150,000 shares of its Class A Common Stock to Stewart B. Gold (which pursuant to a stock split are currently 600,000 shares of Class A Common Stock). Additionally, the Company issued to Scott Rifkin and Alan Kimmel 25,000 shares each of Class A Common Stock (which pursuant to a stock split are currently 100,000 shares of Class A Common Stock). The shares were issued for $200 in cash and in consideration for services performed for the Company as founders of the Company.

     In February 1995, the Company issued 1,100,000 shares of its Class B Common Stock (now 2,200,000 shares as a result of a stock split) to Medical Holdings Limited Partnership in consideration of the transfer of receivables, equipment, and other assets of medical practices from MHLP to the Company with an aggregate value of approximately $492,000.

     In February 1995, the Company issued to St. Joseph Medical Center, Inc., a Maryland non-profit, non-stock corporation, 500,000 shares of Series A Preferred Stock (now 1,000,000 shares and convertible to 1,000,000 shares of Class C Common Stock, subject to certain dilutive events) for $2 million in cash and a note in the principal amount of $3 million.

     In December 1995, the Company issued to Med-Lantic Management Services, Inc. 355,556 shares of the Company's Series B Preferred Stock and Warrants to Medical Mutual Liability Insurance Society of Maryland to purchase 88,889 shares of Class A Common Stock in consideration of $4 million in cash and a loan guarantee in the amount of $4 million.

     In 1995 and 1996 (August 10, 1995, October 18, 1995, December 21, 1995, May
1, 1996, July 1, 1996 and November 7, 1996), the Company issued options to purchase a total of 569,380 shares of Class A Common Stock and authorized the issuance of options to purchase an additional 5,000 shares of Class A Common Stock to certain employees who joined the Company at the early stages of its development, and issued options to purchase 8,000 shares of Class B Common Stock to physicians in connection with their employment with Baltimore Medical Group, LLC. The options were issued at exercise prices ranging from $0.01 per share to $30.00 per share. None of the options been exercised as of the date of this Registration Statement. The options were issued in consideration of services performed and to be performed for the Company or its Core Medical Groups.

     In December 1995, the Company paid $40,000 in cash and issued warrants to purchase a total of 24,000 shares of Class A Common Stock in the aggregate to Stephen Graham, Andrew Hamilton and John Dwyer as compensation for investment advice rendered to the Company.

     In January 1996, the Company issued 33,000 shares of its Class B Common Stock to a primary care physician, and in February 1996, issued an aggregate of 132,000 shares of its Class B Common Stock to four primary care physicians, in connection with the mergers of their medical practices into wholly-owned subsidiaries of the Company. The aggregate amount of consideration transferred to the Company for the issuance of the shares was approximately $495,000.

     In May 1996, the Company issued 33,000 shares of Class B Common Stock to a primary care physician, in connection with the merger of his medical practice into a wholly-owned subsidiary of the Company. The amount of consideration transferred to the Company for the issuance of the shares was approximately $99,000.

     In September 1996, the Company issued 428,571 shares of Series C Preferred Stock to Genesis Health Ventures, Inc. for $7.5 million in cash.

     In September 1996, the Company issued to Dr. Mark Eig, a director of the Company, 16,000 shares and 1,000 options to purchase shares of the Company's Class B Common Stock in consideration of the merger of his medical practice into a wholly-owned subsidiary of the Company and the physician's employment with Doctors Health Montgomery. The amount of consideration transferred to the Company for the issuance of the shares was approximately $112,000.

     In September 1996, the Company issued an aggregate of 26,000 shares and 2,000 options to purchase shares of the Company's Class B Common Stock to two primary care physicians in consideration of the merger of their medical practices into wholly-owned subsidiaries of the Company and the physicians' employment with Doctors Health Montgomery. The aggregate amount of consideration transferred to the Company for the issuance of the shares was approximately $182,000.

     In October 1996, the Company issued an aggregate of 64,000 shares and 4,000 shares to purchase shares of the Company's Class B Common Stock to four primary care physicians in consideration of the merger of their medical practices into a wholly owned subsidiary of the Company and the physicians' employment with Doctors Health Montgomery. The amount of consideration transferred to the Company for the issuance of the shares was approximately $448,000.

     In November 1996, the Company issued an aggregate of 48,000 shares and 3,000 options to purchase shares of the Company's Class B Common Stock to three primary care physicians in consideration of the merger of their medical practices into a wholly-owned subsidiary of the Company and their employment with Doctors Health Montgomery. The amount of consideration transferred to the Company for the issuance of the shares was approximately $336,000.

     In October and November 1996, the Company issued an aggregate of 3,000 shares to three primary care physicians in consideration of their employment with Doctors Health Montgomery.

     In January 1997, the Company issued 142,857 shares of Series C Preferred Stock to Genesis Health Ventures, Inc. for $2.5 million in cash.

     In January 1997, the Company issued an aggregate of 41,000 shares and 9,000 options to purchase shares of the Company's Class B Common Stock to three primary care physicians in consideration of the merger of their medical practices into a wholly-owned subsidiary of the Company and their employment with Doctors Health Montgomery. The amount of consideration transferred to the Company for the issuance of the shares was approximately $287,000.

     In January 1997, the Company issued 10,000 shares of Class A Common Stock to Noah Investments, LLC in consideration of the merger of Medicap, Inc. into a wholly-owned subsidiary of the Company and issued 10,000 options to purchase Class A Common Stock to Alan Rifkin in consideration of consulting services performed and to be performed for the Company.


     The sale and issuance of the stock, warrants and options to purchase Class B Common Stock listed above were exempt from registration under the Securities Act by virtue of Sections 4(2) of the Securities Act and the options to purchase Class A Common Stock listed above were exempt from registration in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act. The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate restrictive legends were affixed to stock certificates and options issued in such transactions.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT   DESCRIPTION
-------   ------------------------------------------------------------------------------------------------------------------
  3.1 (a) Articles of Amendment and Restatement of the Registrant, dated December 8, 1995.*
      (b) Articles of Amendment and Restatement of the Registrant, dated September 4, 1996.*
  3.2 (a) Amended Bylaws of the Registrant.*
      (b) Amended Bylaws of the Registrant, as of September 4, 1996.*
  4       Form of Option Agreement.*
  5       Legal Opinion of Venable, Baetjer & Howard, LLP. (filed herewith).
  8       Tax Opinion of Kaufman & Canoles (filed herewith)
 10.1 (a) Stockholders Agreement dated December 1, 1995, by and among the Registrant, Stewart Gold, Scott Rifkin, Alan
            Kimmel, Medical Holdings Limited Partnership, St. Joseph Medical Center, Inc., Medical Mutual Liability
            Insurance Society of Maryland, and Med-Lantic Management Services, Inc.*
      (b) Amended Stockholders Agreement, dated September 4, 1996.*
 10.2     Registration Rights Agreement dated December 1, 1995 , by and among the Registrant, Medical Mutual Liability
            Insurance Society of Maryland and Med-Lantic Management Services, Inc.*

EXHIBIT   DESCRIPTION
-------   ------------------------------------------------------------------------------------------------------------------
 10.3     Securities Purchase Agreement dated December 1, 1995 by and between the Registrant and Medical Mutual Liability
            Insurance Society of Maryland.*
 10.4     Registration Rights Agreement dated February 24, 1995 by and between the Registrant and St. Joseph Medical Center,
            Inc. and amendment thereto dated December 1, 1995.*
 10.5     Baltimore Medical Group, LLC Operating Agreement dated February 24, 1995.*
 10.6     Agreement of Limited Partnership of Medical Holdings Limited Partnership dated February 24, 1995.*
 10.7     Stockholders Agreement between BMGGP, Inc. and Stockholders dated as of February 24, 1995.*
 10.8     Financing Transaction Agreement dated as of February 24, 1995 by and among the Registrant and Baltimore Medical
            Group, LLC, BMG Limited Partnership, BMGGP, Inc., and St. Joseph Medical Center, Inc.*
 10.9     Form of Exclusive Physician Participation Agreement.*
 10.10    Form of Non-Exclusive Physician Participation Agreement.*
 10.11    Amended and Restated Physician Services Organization Agreement of Baltimore Medical Group, LLC.*
 10.12    Form of Practice Participation Agreement.*
 10.13    Form of Professional Services Employment Agreement.*
 10.14    Form of Specialist Physician Employment Agreement.*
 10.15    Form of Medical Director Employment Agreement.*
 10.16    Form of Specialist Physician Network Agreement.*
 10.17    Major Decision Agreement dated December 1, 1995 by and between the Registrant and Medical Mutual Liability
            Insurance Society of Maryland.*
 10.18    Promissory Note dated as of December 1, 1995 by and between the Registrant and Medical Mutual Liability Insurance
            Society of Maryland.*
 10.19    Non-negotiable, non-transferable Promissory Note dated February 24, 1995 by and between the Registrant and St.
            Joseph Medical Center, Inc.*
 10.20    Loan Agreement dated as of December 1, 1995, by and between the Registrant and NationsBank, N.A.*
 10.21    Guaranty Agreement dated December 1, 1995 by and between Medical Mutual Liability Insurance Society of Maryland
            and NationsBank, N.A.*
 10.22    Employment Agreement dated as of July 1, 1994 by and between the Registrant and Stewart B. Gold.*
 10.23(a) Employment Agreement dated as of July 1, 1994 by and between the Registrant and Scott M. Rifkin, MD.*
      (b) Amended and Restated Employment Agreement dated as of July 1, 1994 by and between the Registrant and Scott M.
            Rifkin, M.D. (filed herewith).
 10.24    Employment Agreement dated as of April 1, 1995 by and between the Registrant and Paul A. Serini and amendment thereto dated January 1, 1996.*
 10.25    Employment Agreement dated as of March 20, 1995 by and between the Registrant and Allan C. Sanders, CPA.*
 10.26    Employment Agreement between the Registrant and Theresa A. Spoleti.*
 10.27    Form of Employment Agreement.*
 10.28    Form of Practice Transfer Agreement.*
 10.29(a) Form of Offer Letter.*
      (b) Amended Form of Offer Letter.*
 10.30    Free State Health Plan, Inc., IPA Service Agreement (subject to confidentiality request for certain portions of the exhibit).*
 10.31    Binding Letter of Intent with Health Care Corporation of the Mid-Atlantic for Medicare Risk Service Agreement
            (subject to confidentiality request for certain portions of the exhibit).*
 10.32    Binding Letter of Intent with Chesapeake Health Plan for Medicare Risk Service Agreement (subject to confidentiality request for certain portions of the exhibit).*
 10.33    Form of Reacquisition Agreement.*
 10.34    Amended and Restated Physician Services Organization Agreement of Carroll Medical Group, LLC.*
 10.35    Amended and Restated Physician Services Organization Agreement of Cumberland Valley Medical Group, LLC.*
 10.36    Physician Services Organization Agreement of Doctors Health Montgomery, LLC.*
 10.37    Stock Purchase Agreement between the Registrant and Genesis Health Ventures, Inc., dated September 4, 1996.*
 10.38    Registration Rights Agreement between the Registrant and Genesis Health Ventures, Inc., dated September 4, 1996.*
 10.39    Option Agreement between the Registrant and Genesis Health Ventures, Inc., dated September 4, 1996.*
 10.40    IPA Percentage of Premium Service Agreement with Chesapeake Health Plan, dated as of June 1, 1996 (subject to confidentiality request for certain portions of the exhibit).*
 10.41    $1,500,000 Promissory Note to First National Bank.*

EXHIBIT   DESCRIPTION
-------   ------------------------------------------------------------------------------------------------------------------
 10.42    Credit Enhancement Letter dated August 15, 1996 between the Registrant and St. Joseph Medical Center.*
 10.43    Employment Agreement dated as of May 1,1996 between the Registrant and John R. Dwyer, Jr.*
 10.44    Primary Care Limited Participation Agreement.*
 10.45    Medicare HMO--Primary Care Limited Participation Agreement.*
 10.46    Agreement and Plan of Merger between Medtrust Medical Group, Inc. and the Registrant.*
 10.47    Management Services Agreement between Medtrust Medical Group, Inc. and the Registrant.*
 10.48    Amendment to Agreement and Plan of Merger between Medtrust Medical Group, Inc. and the Registrant.*
 10.49    Second Amendment to Agreement and Plan of Merger between Medtrust Medical Group, Inc. and the Registrant.*
 11       Computation of Earnings Per Common and Common Equivalent Share.*
 23.1     Consent of Grant Thornton LLP (filed herewith).
 23.2     Consent of Venable, Baetjer and Howard, LLP. (included in Exhibit 5 filed herewith)
 24.1     Power of Attorney.*
 24.2     Power of Attorney of Mark H. Eig, M.D. *
 24.3     Power of Attorney of Robert G. Graw, Jr., M.D.*
 24.4     Power of Attorney of William Lamm, M.D.*
 24.5     Power of Attorney of Alexander Rocha, M.D.*
 24.6     Power of Attorney of Richard R. Howard.*
 27       Financial Data Schedule.*
 99       Form of Proxy Card*


---------------
 * Previously filed.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on January 24, 1997.


                                         DOCTORS HEALTH SYSTEM, INC.

                                         __________/s/ STEWART B. GOLD__________
                                         Name: Stewart B. Gold
                                         Title: President and Chief Executive
                                         Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURES                                            TITLE                              DATE
------------------------------------------------------  ----------------------------------------------   -----------------

            /s/            STEWART B. GOLD              Chief Executive Officer; President; Director     January 24, 1997
------------------------------------------------------    (Principal Executive Officer)
                   STEWART B. GOLD

             /s/                        *               Chairman                                         January 24, 1997
------------------------------------------------------
                SCOTT M. RIFKIN, M.D.

           /s/           JOHN R. DWYER, JR.             Chief Financial Officer; Treasurer and           January 24, 1997
------------------------------------------------------    Director (Principal Financial Officer)
                  JOHN R. DWYER, JR.

           /s/              PAUL A. SERINI              Director; Executive Vice President of            January 24, 1997
------------------------------------------------------    Strategic Operations and Director of Legal
                    PAUL A. SERINI                        Affairs

           /s/              KYLE R. MILLER              Vice President of Finance (Principal             January 24, 1997
------------------------------------------------------    Accounting Officer)
                    KYLE R. MILLER

             /s/                        *               Executive Vice President for Medical Policy      January 24, 1997
------------------------------------------------------    and Practice; Director
                 ALAN L. KIMMEL, M.D.

             /s/                        *               Director                                         January 24, 1997
------------------------------------------------------
                    JOHN S. PROUT

             /s/                        *               Director                                         January 24, 1997
------------------------------------------------------
                    JOHN W. ELLIS

             /s/                        *               Director                                         January 24, 1997
------------------------------------------------------
                 J. DAVID NAGEL, M.D.

             /s/                        *               Director                                         January 24, 1997
------------------------------------------------------
               PETER J. LOPRESTI, D.O.

                      SIGNATURES                                            TITLE                              DATE
------------------------------------------------------  ----------------------------------------------   -----------------
             /s/                        *               Director                                         January 24, 1997
------------------------------------------------------
               HOWARD L. GOLDMAN, M.D.

             /s/                        *               Director                                         January 24, 1997
------------------------------------------------------
                ROBERT L. ANCONA, M.D.

             /s/                        *               Director                                         January 24, 1997
------------------------------------------------------
                   ROBERT S. ZETZER

             /s/                        *               Director                                         January 24, 1997
------------------------------------------------------
                WILLIAM D. LAMM, M.D.

             /s/                        *               Director                                         January 24, 1997
------------------------------------------------------
               D. ALEXANDER ROCHA, M.D.

             /s/                        *               Director                                         January 24, 1997
------------------------------------------------------
                  MARK H. EIG, M.D.

             /s/                        *               Director                                         January 24, 1997
------------------------------------------------------
              ROBERT G. GRAW, JR., M.D.

             /s/                        *               Director                                         January 24, 1997
------------------------------------------------------
                  RICHARD R. HOWARD



               *By: /s/ STEWART B. GOLD                                                                    January 24, 1997
                    ATTORNEY-IN-FACT

                                    EXHIBIT INDEX

EXHIBIT   DESCRIPTION                                                                                                   PAGE
-------   -----------------------------------------------------------------------------------------------------------   -----
  3.1 (a) Articles of Amendment and Restatement of the Registrant, dated December 8, 1995.*
      (b) Articles of Amendment and Restatement of the Registrant, dated September 4, 1996.*
  3.2 (a) Amended Bylaws of the Registrant.*
      (b) Amended Bylaws of the Registrant, as of September 4, 1996.*
  4       Form of Option Agreement.*
  5       Legal Opinion of Venable, Baetjer & Howard, LLP. (filed herewith).
  8       Tax Opinion of Kaufman & Canoles (filed herewith)
 10.1 (a) Stockholders Agreement dated December 1, 1995, by and among the Registrant, Stewart Gold, Scott Rifkin,
            Alan Kimmel, Medical Holdings Limited Partnership, St. Joseph Medical Center, Inc., Medical Mutual
            Liability Insurance Society of Maryland, and Med-Lantic Management Services, Inc.*
      (b) Amended Stockholders Agreement, dated September 4, 1996.*
 10.2     Registration Rights Agreement dated December 1, 1995 , by and among the Registrant, Medical Mutual
            Liability Insurance Society of Maryland and Med-Lantic Management Services, Inc.*
 10.3     Securities Purchase Agreement dated December 1, 1995 by and between the Registrant and Medical Mutual
            Liability Insurance Society of Maryland.*
 10.4     Registration Rights Agreement dated February 24, 1995 by and between the Registrant and St. Joseph Medical
            Center, Inc. and amendment thereto dated December 1, 1995.*
 10.5     Baltimore Medical Group, LLC Operating Agreement dated February 24, 1995.*
 10.6     Agreement of Limited Partnership of Medical Holdings Limited Partnership dated February 24, 1995.*
 10.7     Stockholders Agreement between BMGGP, Inc. and Stockholders dated as of February 24, 1995.*
 10.8     Financing Transaction Agreement dated as of February 24, 1995 by and among the Registrant and Baltimore
            Medical Group, LLC, BMG Limited Partnership, BMGGP, Inc., and St. Joseph Medical Center, Inc.*
 10.9     Form of Exclusive Physician Participation Agreement.*
 10.10    Form of Non-Exclusive Physician Participation Agreement.*
 10.11    Amended and Restated Physician Services Organization Agreement of Baltimore Medical Group, LLC.*
 10.12    Form of Practice Participation Agreement.*
 10.13    Form of Professional Services Employment Agreement.*
 10.14    Form of Specialist Physician Employment Agreement.*
 10.15    Form of Medical Director Employment Agreement.*
 10.16    Form of Specialist Physician Network Agreement.*
 10.17    Major Decision Agreement dated December 1, 1995 by and between the Registrant and Medical Mutual Liability
            Insurance Society of Maryland.*
 10.18    Promissory Note dated as of December 1, 1995 by and between the Registrant and Medical Mutual Liability
            Insurance Society of Maryland.*
 10.19    Non-negotiable, non-transferable Promissory Note dated February 24, 1995 by and between the Registrant and
            St. Joseph Medical Center, Inc.*
 10.20    Loan Agreement dated as of December 1, 1995, by and between the Registrant and NationsBank, N.A.*
 10.21    Guaranty Agreement dated December 1, 1995 by and between Medical Mutual Liability Insurance Society of
            Maryland and NationsBank, N.A.*
 10.22    Employment Agreement dated as of July 1, 1994 by and between the Registrant and Stewart B. Gold.*
 10.23(a) Employment Agreement dated as of July 1, 1994 by and between the Registrant and Scott M. Rifkin, MD.*
      (b) Amended and Restated Employment Agreement dated as of July 1, 1994 by and between the Registrant and Scott
            M. Rifkin, M.D. (filed herewith)
 10.24    Employment Agreement dated as of April 1, 1995 by and between the Registrant and Paul A. Serini and amendment thereto dated January 1, 1996.*
 10.25    Employment Agreement dated as of March 20, 1995 by and between the Registrant and Allan C. Sanders, CPA.*
 10.26    Employment Agreement between the Registrant and Theresa A. Spoleti.*
 10.27    Form of Employment Agreement.*
 10.28    Form of Practice Transfer Agreement.*
 10.29(a) Form of Offer Letter.*
      (b) Amended Form of Offer Letter.*

EXHIBIT   DESCRIPTION                                                                                                   PAGE
-------   -----------------------------------------------------------------------------------------------------------   -----
 10.30    Free State Health Plan, Inc., IPA Service Agreement (subject to confidentiality request for certain portions of the exhibit).*
 10.31    Binding Letter of Intent with Health Care Corporation of the Mid-Atlantic for Medicare Risk Service
            Agreement (subject to confidentiality request for certain portions of the exhibit).*
 10.32    Binding Letter of Intent with Chesapeake Health Plan for Medicare Risk Service Agreement (subject to confidentiality request for certain portions of the exhibit).*
 10.33    Form of Reacquisition Agreement.*
 10.34    Amended and Restated Physician Services Organization Agreement of Carroll Medical Group, LLC.*
 10.35    Amended and Restated Physician Services Organization Agreement of Cumberland Valley Medical Group, LLC.*
 10.36    Physician Services Organization Agreement of Doctors Health Montgomery, LLC.*
 10.37    Stock Purchase Agreement between the Registrant and Genesis Health Ventures, Inc., dated September 4,
            1996.*
 10.38    Registration Rights Agreement between the Registrant and Genesis Health Ventures, Inc., dated September 4,
            1996.*
 10.39    Option Agreement between the Registrant and Genesis Health Ventures, Inc., dated September 4, 1996.*
 10.40    IPA Percentage of Premium Service Agreement with Chesapeake Health Plan, dated as of June 1, 1996 (subject to confidentiality request for certain portions of the exhibit).*
 10.41    $1,500,000 Promissory Note to First National Bank.*
 10.42    Credit Enhancement Letter dated August 15, 1996 between the Registrant and St. Joseph Medical Center.*
 10.43    Employment Agreement dated as of May 1,1996 between the Registrant and John R. Dwyer, Jr.*
 10.44    Primary Care Limited Participation Agreement.*
 10.45    Medicare HMO--Primary Care Limited Participation Agreement.*
 10.46    Agreement and Plan of Merger between Medtrust Medical Group, Inc. and the Registrant.*
 10.47    Management Services Agreement between Medtrust Medical Group, Inc. and the Registrant.*
 10.48    Amendment to Agreement and Plan of Merger between Medtrust Medical Group, Inc. and the Registrant.*
 10.49    Second Amendment to Agreement and Plan of Merger between Medtrust Medical Group, Inc. and the Registrant.*
 11       Computation of Earnings Per Common and Common Equivalent Share.*
 23.1     Consent of Grant Thornton LLP (filed herewith).
 23.2     Consent of Venable, Baetjer and Howard, LLP. (included in Exhibit 5 filed herewith)
 24.1     Power of Attorney.*
 24.2     Power of Attorney of Mark H. Eig, M.D. *
 24.3     Power of Attorney of Robert G. Graw, Jr., M.D.*
 24.4     Power of Attorney of William Lamm, M.D.*
 24.5     Power of Attorney of Alexander Rocha, M.D.*
 24.6     Power of Attorney of Richard R. Howard.*
 27       Financial Data Schedule.*
 99       Form of Proxy Card*


---------------
 * Previously filed.